Exhibit 10.4
EXECUTION VERSION

SUPERPRIORITY SENIOR SECURED DEBTOR-IN-POSSESSION ASSET-BASED CREDIT AGREEMENT
Dated as of November 29, 2018
among
SEARS HOLDINGS CORPORATION,
a debtor and a debtor-in-possession,
as Holdings,
SEARS ROEBUCK ACCEPTANCE CORP.
and
KMART CORPORATION,
each debtors and debtors-in-possession,
as Borrowers,
THE LENDERS NAMED HEREIN,
THE ISSUING LENDERS NAMED HEREIN,
BANK OF AMERICA, N.A.,
as Administrative Agent, Co-Collateral Agent and Swingline Lender
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Co-Collateral Agent,
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Syndication Agent,
CITIGROUP GLOBAL MARKETS INC.,
as Documentation Agent,
and
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
CITIBANK, N.A., and WELLS FARGO BANK, NATIONAL ASSOCIATION,
As Joint Lead Arrangers and Bookrunners

Portions of this document have been redacted pursuant to a Request for Confidential Treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. Redacted portions are indicated with the notation “[**]

TABLE OF CONTENTS

i

SCHEDULES

Schedule I	Bank Products/Cash Management Services
Schedule 1.01	Revolving Lenders; Revolving Commitments
Schedule 1.02	Existing Letters of Credit
Schedule 1.04	Existing Debt
Schedule 1.05	Existing Investments
Schedule 1.06	Existing Liens
Schedule 1.07	Initial Specified Store Closing Locations
Schedule 1.08	Secondary Specified Store Closing Locations
Schedule 1.09	Go Forward Stores
Schedule 4.01	Effective Date Loan Documents
Schedule 5.01(l)(A)	Owned and Ground Leased Unencumbered Real Property
Schedule 5.01(l)(B)	Leased Unencumbered Real Property
Schedule 5.01(n)	Pension Plan Issues
Schedule 5.01(p)	UCC Filing Jurisdictions
Schedule 5.01(s)	Equity Interests in Subsidiaries
Schedule 5.01(t)	Labor Matters
Schedule 6.01(q)	Post-Effective Date Requirements
Schedule 6.01(r)(i)	Case Milestones
Schedule 6.01(r)(ii)	Go Forward Plan
EXHIBITS

Exhibit A	Form of Notice of Borrowing
Exhibit B	Form of Assignment and Acceptance
Exhibit C	Form of Borrowing Base Certificate
Exhibit D	Form of Debtor-in-Possession Guarantee and Collateral Agreement

Exhibit E	Form of Credit Card Notification
Exhibit F	Form of DIP Intercreditor Agreement
Exhibit G	Form of Customs Broker Agreement
Exhibit H	Form of Third Party Payor Notification
Exhibit I	Form of Compliance Certificate
Exhibit J	Form of Approved Budget
Exhibit K	Form of Final Financing Order
Exhibit M	Form of Budget Certificate

v

SUPERPRIORITY SENIOR SECURED DEBTOR-IN-POSSESSION ASSET-BASED CREDIT AGREEMENT (this “Agreement”), dated as of November 29, 2018, among SEARS HOLDINGS CORPORATION, a Delaware corporation and a debtor and debtor-in-possession (“Holdings”), SEARS ROEBUCK ACCEPTANCE CORP., a Delaware corporation and a debtor and debtor-in-possession (“SRAC”), KMART CORPORATION, a Michigan corporation and a debtor and debtor-in-possession (“Kmart Corp.”; Kmart Corp. together with SRAC, the “Borrowers”), the banks, financial institutions and other institutional lenders listed on the signature pages hereof or through an assignment as provided in Section 9.07 hereof, as Revolving Lenders or Term Lenders, as applicable (collectively, the “Lenders”), the ISSUING LENDERS party hereto, BANK OF AMERICA, N.A. (“Bank of America”), as administrative agent (in such capacity, the “Agent”), co-collateral agent, and Swingline Lender, WELLS FARGO BANK, NATIONAL ASSOCIATION, as co-collateral agent (collectively with Bank of America in such capacity, the “Co-Collateral Agents”) WELLS FARGO BANK, NATIONAL ASSOCIATION, as syndication agent (in such capacity, the “Syndication Agent”), CITIGROUP GLOBAL MARKETS INC., as documentation agent (in such capacity, the” Documentation Agent”), and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED (“MLPFS”), CITIBANK, N.A. and WELLS FARGO BANK, NATIONAL ASSOCIATION, as joint lead arrangers and bookrunners (in such capacities, the “Joint Lead Arrangers”).
W I T N E S S E T H:
WHEREAS, on October 15, 2018 (the “Petition Date”), Holdings, SRAC, Kmart Corp. and certain of the Borrowers’ Subsidiaries (together with any Subsidiary joining in the Chapter 11 Cases after the Petition Date, collectively, the “Debtors”) filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (together with any other court having jurisdiction over the Chapter 11 Cases or any proceeding therein from time to time, the “Bankruptcy Court”);
WHEREAS, the Debtors are continuing to operate their businesses and manage their properties as debtors-in-possession under Sections 1107 and 1108 of the Bankruptcy Code;
WHEREAS, prior to the Petition Date, the Lenders provided loans and other financial accommodations to the Borrowers pursuant to the Prepetition First Lien ABL Credit Agreement (as defined herein);
WHEREAS, on the Petition Date, the outstanding principal amount of the Prepetition 2016 Term Loan Facility (as defined herein) was $570,776,250 and the outstanding principal amount of the Prepetition Revolving Facility (as defined herein), including outstanding Prepetition L/C Obligations (as defined herein) was $959,602,130;
WHEREAS, on October 16, 2018, pursuant to the Interim DIP Term Sheet and the Interim Financing Order, the Initial Lenders provided to the Borrowers a senior secured superpriority priming post-petition debtor-in-possession asset-based credit facility (the “Interim DIP Facility”) consisting of (a) a new money asset-based term loan in an aggregate principal amount of $111,889,241 (the “Incremental DIP Term Loan”) and (b) a new money asset-based revolving credit facility with aggregate revolving commitments of $188,110,759 (the “Incremental DIP Revolving Commitments”); and the revolving loans made thereunder, (the “Incremental DIP Revolving Loans”) for operating, working capital and general corporate purposes of the Loan Parties, in each case consistent with, subject to and within the limitations contained in, the Approved Initial Budget (as defined in the Interim DIP Term Sheet), including to pay fees, costs and expenses incurred in connection with the transactions contemplated thereby and other administration costs incurred in connection with the Chapter 11 Cases;
WHEREAS, the Borrowers have requested, and the Lenders have agreed, on the terms set forth herein, that the Interim DIP Facility be amended and restated in its entirety to (a) refinance the Interim DIP Facility, (b) increase the facility size to refinance certain amounts under the Prepetition 2016 Term Loan Facility and the Prepetition Revolving Facility, as well as to refinance certain Prepetition L/C Obligations, and (c) more fully set forth the terms of the Total Extensions of Credit hereunder;
WHEREAS, each Borrower and each other Loan Party has agreed to secure all of its Obligations under the Loan Documents by granting to the Control Co-Collateral Agent, for the benefit of the Co-Collateral Agents and the other Credit Parties, a security interest in and lien upon substantially all of their existing and after-acquired personal and real property;
WHEREAS, the business of the Borrowers and the other Loan Parties is a mutual and collective enterprise and the Borrower and the other Loan Parties believe that the Total Extensions of Credit and other financial accommodations provided to the Borrowers under this Agreement will enhance the aggregate borrowing powers of the Borrowers and facilitate the administration of the Chapter 11 Cases and their loan relationship with the Agent, the Co-Collateral Agents and the Lenders, all to the mutual advantage of the Borrowers and the other Loan Parties;
WHEREAS, each Borrower and each other Loan Party acknowledges that it will receive substantial direct and indirect benefits by reason of the making of Extensions of Credit and other financial accommodations to the Borrowers as provided in this Agreement and the Financing Orders; and
WHEREAS, the willingness of the Agent, the Co-Collateral Agents and the Lenders to extend financial accommodations to the Borrowers, as more fully set forth in this Agreement and the other Loan Documents, is done solely as an accommodation to the Borrowers and the other Loan Parties and at the request of the Borrowers and the other Loan Parties and in furtherance of the mutual and collective enterprise of the Borrowers and the other Loan Parties.
NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in this Agreement, and for good and valuable consideration, the receipt of which is hereby acknowledged (these recitals being an integral part of this Agreement), the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01    Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:
“Acceptable Plan of Reorganization” means a plan of reorganization for each of the Chapter 11 Cases that (i) provides for the termination of the Revolving Commitments and the payment in full in cash and full discharge of the Obligations (including L/C Obligations and Obligations related to Bank Products and Cash Management Services) and Prepetition ABL Obligations at emergence, (ii) contains releases and other exculpatory provisions for the Credit Parties, Prepetition Credit Parties, the Joint Lead Arrangers and each of their respective affiliates in form and substance satisfactory to the Agent and the Co-Collateral Agents in their sole and absolute discretion and (iii) is otherwise in form and substance reasonably satisfactory to the Agent with respect to any provision related to the payment of Prepetition ABL Obligations or that may adversely affect the DIP Credit Parties and/or the Prepetition Credit Parties.
“ACH” means automated clearing house transfers.
“Acquisition” means, with respect to any Person (a) a purchase or other acquisition of more than 50% of, or other controlling interest in, the Equity Interests of any other Person, (b) a purchase or other acquisition of all or substantially all of the assets or properties of, another Person or of any business unit of another Person, or (c) any merger or consolidation of such Person with any other Person or other transaction or series of transactions resulting in the acquisition of all or substantially all of the assets of any Person, or more than 50% of, or other controlling interest in, the Equity Interests of any Person, in each case in any single transaction or series of related transactions.
“Adequate Protection Liens” has the meaning assigned to the term “Adequate Protection Liens” in the Final Financing Order.
“Adequate Protection Superpriority Claims” has the meaning assigned to the term “Adequate Protection Claims” in the Final Financing Order.
“Adjusted Revolving Exposure” means, at any time of determination, an amount equal to the lesser of (i) the then-outstanding Aggregate Revolving Commitments and (ii) the sum of (A) $50,000,000 plus (B) the Borrowing Base minus (C) the principal amount of Term Loan outstanding as of such time of determination.
“Advance” means any advance by a Revolving Lender to any Borrower as part of a Borrowing.
“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Holdings, any Borrower, and Subsidiary Guarantor or any Subsidiary of the foregoing), at law or in equity, or before or by any Governmental Authority, domestic or foreign, whether pending or, to the knowledge of Holding, any Borrower or any Subsidiary Guarantor, threatened against Holdings, any Borrower, any Subsidiary Guarantor or any Subsidiary of the foregoing or any property thereof.
“Affiliate” means, as to any Person, any other Person, (a) that directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person, (b) that beneficially owns 10% or more of the Voting Stock or any class of Equity Interests of such first Person; (c) at least 10% of whose Voting Stock or any class of Equity Interests is beneficially owned, directly or indirectly, by such first Person; or (d) who is an officer, director, partner or managing member of such first Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person by contract or otherwise.
“Agent” has the meaning specified in the Preamble.
“Agent Advisors” has the meaning specified in Section 8.02(b).
“Agent Indemnitees” means the Agent, each Co-Collateral Agent and their respective Related Parties.
“Agent Professionals” means attorneys, accountants, appraisers (including real estate appraisers), auditors, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals and experts retained by the Agent or the Co-Collateral Agents, including, for the avoidance of doubt, the Agent Advisors.
“Agent’s Account” means the account of the Agent maintained by the Agent at Bank of America, N.A., designated by the Agent in writing to the Borrowers, the Co-Collateral Agents and the Lenders.
“Agreement” has the meaning specified in the Preamble.
“Aggregate Revolving Commitments” means the Revolving Commitments of all the Revolving Lenders.
“AML Laws” means (i) the Currency and Foreign Transactions Reporting Act, its amendments, and other statutes relating to the subject matter of that Act (which have come to be collectively referred to as the Bank Secrecy Act), including applicable provisions of the PATRIOT Act, and regulations promulgated under any of the foregoing, including 31 C.F.R. Chapter X; and (ii) similar laws, regulations, directives adopted by the European Union, any European Union Member State, the United Kingdom, and any jurisdiction where any Group Member operates.
“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance, and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.
“Applicable Margin” means (a) 4.50% per annum for Eurodollar Rate Advances and (b) 3.50% per annum for Base Rate Advances.

“Application” means an application, in such form as the applicable Issuing Lender may specify from time to time, requesting such Issuing Lender to open a Letter of Credit.
“Approved Budget” means the budget prepared by the Borrowers in the form of Exhibit J and which is approved by, and in form and substance satisfactory to, the Co-Collateral Agents, each in its sole discretion, as the same may be updated, modified or supplemented from time to time as provided in Section 6.03.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Agent, in substantially the form of Exhibit B hereto.
“Authorized Officer” means, as to Holdings, any Borrower or any other Loan Party, its Chief Restructuring Officer, president, chief executive officer, chief financial officer, vice president and controller, vice president and treasurer, vice president, finance or executive vice president, finance. Any document delivered hereunder that is signed by an Authorized Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Authorized Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
“Automatic Stay” means the automatic stay provided under Section 362 of the Bankruptcy Code.
“Availability Reserves” means, without duplication of any other reserves or items that are otherwise addressed or excluded through eligibility criteria, such reserves as any Co-Collateral Agent from time to time determines in its Permitted Discretion as being appropriate (a) to reflect the impediments to the Co-Collateral Agents’ ability to realize upon the Collateral, (b) to reflect claims and liabilities that such Co-Collateral Agent determines may need to be satisfied in connection with the realization upon the Collateral, (c) to reflect criteria, events, conditions, contingencies or risks which adversely affect any component of the Borrowing Base or (d) to reflect that a Default or an Event of Default then exists. Without limiting the generality of the foregoing, Availability Reserves may include, in any Co-Collateral Agent’s Permitted Discretion (but are not limited to) reserves based on: (i) customs duties, and other costs to release Inventory which is being imported into the United States, (ii) accrued and unpaid Taxes and other governmental charges, including, but not limited to, ad valorem, real property, excise, personal property sales, use and other Taxes and claims of the PBGC that any Co-Collateral Agent determines rank senior to or pari passu with (in payment or Lien priority) the Obligations or the Prepetition ABL Obligations, (iii) salaries, wages and benefits due to employees of any Loan Party, (iv) reasonably anticipated changes in the Net Orderly Liquidation Value and/or Store Closing Net Orderly Liquidation Value between appraisals, (v) warehousemen’s or bailees’ charges and other Permitted Encumbrances, (vi) Cash Management Reserves, (vii) Bank Product Reserves, (viii) amounts due to vendors on account of consigned goods, (ix) rent expense at leased Stores and DC locations, (x) royalties payable to non-

Loan Parties in respect of licensed merchandise, (xi) the Gift Card Liability Reserve, (xii) Customer Deposits Reserve, (xiii) PACA Liability Reserves, (xiv) PASA Liability Reserves, (xv) amounts due to any state’s lottery commission or other equivalent agency, authority or entity, or to any other Governmental Authority involved in the administration or regulation of lotteries, (xvi) Credit Card Receivables owed to Sears Protection Company (PR), Inc. and its Subsidiaries, (xvii) amounts due to Sears Authorized Hometown Stores, LLC, Sears Home Appliance Showrooms, LLC, Sears Outlet Stores, LLC and their subsidiaries, (xviii) amounts of any court-ordered charges or other liabilities that any Co-Collateral Agent determines rank senior to or pari passu with (in payment or Lien priority) the Obligations or Prepetition ABL Obligations, (xix) amounts in respect of any reclamation, setoff, recoupment or similar claims as may relate to or arise during the Chapter 11 Cases that are or that any Co-Collateral Agent reasonably believes may become senior to the Liens securing the Obligations, (xx) accrued and unpaid interest or fees on the Obligations, (xxi) the Credit Card Accounts Receivable Reserve and (xxii) amounts due with respect to fees of any professional for any liquidation, going out of business or similar sale. Upon the determination by any Co-Collateral Agent that an Availability Reserve should be established or modified, such Co-Collateral Agent shall notify the Agent in writing and the Agent shall thereupon establish or modify such Availability Reserve and, to the extent practicable, promptly provide the Borrowers with notice thereof; provided that failure to provide such notice shall not impair the effectiveness of such Availability Reserve.
“Available Commitment” means as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Revolving Lender’s Revolving Commitment then in effect over (b) such Revolving Lender’s Revolving Extensions of Credit then outstanding; provided, that in calculating any Revolving Lender’s Revolving Extensions of Credit for the purpose of determining such Revolving Lender’s Available Commitment pursuant to Section 2.05(a), the aggregate principal amount of Swingline Advances then outstanding shall be deemed to be zero.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bank of America” has the meaning specified in the Preamble.
“Bank Products” means any services or facilities provided to any Loan Party by any Lender or any of its Affiliates on account of (a) each Swap Contract that is entered into after the date hereof with any counterparty that is a Credit Party at the time such Swap Contract is entered into, (b) leasing facilities, and (c) other banking products or services (other than Letters of Credit and excluding Cash Management Services) to or for the benefit of any Loan Party agreed by the Agent and the Borrowers as being a “Bank Product” for purposes of this Agreement, provided that in each case, such Bank Product is added to Schedule I by the Borrowers (which addition may be made by the Borrowers by notice to the Agent in writing); provided further, that such notice shall be deemed given with respect to any Bank Products provided by the Agent or its Affiliates.

“Bank Product Reserves” means such reserves as any Co-Collateral Agent may from time to time determine in its Permitted Discretion as being appropriate to reflect the liabilities and obligations of the Loan Parties with respect to Bank Products then provided or outstanding.
“Banker’s Acceptance” means a time draft or bill of exchange or other deferred payment obligation relating to a Commercial L/C which has been accepted by the applicable Issuing Lender.
“Bankruptcy Code” has the meaning specified in the recitals to this Agreement.
“Bankruptcy Court” has the meaning specified in the recitals to this Agreement.
“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus one-half of one percent (0.50%), (b) the Eurodollar Rate (calculated utilizing a one-month Interest Period) plus one percent (1.00%), or (c) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
“Base Rate Advance” means an Advance or a Term Loan Borrowing that bears interest as provided in Section 2.08(a)(i) or Section 2.08(b)(i), as applicable.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Blocked Accounts” means any deposit accounts that become subject to Blocked Account Agreements pursuant to Section 6.01(i)(iii).
“Blocked Account Agreement” means with respect to a Blocked Account established by a Loan Party, an agreement, in form and substance reasonably satisfactory to the Co-Collateral Agents, establishing control (as defined in the UCC) of such account by the Agent (as “Control Co-Collateral Agent”) and whereby the bank maintaining such account agrees to comply only with the instructions originated by the Agent (or any other Co-Collateral Agent which shall succeed the Agent as “Control Co-Collateral Agent” thereunder), without the further consent of any other Person.
“Blocked Account Bank” means Bank of America, N.A. and each other bank with whom deposit accounts are maintained in which funds of any of the Loan Parties are concentrated and with whom a Blocked Account Agreement has been, or is required to be, executed in accordance with the terms hereof.
“Board of Governors” means the Board of Governors of the Federal Reserve System.
“Borrower Information” has the meaning specified in Section 9.08.
“Borrower Materials” has the meaning specified in Section 9.02(d).
“Borrowers” has the meaning specified in the Preamble.
“Borrowing” means a borrowing consisting of simultaneous Advances of the same Type made by each of the applicable Lenders pursuant to Section 2.01 or Section 2.03 provided that no more than six (6) Interest Periods in the aggregate for Borrowings and Term Loan Borrowings constituting Eurodollar Rate Advances may be outstanding at any time.
“Borrowing Base” means, at any time, an amount equal to (a) 87.5% of the aggregate outstanding Eligible Credit Card Accounts Receivable at such time, plus (b) 87.5% of the Eligible Pharmacy Receivables at such time plus (c) (i) 87.5% of the Net Orderly Liquidation Value of Net Eligible Inventory (other than Eligible Inventory at a Store being closed) at such time and (ii) 87.5% of the Store Closing Net Orderly Liquidation Value of Net Eligible Inventory at Stores being closed, minus (d) 100% of the then Availability Reserves, minus (e) the Borrowing Base Carve-Out Reserve, minus (f) Prepetition Revolver/Term Exposure, minus (g) the Prepetition FILO Reserve; it being understood that the Agent may, in its Permitted Discretion, adjust Availability Reserves and Inventory Reserves and any other reserves used in computing the Borrowing Base.
“Borrowing Base Carve-Out Reserve” means, at any time, (a) the Carve-Out Reserve Amount (as defined in paragraph 21(e) of the Final Financing Order) minus (b) the then current balance of the Carve-Out Account.
“Borrowing Base Certificate” means a certificate, signed by an Authorized Officer of Holdings, substantially in the form of Exhibit C or another form which is reasonably acceptable to the Co-Collateral Agents in their Permitted Discretion.
“Borrowing Base Loan Party” means each Borrower and each guarantor of the Obligations under the Guarantee and Collateral Agreement that is also a “Subsidiary Guarantor” under and as defined in the Prepetition First Lien ABL Credit Agreement.
“BRG” means Berkeley Research Group, LLC, in its capacity as an Agent Advisor.
“Budget Certificate” mean a certificate, substantially in the form of Exhibit M hereto, by which Holdings certifies, among other things, compliance with the covenants contained in Section 6.03(b).
“Budget Variance Report” means a weekly report certified by an Authorized Officer of Holdings to the Agent and the Co-Collateral Agents (a) showing, in each case, by line item the actual cash receipts, disbursements, inventory receipts and consignment receipts for each week, in a comparable form to the Approved Budget, noting therein the variance of the Borrower’s Net Cash Flow, on a cumulative basis, for the Cumulative Four-Week Period, from the projected Net Cash Flow set forth for the Cumulative Four-Week Period in the Approved Budget, (b) including explanations for all material variances (including whether such variance is permanent in nature or timing related) and (b) for any report delivered on the Wednesday following a Budget Testing Date, containing an analysis demonstrating the Borrowers are in compliance with the budget covenant set forth in Section 6.03(b), all in a form, and containing such supporting information, as is satisfactory to the Agent and the Co-Collateral Agents in their sole discretion.
“Budget Testing Date” has the meaning specified in Section 6.03(b).
“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York, New York or Boston, Massachusetts and, if the applicable Business Day relates to any Eurodollar Rate Advances, a day of the year on which dealings are carried on in the London interbank market.
“Capital Lease Obligations” means, with respect to any Person for any period, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as liabilities on a balance sheet of such Person under GAAP and the amount of which obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Carve-Out” has the meaning specified in paragraph 21(a) of the Final Financing Order.
“Carve-Out Account” has the meaning specified in paragraph 21(f) of the Final Financing Order.
“Carve-Out Reserve” has the meaning specified in paragraph 21(e) of the Final Financing Order.
“Case Milestones” has the meaning specified in Section 6.01(r)(i).
“Cash Collateral” means cash delivered to Agent to Cash Collateralize any Obligations, and all interest, dividends, earnings and other proceeds relating thereto.
“Cash Collateralize” means the delivery of cash to Agent, as security for the payment of Obligations, in an amount equal to 105% of the aggregate L/C Obligations. “Cash Collateralization” has a correlative meaning.
“Cash Equivalents” means (a) marketable obligations issued or unconditionally guaranteed by, and backed by the full faith and credit of, the U.S. government, maturing within 12 months of the date of acquisition; (b) certificates of deposit, time deposits and bankers’ acceptances maturing within 12 months of the date of acquisition, and overnight bank deposits, in each case which are issued by Bank of America or a commercial bank organized under the laws of the United States or any state or district thereof, rated A-1 (or better) by S&P or P-1 (or better) by Moody’s at the time of acquisition, and (unless issued by a Lender) not subject to offset rights; (c) repurchase obligations with a term of not more than 30 days for underlying investments of the types described in clauses (a) and (b) entered into with any bank described in clause (b); (d) commercial paper issued by Bank of America or rated A-1 (or better) by S&P or P-1 (or better) by Moody’s, and maturing within nine months of the date of acquisition; and (e) shares of any money market fund that has substantially all of its assets invested continuously in the types of investments referred to above, has net assets of at least $500,000,000 and has the highest rating obtainable from either Moody’s or S&P.
“Cash Management Order” means that certain Interim Order Authorizing Debtors to (I) Continue Using Existing Cash Management System, Bank Accounts, and Business Forms, (II) Implement Ordinary Course Changes to Cash Management System, (III) Continue Intercompany Transactions, and (IV) Provide Administrative Expense Priority for Postpetition Intercompany Claims and Granting Related Relief, (Docket No. 102) entered by the Bankruptcy Court on October 16, 2018 and any similar final order entered by the Bankruptcy Court.
“Cash Management Reserves” means such reserves as any Co-Collateral Agent, from time to time, determines in its Permitted Discretion as being appropriate to reflect the reasonably anticipated liabilities and obligations of the Loan Parties with respect to Cash Management Services then provided or outstanding.
“Cash Management Services” means any one or more of the following types of services or facilities provided to any Loan Party by any Lender or any of its Affiliates: (a) ACH transactions, (b) cash management services, including, without limitation, controlled disbursement services, treasury, depository, overdraft, and electronic funds transfer services, (c) foreign exchange facilities, (d) credit card processing services and private label letters of credit, (e) credit or debit cards, and (f) purchase cards; provided that in each case, such Cash Management Service is added to Schedule I by the Borrowers (which addition may be made by the Borrowers by notice to the Agent in writing); provided further, that such notice shall be deemed given with respect to any Bank Products provided by the Agent or its Affiliates.
“Class” means (a) the class consisting of Revolving Lenders and (b) the class consisting of Term Lenders. For clarity, except as expressly provided herein, each Lender shall have the same rights and obligations under this Agreement and the other Loan Documents.
“Change in Law” means the occurrence, after the date hereof, of (a) the adoption, taking effect or phasing in of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof; or (c) the making, issuance or application of any request, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that “Change in Law” shall include, regardless of the date enacted, adopted or issued, all requests, rules, guidelines, requirements or directives (i) under or relating to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or (ii) promulgated pursuant to Basel III by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any similar authority) or any other Governmental Authority.
“Chapter 11 Cases” means the chapter 11 cases of the Debtors pending in the Bankruptcy Court.

“Co-Collateral Agents” has the meaning specified in the Preamble.
“Collateral” means all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document, including the Prepetition ABL Collateral and all other assets of the Loan Parties, whether now owned or hereafter acquired, and all proceeds thereof, including, without limitation, any claims and causes of action of the Loan Parties of any kind or nature (including proceeds of any actions for preferences, fraudulent conveyances and other avoidance power claims under Sections 502(d), 544, 545, 547, 548, 549, 550 and 553 of the Bankruptcy Code); it being understood that “Collateral” shall include all such property irrespective of whether any such property was excluded pursuant to the Prepetition Loan Documents.
“Commercial L/C” means a commercial documentary Letter of Credit under which an Issuing Lender agrees to make payments in Dollars for the account of any Borrower, on behalf of any Group Member, in respect of obligations of such Group Member in connection with the purchase of goods or services in the ordinary course of business.
“Commitments” means, collectively, the Revolving Commitments and the Term Commitments.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).
“Commonly Controlled Entity” means an entity, whether or not incorporated, that is under common control with any Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes any Borrower and that is treated as a single employer under Section 414 of the Internal Revenue Code.
“Convert”, “Conversion” and “Converted” each refers to a conversion of Advances or a Term Loan Borrowing of one Type into Advances or a Term Loan Borrowing of the other Type pursuant to Section 2.09 or 2.10.
“Control Co-Collateral Agent” has the meaning specified in the Guarantee and Collateral Agreement.
“Credit Card Accounts Receivable” means each Account or Payment Intangible (each as defined in the UCC) together with all income, payments and proceeds thereof, owed by a credit card payment processor or an issuer of credit cards to a Loan Party resulting from charges by a customer of a Loan Party on credit cards processed by such processor or issued by such issuer in connection with the sale of goods by a Loan Party or services performed by a Loan Party, in each case in the ordinary course of its business.
“Credit Card Accounts Receivable Reserve” means reserves, established by the Agent in its Permitted Discretion, to reflect factors that may negatively impact the value of Credit Card Accounts Receivable (including, without limitation, for chargeback or other accrued liabilities or offsets by Credit Card Processors and amounts to adjust for material claims, offsets, defenses or counterclaims or other material disputes with an account debtor).

“Credit Card Notification” has the meaning specified in Section 6.01(m)(iii).
“Credit Card Processors” means the credit card clearinghouses and processors used by the Loan Parties and listed in the Perfection Certificate as of the date of this Agreement, or otherwise disclosed in writing to the Agent by the Loan Parties from time to time following the date of this Agreement.
“Credit Party” or “Credit Parties” means (a) individually, (i) each Lender and its Affiliates, (ii) the Agent, (iii) each Co-Collateral Agent, (iv) each Issuing Lender, and (v) each Joint Lead Arranger and (b) collectively, all of the foregoing.
“Cumulative Four-Week Period” means the four-week period up to and through the Saturday of the most recent week then ended.
“Customer Deposits Reserve” means, at any time, a reserve calculated in a manner consistent with past practice under the Prepetition First Lien ABL Credit Agreement.
“Customs Broker Agreement” means an agreement in substantially the form attached hereto as Exhibit G, or such other form as the Co-Collateral Agents may reasonably agree, among a Loan Party, a customs broker or other carrier, and the Co-Collateral Agents, in which the customs broker or other carrier acknowledges that it has control over and holds the documents evidencing ownership of the subject Inventory for the benefit of the Co-Collateral Agents and agrees, upon notice from the Co-Collateral Agents, to hold and dispose of the subject Inventory solely as directed by the Co-Collateral Agents.
“DC” means any distribution center owned or leased and operated by any Loan Party.
“DDA” means each checking, savings or other demand deposit account maintained by any of the Loan Parties.
“De Minimis Asset Sale Order” means the (CORRECTED) Order Signed on 11/21/2018 Authorizing and Establishing Procedures for De Minimis Asset Sales and De Minimis Asset Abandonments (Docket No. 856) entered by the Bankruptcy Court on November 21, 2018.
“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred and being paid in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all direct and contingent obligations of such Person arising under banker’s acceptances, letters of credit (including standby and commercial), bank guaranties, surety bonds and similar instruments, (e) all obligations of such Person created or arising under any conditional sale or other title retention agreement (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (f) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as Capital Lease Obligations, (g) all direct recourse payment obligations of such Person in respect of any accounts receivable sold by such Person, (h) all net obligations of such Person under any Swap Obligations, (i) all obligations of such Person in respect of Disqualified Equity Interests, (j) all Debt of others referred to in clauses (a) through (i) above or clause (k) below and other payment obligations guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (1) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss, and (k) all Debt referred to in clauses (a) through (i) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.
“Debtor Advisors” has the meaning specified in Section 6.01(s).
“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Debtors” has the meaning specified in the recitals to this Agreement.
“Default” means any Event of Default or any event or condition that, with the lapse of time or giving of notice or both, would constitute an Event of Default.
“Defaulting Lender” means any Lender (as reasonably determined by the Agent) that (a) has failed to fund any portion of the Advances, participations in Letters of Credit or participations in Swingline Advances required to be funded by it hereunder within two Business Days of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (c) has failed, within three Business Days after request by the Agent, to confirm in writing that it will comply with the terms of this Agreement relating to its Commitments, provided that such Lender shall cease to be a Defaulting Lender under this clause (c) upon the Agent’s receipt of such confirmation, (d) has notified the Borrowers, the Agent, the Issuing Banks or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect, or (e) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law or Bail-In Action, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.
“DIP ABL Facility” means the superpriority senior secured debtor-in-possession asset-based credit facility provided by the Credit Parties to the Borrowers hereunder.
“DIP Intercreditor Agreement” means the DIP Intercreditor Agreement dated the date hereof among the Agent and the Co-Collateral Agents, as Senior DIP Agents, the Junior DIP Term Loan Agent, as Junior DIP Agent, and the Loan Parties, substantially in the form of Exhibit F hereto and as amended, restated, supplemented or otherwise modified from time to time.
“DIP Superpriority Claims” has the meaning specified in Section 2.19(a).
“Disposition” means any sale, transfer, license, lease or other disposition (including any sale and leaseback transaction), whether in one transaction or in a series of transactions, of any property (including, without limitation, the issuance or sale, transfer or other disposition of any Equity Interests).
“Disqualified Equity Interests” of any Person means any class of Equity Interests of such Person that, by its terms, or by the terms of any related agreement or of any security into which it is convertible, puttable or exchangeable, is, or upon the happening of any event or the passage of time would be, required to be redeemed by such Person, whether or not at the option of the holder thereof, or matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, in whole or in part, in each case on or prior to the date that is 91 days after the Scheduled Termination Date.
“Dollars” and “$” refers to lawful money of the United States.
“Documentation Agent” has the meaning specified in the Preamble.
“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” on the signature pages hereof or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrowers and the Agent.
“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia (excluding, for the avoidance of doubt, any Subsidiary organized under the laws of Puerto Rico).
“EEA Financial Institution” means (a) any credit institution or investment firm established in an EEA Member Country that is subject to the supervision of an EEA Resolution Authority; (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) above; or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in the foregoing clauses and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of an EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” means the first day on which all of the conditions precedent set forth in Section 4.01 are satisfied or waived in accordance with the terms hereof.
“Eligible Assignee” means (a) a commercial bank or any other Person (other than a natural Person) engaged in the business of making asset based or commercial loans, or (other than in the case of a Revolving Commitment) any fund or other Person (other than a natural Person) that invests in loans, which bank, Person or fund, together with its Affiliates, has a combined capital and surplus in excess of $1,000,000,000 and which bank, Person or fund is approved by the Agent in its discretion, (b) an existing Lender or an Affiliate of an existing Lender or an Approved Fund; provided that neither the Borrowers nor any Affiliate of the Borrowers, nor any Permitted Holder Lender, nor any holder of any Debt under the Prepetition Second Lien Facilities or the Junior DIP Term Loan Facility, nor any other Loan Party, nor any Subsidiary of any of the foregoing, shall qualify as an Eligible Assignee under clauses (a) or (b) of this definition and (c) during any Event of Default, any other Person (other than a natural Person) acceptable to Agent in its discretion.
“Eligible Credit Card Accounts Receivable” means at the time of any determination thereof, each Credit Card Account Receivable that satisfies the following criteria at the time of its creation and continues to meet the same at the time of such determination: such Credit Card Account Receivable (i) has been earned and represents the bona fide amounts due to a Borrowing Base Loan Party from a Credit Card Processor and/or credit card issuer, and in each case originated in the ordinary course of business of the applicable Borrowing Base Loan Party and (ii) is not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of clauses (a) through (k) below. Without limiting the foregoing, to qualify as an Eligible Credit Card Account Receivable, a Credit Card Account Receivable shall indicate no person other than a Borrowing Base Loan Party as payee or remittance party. In determining the amount to be so included, the face amount of a Credit Card Account Receivable shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges, credit card processor fees or other allowances (including any amount that the applicable Borrowing Base Loan Party may be obligated to rebate to a customer, a Credit Card Processor, or credit card issuer pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Credit Card Account Receivable but not yet applied by the applicable Borrowing Base Loan Party to reduce the amount of such Credit Card Account Receivable. Unless otherwise approved from time to time in writing by the Co-Collateral Agents in their Permitted Discretion, no Credit Card Account Receivable shall be Eligible Credit Card Account Receivable if, without duplication:

(a)such Credit Card Account Receivable is not owned by a Borrowing Base Loan Party and such Borrowing Base Loan Party does not have good or marketable title to such Credit Card Account Receivable;
(b)such Credit Card Account Receivable does not constitute a “payment intangible” or “account” (as defined in the UCC) or such Credit Card Account Receivable has been outstanding for more than five (5) Business Days from the date of sale;
(c)the issuer or payment processor of the applicable credit card with respect to such Credit Card Account Receivable is the subject of any bankruptcy or insolvency proceedings;
(d)such Credit Card Account Receivable is not the valid, legally enforceable obligation of the applicable issuer with respect thereto;
(e)such Credit Card Account Receivable is subject to any Lien whatsoever other than Liens in favor of the Co-Collateral Agents and Liens of the types specified in clauses (a), (g), (h), (m), (s), (t) and (u) of the definition of Permitted Liens;
(f)such Credit Card Account Receivable is not subject to a valid and perfected Lien in favor of the Co-Collateral Agents, for the benefit of the Credit Parties, senior in priority to all other Liens other than Liens of the types specified in clauses (a), (g), (h) and (t) of the definition of Permitted Liens;
(g)the Credit Card Account Receivable does not conform to all representations, warranties, covenants or other provisions in the Loan Documents relating to Credit Card Account Receivable;
(h)such Credit Card Account Receivable is subject to a right to repurchase or risk of set-off, non-collection or not being processed due to unpaid and/or accrued credit card processor fee balances, limited to the lesser of the balance of Credit Card Account Receivable or unpaid credit card processor fees;
(i)such Credit Card Account Receivable is evidenced by “chattel paper” or an “instrument” of any kind unless such “chattel paper” or “instrument” is subject to the perfected security interest of the Co-Collateral Agents;
(j)such Credit Card Account Receivable does not meet such other reasonable eligibility criteria for Credit Card Account Receivable as the Agent (or any Co-Collateral Agent upon written notice to the Agent) may determine from time to time in its Permitted Discretion; or
(k)such Credit Card Account Receivable is disputed between a Borrower and a Credit Card Processor, or with respect to which a claim, counterclaim, offset or chargeback has been asserted by the related Credit Card Processor (but only to the extent of such dispute, claim, counterclaim, offset or chargeback).

Notwithstanding the above, the Agent reserves the right, at any time and from time to time after the Effective Date, to adjust the criteria set forth above, to establish new criteria and to adjust the applicable advance rate with respect to Eligible Credit Card Accounts Receivable, in its Permitted Discretion, subject to the approval of the Supermajority Lenders in the case of adjustments of criteria or establishment of new criteria which have the effect of making more credit available, and subject to the approval of all Lenders in the case of adjustments to the advance rate.

“Eligible In-Transit Inventory” means, as of any date of determination thereof, without duplication of other Eligible Inventory, finished goods Inventory:
(a)for which full payment has been delivered to the vendor of such Inventory and evidence of such payment has been received by the Agent; provided that in transit Inventory purchased under “private label” letters of credit issued by SRAC or Letters of Credit issued hereunder shall be deemed Eligible In-Transit Inventory, subject to (x) an Inventory Reserve equal to (i) such percentage as the Agent may determine in its Permitted Discretion, multiplied by (ii) the Inventory Value of such Inventory, and (y) satisfaction of all of the other conditions of this definition;
(b)which has been shipped from a location outside of the United States, Puerto Rico or the U.S. Virgin Islands for receipt by any Borrowing Base Loan Party, but which has not yet been delivered to such Borrowing Base Loan Party, which Inventory has been in transit for sixty (60) days or less from the date of shipment of such Inventory;

(c)for which the purchase order is in the name of any Borrowing Base Loan Party and title has passed to such Borrowing Base Loan Party;

(d)for which the document of title reflects a Borrowing Base Loan Party as consignee or, if requested by a Co-Collateral Agent, names the Co-Collateral Agents as consignee, and in each case as to which a Co-Collateral Agent has control over the documents of title which evidence ownership of the subject Inventory (such as, if requested by a Co-Collateral Agent, by the delivery of a Customs Broker Agreement);

(e)which is insured as required pursuant to Section 6.01(c) hereof; and

(f)which would not be excluded from the definition of “Eligible Inventory” by any of clauses (a), (c) through (g) or (i) through (s) of the definition thereof;
provided that the Agent, or any Co-Collateral Agent upon written notice to the Agent, may, in its Permitted Discretion, exclude any particular Inventory from the definition of “Eligible In-Transit Inventory” in the event the Agent or such Co-Collateral Agent determines that such Inventory is subject to any Person’s right or claim which is (or is capable of being) senior to, or pari passu with, the Lien of the Co-Collateral Agents (such as, without limitation, a right of stoppage in transit) or may otherwise adversely impact the ability of the Co-Collateral Agents to realize upon such Inventory. The Agent or any Co-Collateral Agent upon written notice to the Agent, shall have the right (without limiting any of its other rights as provided herein) to exclude Eligible In-Transit Inventory described in clause (b) above (in whole or in part) from the determination of the Borrowing Base in the event that the Agent, or any Co-Collateral Agent upon written notice to the Agent, determines in its Permitted Discretion that the Borrowers have commenced, or have determined to commence, a full-chain liquidation, including a Specified Full-Chain Liquidation.
“Eligible Inventory” means at any time, without duplication (i) Eligible In-Transit Inventory, and (ii) items of Inventory of any Borrowing Base Loan Party that are held for retail sale to the public in the ordinary course of business, merchantable, and readily saleable to the public in the ordinary course of business, that is not ineligible for inclusion in the calculation of the Borrowing

Base pursuant to any of clauses (a) through (s) below. Without limiting the foregoing, to qualify as “Eligible Inventory” no Person other than the Borrowing Base Loan Parties shall have any direct or indirect ownership, interest or title to such Inventory and no Person other than the Borrowing Base Loan Parties shall be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein. Unless otherwise from time to time approved in writing by the Agent (or any Co-Collateral Agent upon written notice to the Agent) in its Permitted Discretion, no Inventory shall be deemed Eligible Inventory if, without duplication:
(a)the Borrowing Base Loan Parties do not have sole and good, valid and unencumbered title thereto (except for Liens of the types described in clauses (a), (b), (c), (e), (g), (m), (s), (t) or (u) of the definition of Permitted Liens); or

(b)it is not located in the United States, Puerto Rico, Guam or U.S. Virgin Islands; or
(c)it is not located at property owned or leased by the Borrowing Base Loan Parties (except to the extent such Inventory is (i) in transit between such locations, or (ii) is at a customer location and is deemed eligible pursuant to clause (g) below) or is located at a third party warehouse or is located at a closed Store or is located at a closed DC; or

(d)it is not subject to a valid and perfected Lien in favor of the Co-Collateral Agents for the benefit of the Credit Parties, senior in priority to all other Liens other than Liens of the types described in clauses (a), (b), (c), (g) and (t) of the definition of Permitted Liens; or
(e)it is subject to any Lien whatsoever other than Liens in favor of the Co-Collateral Agents and Permitted Liens of the types described in clauses (a), (b), (c), (e), (g), (m), (s), (t) or (u) of the definition thereof; or

(f)it is Inventory located at a Store which is being closed; provided however that such Inventory will be deemed eligible for the first ten (10) weeks after commencement of the Specified Store Closing Sale for such Store unless extended by the Co-Collateral Agents in their sole and absolute discretion; or

(g)it is consigned from a vendor or is at a customer location but still accounted for in the applicable Borrowing Base Loan Party’s inventory balance; or

(h)it is in-transit (other than Eligible In-Transit Inventory) from a vendor and has not yet been received into a DC or Store; or

(i)it is identified in the stock ledger of the applicable Borrowing Base Loan Party as any of the following departments or consists of Inventory which is ordinarily classified by such Borrowing Base Loan Party consistent with its historical practices as the following: floral; gasoline; live plants; miscellaneous or other as classified on the Borrowing Base Loan Party’s stock ledger; produce; books; magazines; restaurant operations; or seafood; or it is identified per the applicable Borrowing Base Loan Party’s stock ledger as candy; or

(j)it is Inventory that has been packed-away and stored for more than 12 months at a DC or a Store for future sale, including merchandise of Sears and its Subsidiaries that has been carried over for more than 12 months as currently reported as “XOM” status per the RIM merchandising system; or

(k)it is identified as wholesaler freight fees; or

(l)it is Inventory on layaway or is Inventory which has been sold but not delivered or as to which any Borrowing Base Loan Party has accepted a deposit from a third party; or
(m)it is identified per the Borrowing Base Loan Parties’ stock ledger as Inventory that is in a leased department, including Lands’ End, digital imaging, photofinishing and 1 hour lab; or
(n)it is otherwise deemed ineligible by the Co-Collateral Agents in their Permitted Discretion; or

(o)it is (i) operating supplies, packaging or shipping materials, cartons, labels or other such materials not considered used for sale in the ordinary course of business by the Agent in its Permitted Discretion (ii) work-in-process, raw materials, (iii) not in material compliance with all standards imposed by any Governmental Authority having regulatory authority over such Inventory, its use or sale, or (iv) bill and hold goods; or

(p)it is Inventory which exhibits, includes or is identified by any trademark, tradename or other Intellectual Property right which trademark, tradename or other Intellectual Property right (i) is subject to a restriction that could reasonably be expected to adversely affect the Agent’s ability to liquidate such Inventory or (ii) the relevant Borrowing Base Loan Party does not have the right to use in connection with the sale of such Inventory, either through direct ownership or through a written license or sublicense; or

(q)it is Inventory that is not insured in compliance with the provisions of Section 6.01(c); or

(r)it is Inventory that does not conform to all representations, warranties, covenants or other provisions in the Loan Documents relating to Inventory; or

(s)it is Inventory acquired outside of the ordinary course of business and the Co-Collateral Agents have not completed their diligence with respect thereto.
“Eligible Pharmacy Receivables” means each Pharmacy Receivable that satisfies the following criteria at the time of creation and continues to meet the same at the time of such determination: such Pharmacy Receivable (i) has been earned and represents the bona fide amounts due to a Borrowing Base Loan Party from Third Party Payors, and other Persons reasonably acceptable to the Co-Collateral Agents, and in each case originated in the ordinary course of business of the applicable Borrowing Base Loan Party (ii) is non-recourse to the Borrowing Base Loan Parties and has been adjudicated or is otherwise due to a Borrowing Base Loan Party for pharmacy related services, and (iii) is not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of clauses (a) through (m) below. Without limiting the foregoing, to qualify as an Eligible Pharmacy Receivable, an Account shall indicate no person other than a Borrowing Base Loan Party as payee or remittance party. In determining the amount to be so included, the face amount of an Account shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges, processing fees or other allowances (including any amount that the applicable Borrowing Base Loan Party may be obligated to rebate to a customer, or to pay to the Third Party Payors, direct customers or other Persons pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by the applicable Borrowing Base Loan Party to reduce the amount of such Pharmacy Receivable. Unless otherwise approved from time to time in writing by the Co-Collateral Agents in their Permitted Discretion, none of the following Pharmacy Receivables shall be an Eligible Pharmacy Receivable:
(a)Pharmacy Receivables that have been outstanding for more than ninety (90) days past the invoice date or that are more than sixty (60) days past due;

(b)Pharmacy Receivables due from any Third Party Payor to the extent that fifty percent (50%) or more of all Pharmacy Receivables from such Third Party Payor are not Eligible Pharmacy Receivables under clause (a) above;

(c)Pharmacy Receivables which do not constitute an “Account” (as defined in the UCC);

(d)Pharmacy Receivables with respect to which a Borrowing Base Loan Party does not have good, valid and marketable title thereto;

(e)Pharmacy Receivables that are not subject to a valid and perfected Lien in favor of the Co-Collateral Agents, for the benefit of the Credit Parties, senior in priority to all other Liens other than Liens of the types described in clauses (a), (g) and (t) of the definition of Permitted Liens;

(f)Pharmacy Receivables that are subject to any Lien whatsoever other than Liens in favor of the Co-Collateral Agents for the benefit of the Credit Parties and Liens of the types described in clauses (a), (e), (m), (s), (t) and (u) of the definition of Permitted Liens;

(g)Pharmacy Receivables which are disputed, are with recourse, or with respect to which a claim, counterclaim, offset or chargeback has been asserted (to the extent of such claim, counterclaim, offset or chargeback);

(h)Pharmacy Receivables due from Medicare, Medicaid and other Governmental Authorities;

(i)Pharmacy Receivables due from a Third Party Payor who is not duly authorized to conduct business in the United States of America, Puerto Rico, United States Virgin Islands or Guam, as applicable;

(j)Pharmacy Receivables which are acquired outside of the ordinary course of business unless and until the Co-Collateral Agents have completed an appraisal and audit of such Pharmacy Receivables and otherwise agree that such Pharmacy Receivables shall be deemed Eligible Pharmacy Receivables;

(k)Pharmacy Receivables as to which (i) the Borrowing Base Loan Party making the sale giving rise to such Pharmacy Receivables does not have a valid and enforceable agreement with the Third Party Payor providing for payment to such Borrowing Base Loan Party or there is a default thereunder that could be a basis for such Third Party Payor ceasing or suspending any payments to such Borrowing Base Loan Party, or (ii) the prescription drugs sold giving rise to such Pharmacy Receivables are not of the type that are covered under the agreement with the Third Party Payor or the party receiving such goods is not entitled to coverage under such agreement, (iii) the Borrowing Base Loan Party making the sale giving rise to such Pharmacy Receivables has not received confirmation from such Third Party Payor that the party receiving the prescription drugs is entitled to coverage under the terms of the agreement with such Third Party Payor and the Borrowing Base Loan Party is entitled to reimbursement for such Pharmacy Receivables, (iv) the amount of such Pharmacy Receivables exceeds the amounts to which the Borrowing Base Loan Party making such sale is entitled to reimbursement for the prescription drugs sold under the terms of such agreements (but solely to the extent of such excess), (v) there are contractual or statutory limitations or restrictions on the rights of the Borrowing Base Loan Party making such sale to assign its rights to payment arising as a result thereof or to grant any security interest therein which limitations or restrictions have not been satisfied or waived, (vi) all authorization and billing procedures and documentation required in order for the Borrowing Base Loan Party making such sale to be reimbursed and paid on such Pharmacy Receivables by the Third Party Payor have not been properly completed and satisfied to the extent required for such Borrowing Base Loan Party to be so reimbursed and paid, and (vii) the terms of the sale giving rise to such Pharmacy Receivables and all practices of such Borrowing Base Loan Party with respect to such Pharmacy Receivables do not comply in all material respects with applicable federal, state, and local laws and regulations;

(l)Pharmacy Receivables which do not conform to all representations, warranties, covenants, or other provisions in the Loan Documents relating to Pharmacy Receivables; or

(m)Pharmacy Receivables which the Co-Collateral Agents determine in their Permitted Discretion to be uncertain of collection or which do not meet such other reasonable eligibility criteria for Pharmacy Receivables as the Agent (or any Co-Collateral Agent upon written notice to the Agent) may determine in its Permitted Discretion.
“Employee Wage Order” means the Final Order (I) Authorizing But Not Directing the Debtors to (A) Pay Certain Prepetition Wages and Reimbursable Employee Expenses, (B) Pay and Honor Employee Medical and Other Benefits, and (C) Continue Employee Benefits Programs, and (II) Granting Related Relief (Docket No. 798) entered by the Bankruptcy Court on November 16, 2018.

“Enforcement Action” means any rightful action to enforce any Obligations or Loan Documents or to realize upon any Collateral (whether by judicial action, self-help, notification of account debtors, exercise of setoff or recoupment, or otherwise).
“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.
“Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation or remediation, fines, penalties or indemnities), of Holdings, the Borrowers, or any of their Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the presence, generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.
“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and issued thereunder.
“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of any Borrower’s controlled group, or under common control with such Borrower, within the meaning of Section 414 of the Internal Revenue Code.
“ERISA Event” means (a) (i) the occurrence of a Reportable Event, as defined herein, or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to Section

4043(b)(2)) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of any Borrower or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by any Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for the imposition of a lien under Sections 303(k) or 4068(a) of ERISA shall have been met with respect to any Plan; (g) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan, or (h) the Borrowers or any ERISA Affiliate incur liabilities under Section 4069 of ERISA.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association, as in effect from time to time.
“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors, as in effect from time to time.
“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” on the signature pages hereof or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrowers and the Agent.
“Eurodollar Rate” means,
(a)for any Interest Period with respect to a Eurodollar Rate Advance, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate, which rate is chosen by the Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and

(b)for any interest calculation with respect to a Base Rate Advance on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two Business Days prior to such date for U.S. Dollar deposits with a term of one month commencing that day; and
provided that (i) to the extent a comparable or successor rate is selected by the Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the

Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Agent and (ii) in the event that the Eurodollar Rate as determined above would otherwise be less than 0.00%, such Eurodollar Rate shall be deemed to be 0.00%.
“Eurodollar Rate Advance” means an Advance or Term Loan Borrowing that bears interest as provided in Section 2.08(a)(ii) or Section 2.08(b)(ii), as applicable.
“Eurodollar Rate Reserve Percentage” for any Interest Period for a Eurodollar Rate Advance by any Lender means the reserve percentage applicable to such Lender two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors for determining the minimum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.
“Events of Default” has the meaning specified in Section 7.01.
“Excess Availability” means, at any time, an amount equal to the (A) the Line Cap, minus (B) the Total Extensions of Credit.
“Excluded Accounts” means payroll, trust and Tax withholding accounts funded in the ordinary course of business.
“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the guaranty of such Loan Party under the Guarantee and Collateral Agreement of, or the grant under a Loan Document by such Loan Party of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act (or the application or official interpretation thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 9.20 hereof and any and all guarantees of such Loan Party’s Swap Obligations by other Loan Parties) at the time the guaranty of such Loan Party, or grant by such Loan Party of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a Master Agreement governing more than one Swap Contract, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Contracts for which such guaranty or security interest becomes illegal.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated and including any Taxes imposed in lieu of income Taxes), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Recipient with respect to an applicable interest in any Extension of Credit or Commitment pursuant to a law in effect on the date on which (i) such Recipient acquires such interest in such Extension of Credit or Commitment (other than pursuant to an assignment request by the Borrower under Section 9.16) or (ii) in the case of a Lender, such Lender changes its Applicable Lending Office, except in each case to the extent that, pursuant to Section 2.15, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Applicable Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.15(e) or Section 2.15(f) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.
“Existing Letters of Credit” means each of the Letters of Credit described on Schedule 1.02 issued and outstanding under the Prepetition First Lien ABL Credit Agreement or the Interim DIP Term Sheet immediately prior to the Effective Date.
“Extensions of Credit” means as to any Lender at any time, an amount equal to the sum of (a) the aggregate Revolving Extensions of Credit of such Lender and (b) the outstanding principal amount of the Term Loan held by such Lender.
“Extraordinary Expenses” means all reasonable and documented out-of-pocket costs, expenses or advances that the Agent or any Co-Collateral Agent may incur, whether prior to or after the occurrence and continuance of a Default or Event of Default, and whether prior to, after or during the pendency of the Chapter 11 Cases or any other Insolvency Proceeding of any Loan Party, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against the Agent, the Co-Collateral Agents, any Lender, any Loan Party, any representative of creditors of a Loan Party or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of the Control Co-Collateral Agent’s Liens with respect to any Collateral), Loan Documents or Obligations, including any lender liability or other claims; (c) the exercise, protection or enforcement of any rights or remedies of Agent or the Co-Collateral Agents in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of any taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations; or (g) Overadvances. Such costs, expenses and advances include transfer fees, taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, financial advisor fees, appraisal fees, brokers’ fees and commissions, auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Loan Party or independent contractors in liquidating any Collateral (including the Liquidation Agent), and travel expenses.
“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities implementing such sections of the Internal Revenue Code.
“Fee Letter” means the Fee Letter, dated October 15, 2018, among Holdings, the Borrowers, and each Joint Lead Arranger.
“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing reasonably selected by it; provided, that if such rate shall be less than zero, the Federal Funds Rate shall be deemed to be zero for the purposes of this Agreement and the other Loan Documents.
“Final Financing Order” means an order of the Bankruptcy Court, in the form of Exhibit K, with any changes thereto that are satisfactory to the Agent and the Co-Collateral Agents in their sole and absolute discretion, which order shall have been entered not later than November 30, 2018, authorizing and approving the DIP ABL Facility on a final basis in form and substance satisfactory to the Agent and the Co-Collateral Agents in their sole and absolute discretion.
“Financing Orders” means, collectively, the Interim Financing Order and the Final Financing Order.
“Flood Documentation” means, for any Real Property, (i) evidence as to whether the applicable Real Property is located in a Special Flood Hazard Area pursuant to a completed “life-of-loan” Federal Emergency Management Agency standard flood hazard determination form ordered and received by Agent (and if the flood hazard determination states that such Real Property is located in a Special Flood Hazard Area, the applicable Loan Party’s written acknowledgment of receipt of written notification from the Co-Collateral Agents), (ii) in the event such Real Property is located in a Special Flood Hazard Area with respect to which flood insurance has been made available under the Flood Insurance Laws, evidence of flood insurance in an amount and otherwise sufficient to comply with the applicable rules and regulations promulgated pursuant to the Flood Insurance Laws, in form and substance reasonably acceptable to Agent, and (iii) any other reasonable documents or information reasonably requested by any Lender (through the Agent) to enable such Lender to comply, in the determination of the Co-Collateral Agents, with any applicable Flood Insurance Laws.
“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968, (ii) the Flood Disaster Protection Act of 1973, (iii) the National Flood Insurance Reform Act of 1994, (iv) the Flood Insurance Reform Act of 2004 and (v) the Biggert-Waters Flood Insurance Reform Act of 2012.
“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Lenders, such Defaulting Lender’s Revolving Commitment Percentage of the

outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Revolving Commitment Percentage of Swingline Advances other than Swingline Advances as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders in accordance with the terms hereof.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“GAAP” has the meaning specified in Section 1.03.
“Gift Card Liability Reserve” means, at any time, and without duplication of any other Availability Reserves or Inventory Reserves, a reserve equal to the aggregate remaining value at such time of (i) outstanding gift certificates and gift cards of the Borrowing Base Loan Parties entitling the holder thereof to use all or a portion of the certificate or gift card to pay all or a portion of the purchase price for any Inventory and (ii) outstanding merchandise credits.
“Global Bidding Procedures Order” means that certain Order Signed on 11/19/2018 Approving Global Bidding Procedures and Granting Related Relief (Docket No. 816) entered by the Bankruptcy Court.
“Go Forward Plan” means that certain Go Forward Plan of the Debtors attached hereto as Schedule 6.01(r)(ii).
“Go Forward Stores” means the stores identified on Schedule 1.09.
“Go Forward Stores Qualified Bid” means (i) a Qualified Stalking Horse Bid, (ii) any subsequently submitted non-contingent and fully-financed (with committed financing containing customary limited conditionality consistent with acquisition financing commitments (e.g., SunGard-style certain funds provisions)) qualified bid or bids accepted by the Debtors as the highest or best bid or bids for the Go Forward Stores in accordance with the Global Bidding Procedures Order and otherwise reasonably acceptable to the Administrative Agent and Co-Collateral Agents, and (iii) any bid accepted by Debtors as a replacement or substitute bid for any of the foregoing, so long as it meets the requirements of a Qualified Stalking Horse Bid or the requirements set forth in clause (ii) above; in each case of clauses (i), (ii) and (iii), that will result, individually or in the aggregate, in Net Proceeds to satisfy in full, in cash, all Obligations (after taking into account the funding in full of the Winddown Account with the proceeds of any Prepetition Unencumbered Assets included in such bids).
“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank), any group or body charged with setting regulatory capital rules or standards (including the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing) and any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).
“Group Members” means, collectively, Holdings, the Borrowers and their respective Subsidiaries.
“Guarantee and Collateral Agreement” means a Debtor-in-Possession Guarantee and Collateral Agreement in the form of Exhibit D.
“Hazardous Materials” means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous, toxic; a pollutant, contaminant or words of a similar import under any Environmental Law.
“Holdings” has the meaning specified in the Preamble.
“Incremental DIP Revolving Commitments” has the meaning specified in the recitals to this Agreement.
“Incremental DIP Revolving Loans” has the meaning specified in the recitals to this Agreement.
“Incremental DIP Term Loan” has the meaning specified in the recitals to this Agreement.
“Indemnified Taxes” means Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document.
“Indemnified Party” has the meaning specified in Section 9.04(b).
“Initial Lenders” means Bank of America, N.A., Wells Fargo Bank, National Association and Citibank, N.A.
“Initial Term Loan” means the term loan made by the Term Lenders pursuant to Section 2.01(b) in an aggregate principal amount of $111,889,241 as further described on Schedule 1.01.
“Insolvency” means with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.
“Insolvency Proceeding” means any case or proceeding (other than the Chapter 11 Cases) commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.

“Insolvent” means pertaining to a condition of Insolvency.
“Intellectual Property” has the meaning specified in the Guarantee and Collateral Agreement.
“Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing or Term Loan Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance and ending on the last day of the period selected by the applicable Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the applicable Borrower pursuant to the provisions below. The duration of each such Interest Period shall be two weeks or one month, as the applicable Borrower may, upon notice received by the Agent not later than 12:00 noon on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:
(a)a Borrower may not select any Interest Period with respect to a Revolving Advance or Term Loan Borrowing that ends after the Scheduled Termination Date;

(b)Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Borrowing shall be of the same duration;

(c)whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period of one month or longer to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(d)whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.
“Interim DIP Facility” has the meaning specified in the recitals to this Agreement.
“Interim DIP Term Sheet” means the $1,830,000,000 Senior Secured Superpriority Priming Debtor-in-Possession Asset Based Credit Facility Summary of Terms and Conditions, dated October 15, 2018, by and among Holdings, the Borrowers, the other Loan Parties, and the Initial Lenders, as amended, restated, supplemented or otherwise modified from time to time.
“Interim Financing Order” means that certain Interim Order (I) Authorizing the Debtors to (A) Obtain Postpetition Financing, (B) Grant Senior Secured Priming Liens and Superpriority Administrative Expense Claims, and (C) Utilize Cash Collateral; (II) Granting Adequate Protection to the Prepetition Secured Parties; (III) Modifying the Automatic Stay; (IV) Scheduling Final

Hearing; and (V) Granting Related Relief (Docket No. 101), entered by the Bankruptcy Court on October 16, 2018.
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“Inventory” has the meaning specified in the UCC.
“Inventory Reserves” means the following:
(a)a reserve for shrink, or discrepancies that arise between Inventory quantities on hand per the Borrowing Base Loan Parties’ unit inventory system, and physical counts of the Inventory which will be equal to the greater of (i) the mathematical average of the historical shrink results expressed as a percent of sales, multiplied by sales for the relevant year-to-date period and adjusted for the cost complement for the relevant year-to-date period, but only to the extent such amount exceeds reserves already netted out of the Inventory Value per the stock ledger; or (ii) an amount determined by the Agent in its Permitted Discretion or any Co-Collateral Agent in its Permitted Discretion upon written notice to the Agent, and the Agent shall, to the extent practicable, promptly provide the Borrowers with notice thereof; provided that failure to provide such notice shall not impair the effectiveness of such Inventory Reserve;

(b)a reserve for intracompany profit, equal to the most recent three (3) fiscal months of capitalized cost of the foreign buying offices owned and operated by any Borrowing Base Loan Party, with the time frame subject to change based on Inventory performance, or the Agent’s (or any Co-Collateral Agent’s upon written notice to the Agent) Permitted Discretion;

(c)to the extent not already netted out of the Inventory Value per the stock ledger or not treated as ineligible pursuant to the definition of Eligible Inventory, a reserve determined in the Agent’s (or any Co-Collateral Agent upon written notice to the Agent) Permitted Discretion for (i) hard (permanent) markdowns, (ii) seasonal merchandise (including, without limitation, seasonal apparel which is more than four weeks past a specified selling season, and Inventory for sale during a specified holiday or event (other than seasonal apparel), after the specified holiday or event has occurred), (iii) discontinued and clearance merchandise, (iv) change in product mix of merchandise, (v) change in pricing strategy or markon percentages, (vi) damaged merchandise, (vii) price changes, or (viii) other adjustments as deemed appropriate;

(d)a reserve established in the Agent’s (or any Co-Collateral Agent’s upon written notice to the Agent) Permitted Discretion for Inventory returned (other than as a result of reclamations) to either the return goods center (“RGC”), the vendor, given to charity, or otherwise considered non-saleable, whether defective or non-defective, and the Agent shall, to the extent practicable, promptly provide the Borrowers with notice thereof; provided that failure to provide such notice shall not impair the effectiveness of such Inventory Reserve. This reserve is to be calculated as the monthly average for the most recent rolling 12 fiscal month period of return (other than as a result of reclamations) activity to the vendors, the RGC, given to charity, or otherwise considered non-saleable, whether defective or non-defective, both from the Stores and DCs, and is subject to change at the Agent’s (or any Co-Collateral Agent’s upon written notice to the Agent)

Permitted Discretion; and such reserve is to be recalculated on the Thursday after each Prior Week and to be reflected on each Borrowing Base Certificate delivered by Holdings on such date;

(e)without duplication of any Reserve imposed under clause (a) of the definition of “Eligible In-Transit Inventory”, a reserve for that in transit Inventory purchased under “private label” letters of credit issued by SRAC or Letters of Credit issued hereunder; and

(f)a reserve for Inventory ordinarily classified as repair services.
“Inventory Value” means, with respect to any Inventory of the Borrowing Base Loan Parties, the value of such Inventory valued at the lower of cost or market value on a basis consistent with the Borrowing Base Loan Parties’ current and historical accounting practice in effect on the date of this Agreement, per the stock ledger (without giving effect to LIFO reserves and general ledger reserves for discontinued inventory, markdowns, intercompany profit, rebates and discounts, any cut off adjustments, revaluation adjustments, purchase price adjustments or adjustments with respect to the capitalization of buying, occupancy, distribution and other overhead costs reflected on the balance sheet of the Borrowing Base Loan Parties in respect of Inventory). The value of the Inventory as set forth above will be calculated net of the reserve established by the Borrowing Base Loan Parties on a basis consistent with the Borrowing Base Loan Parties’ current and historical practices, in effect on the date of this Agreement, in respect of lost, misplaced or stolen Inventory (but the establishment of such reserves by the Borrowers shall not preclude the Co-Collateral Agents, in their Permitted Discretion, from establishing other or larger Inventory Reserves with respect to such Inventory as otherwise provided herein).
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) any Acquisition.
“Issuing Lender” means, collectively, Bank of America, N.A. and Wells Fargo Bank, National Association, it being understood that with the consent of the requesting Borrower (not to be unreasonably withheld) the Issuing Lender may arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Lender, in which case the term “Issuing Lender” shall include any such affiliate with respect to Letters of Credit issued by such Affiliate. Each reference herein to “the Issuing Lender” shall be deemed to be a reference to the relevant Issuing Lender with respect to the relevant Letter of Credit.
“Joint Lead Arrangers” has the meaning specified in the Preamble.
“Junior DIP Final Financing Order” means an order of the Bankruptcy Court, satisfactory to the Agent and the Co-Collateral Agents in their sole and absolute discretion, which order shall have been entered” not later than December 28, 2018, authorizing and approving the Junior DIP Term Loan Facility on a final basis in form and substance satisfactory to the Agent and the Co-Collateral Agents in their sole and absolute discretion.

“Junior DIP Financing Orders” means the Junior DIP Interim Financing Order and the Junior DIP Final Financing Order.
“Junior DIP Interim Financing Order” means that certain Interim Order (I) Authorizing the Debtors to (A) Obtain Post-Petition Financing, (B) Grant Secured Priming Liens and Superpriority Administrative Expense Claims, and (C) Utilize Cash Collateral; (II) Granting Adequate Protection to the Prepetition Secured Parties; (III) Modifying the Automatic Stay; (IV) Scheduling Final Hearing; and (V) Granting Related Relief entered by the Bankruptcy Court on November 30, 2018.
“Junior DIP Term Loan Facility” means the secured debtor-in-possession multiple draw term loan facility provided pursuant to and evidenced by the Junior DIP Term Loan Agreement and the other Junior DIP Term Loan Documents.
“Junior DIP Term Loans” means the loans or other extensions of credit made by or on behalf of any lender under the Junior DIP Term Loan Agreement or by the Junior DIP Term Loan Agent pursuant to the Junior DIP Term Loan Agreement.
“Junior DIP Term Loan Agent” means Cantor Fitzgerald Securities.
“Junior DIP Term Loan Agreement” means that certain Superpriority Junior Lien Secured Debtor-in-Possession Credit Agreement dated the date hereof among the Junior DIP Term Loan Agent and the Loan Parties, as amended, restated, supplemented or otherwise modified from time to time as permitted herein.
“Junior DIP Term Loan Documents” means the Junior DIP Term Loan Agreement, any note issued thereunder, the Junior DIP Financing Orders, and the other “Loan Documents” under and as defined in the Junior DIP Term Loan Agreement, as each may be amended, restated, supplemented or otherwise modified from time to time as permitted herein.
“Junior DIP Term Loan Obligations” means the “Obligations” as defined in the Junior DIP Term Loan Agreement.
“Kmart” means Kmart Holding Corporation, a Delaware corporation.
“Kmart Corp.” has the meaning specified in the Preamble.
“L/C Commitment” means $50,000,000 plus the amount of Prepetition L/C Obligations refinanced hereunder pursuant to Section 2.01(d)(iii).
“L/C Obligations” means at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed or discharged pursuant to Section 3.05.

“Lease” means any agreement, whether written or oral, no matter how styled or structured, and all amendments, guaranties and other agreements relating thereto, pursuant to which a Loan Party is entitled to the use or occupancy of any Real Property for any period of time.
“Lenders” has the meaning specified in the Preamble.
“Letters of Credit” means the collective reference to Commercial L/Cs, Banker’s Acceptances, and Standby L/Cs; individually, a “Letter of Credit”. Without limiting the foregoing, the Existing Letters of Credit shall be deemed Letters of Credit issued under this Agreement.
“Lien” means any lien, security interest, mortgage or other charge or encumbrance of any kind or any other type of preferential arrangement, including the lien or retained security title of a conditional vendor, and any easement, right of way or other encumbrance on title to real property, but excluding consignments or bailments of goods of third parties and the interests of lessors under operating leases.
“Line Cap” means, at any time of determination, the lesser of (i) the Aggregate Revolving Commitments plus the principal amount of the Term Loan outstanding at such time and (ii) the Borrowing Base.
“Liquidation” means the exercise by the Agent or the Co-Collateral Agents of those rights and remedies accorded to the Agent and/or the Co-Collateral Agents under the Loan Documents and applicable law as a creditor of the Loan Parties with respect to the realization on the Collateral, including (after the occurrence and continuation of an Event of Default) the conduct by the Loan Parties acting with the consent of the Agent and the Co-Collateral Agents, of any public, private or “going-out-of-business”, “store closing” or other similar sale or any other Disposition of the Collateral for the purpose of liquidating the Collateral.
“Liquidation Agent” has the meaning assigned to such term in Section 6.01(s).
“Loan Documents” means this Agreement, the Security Documents, the DIP Intercreditor Agreement, the Notes, the Fee Letter, the Financing Orders, any Application, each Borrowing Base Certificate, each Approved Budget, each Rolling Budget, any other document or instrument now or hereafter designated by the Borrowers and the Agent as a “Loan Document” and any amendment, waiver, supplement or other modification to any of the foregoing.
“Loan Parties” means each Group Member that is a party to a Loan Document.
“LTV Formula Amount” means, at any time, (a) the aggregate outstanding Eligible Credit Card Accounts Receivable at such time, plus (b) the Eligible Pharmacy Receivables at such time plus (c) (i) the Net Orderly Liquidation Value of Net Eligible Inventory (other than Eligible Inventory at Stores to be closed pursuant to Specified Store Closing Sales) at such time and (ii) the Store Closing Net Orderly Liquidation Value of Net Eligible Inventory at Stores to be closed pursuant to Specified Store Closing Sales at such time.
“LTV Provisions” means the ratios set forth in Section 6.02(n).

“Luxottica Reserve Account” has the meaning specified in paragraph 67(b) of the Final Financing Order.
“Material Adverse Effect” means the effect of any event, condition, circumstance or contingency that, taken alone or in conjunction with other events, conditions, circumstances or contingencies (in each case, other than as customarily occurs as a result of events leading up to and following the commencement of a proceeding under chapter 11 of the Bankruptcy Code and the commencement of the Chapter 11 Cases), has or could reasonably be expected to have a material adverse effect on (a) the business, condition (financial or otherwise), operations or assets of Holdings and its Subsidiaries taken as a whole, (b) the ability of the Loan Parties taken as a whole to perform their obligations under the Loan Documents or (c) the validity or enforceability of the Loan Documents or the rights and remedies of the Agent, the Co-Collateral Agents or the Lenders thereunder (including, but not limited to, the enforceability or priority of any Liens granted to the Co-Collateral Agents under the Loan Documents).
“Material Documents” means all pleadings, documents, proposed forms of order, or other items filed by the Debtors in the Chapter 11 Cases that relate to the following: (a) rejection or assumption of material leases, (b) any plan of reorganization or liquidation, (c) any debtor-in-possession financing or use of cash collateral that does not result in payment in full in cash of all Obligations and Prepetition First Lien ABL Obligations upon consummation of such financing or use of cash collateral, (d) any sale or other disposition of Collateral outside of the ordinary course of business, (e) any other item that would materially and adversely affect the Credit Parties’ or Prepetition Credit Parties’ claims or (f) the Junior DIP Term Loan Facility.
“MLPFS” has the meaning specified in the Preamble.
“Mortgaged Properties” means each Real Property that, upon request of the Co-Collateral Agents, shall be encumbered by a Mortgage pursuant to Section 6.01(i)(v).
“Mortgages” means, collectively, the mortgages, trust deeds, deeds of trust, deeds to secure debt, assignments of leases and rents, debentures, and other security documents securing the Obligations (including amendments to any of the foregoing) executed and delivered by a Loan Party to the Co-Collateral Agents with respect to Mortgaged Properties (either as stand-alone documents or forming part of other Security Documents), each in form and substance satisfactory to the Co-Collateral Agents and the Borrowers, in each case, as amended, supplemented or otherwise modified from time to time.
“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which Holdings or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.
“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of Holdings or any ERISA Affiliate and at least one Person other than Holdings and the ERISA Affiliates or (b) was so maintained and in respect of which Holdings or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.
“Net Cash Flow” means, for any Cumulative Four-Week Period, the Borrowers’ total net cash flow, excluding (i) proceeds from Dispositions, except for proceeds from the sale of Inventory, (ii) financing related items and (iii) fees and expenses of the professionals and advisors of the Debtors and the Creditors' Committee (as defined in the Final Financing Order).
“Net Eligible Inventory” means, at any time, an amount equal to the Inventory Value of Eligible Inventory less Inventory Reserves.
“Net Proceeds” means, (a) with respect to any Disposition by any Loan Party or any of its Subsidiaries of any property (other than property disposed of pursuant to clauses (a), (b), (c), (e), (f) or (h) of the definition of Permitted Dispositions) or any casualty or condemnation of such property, the excess, if any, of (i) the sum of cash and cash equivalents received in such transaction (including any cash or cash equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Debt (other than Debt owed to Holdings or any of its Subsidiaries, the payment of which in connection with any Permitted Disposition or other transaction shall not, for the avoidance of doubt, be deemed to reduce the amount of Net Proceeds for any purposes under this Agreement) that is secured by the applicable asset by a Lien permitted hereunder which is senior to the Co-Collateral Agents’ Lien, if any, on such asset and that is required, and permitted under this Agreement, to be repaid (or to establish an escrow for the future repayment thereof) in connection with such transaction, (B) the reasonable and customary out-of-pocket expenses incurred by such Loan Party or such Subsidiary in connection with such transaction (including, without limitation, reasonable and customary attorneys’ fees, accountants’ fees, investment banking fees, appraisals, and brokerage, legal, title and recording or transfer Tax expenses and commissions) paid by any Loan Party or any of its Subsidiaries to third parties (other than Affiliates), (C) transfer Taxes paid as a result thereof and (D) amounts required to be paid by any Loan Party or any of its Subsidiaries pursuant to the Financing Orders or other applicable order of the Bankruptcy Court in order to consummate such transaction, and (b) with respect to any issuance of Equity Interests of any Loan Party or capital contribution made to any Loan Party (other than an issuance of Equity Interests to a Loan Party or a capital contribution made by a Loan Party) or any incurrence of Debt other than Permitted Debt, the excess, if any, of (i) the sum of cash and cash equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses, incurred by such Loan Party in connection therewith.
“Net Orderly Liquidation Value” means the product of (x) clause (i) of Net Recovery Rate and (y) the Net Eligible Inventory.
“Net Recovery Rate” means (i) with respect to Eligible Inventory located at Stores not subject to a Store closing (the “Appraised Go Forward Stores”), the appraised blended net orderly liquidation value (the “Go Forward Stores Net Recovery Rate”) (on an “as is, where is” basis) of each Borrowing Base Loan Party’s Eligible Inventory that is to be sold through Appraised Go Forward Stores on a wholesale basis, net of costs and expenses estimated to be incurred in connection with such liquidation, which value is expressed as a percentage of the Inventory Value of Eligible

Inventory located at the Appraised Go Forward Stores and shall be determined by the Co-Collateral Agents from time to time based on the most recent appraisal provided by an independent third-party appraiser retained by the Co-Collateral Agents in accordance with Section 6.01(k), and (ii) with respect to Eligible Inventory located at Stores that are closing (including Stores closing pursuant to the Initial Store Rationalization (as defined on Schedule 6.01(r)(ii)), the Secondary Store Rationalization (as defined on Schedule 6.01(r)(ii)) any Specified Store Closing Sale or Specified Full Chain Liquidation), the lesser of (x) the Go Forward Stores Net Recovery Rate for such Eligible Inventory determined as if such store was a Go Forward Store and (y) the appraised orderly liquidation value (on an “as is, where is” basis) for the applicable week of the scheduled Store closing events of each Borrowing Base Loan Party’s Eligible Inventory located at such closing Stores, net of costs and expenses estimated to be incurred in connection with such liquidation, which value is expressed as a percentage of the Inventory Value of Eligible Inventory located at such Stores that are closing and shall be determined by the Co-Collateral Agents from time to time in consultation with BRG and an independent third-party appraiser based on the most recent appraisal provided by an independent third-party appraiser retained by the Co-Collateral Agents in accordance with Section 6.01(k).
“Non-Consenting Lender” has the meaning specified in Section 9.16.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Note” means a promissory note of any Borrower payable to any Lender evidencing the Revolving Commitment or Term Loan of such Lender, as applicable.
“Notice of Borrowing” has the meaning specified in Section 2.02(a).
“Obligations” has the meaning set forth in the Guarantee and Collateral Agreement.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Extension of Credit or Loan Document pursuant to an assignment request by the Borrowers under Section 9.16).
“Other Taxes” has the meaning specified in Section 2.15(b).
“Overadvance” means any Advance to the extent that, immediately after its having been made, Excess Availability is less than zero.
“PACA” means the Perishable Agricultural Commodities Act of 1930, as amended.
“PACA Liability Reserve” means an amount calculated on a monthly basis by the Agent to provide for vendor liabilities pursuant to PACA.

“Participant Register” has the meaning specified in Section 9.07(f).
“Participating Prepetition Lender” has the meaning specified in Section 2.01(d).
“PASA” means the Packers and Stockyards Act of 1921, as amended.
“PASA Liability Reserve” means the liability for vendor liabilities pursuant to PASA.
“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).
“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).
“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Holdings or any ERISA Affiliate or to which Holdings or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.
“Perfection Certificate” means a certificate dated as of the Effective Date with respect to the Borrowers and the other Loan Parties in form reasonably satisfactory to the Co-Collateral Agents.
“Permitted Debt” means each of the following as long as no Default or Event of Default exists at the time of incurrence thereof or would arise from the incurrence thereof:
(a)Debt outstanding on the date of this Agreement and listed on Schedule 1.04;

(b)Debt of any Loan Party to any other Loan Party;

(c)Debt of any Group Member to any Subsidiary of Holdings which is not a Loan Party; provided, that (1) at the time of incurrence of any such Debt and immediately after giving pro forma effect thereto, no Default or Event of Default shall have occurred and be continuing and (2) such Debt is by its terms subordinated or junior in right of payment or security to the Obligations on terms acceptable to the Agent in its reasonable discretion;

(d)the Obligations;

(e)Debt under the Junior DIP Term Loan Agreement as in effect on the date hereof and subject at all times to the Financing Orders and the DIP Intercreditor Agreement;

(f)Debt in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations (including, in each case, letters of credit issued to provide such bonds, guaranties and similar obligations), in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(g)Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, that (x) such Debt is extinguished within ten Business Days of notification to the applicable Loan Party of its incurrence and (y) such Debt is subject to the Cash Management Order;

(h)Debt arising from agreements providing for indemnification, adjustment of purchase price or similar obligations incurred in connection with any Specified Store Closing Sales or any Specified Sale Transaction, in each case on terms and pursuant to documentation (including documentation regarding subordination) acceptable to the Agent and the Co-Collateral Agents in their sole and absolute discretion; and

(i)any other Debt in an aggregate principal amount not to exceed $1,000,000 at any one time outstanding.
Notwithstanding the foregoing, and except for the Carve-Out and except for the Junior DIP Superpriority Claims (as defined in the Final Financing Order), no Permitted Debt shall be permitted to have an administrative expense claim status under the Bankruptcy Code senior to or pari passu with the superpriority administrative expense claims of (i) the Credit Parties in respect of the Obligations and (ii) the Prepetition Credit Parties in respect of the Prepetition ABL Obligations, in each case as set forth in the Financing Orders, as applicable.
“Permitted Discretion” means a determination made in good faith and in the exercise of commercially reasonable business judgment (from the perspective of a secured, asset-based lender).
“Permitted Dispositions” means any of the following, as long as, if so required pursuant to Section 2.11 or Section 6.01(m), as applicable, all Net Proceeds are remitted to Agent for application to the Obligations:
(a)transfers and Dispositions of Inventory in the ordinary course of business (it being agreed and understood that bulk sales, “going-out-of-business sales,” store closing sales and similar sales are not in the ordinary course of business);

(b)transfers and Dispositions among the Loan Parties;

(c)transfers and Dispositions by any Subsidiary of Holdings which is not a Loan Party to any Loan Party;

(d)the sale of surplus, obsolete or worn out equipment or other property (other than Inventory) in the ordinary course of business by the Borrowers or any Subsidiary;

(e)transfers and Dispositions which constitute Permitted Investments that are otherwise permitted hereunder;

(f)subleases of real property existing as of the Petition Date and entered into in the ordinary course of business of any Loan Party;

(g)the sale or Disposition of defaulted receivables and the compromise, settlement and collection of receivables in the ordinary course of business or in bankruptcy or other proceedings concerning the other account party thereon and not as part of an accounts receivable financing transaction;

(h)any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind (other than, in each case, with respect to rights to license Intellectual Property, unless the limited license granted to the Co-Collateral Agents in such Intellectual Property pursuant to the Loan Documents remains in effect and is acknowledged by the licensee) to the extent that any of the foregoing could not reasonably be expected to have a Material Adverse Effect;

(i)sales of Inventory (other than Eligible Inventory) determined by the management of the applicable Loan Party not to be saleable in the ordinary course of business of such Loan Party or any of the Loan Parties;

(j)non-exclusive licenses to Intellectual Property granted to third parties in the ordinary course of business or in connection with a Disposition permitted under Section 6.02(i), and which do not materially interfere with the ordinary conduct of business of the Loan Parties;
(k)dispositions in the ordinary course of business consisting of the abandonment of Intellectual Property rights which, in the reasonable good faith determination of the Borrowers, are no longer economically practicable to maintain or useful in the conduct of the business of the Loan Parties;

(l)the Specified Store Closing Sales; and

(m)any Specified Sale Transaction.
“Permitted Encumbrances” means Permitted Liens of the types described in clauses (a), (b), (e), (g), (j) or (t) of the definition thereof.
“Permitted Holder” means ESL Investments, Inc. and any of its Affiliates other than a Group Member.
“Permitted Holder Lender” means (x) any Permitted Holder and/or (y) any Significant Holder, provided, that, the Permitted Holder Lenders shall not (taken as a whole) at any time hold more than the amount of the Aggregate Revolving Commitments and the principal amount of the Term Loans held by such Permitted Holder Lenders on the Effective Date; provided, further, that, such Permitted Holder Lender shall execute a waiver in form and substance reasonably satisfactory to the Agent that it shall have no right whatsoever with respect to that portion of the Aggregate Revolving Commitments, the Advances or the Term Loan which it holds (a) to consent to any amendment, modification, waiver, consent or other such action with respect to any of the terms of any Loan Document, (b) otherwise to vote on any matter related to any Loan Document, (c) to require Agents or any Lender to undertake any action (or refrain from taking any action) with respect to any Loan Document, (d) to attend any meeting with the Agent or any Lender or receive any information from the Agent or any Lender, (e) to the benefit of any advice provided by counsel to the Agents or the other Lenders or to challenge the attorney-client privilege of the communications between the Agents, such other Lenders and such counsel, or (f) make or bring any claim, in its capacity as Lender, against any Agent with respect to the fiduciary duties of such Agent or Lender and the other duties and obligations of the Agents hereunder; except that no amendment, modification or waiver to any Loan Document shall, without such Permitted Holder Lender’s consent, deprive any Permitted Holder Lender of its pro rata share of any payments to which the Lenders as a group (or any Class thereof) are otherwise entitled hereunder or otherwise single out, or intentionally discriminate against the Permitted Holder Lender, as such. For purposes of this definition, plural references to “Agents” contained in clauses (c) through (f) shall have the meaning set forth in Section 8.03, and references to “such Agent” or “any Agent” shall have corresponding meanings, as the context shall require.
“Permitted Investments” means each of the following as long as no Default or Event of Default exists at the time of the making such of Investment or would arise from the making of such Investment:
(a)Investments existing on the date of this Agreement and listed on Schedule 1.05;

(b)(i) Investments by any Loan Party and its Subsidiaries in their respective Subsidiaries outstanding on the date of this Agreement and described in the Perfection Certificate, (ii) Investments by any Loan Party and its Subsidiaries in Loan Parties, and (iii) Investments by Subsidiaries that are not Loan Parties in Holdings or any Subsidiary provided that in the case of this clause (iii), if such Investment is a loan it is subordinated to the Obligations on subordination terms satisfactory to the Agent in its reasonable discretion;

(c)Investments in connection with Specified Sale Transactions and any Specified Store Closing Sales; provided that such Investments are made pursuant to agreements, documents or instruments, as applicable, in form and substance and on terms satisfactory to the Agent and the Co-Collateral Agents in their sole and absolute discretion;

(d)Investments arising out of the receipt of non-cash consideration for the sale of assets otherwise permitted under this Agreement;

(e)Cash Equivalents that are subject to Agent’s Lien and control, pursuant to documentation in form and substance satisfactory to Agent;

(f)to the extent not prohibited by applicable law, (1) advances to officers, directors and employees and consultants of the Loan Parties made for travel, entertainment, relocation and other ordinary business purposes and (2) advances to officers, directors and employees and consultants of non-Loan Parties made for travel, entertainment, relocation and other ordinary business purposes, provided, in the case of this clause (2), such advances are made by non-

Loan Parties and not with the proceeds of any Investments made by any Loan Party in such non-Loan Party unless otherwise permitted hereunder; provided that such Investments shall not exceed $1,000,000 in the aggregate at any one time outstanding;

(g)Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business or Investments acquired by any Group Member as a result of a foreclosure by any Loan Party with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(h)accounts receivable, security deposits and prepayments arising and trade credit granted in the ordinary course of business;

(i)Guarantees by Holdings or any Subsidiary of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Debt, in each case entered into by Holdings or any Subsidiary in the ordinary course of business;

(j)(1) advances in the form of a prepayment of expenses of any Loan Party, so long as such expenses are being paid in accordance with customary trade terms of the applicable Loan Party and (2) advances in the form of a prepayment of expenses of any non-Loan Party, so long as such expenses are being paid in accordance with customary trade terms of the applicable non-Loan Party, provided, in the case of this clause (2), such advances are made by non-Loan Parties and not with the proceeds of any Investments made by any Loan Party in such non-Loan Party unless otherwise permitted hereunder; and

(k)other Investments in an amount not to exceed $1,000,000 in the aggregate outstanding at any time; provided that any cash returns on such Investments shall be applied to the Obligations in accordance with Section 2.11(c)(i).
“Permitted Liens” means:
(a)Liens for Taxes, assessments and governmental charges or levies to the extent such Taxes, assessments or governmental charges are being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained;

(b)Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings and as to which appropriate reserves are being maintained;

(c)Landlords’ Liens arising in the ordinary course of business securing (i) rents not yet due and payable, (ii) rent for Stores in an amount not to exceed the monthly base rent due for the immediately preceding calendar month and (iii) rents for Stores in excess of the amount set forth in the preceding clause (ii) so long as such amounts are being contested in good faith by appropriate proceedings and as to which appropriate reserves are being maintained;

(d)any attachment or judgment lien not constituting an Event of Default under Section 7.01(e);

(e)Liens presently existing or hereafter created in favor of the Co-Collateral Agents, on behalf of the Credit Parties;

(f)Liens arising by the terms of commercial letters of credit, entered into in the ordinary course of business to secure reimbursement obligations thereunder, provided that such Liens only encumber the title documents and underlying goods relating to such letters of credit or cash;

(g)claims under PACA and PASA;

(h)Liens in favor of issuers of credit cards arising in the ordinary course of business securing the obligation to pay customary fees and expenses in connection with credit card arrangements;

(i)Liens incurred or deposits made by any Group Member in the ordinary course of business in connection with workers’ compensation and other casualty insurance lines, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(j)easements, rights-of-way, covenants, conditions, restrictions (including zoning restrictions), declarations, rights of reverter, minor defects or irregularities in title and other similar charges or encumbrances, whether or not of record, that do not, in the aggregate, interfere in any material respect with the ordinary course of business, or in respect of any Real Property over which the Co-Collateral Agents have a Mortgage, any title defects, liens, charges or encumbrances (other than monetary Liens) which the title company is prepared to endorse or insure by exclusion or affirmative endorsement reasonably acceptable to the Agent and which is included in any Title Policy;

(k)any interest or title of a lessor or sublessor under, and Liens arising from precautionary UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases and subleases permitted by this Agreement;

(l)normal and customary rights of setoff upon deposits of cash or other Liens originating solely by virtue of any statutory or common law provision, or ordinary course contractual obligation, relating to bankers’ liens, rights of setoff or similar rights in favor of banks or other depository institutions;

(m)Liens existing on the Effective Date and set forth on Schedule 1.06;

(n)Liens granted to consignors who have properly perfected on consigned Inventory owned by such consignors and created in the ordinary course of business;

(o)[reserved];

(p)deposits (including retainers or other similar deposits provided to professionals retained by any Group Member in connection with providing services in the ordinary course of business) and other customary Liens to secure the performance of bids, trade contracts (other than for Debt), leases (other than Capital Lease Obligations), statutory and regulatory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, agreements with utilities, and other obligations of a like nature incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(q)Liens that are contractual rights of set-off relating to the establishment of depository relations with banks not given in connection with the issuance of Debt;

(r)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(s)the Adequate Protection Liens and the Adequate Protection Superpriority Claims;

(t)the Carve-Out;

(u)Liens securing the obligations under the Junior DIP Term Loan Agreement; provided that such Liens shall be subject at all times to the Financing Orders and the DIP Intercreditor Agreement; and

(v)non-exclusive licenses to Intellectual Property granted to third parties in the ordinary course of business or in connection with a Disposition permitted under Section 6.02(i), and which do not materially interfere with the ordinary conduct of business of the Loan Parties.
“Permitted Overadvance” means an Overadvance made by the Agent, in its Permitted Discretion, or at the direction of any Co-Collateral Agent, which:
(a)(i)    is made to maintain, protect or preserve the Collateral and/or the Credit Parties’ rights under the Loan Documents or which is otherwise for the benefit of the Credit Parties;

(ii)is made to enhance the likelihood of, or to maximize the amount of, repayment of the Obligations; or

(iii)is made to pay any other amount chargeable to any Loan Party hereunder; and

(b)together with all other Permitted Overadvances then outstanding, shall not (i) exceed five percent (5%) of the Borrowing Base (calculated without giving effect to clauses (f) or (g) thereof) at any time or (ii) unless a Liquidation is occurring, remain outstanding for more than thirty (30) consecutive Business Days, unless in each case, the Required Lenders otherwise agree;

provided, however, that the foregoing shall not (i) modify or abrogate any of the provisions of Article III regarding any Revolving Lender’s obligations with respect to Letters of Credit, or (ii) result in any claim or liability against the Agent or the Co-Collateral Agents (regardless of the amount of any Overadvance) for “inadvertent Overadvances” (i.e. where an Overadvance results from changed circumstances beyond the control of the Agent or the Co-Collateral Agents (such as a reduction in the collateral value)), and such “inadvertent Overadvances” shall not reduce the amount of Permitted Overadvances allowed hereunder, and further, provided, that in no event shall the Agent make an Overadvance, if after giving effect thereto, the principal amount of the Revolving Extensions of Credit would exceed the Aggregate Revolving Commitments (as in effect prior to any termination of the Revolving Commitments pursuant to Section 2.06 hereof).
“Permitted Prior Liens” means valid, perfected and unavoidable liens (other than Primed Liens) in favor of third parties that were in existence immediately prior to the Petition Date and permitted under the Prepetition First Lien ABL Credit Agreement.
“Permitted Variance” means, for any Cumulative Four-Week Period, the Borrowers’ actual Net Cash Flow for such period shall not be less than the Net Cash Flow for such period set forth in the Approved Budget minus $42,000,000.
“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.
“Petition Date” has the meaning specified in the recitals to this Agreement.
“Pharmacy Receivables” means Accounts arising from the sale of prescription drugs or other Inventory which can be dispensed only through an order of a licensed professional.
“Plan” means a Single Employer Plan or a Multiple Employer Plan.
“Prepetition” means the time period ending immediately prior to the filing of the Chapter 11 Cases.
“Prepetition 2016 Term Loans” has the meaning specified in the definition of “Prepetition First Lien ABL Credit Agreement.”
“Prepetition 2016 Term Loan Facility” has the meaning specified in the definition of “Prepetition First Lien ABL Credit Agreement.”
“Prepetition ABL Agent” has the meaning specified in the definition of “Prepetition First Lien ABL Credit Agreement.”
“Prepetition ABL Collateral” means the “Collateral” as defined in the Prepetition First Lien ABL Credit Agreement, including any “cash collateral” as defined in Section 363 of the Bankruptcy Code, and which includes, for the avoidance of doubt, all “Collateral” now owned or hereafter acquired, notwithstanding the filing of the Chapter 11 Cases.

“Prepetition ABL Guarantee and Collateral Agreement” means the Third Amended and Restated Guarantee and Collateral Agreement, dated as of July 21, 2015, among Holdings, the Borrowers, the other grantors party thereto, the Prepetition ABL Agent and the Prepetition ABL Co-Collateral Agents, as the same has been amended, restated, supplemented or otherwise modified prior to the date of this Agreement.
“Prepetition ABL Lenders” has the meaning specified in the definition of “Prepetition First Lien ABL Credit Agreement.”
“Prepetition ABL Obligations” means “Obligations” as such term is defined in the Prepetition First Lien ABL Credit Agreement.
“Prepetition Credit Parties” has the meaning specified in the definition of “Prepetition First Lien ABL Credit Agreement.”
“Prepetition Facilities” has the meaning specified in the definition of “Prepetition First Lien ABL Credit Agreement.”
“Prepetition FILO Loan Cap” means the sum of (i) 10% of the Net Orderly Liquidation Value of Net Eligible Inventory at Stores other than closing Stores plus (ii) 10% of the Store Closing Net Orderly Liquidation Value of Net Eligible Inventory at closing Stores minus (iii) liabilities and obligations of the Loan Parties with respect to Bank Products and Cash Management Services at such time to the extent not already implemented and maintained as an Availability Reserve.
“Prepetition FILO Reserve” means a reserve in an amount equal to the excess of $125,000,000 over the Prepetition FILO Loan Cap (but no event less than zero). The Borrowers shall include reporting on the Prepetition FILO Reserve in each Borrowing Base Certificate.
“Prepetition First Lien ABL Credit Agreement” means the certain Third Amended and Restated Credit Agreement, dated as of July 21, 2015 (as amended, restated, supplemented or otherwise modified from time to time prior to the Petition Date, the “Prepetition First Lien ABL Credit Agreement”), by and among Holdings, the Borrowers, the banks, financial institutions and other institutional lenders from time to time party thereto (collectively, the “Prepetition ABL Lenders”), the Issuing Lenders (as defined therein) from time to time party thereto (the “Prepetition Issuing Lenders”), and Bank of America, as administrative agent (in such capacity, the “Prepetition ABL Agent”), as a co-collateral agent, and as swingline lender, Wells Fargo Bank, National Association, as a co-collateral agent (together with Bank of America in such capacity, the “Prepetition Co-Collateral Agents,” and together with the Prepetition ABL Lenders, the Prepetition Administrative Agent, and the Prepetition Issuing Lenders, the “Prepetition Credit Parties”), and the other parties from time to time party thereto, providing for a $1,500,000,000 asset-based revolving credit facility (the “Prepetition Revolving Facility”; and the revolving loans thereunder, the “Prepetition Revolving Advances”), a term loan facility in an aggregate original principal amount of $750,000,000 (the “Prepetition 2016 Term Loan Facility”; and the term loans thereunder, the “Prepetition 2016 Term Loans”), and a “first-in, last-out” facility in an original principal amount of $125,000,000 (the “Prepetition FILO Facility,” and collectively with the

Prepetition Revolving Facility and the Prepetition 2016 Term Loan Facility, the “Prepetition Facilities”).
“Prepetition First Lien ABL Credit Agreement Primed Parties” has the meaning specified in Section 2.19(d).
“Prepetition L/C Obligations” means “L/C Obligations” as such term is defined in the Prepetition First Lien ABL Credit Agreement.
“Prepetition Loan Documents” means “Loan Documents” as such term is defined in the Prepetition First Lien ABL Credit Agreement.
“Prepetition Revolver/Term Exposure” means the sum of (a) the outstanding principal amount of Advances (under and as defined in the Prepetition First Lien ABL Credit Agreement), plus (b) the outstanding principal amount of Swingline Advances (under and as defined in the Prepetition First Lien ABL Credit Agreement), plus (c) the amount of Prepetition L/C Obligations plus (d) the outstanding principal amount of outstanding Prepetition 2016 Term Loans.
“Prepetition Revolving Advances” has the meaning specified in the definition of “Prepetition First Lien ABL Credit Agreement.”
“Prepetition Revolving Facility” has the meaning specified in the definition of “Prepetition First Lien ABL Credit Agreement.”
“Prepetition Second Lien Cash Notes Indenture” means that certain Indenture, dated as of October 12, 2010 (as amended, supplemented or otherwise modified from time to time), by and among Holdings, certain guarantors from time to time party thereto, and Wilmington Trust, National Association, as successor trustee and collateral agent thereunder.
“Prepetition Second Lien Credit Agreement” means that certain Second Lien Credit Agreement, dated as of September 1, 2016 (as amended, supplemented or otherwise modified from time to time) by and among Holdings, the Borrowers, as borrowers, and the lenders from time to time party thereto.
“Prepetition Second Lien Collateral” means, collectively, Collateral (as defined in the Prepetition Second Lien Security Agreement).
“Prepetition Second Lien Facilities” means the Prepetition Second Lien Credit Agreement, the Prepetition Second Lien Cash Notes Indenture, and the Prepetition Second Lien PIK Notes Indenture.
“Prepetition Second Lien PIK Notes Indenture” means that certain Indenture, dated as of March 20, 2018 (as amended, supplemented or otherwise modified from time to time) by and among Holdings, certain guarantors from time to time party thereto, and Computershare Trust Company, N.A., as trustee thereunder.
“Prepetition Second Lien Primed Parties” has the meaning specified in Section 2.19(d).

“Prepetition Second Lien Secured Parties” means the secured parties under the Prepetition Second Lien Facilities.
“Prepetition Second Lien Security Agreement” means that certain Amended and Restated Security Agreement, dated as of March 20, 2018, by and among Holdings, certain guarantors from time to time party thereto, in favor of Wilmington Trust, National Association, in its capacity as collateral agent for the Prepetition Second Lien Secured Parties, as amended, amended and restated, supplemented or otherwise modified from time to time.
“Prepetition Total Extensions of Credit” means the “Total Extensions of Credit” as defined in the Prepetition First Lien ABL Credit Agreement.
“Prepetition Unencumbered Assets” has the meaning specified in Section 2.19(b).
“Prepetition Unencumbered Assets Proceeds Account” means a fully blocked segregated account established with Bank of America for the benefit of the Lenders and otherwise on terms and conditions satisfactory to the Co-Collateral Agents in their sole discretion, for the purpose of holding the Net Proceeds of Prepetition Unencumbered Assets.
“Primed Liens” has the meaning specified in Section 2.19(d).
“Priming Liens” has the meaning specified in Section 2.19(d).
“Prior Week” means, as of any date of determination, the immediately preceding week ended on a Saturday and commencing on the prior Sunday.
“Pro Rata Basis” means, with respect to any prepayment of the Term Loan pursuant to Section 2.11(a)(ii), and corresponding reduction in the Aggregate Revolving Commitments pursuant to the proviso thereto, that (i) the principal amount of such prepayment as a percentage of the aggregate outstanding principal amount of the Term Loan immediately prior to such prepayment is equal to (ii) the aggregate amount of such reduction as a percentage of the Aggregate Revolving Commitments immediately prior to such reduction.
“Pro Rata Share” means, as to any Lender as of any date of determination, a percentage equal to (i) the sum of such Lender’s Revolving Commitment and/or share of the outstanding principal amount of the Term Loan divided by (ii) the Aggregate Revolving Commitments and the aggregate outstanding principal amount of the Term Loan as of such date or, following termination of the Revolving Commitments, a percentage equal to (x) the Extensions of Credit of such Lender divided by the Total Extensions of Credit of all Lenders then outstanding.
“Public Lender” has the meaning specified in Section 9.02(d).
“Qualified ECP Guarantor” means, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Stalking Horse Bid” has the meaning specified in Schedule 6.01(r)(ii).
“Rebalancing Date” means every other Friday, (i) beginning on Friday, December 21, 2018, if no Go Forward Stores Qualified Bid is obtained and found acceptable by the Debtors on or prior to December 15, 2018 or (ii) if a Go Forward Stores Qualified Bid is obtained and found acceptable by the Debtors on such date, beginning on the second Friday following the date on which there ceases to be in full force and effect a Go Forward Stores Qualified Bid.
“Recipient” means the Agent, the Co-Collateral Agents, any Lender, any Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.
“Real Property” means, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee simple or leased by any Loan Party, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, incidental to the ownership, lease or operation thereof.
“Refunded Swingline Advances” has the meaning specified in Section 2.04(b).
“Register” has the meaning specified in Section 9.07(e).
“Reimbursement Obligation” means the obligation of the Borrowers to reimburse the Issuing Lenders pursuant to Section 3.05 for amounts drawn under Letters of Credit.
“Related Parties” with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, attorneys and advisors of such Person and of such Person’s Affiliates.
“Remedies Notice Period” has the meaning specified in paragraph 34(b) of the Final Financing Order.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.
“Required Lenders” means, at any time, the holders of more than 50% of the sum of the Aggregate Revolving Commitments then in effect and the principal amount of the Term Loan then outstanding (other than the portion of the Term Loan held by Permitted Holder Lenders) or, if the Aggregate Revolving Commitments have been terminated, the holders of more than 50% of the Total Extensions of Credit then outstanding (other than Extensions of Credit held by Permitted Holder Lenders), provided, that the Extensions of Credit of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.
“Requirements of Law” means as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Restricted Payment” means any (a) dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Holdings or any Subsidiary of Holdings, (b) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in Holdings or any Subsidiary of Holdings or (c) any option, warrant or other right to acquire any such Equity Interests in Holdings or any Subsidiary of Holdings.
“Revolving Advance” has the meaning specified in Section 2.01. A Revolving Advance may be a Base Rate Advance or a Eurodollar Rate Advance (each of which shall be a “Type” of Revolving Advance).
“Revolving Availability Date” means any date after the Effective Date and prior to the Termination Date on which the balance in the Term Loan Proceeds Account is zero.
“Revolving Commitment” means, as to any Revolving Lender, the obligation of such Revolving Lender to make Revolving Advances and participate in Swingline Advances and Letters of Credit in an aggregate principal amount and/or face amount up to (a) the amount set forth opposite such Revolving Lender’s name on Schedule 1.01 or (b) if such Revolving Lender has entered into any Assignment and Acceptance, the amount set forth for such Revolving Lender in the Register maintained by the Agent pursuant to Section 9.07(d), as such amount may be reduced pursuant to Section 2.06.
“Revolving Commitment Percentage” means, as to any Revolving Lender at any time, the percentage which such Revolving Lender’s Revolving Commitment then constitutes of the Aggregate Revolving Commitments or, at any time after the Aggregate Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Revolving Lender’s Advances then outstanding plus such Revolving Lender’s participation in Swingline Advances and L/C Obligations constitutes of the aggregate principal amount of the Advances, Swingline Advances and L/C Obligations then outstanding.
“Revolving Extensions of Credit” means as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Advances held by such Revolving Lender then outstanding, (b) such Revolving Lender’s Revolving Commitment Percentage of the aggregate principal amount of Swingline Advances then outstanding and (c) such Revolving Lender’s Revolving Commitment Percentage of the L/C Obligations then outstanding.
“Revolving Lenders” means, collectively, any Persons signatory hereto as a Revolving Lender, and each Person that shall become a party hereto as a revolving lender pursuant to Section 9.07.
“Rolling Budget” means a 13-week cash flow forecast delivered pursuant to Section 6.03.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union Member State, Her Majesty’s Treasury of the United Kingdom, or any jurisdiction where any Group Member operates.
“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of sanctioned Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or by the United Nations Security Council, the European Union, any European Union Member State, Her Majesty’s Treasury of the United Kingdom, or by any jurisdiction where any Group Member operates; (b) any Person located, organized or resident in a Sanctioned Country; or (c) any Person directly or indirectly owned fifty percent or more or otherwise controlled by any such Person or Persons described in the foregoing clauses (a) and (b).
“Scheduled Termination Date” has the meaning specified in the definition of “Termination Date.”
“Sears” means Sears, Roebuck and Co., a New York corporation.
“Sears Holdings Pension Plan” means collective reference to the Sears Holdings Pension Plan 1, as amended and restated effective January 1, 2014, and the Sears Holdings Pension Plan 2, as amended and restated effective December 1, 2016.
“SEC” means the United States Securities and Exchange Commission.
“Security Documents” means the collective reference to the Guarantee and Collateral Agreement, each of the Mortgages, any short-form intellectual property security agreement entered into in connection with the Guarantee and Collateral Agreement, the Financing Orders and all other documents hereafter delivered to the Co-Collateral Agents purporting to grant or granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.
“Senior Permitted Liens” means all Permitted Prior Liens, Permitted Liens to the extent such liens are required to be senior pursuant to applicable law, and Permitted Liens described in clauses (j) and (t) in the definition thereof.
“Significant Holder” means (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its Subsidiaries, and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), which is the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934) of 10% or more of the equity securities of Holdings entitled to vote for members of the Board of Directors of Holdings on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right), and (ii) any Affiliate of any such Person described in clause (i) above.
“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Borrower or any ERISA Affiliate and no Person other than such Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which any Borrower or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.
“Special Flood Hazard Area” has the meaning assigned to such term in Section 6.01(c)(vi).
“Specified Full-Chain Liquidation” means a liquidation on an equity basis (or, if approved by the Agent and the Co-Collateral Agents in their sole and absolute discretion, on a fee basis) of the entire chain of Stores (or the entire chain of Stores remaining after completion of, or not contemplated to be included in, the Specified Going Concern Sale) of the Debtors and all of the assets relating thereto under Section 363 of the Bankruptcy Code. The Specified Full-Chain Liquidation shall be conducted pursuant to bidding procedures, sales procedures, approval orders, purchase agreements, agency documents or other agreements, documents or instruments, as applicable, in form and substance and on terms satisfactory to the Agent and the Co-Collateral Agents in their sole and absolute discretion (or, with respect to price, satisfactory to the Agent and the Co-Collateral Agents in their reasonable discretion).
“Specified Going Concern Sale” means a sale, in one or a series of related transactions, of all or substantially all of (or, if approved in writing by the Agent, certain of) the assets of the Debtors as a going concern under Section 363 of the Bankruptcy Code in accordance with the section of the Go Forward Plan entitled “Go Forward Stores Sale Process.” The Specified Going Concern Sale shall be conducted pursuant to bidding procedures, sales procedures, approval orders, purchase agreements, agency documents or other agreements, documents or instruments, as applicable, in form and substance and on terms satisfactory to the Agent and the Co-Collateral Agents in their sole and absolute discretion (or, with respect to price, satisfactory to the Agent and the Co-Collateral Agents in their reasonable discretion).
“Specified Loan Party” means any Loan Party that is not then an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 9.20).
“Specified IP Sale” means a sale, in one or a series of related transactions, of all of the Intellectual Property of the Debtors under Section 363 of the Bankruptcy Code to the extent such assets are not otherwise included in any Specified Going Concern Sale or Specified Full-Chain Liquidation required to be consummated pursuant to the Go Forward Plan. The Specified IP Sale shall be conducted pursuant to bidding procedures, sales procedures, approval orders, purchase agreements, agency documents or other agreements, documents or instruments, as applicable, in form and substance and on terms satisfactory to the Agent and the Co-Collateral Agents in their sole and absolute discretion (or, with respect to price, satisfactory to the Agent and the Co-Collateral Agents in their reasonable discretion).
“Specified Other Assets Sale” means the sale of any or all remaining assets of the Debtors under Section 363 of the Bankruptcy Code (including mortgaged Real Property interests and leasehold Real Property interests) to the extent such assets are not otherwise included in any Specified Going Concern Sale or Specified Full-Chain Liquidation required to be consummated pursuant to the Go Forward Plan. The Specified Other Assets Sale shall be conducted pursuant to bidding procedures, sales procedures, approval orders, purchase agreements, agency documents or other agreements, documents or instruments, as applicable, in form and substance and on terms satisfactory to the Agent and the Co-Collateral Agents in their sole and absolute discretion (or, with respect to price, satisfactory to the Agent and the Co-Collateral Agents in their reasonable discretion).
“Specified Sale Transaction” means any or all of a Specified Going Concern Sale, a Specified Full-Chain Liquidation, a Specified IP Sale, or a Specified Other Assets Sale.
“Specified Store Closing Sale” means (a) certain store closures listed on Schedule 1.07 in accordance with the Initial Store Rationalization described in the Go Forward Plan and (b) certain store closures listed on Schedule 1.08 in accordance with the Secondary Store Rationalization described in the Go Forward Plan, and (c) the closure of any additional Stores approved in writing by the Co-Collateral Agents in their discretion (subject to the performance of a desktop appraisal in form and substance acceptable to the Co-Collateral Agents), and the liquidation of assets related thereto by the Liquidation Agent, pursuant to a liquidation agreement approved by the Agent and the Co-Collateral Agents (including with respect to any augmentation arrangements) and any Specified Store Closing Sales shall be conducted pursuant to bidding procedures, sales procedures, approval orders, purchase agreements, agency documents or other agreements, documents or instruments, as applicable, in form and substance and on terms satisfactory to the Agent and the Co-Collateral Agents in their sole and absolute discretion (or, with respect to price, satisfactory to the Agent and the Co-Collateral Agents in their reasonable discretion).
“Specified Subsidiaries” mean SRC Sparrow 1 LLC, a Delaware limited liability company, SRC Sparrow 2 LLC, a Delaware limited liability company, SRC O.P. LLC, a Delaware limited liability company, SRC Facilities LLC, a Delaware limited liability company, SRC Real Estate (TX) LLC, a Delaware limited liability company, and KCD IP, LLC, a Delaware limited liability company.
“SRAC” has the meaning specified in the Preamble.
“Standby L/C” means an irrevocable letter of credit or similar instrument under which the Issuing Lender agrees to make payments in Dollars for the account of any Borrower, on behalf of any Group Member in respect of obligations of such Group Member incurred pursuant to contracts made or performances undertaken or to be undertaken or like matters relating to contracts to which such Group Member is or proposes to become a party, including, without limiting the foregoing, for insurance purposes or in respect of advance payments or as bid or performance bonds or for any other purpose for which a standby letter of credit might be issued.
“Store” means any store owned or leased and operated by any Loan Party.

“Store Closing Net Orderly Liquidation Value” means the product of (x) clause (ii) of Net Recovery Rate and (y) the Net Eligible Inventory.
“Store Footprint Plan” means, collectively, Schedule 1.07, Schedule 1.08, and Schedule 1.09.
“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company, association or other business entity (a) of which a majority of the shares of Voting Stock is at the time beneficially owned by such Person, (b) over which such Person has the ability to direct the management, or (c) whose financial results are consolidated into the financial statements of such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.
“Subsidiary Guarantor” means each direct or indirect wholly owned Domestic Subsidiaries of Holdings that have commenced Chapter 11 Cases, except for Specified Subsidiaries.
“Supermajority Lenders” means, at any time, the holders of 66-2/3% or more of the sum of the Aggregate Revolving Commitments then in effect and the principal amount of the Term Loan then outstanding or, if the Aggregate Revolving Commitments have been terminated, the holders of 66-2/3% or more of the Total Extensions of Credit then outstanding, provided, that the Extensions of Credit of any Defaulting Lender shall be disregarded in determining Supermajority Lenders at any time.
“Survey” has the meaning assigned to such term in Section 6.01(i)(v)(3)(B).
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Obligations” means with respect to any Loan Party any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, the termination value thereof.
“Swingline Advances” has the meaning specified in Section 2.03.
“Swingline Commitment” means the obligation of the Swingline Lender to make Swingline Advances pursuant to Section 2.03 in an aggregate principal amount at any one time outstanding not to exceed $25,000,000.
“Swingline Lender” means Bank of America, in its capacity as the lender of Swingline Advances.
“Swingline Participation Amount” has the meaning specified in Section 2.04(c).
“Syndication Agent” has the meaning specified in the Preamble.
“Target Sharing Ratio” means (i) if no Go Forward Stores Qualified Bid is obtained and found acceptable on or prior to December 15, 2018, the ratio of the Adjusted Revolving Exposure to the principal amount of Term Loan outstanding, calculated by the Co-Collateral Agents as of 5 p.m. on December 15, 2018, and (ii) if a Go Forward Stores Qualified Bid is obtained and found acceptable on or prior to December 15, 2018, but thereafter on any date there ceases to be in full force and effect a Go Forward Stores Qualified Bid, the ratio of the Adjusted Revolving Exposure to the principal amount of Term Loan outstanding, calculated by the Co-Collateral Agents as of 5 p.m. on the date such Go Forward Stores Qualified Bid ceases to be in full force and effect.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Commitment” means, as to any Term Lender, the obligation of such Term Lender to make its portion of the Term Loan on the Effective Date.
“Term Lenders” means, collectively, any Persons party hereto as a Term Lender (whether by a signature page hereto or by a joinder agreement hereto), and each Person that shall become a party hereto as a Term Lender pursuant to Section 9.07.
“Term Loan” means, collectively, (i) the Initial Term Loan, (ii) the term loans outstanding hereunder pursuant to Section 2.01(d)(ii) and (ii) as used in the definitions of “Required Lenders” and “Supermajority Lenders”, the sum of (x) the term loans of all the Term Lenders.
“Term Loan Borrowing” means a portion of the Term Loan of a particular Type; provided that no Term Loan Borrowing shall be in an aggregate principal amount of less than $5,000,000 and each Term Loan Borrowing constituting a Eurodollar Rate Advance shall be in a principal amount that is an integral multiple of $1,000,000 (unless no portion of the Term Loan constitutes a Base Rate Advance), and no more than six (6) Interest Periods in the aggregate for Borrowings and Term Loan Borrowings constituting Eurodollar Rate Advances may be outstanding at any time.

“Term Loan Margin” means (a) with respect to any outstanding portion of the Term Loan that is a Eurodollar Rate Advance, 8.00% per annum, and (b) with respect to any outstanding portion of the Term Loan that is a Base Rate Advance, 7.00% per annum.
“Term Loan Proceeds Account” means the escrow account of the Borrowers maintained at the Agent and designated by the Borrowers and the Agent as the Term Loan Proceeds Account.
“Termination Date” means the earliest of (a) October 16, 2019 (such date, the “Scheduled Termination Date”), (b) the substantial consummation (as defined in Section 1101 of the Bankruptcy Code and which for purposes hereof shall be no later than the “effective date” thereof) of a plan of reorganization filed in the Chapter 11 Cases that is confirmed pursuant to an order entered by the Bankruptcy Court, (c) the consummation of a sale of all or substantially all of the Collateral of a type that is included in the Borrowing Base, (d) the date of termination in whole of the Aggregate Revolving Commitments and the acceleration of the Total Extensions of Credit pursuant to Section 2.06 or Section 7.02 and (e) the occurrence of the “termination date” or “maturity date” (or any similar term having the same meaning) under the Junior DIP Term Loan Agreement.
“Third Party Payor Notification” has the meaning specified in Section 6.01(m)(iii).
“Third Party Payors” means any private health insurance company that is obligated to reimburse or otherwise make payments to pharmacies which sell prescription drugs to eligible patients under any insurance contract with such private health insurer.
“Title Insurer” has the meaning specified in Section 6.01(i)(v)(3)(A).
“Title Policy” has the meaning specified in Section 6.01(i)(v)(3)(A).
“Total Extensions of Credit” means at any time, the aggregate amount of the Extensions of Credit of the Lenders outstanding at such time.
“Total Revolving Extensions of Credit” means at any time, the aggregate amount of the Revolving Extensions of Credit of the Lenders outstanding at such time.
“Trading With the Enemy Act” means 50 U.S.C. § 1 et seq., as amended.
“Type” means either a Base Rate Advance or a Eurodollar Rate Advance.
“UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York, provided, however, that if a term is defined in Article 9 of the Uniform Commercial Code differently than in another Article thereof, the term shall have the meaning set forth in Article 9 thereof; provided further that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection, of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Internal Revenue Code for the applicable plan year.
“Utility Deposit Adequate Assurance Accounts” mean collectively, the deposit accounts of any Loan Party and any cash deposited therein solely to the extent such cash is deposited for the benefit of certain utilities pursuant to and consistent with that certain Order (I) Approving Debtors’ Proposed Form of Adequate Assurance of Payment to Utility Providers, (II) Establishing Procedures For Determining Adequate Assurance of Payment For Future Utility Services, and (III) Prohibiting Utility Providers From Altering, Refusing, or Discounting Utility Service (Docket No. 461).
“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.
“Weekly Flash Reporting Package” means reports detailing operating and financial performance, which shall include cash flow performance compared to the Approved Budget for the Prior Week together with accompanying schedules supporting line items included in the weekly cash flow results (such as rollforward of inventory sales and receipts, rollforward of merchandise and other payables of each Loan Party as of the end of the Prior Week, in each case, in reasonable detail).
“Winddown Account” means a deposit account at Bank of America that, prior to the discharge in full of all obligations under the DIP ABL Facility, may only be used to pay winddown costs of the Loan Parties at the discretion of the Borrowers following entry of the Final Financing Order. Bank of America shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of this definition.
“Write-Down and Conversion Powers” means the write-down and conversion powers of the applicable EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which powers are described in the EU Bail-In Legislation Schedule.
Section 1.02    Computation of Time Periods. In this Agreement, unless otherwise specified, (a) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding” (b) “including” means “including without limitation”; and (c) any reference to a time of day means Eastern time.

Section 1.03    Accounting Terms. All accounting terms not specifically defined herein or in the other Loan Documents shall be construed in accordance with U.S. generally accepted accounting principles (“GAAP”) which shall be consistently applied. If at any time any change in U.S. generally accepted accounting principles would affect the computation of any financial ratio or requirement set forth herein, and either the Borrowers or the Required Lenders shall so request, the Agent, the Lenders and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders which shall not be unreasonably withheld), provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change in principles, and (ii) the Borrowers shall provide to the Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. For the avoidance of doubt, no retroactive change in GAAP shall apply to the construction of accounting terms under this Agreement in the absence of an amendment hereto in accordance with the terms of this Section 1.03.

Section 1.04    Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document, the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES AND THE TERM LOAN

Section 2.01    The Revolving Advances and the Term Loan.

(a)The Revolving Advances. Each Revolving Lender severally agrees, on the terms and conditions hereinafter set forth, to make revolving advances (the “Revolving Advances”) to the Borrowers from time to time on any Business Day during the period from the Effective Date until the Termination Date, in an aggregate amount at any one time outstanding which, when added to such Lender’s Revolving Commitment Percentage of the sum of (i) the aggregate principal amount of the Swingline Advances then outstanding and (ii) the L/C Obligations then outstanding, equals the amount of such Lender’s Revolving Commitment; provided, that the aggregate principal amount of any Borrowing made at any time, when aggregated with all other then outstanding Extensions of Credit, shall not exceed the Line Cap at such time. Each Borrowing under this Section 2.01 shall be in an aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof (provided, that the Swingline Lender may request, on behalf of the applicable Borrower, Borrowings that are Base Rate Advances in other amounts pursuant to Section 2.04(b)) and shall consist of Revolving Advances of the same Type made on the same day by the Revolving Lenders ratably according to their respective Revolving Commitments. Within the limits set forth in this Section 2.01, the Borrowers may borrow under this Section 2.01, prepay pursuant to Section 2.11 and reborrow under this Section 2.01.

(b)The Initial Term Loan. Each Term Lender severally agrees to make the Initial Term Loan available to the Borrowers on the Effective Date in a principal amount not to exceed its Term Commitment and the Term Commitments of each Lender shall be subsequently reduced to zero. The Initial Term Loan Borrowing shall consist of a Base Rate Advance requested by the Borrowers in a Notice of Borrowing delivered not later than 1:00 p.m. on the second Business Day prior to the Effective Date.

(c)Refinancing of the Interim DIP Facility. Subject to the terms of this Agreement and the Final Financing Order:

(i)from and after the Effective Date, the Incremental DIP Revolving Commitments shall be refinanced as Revolving Commitments hereunder and shall be allocated to the Revolving Lenders as set forth on Schedule 1.01; and

(ii)on the Effective Date, the Incremental DIP Term Loans shall be refinanced with the proceeds of the Initial Term Loan made to the Borrowers under this Agreement.

(d)Refinancing of Certain Prepetition Facilities on the Effective Date. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, on the Effective Date for each Lender with Incremental DIP Revolving Commitments or an Initial Term Loan hereunder (each, a “Participating Prepetition Lender”):

(i)the aggregate principal amount of such Participating Prepetition Lender’s Prepetition Revolving Advances shall be refinanced as and constitute Revolving Advances under this Agreement on the Effective Date;

(ii) the aggregate principal amount of such Participating Prepetition Lender’s Prepetition 2016 Term Loans shall be refinanced as and constitute part of the Term Loan under this Agreement on the Effective Date; and

(iii) the outstanding amount of such Participating Prepetition Lender’s Prepetition L/C Obligations shall be refinanced as and constitute L/C Obligations under this Agreement on the Effective Date (including all Existing Letters of Credit issued under the Prepetition First Lien ABL Credit Agreement being deemed issued under this Agreement on the Effective Date).

(e)Cashless Settlement. The refinancing of the Interim DIP Facility, the Prepetition Revolving Advances and the Prepetition 2016 Term Loan Facility as described in Section 2.01(c) and Section 2.01(d) may be made pursuant to a cashless settlement mechanism approved by the Agent.

(f)Outstandings on the Effective Date. After the refinancings described in Section 2.01(c) and Section 2.01(d) above, (i) all Revolving Loans shall constitute one Class, (ii) the Term Loan shall constitute one Class, (iii) the Aggregate Revolving Commitments are as set forth on Schedule 1.01; (iv) the Outstanding Revolving Advances are $959,602,131, (v) the aggregate L/C Obligations outstanding are $120,205,977 and (vi) the aggregate outstanding amount of the Term Loan is $682,665,490.69. Any portion of the Term Loan that is prepaid or repaid may not be reborrowed.

Section 2.02    Making the Revolving Advances.

(a)Each Borrowing under Section 2.01 shall be made on notice, given not later than (x) 12:00 noon on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurodollar Rate Advances or (y) 1:00 p.m. on the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by the applicable Borrower to the Agent, which shall give to each Revolving Lender prompt notice thereof by email attachment or telecopier. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing, by email attachment or by telecopier, in substantially the form of Exhibit A hereto, specifying therein the requested (i) date of such Borrowing, (ii) Type of Revolving Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing, and (iv) in the case of a Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Revolving Advance. Each Notice of Borrowing shall be irrevocable and binding on the applicable Borrower. Each Revolving Lender shall, before 2:00 p.m. on the date of such Borrowing make available for the account of its Applicable Lending Office to the Agent at the Agent’s Account, in same day funds, such Revolving Lender’s ratable (in accordance with its Revolving Commitment Percentage) portion of such Borrowing. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article IV, the Agent will make such funds available to the Borrower requesting such Borrowing at the Agent’s address for Revolving Advances referred to in Section 9.02.

(b)Anything in subsection (a) above to the contrary notwithstanding, (i) a Borrower may not select Eurodollar Rate Advances for any Borrowing if the aggregate amount of such Borrowing is less than $5,000,000 or if the obligation of the Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.09 or 2.13 and (ii) the Eurodollar Rate Advances may not be outstanding as part of more than six (6) separate Borrowings and Term Loan Borrowings.

(c)Unless the Agent shall have received notice from a Revolving Lender prior to the time of any Borrowing that such Revolving Lender will not make available to the Agent such Revolving Lender’s ratable portion of such Borrowing, the Agent may assume that such Revolving Lender has made such portion available to the Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount. If and to the extent that such Revolving Lender shall not have so made such ratable portion available to the Agent, such Revolving Lender and the applicable Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Agent, at (i) in the case of such Borrower, the interest rate applicable at the time to Revolving Advances comprising such Borrowing and (ii) in the case of such Revolving Lender, the Federal Funds Rate. If such Revolving Lender shall repay to the Agent such corresponding amount, such amount so repaid shall be made available to the applicable Borrower and shall constitute such Revolving Lender’s Revolving Advance as part of such Borrowing for purposes of this Agreement.

(d)The failure of any Revolving Lender to make the Revolving Advance to be made by it as part of any Borrowing shall not relieve any other Revolving Lender of its obligation, if any, hereunder to make its Revolving Advance on the date of such Borrowing, but no Revolving Lender shall be responsible for the failure of any other Revolving Lender to make the Revolving Advance to be made by such other Revolving Lender on the date of any Borrowing.

Section 2.03    The Swingline Advances.

(a)Subject to the terms and conditions hereof, the Swingline Lender may, in its sole and absolute discretion, make a portion of the credit otherwise available to the Borrowers under the Revolving Commitments from time to time during the period from the Effective Date until the Termination Date by making swing line advances (“Swingline Advances”) to the Borrowers; provided that (i) the aggregate principal amount of Swingline Advances outstanding at any time shall not exceed the Swingline Commitment then in effect (notwithstanding that the Swingline Advances outstanding at any time, when aggregated with the Swingline Lender’s other outstanding Revolving Advances, may exceed the Swingline Commitment then in effect) and (ii) the amount of any Swingline Advance made at any time, when aggregated with all other then outstanding Extensions of Credit, shall not exceed the Line Cap at such time; provided that the Swingline Lender shall not be obligated to make any Swingline Advance at any time when any Revolving Lender is at such time a Defaulting Lender hereunder, and the Swingline Lender has, or after giving effect to such Swingline Advance, may have Fronting Exposure. During the period from the Effective Date until the Termination Date, the Borrowers may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Advances shall only be available as Base Rate Advances.

(b)Each Borrower shall repay to the Swingline Lender the then unpaid principal amount of each Swingline Advance made to it weekly, on Wednesday of each week; provided that on each date that a Revolving Advance is borrowed by a Borrower, such Borrower shall repay all Swingline Advances then outstanding, if any, and may use all or a portion of such Revolving Advance to fund such repayment. In all events the unpaid principal balance of all Swingline Advances shall be repaid in full on the Termination Date.

Section 2.04    Making the Swingline Advances.

(a)Each Borrowing under Section 2.03 shall be made on notice, given not later than 1:00 p.m. on the date of the proposed Borrowing, by the applicable Borrower to the Agent and Swingline Lender. Each such Notice of a Borrowing shall be by telephone, confirmed immediately in writing, by email attachment or by telecopier, in substantially the form of Exhibit A hereto, specifying therein the requested (i) date of such Borrowing and (ii) aggregate amount of such Borrowing. Each Borrowing under the Swingline Commitment shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof. Subject to Section 2.03(a), not later than 3:00 p.m. on the date of the proposed Borrowing, the Swingline Lender shall make available to the Agent at the Agent’s Account an amount in immediately available funds equal to the amount of the Swingline Advance to be made by the Swingline Lender. Upon fulfillment of the applicable conditions set forth in Article IV, the Agent shall make the proceeds of such Swingline Advance available to the Borrower requesting such Borrowing at the Agent’s address referred to in Section 9.02.

(b)The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrowers (which hereby irrevocably direct the Swingline Lender to act on their behalf), by notice given by the Swingline Lender no later than 1:00 p.m., request each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Revolving Advance, in an amount equal to such Lender’s Revolving Commitment Percentage of the aggregate amount of the Swingline Advances (the “Refunded Swingline Advances”) outstanding on the date of such notice, to repay the Swingline Lender. Each Revolving Lender shall make the amount of such Revolving Advance available to the Agent at the Agent’s Account in same day funds, not later than 2:00 p.m. on the date of such notice. The proceeds of such Revolving Advances shall be immediately made available by the Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Advances. Each Borrower irrevocably authorizes the Swingline Lender to charge such Borrower’s accounts with the Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swingline Advances to the extent amounts received from the Revolving Lenders are not sufficient to repay in full such Refunded Swingline Advances.

(c)If prior to the time a Revolving Advance would have otherwise been made pursuant to Section 2.04(b), one of the events described in Section 7.01 shall have occurred and be continuing or if for any other reason, as determined by the Swingline Lender in its sole discretion, Revolving Advances may not be made as contemplated by Section 2.04(b), each Revolving Lender shall, on the date such Revolving Advance was to have been made pursuant to the notice referred to in Section 2.04(b), purchase for cash an undivided participating interest in the then outstanding Swingline Advances by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Revolving Lender’s Revolving Commitment Percentage multiplied by (ii) the sum of the aggregate principal amount of Swingline Advances then outstanding that were to have been repaid with such Revolving Advances.

(d)Whenever, at any time after the Swingline Lender has received from any Revolving Lender such Revolving Lender’s Swingline Participation Amount, the Swingline

Lender receives any payment on account of the Swingline Advances, the Swingline Lender will distribute to such Revolving Lender its Swingline Participation Amount to reflect the period of time during which such Revolving Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Revolving Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Advances then due; provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

(e)Each Revolving Lender’s obligation to make the Advances referred to in Section 2.04(b) and to purchase participating interests pursuant to Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right that such Revolving Lender or any Borrower may have against the Swingline Lender, any Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Article IV, (iii) any adverse change in the condition (financial or otherwise) of any Borrower or any other Loan Party, (iv) any breach of this Agreement or any other Loan Document by any Borrower, any other Loan Party or any other Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

Section 2.05    Commitment Fee; Other Fees.

(a)The Borrowers jointly and severally agree to pay to the Agent for the account of each Revolving Lender a commitment fee on the average daily amount of the Available Commitment of such Lender during the period for which payment is made at a rate per annum equal to 0.75%, payable in arrears monthly on the 5th day subsequent to the last day of each month and on the Termination Date.

(b)Other Fees. Holdings and the Borrowers shall pay to the Agent, the Co-Collateral Agents and the Joint Lead Arrangers, as applicable, the fees set forth in the Fee Letter in the amounts and at the times specified therein.

Section 2.06    Optional Termination or Reduction of the Revolving Commitments.

(a)The Borrowers shall have the right, without penalty or premium and upon at least three Business Days’ irrevocable notice to the Agent, to permanently terminate in whole or permanently reduce in part the unused portions of the respective Revolving Commitments of the Revolving Lenders, provided that no such termination or reduction of the Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Advances made on the effective date thereof, the Total Extensions of Credit would exceed the aggregate amount of the Revolving Commitments as so reduced. Any partial reduction of the Revolving Commitments shall be in the aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof.

(b)If, after giving effect to any reduction of the Aggregate Revolving Commitments, the L/C Commitment or the Swingline Commitment exceeds the amount of the Aggregate Revolving Commitments, such L/C Commitment or Swingline Commitment shall be automatically reduced by the amount of such excess.

(c)The Agent will promptly notify the Revolving Lenders of any termination or reduction of the Aggregate Revolving Commitments under Section 2.06(a). Upon any reduction of the Aggregate Revolving Commitments, the Revolving Commitment of each Revolving Lender shall be reduced by such Revolving Lender’s Revolving Commitment Percentage of such reduction amount.

Section 2.07    Repayment of Extensions of Credit. Notwithstanding the provisions of Section 362 of the Bankruptcy Code, and subject to the applicable provisions of the Financing Orders, upon the Termination Date (whether by acceleration or otherwise), (i) each Borrower shall repay to the Agent, for the ratable account of the Lenders on the Termination Date, the aggregate principal amount then outstanding of the Total Extensions of Credit made to it by the Lenders and (ii) the Agent, the Co-Collateral Agents, the Issuing Lenders and the Lenders shall be entitled to immediate payment of all Obligations and, subject to the Remedies Notice Period, as applicable, to enforce the remedies provided for under this Agreement and the other Loan Documents or under applicable law, in each case, without further notice, motion or application to, hearing before, or order from, the Bankruptcy Court.

Section 2.08    Interest.

(a)Scheduled Interest Owed to Revolving Lenders and Swingline Lender. Each Borrower shall pay interest on the unpaid principal amount of each Advance made to it and owing to each Revolving Lender and Swingline Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:
(i)Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Margin for Base Rate Advances, payable (I) in the case of any Base Rate Advance (other than a Swingline Advance), in arrears monthly on the 5th day subsequent to the last day of each month during such periods and on the date such Base Rate Advance shall be Converted or paid in full and (II) in the case of any Swingline Advance, on the date that such Swingline Advance is required to be repaid.

(ii)Eurodollar Rate Advances. During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (x)  the Eurodollar Rate for such Interest Period for such Advance, plus (y) the Applicable Margin for Eurodollar Rate Advances, payable in arrears on the last day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

(b)Term Loan. Each Borrower shall pay interest on the unpaid principal amount of the Term Loan made to it and owing to each Term Lender from the Effective Date until such principal amount shall be paid in full, at the following rates per annum:

(i)Base Rate Advances. During such periods as any outstanding portion of the Term Loan is a Base Rate Advance, each such Term Loan Borrowing shall earn interest at a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Term Loan Margin for Base Rate Advances, payable in arrears monthly on the 5th day subsequent to the last day of each month during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

(ii)Eurodollar Rate Advances. During such periods as any outstanding portion of the Term Loan is a Eurodollar Rate Advance, each such Term Loan Borrowing shall earn interest at a rate per annum equal at all times during each Interest Period for such Eurodollar Rate Advance to the greater of (A) 1.00% or (B) the Eurodollar Rate for such Interest Period for such outstanding portion of the Term Loan plus, in either case, the Term Loan Margin for Eurodollar Rate Advances, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

(c)Default Interest. Upon the occurrence and during the continuance of an Event of Default, and notwithstanding the Automatic Stay, the Borrowers shall pay interest on the unpaid principal amount of each Revolving Advance and Reimbursement Obligation owing to each Revolving Lender, and on the principal amount of the Term Loan, payable in arrears on the dates referred to in Section 2.08(a) or Section 2.08(b) above, as applicable (or, if earlier, at the time payment thereof is demanded by the Agent), at a rate per annum equal to 2% per annum above the rate per annum required to be paid on such Advance or Reimbursement Obligation pursuant to Section 2.08(a)(i) or Section 2.08(b)(i) above, as applicable. Further, the Borrowers shall pay interest, to the fullest extent permitted by law, on the amount of any interest, fee or other amount (other than principal) payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to Section 2.08(a)(i) or Section 2.08(b)(i) above, as applicable.

(d)Regulation D Compensation. Each Lender that is subject to reserve requirements of the Board of Governors may require the Borrowers to pay, contemporaneously with each payment of interest on the Eurodollar Rate Advances, additional interest on the related Eurodollar Rate Advances of such Lender at the rate per annum equal to the excess of (i) (A) the applicable Eurodollar Rate divided by (B) one minus the Eurodollar Rate Reserve Percentage over (ii) the applicable Eurodollar Rate. Any Lender wishing to require payment of such additional interest (x) shall so notify the Agent and the Borrowers, in which case such additional interest on the Eurodollar Rate Advances of such Lender shall be payable to such Lender at the place indicated in such notice with respect to each Interest Period commencing at least five Business Days after the giving of such notice and (y) shall notify the Agent and the Borrowers at least five Business Days prior to each date on which interest is payable on the amount then due it under this Section. Each such notification shall be accompanied by such information as the Borrowers may reasonably request.

Section 2.09    Interest Rate Determination. (a) [Reserved].

(b)If, with respect to any Eurodollar Rate Advances,

(i)the Agent determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such proposed Eurodollar Rate Advance for the applicable Interest Period; or

(ii)the Required Lenders notify the Agent prior to the commencement of any Interest Period for a proposed Eurodollar Rate Advance that the Eurodollar Rate for any Interest Period for such Eurodollar Rate Advances will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective Eurodollar Rate Advances for such Interest Period, then the Agent shall forthwith so notify the Borrowers and the Lenders, whereupon (x) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and (y`) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrowers and the Lenders that the circumstances causing such suspension no longer exist.
(c)If any Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, such Eurodollar Rate Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Advances.

(d)On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $5,000,000, such Eurodollar Rate Advances shall automatically Convert into Base Rate Advances.

(e)Upon the occurrence and during the continuance of any Event of Default, (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Revolving Advances or any outstanding portion of the Term Loan, into, Eurodollar Rate Advances shall be suspended.

Section 2.10    Optional Conversion of Revolving Advances, Term Loan Borrowings. The Borrowers may on any Business Day, upon notice given to the Agent not later than 12:00 noon on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.09 and 2.13, Convert all Revolving Advances of one Type comprising the same Borrowing into Revolving Advances of the other Type; and/or Convert any Term Loan Borrowing, of one Type into a Term Loan Borrowing, of the other Type; provided, however, that any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances, any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(b) and no Conversion of any Revolving Advances or Term Loan Borrowings shall result in more separate Borrowings than permitted under Section 2.02(b). Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Revolving Advances or Term Loan Borrowings to be Converted, and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for each such Revolving Advance or Term Loan Borrowing. Each notice of Conversion shall be irrevocable and binding on the applicable Borrower.

Section 2.11    Optional and Mandatory Prepayments of Revolving Advances and Term Loan; Mandatory Reduction of the Revolving Commitments.

(a)(i)     Any Borrower may, without penalty or premium and upon notice given not later than 12:00 noon three Business Days prior to the date of such prepayment (or, in the case of a Base Rate Advance, one Business Day prior to the date of such prepayment) to the Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given such Borrower shall, prepay the outstanding principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof (or, in the case of partial prepayments of Swingline Advances, $100,000 or a whole multiple thereof) and (y) in the event of any such prepayment of a Eurodollar Rate Advance, the applicable Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 9.04(c).
(ii)Any Borrower may, subject to the terms of this Section 2.11(a)(ii) and upon notice given not later than 12:00 noon three Business Days prior to the date of such prepayment (or, in the case of a Base Rate Advance, one Business Day prior to the date of such prepayment) to the Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given such Borrower shall, prepay the outstanding principal amount of the Term Loan in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (w) each partial prepayment shall be in an aggregate principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof, (x) in connection with any such prepayment of the Term Loan, the Aggregate Revolving Commitments shall be reduced on a Pro Rata Basis (and make any necessary prepayment of Advances so that the reduction in Aggregate Revolving Commitments does not result in an Overadvance), and (y) in the event of any prepayment of a Eurodollar Rate Advance, the applicable Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 9.04(c).

(b)If the Total Extensions of Credit exceed the Line Cap, the Borrowers shall prepay Advances in an amount equal to such excess, at the earlier of: (x) the demand by the Agent and (y) the next Business Day after either Borrower obtaining knowledge thereof; provided that if the aggregate principal amount of Advances then outstanding is less than the amount of such excess, the Borrowers shall, to the extent of such excess, Cash Collateralize outstanding L/C Obligations; provided further that if, after the prepayment of any Advances and the Cash Collateralization of L/C Obligations under this clause (b), the Total Extensions of Credit exceed the Line Cap, the Borrowers shall prepay the Term Loan in an amount equal to such excess (with a Pro Rata reduction in the Revolving Commitments). This Section shall be subject to the right of the Agent to make Permitted Overadvances in its discretion pursuant to Section 2.18.

(c)Subject to the Financing Orders, (i) the Borrowers shall repay the Advances (without a requirement to reduce the Revolving Commitments) in an amount equal to any Net Proceeds (other than Net Proceeds of the sale of Prepetition Unencumbered Assets and other than Net Proceeds received upon the consummation of a Go Forward Stores Qualified Bid), provided that if the aggregate principal amount of Advances then outstanding is less than the amount of such Net Proceeds, the Borrowers shall, to the extent of such excess, Cash Collateralize L/C Obligations; provided further that if the aggregate principal amount of Advances then outstanding plus the amount of outstanding and non-Cash Collateralized L/C Obligations is less than the amount of such Net Proceeds, the Borrowers shall, to the extent of such excess, deposit such Net Proceeds into the Term Loan Proceeds Account; provided further that if, after the prepayment of any Revolving Advances and any Cash Collateralization of L/C Obligations as set forth above under this clause (c)(i), an Event of Default shall have occurred and be continuing, the Borrowers shall prepay the Term Loan to the extent of such excess and (y) so long as no Event of Default shall have occurred and be continuing, the Borrowers may use the Net Proceeds deposited in the Term Loan Proceeds Account in accordance with the Approved Budget and (ii) in the case of Net Proceeds received upon the consummation of a Go Forward Stores Qualified Bid, the Borrowers shall repay the Obligations in full in cash.

(d)The Borrowers shall prepay the Advances in accordance with the provisions of Section 6.01(m) hereof, and upon the occurrence and during the continuance of an Event of Default, the Borrowers shall Cash Collateralize outstanding L/C Obligations; provided that if, after the prepayment of any Revolving Advances and any Cash Collateralization of L/C Obligations as set forth above under this clause (d), an Event of Default exists, the Borrowers shall prepay the Term Loan; provided further that upon acceleration of the Obligations or the commencement of a Liquidation, all proceeds of Collateral shall be applied to the Obligations in accordance with Section 7.03.

(e)If on any day the Borrowers are not in compliance with the LTV Provisions, then, until the Borrowers are in compliance therewith, the Borrowers shall prepay Advances in an amount required to comply with such provisions, provided that if the aggregate principal amount of Advances then outstanding is less than the amount required, the Borrowers shall, to the extent of the balance, Cash Collateralize L/C Obligations; provided further that if, after the prepayment of any Advances and the Cash Collateralization of L/C Obligations under this clause (e), the Borrowers are not in compliance therewith, the Borrowers shall prepay the Term Loan in an amount equal to the amount required to cause compliance therewith (with a Pro Rata reduction in the Revolving Commitments).

(f)On each Rebalancing Date, (i) the Aggregate Revolving Commitments shall be automatically reduced, if necessary, to an amount equal to the Adjusted Revolving Exposure as of such Rebalancing Date (with the Revolving Commitment of each Revolving Lender being reduced by such Revolving Lender’s Revolving Commitment Percentage of such reduction amount), and (ii) Borrowers shall prepay the Term Loan in an amount necessary to cause the ratio of the Adjusted Revolving Exposure as of such Rebalancing Date to the Term Loan outstanding on such Rebalancing Date to equal the Target Sharing Ratio. Notwithstanding anything in this Agreement to the contrary, if the Borrowers fail to make such prepayment of the Term Loan on any Rebalancing Date, whether or not any Borrower submits a Notice of Borrowing in order to fund such prepayment, Borrowers shall be deemed to have requested a Borrowing of Base Rate Advances in an amount necessary to pay all amounts due pursuant to this Section 2.11(f) on any Rebalancing Date, and each Lender shall fund its pro rata share of such Borrowing whether or not the Commitments have terminated, an Overadvance exists or is created thereby, or the conditions in Article IV are satisfied. Any such Borrowing shall be an Obligation and be secured by the Collateral.

(g)The Borrowers shall deliver to the Administrative Agent, in connection with each prepayment required under Section 2.11(c), a certificate signed by an Authorized Officer of the Borrowers setting forth in reasonable detail the calculation of the amount of such prepayment.

(h)Any prepayment of Revolving Advances pursuant to this Section 2.11 shall be applied, first, to any Base Rate Advances then outstanding and the balance of such prepayment, if any, to the Eurodollar Rate Advances then outstanding.

Section 2.12    Increased Costs. (a) If, due to a Change in Law, there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Advances or issuing or participating in Letters of Credit (excluding for purposes of this Section 2.12 any such increased costs resulting from (i) Taxes or Other Taxes (as to which Section 2.15 shall govern) and (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrowers shall from time to time, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost; provided that a Lender claiming additional amounts under this Section 2.12(a) agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office and/or take other commercially reasonable action if the making of such a designation or the taking of such actions would avoid the need for, or reduce the amount of, such increased cost that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate as to the amount of such increased cost, submitted to the Borrowers and the Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error. If any Borrower so notifies the Agent after any Lender notifies the Borrowers of any increased cost pursuant to the foregoing provisions of this Section 2.12(a), such Borrower may, upon payment of such increased cost to such Lender, replace such Lender with a Person that is an Eligible Assignee in accordance with the terms of Section 9.07 (and the Lender being so replaced shall take all action as may be necessary to assign its rights and obligations under this Agreement to such Eligible Assignee).

(b)If any Lender determines that any Change in Law affects or would affect the amount of capital or liquidity required or expected to be maintained by such Lender or any entity controlling such Lender and that the amount of such capital or liquidity is increased by or based upon the existence of such Lender’s commitment to lend hereunder and other commitments of this type, then, upon demand by such Lender (with a copy of such demand to the Agent), the Borrowers shall pay to the Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such entity in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital or liquidity to be allocable to the existence of such Lender’s commitment to lend hereunder. A certificate as to such amounts submitted to the Borrowers and the Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error.

(c)The Borrowers shall not be required to compensate a Lender pursuant to this Section for any increased costs or capital, liquidity or reserve requirement or pursuant to Section 2.15 for any Taxes incurred more than nine months prior to the date that such Lender notifies the Borrowers of the change or issuance giving rise to such increased costs or capital, liquidity or reserve requirement or Tax and of such Lender’s intention to claim compensation therefor; provided that if the change or issuance giving rise to such increased costs or capital, liquidity or reserve requirement or Tax is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.13    Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Agent that any Change in Law has made it unlawful for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder, (a) each Eurodollar Rate Advance will automatically, upon such demand, Convert into a Base Rate Advance or an Advance that bears interest at the rate set forth in Sections 2.08(a)(i) or 2.08(b)(i), as the case may be and (b) the obligation of the Lenders to make Eurodollar Rate Advances or to Convert Advances or Term Loan Borrowings into Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrowers and the Lenders that the circumstances causing such suspension no longer exist.

Section 2.14    Payments and Computations. (a) The Borrowers shall make each payment hereunder and under the other Loan Documents, without any right of counterclaim or set-off, not later than 1:00 p.m. on the day when due in U.S. dollars to the Agent at the Agent’s Account in same day funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or commitment fees ratably (other than amounts payable pursuant to Section 2.12, 2.15 or 9.04(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 9.07(e), from and after the effective date specified in such Assignment and Acceptance, the Agent shall make all payments hereunder and under the other Loan Documents in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b)Unless payment is otherwise made by Borrowers, the becoming due of any Obligation (whether principal, interest, fees or other charges, including Extraordinary Expenses, L/C Obligations, Cash Collateral or Obligations relating to Bank Products and Cash Management Services) shall be deemed to be a request for a Base Rate Advance on the due date in the amount due and the proceeds of such Advance shall be disbursed as direct payment of such Obligation, without further application to or order of the Bankruptcy Court and notwithstanding that an Overadvance may result thereby. In addition, Agent may, at its option, charge such amount against any operating, investment or other account of a Borrower maintained with Agent or any of its Affiliates, without further application to or order of the Bankruptcy Court and notwithstanding that an Overadvance may result thereby.

(c)All computations of interest based on the Base Rate shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Federal Funds Rate and of letter of credit fees, commitment fees and other fees shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or commitment fees are payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d)Whenever any payment hereunder or under the other Loan Documents shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e)Unless the Agent shall have received notice from any Borrower prior to the date on which any payment is due by it to the Lenders hereunder that such Borrower will not make such payment in full, the Agent may assume that the applicable Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent such Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such

Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate.

Section 2.15    Taxes. (a) Any and all payments by the Borrowers to or for the account of any Lender, the Agent or any Co-Collateral Agent hereunder or under the other Loan Documents or any other documents to be delivered hereunder shall be made, in accordance with Section 2.14 or the applicable provisions of such other documents, free and clear of and without deduction for any and all present or future Taxes (excluding any Excluded Taxes). If the Borrowers shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any other Loan Document or any other documents to be delivered hereunder to any Lender, the Agent or any Co-Collateral Agent, (i) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable shall be increased as may be necessary so that after making all required deductions for Indemnified Taxes (including deductions for Indemnified Taxes applicable to additional sums payable under this Section 2.15) such Lender, the Agent and the Co-Collateral Agents (as the case may be) receive an amount equal to the sum each would have received had no such deductions of Indemnified Taxes been made, (ii) the Borrowers shall make such deductions as are determined by such Borrowers to be required based upon the information and documentation it has received pursuant to Sections 2.15(e) and (f)(i) and (iii) the Borrowers shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b)In addition, the Borrowers shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under the other Loan Documents or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the other Loan Documents or any other documents to be delivered hereunder, but excluding (i) any such taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 9.16), and (ii) all other United States federal taxes other than withholding Taxes (hereinafter referred to as “Other Taxes”). Other Taxes shall not include any Taxes imposed on, or measured by reference to, gross income, net income or gain.

(c)Without duplication of any additional amounts paid pursuant to Section 2.15(a), the Borrowers shall indemnify each Lender, the Agent and each Co-Collateral Agent for and hold it harmless against the full amount of Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 2.15) imposed on or paid by such Lender, the Agent or any Co-Collateral Agent (as the case may be) and any liability (including penalties, interest and reasonable expenses) arising therefrom or with respect thereto. This indemnification shall be made within 10 days from the date such Lender, the Agent or any Co-Collateral Agent (as the case may be) makes written demand therefor.

(d)As soon as practicable after the date of any payment of Indemnified Taxes, the Borrowers shall furnish to the Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing such payment to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Agent.

(e)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrowers and the Agent, at the time or times reasonably requested by the Borrowers or the Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrowers or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers or the Agent as will enable the Borrowers or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(f)Without limiting the generality of the foregoing:

(i)Each Lender that is a United States person, on or prior to the date of its execution and delivery of this Agreement in the case of each Lender and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as reasonably requested in writing by the Borrowers or the Agent, shall provide each of the Agent and the Borrowers with two executed originals of Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax on payments pursuant to this Agreement or the other Loan Documents; and

(ii)Each Lender organized under the laws of a jurisdiction outside the United States, and each other Lender that is not a domestic corporation within the meaning of Section 7701(a)(30) of the Internal Revenue Code:

(1)represents that all payments to be made to it under this Agreement or any other Loan Document are exempt from United States withholding Tax (including backup withholding Tax) under an applicable statute or tax treaty;

(2)on or prior to the date of its execution and delivery of this Agreement in the case of each Lender and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as reasonably requested in writing by the Borrowers (but only so long as such Lender remains lawfully able to do so), shall provide each of the Agent and the Borrowers with two executed originals of Internal Revenue Service Forms W-8BEN, W-8BEN-E or W-8ECI, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from or entitled to a reduced rate of United States withholding Tax on payments pursuant to this Agreement or the other Loan Documents; and

(3)on or prior to the date of its execution and delivery of this Agreement in the case of each Lender and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as reasonably requested in writing by the Borrowers (but only so long as such Lender remains lawfully able to do so), shall provide each of the Agent and the Borrowers with executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with supplementary documentation as may be prescribed by applicable law to permit the Borrowers or the Agent to determine the withholding or deduction required to be made.
If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding Tax rate in excess of zero, withholding Tax at such rate shall be considered excluded from Indemnified Taxes unless and until such Lender provides the appropriate forms certifying that a lesser rate applies, whereupon withholding Tax at such lesser rate only shall be considered excluded from Indemnified Taxes for periods governed by such form; provided, however, that, if at the date of the Assignment and Acceptance pursuant to which a Lender assignee becomes a party to this Agreement, the Lender assignor was entitled to payments under subsection (a) in respect of United States withholding Tax with respect to interest paid at such date, then, to such extent, the term Indemnified Taxes shall include (in addition to withholding Taxes that may be imposed in the future or other amounts otherwise includable in Indemnified Taxes) United States withholding Tax, if any, applicable with respect to the Lender assignee on such date. If any form or document referred to in this subsection (f) requires the disclosure of information, other than information necessary to compute the Tax payable and information required on the date hereof by Internal Revenue Service Form W-8BEN, W-8BEN-E, or W-8ECI, that the Lender reasonably considers to be confidential, the Lender shall give notice thereof to the Borrowers and shall not be obligated to include in such form or document such confidential information. For purposes of this subsection (f), the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.
(g)For any period with respect to which a Lender has failed to provide the Borrowers with the appropriate form, certificate or other document described in Section 2.15(e) (other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring subsequent to the date on which a form, certificate or other document originally was required to be provided, or if such form, certificate or other document otherwise is not required under subsection (e) above), such Lender shall not be entitled to indemnification under Section 2.15(a) or (c) with respect to Indemnified Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender become subject to Indemnified Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Borrowers shall take such steps as the Lender shall reasonably request to assist the Lender to recover such Indemnified Taxes. Further, if a payment made to the Agent or any Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), the Agent or such Lender, as applicable, shall deliver to the Borrowers and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrowers or the Agent as may be necessary for the Borrowers and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this paragraph (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h)Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 2.15 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Agent in writing of its legal inability to do so.

(i)Any Lender claiming any additional amounts payable pursuant to this Section 2.15 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Eurodollar Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

(j)If any Lender determines, in its sole discretion exercised in good faith, that it has actually and finally realized, by reason of a refund, deduction or credit of any Indemnified Taxes paid or reimbursed by the Borrowers pursuant to subsection (a) or (c) above in respect of payments under this Agreement or the other Loan Documents, a current monetary benefit that it would otherwise not have obtained, and that would result in the total payments under this Section 2.15 exceeding the amount needed to make such Lender whole, such Lender shall pay to the Borrowers, with reasonable promptness following the date on which it actually realizes such benefit, an amount equal to the amount of such excess, net of all out-of-pocket expenses incurred by such Lender reasonably allocable in securing such refund, deduction or credit, provided that the Borrowers, upon the request of such Lender, agree to repay the amount paid over to the Borrowers to such Lender in the event such Lender is required to repay such refund to such jurisdiction. Nothing in this subsection (j) shall be construed to require any Lender to make available to the Borrowers or any other Person its tax returns or any confidential tax information.

(k)If the Agent, any Co-Collateral Agent or any Lender, as the case may be, shall become aware that it is entitled to claim a refund from a Governmental Authority in respect of Indemnified Taxes or Other Taxes paid by Borrower pursuant to this Section 2.15, including Indemnified Taxes or Other Taxes as to which it has been indemnified by Borrower, or with respect to which Borrower or a Group Member that is a signatory hereto has paid additional amounts pursuant to this Section 2.15, it shall notify Borrower of the availability of such refund claim and, if the Agent, any Co-Collateral Agent or any Lender, as the case may be, determines in good faith that making a claim for refund will not have any adverse consequence to its Taxes or business operations, shall, after receipt of a request by Borrower, make a claim to such Governmental Authority for such refund at Borrower’s expense.

Section 2.16    Sharing of Payments, Etc. If any Lender shall obtain any payment from any Group Member (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances, or the Term Loan or other amounts owing to it (other than pursuant to Section 2.12, 2.15 or 9.04(c)) in excess of its ratable share, such Lender shall forthwith purchase from the other Lenders such participations in the Advances, the Term Loan or other amounts owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrowers agree that any Lender so purchasing a participation from another Lender pursuant to this Section 2.16 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation.

Section 2.17    Use of Proceeds of Advances and Term Loan. The proceeds of the Advances and the Term Loan shall be available (and each Borrower agrees that it shall use such proceeds) for operating, working capital and general corporate purposes of the Loan Parties, in each case consistent with, subject to and within the limitations contained in, the Approved Budget, including to refinance the Incremental DIP Term Loans outstanding on the Effective Date (in the case of the Term Loan), fund the Carve-Out Reserve and to pay other fees, costs and expenses incurred in connection with the transactions contemplated hereby and other administration costs incurred in connection with the Chapter 11 Cases; provided, however, that no proceeds of the Advances or the Term Loans or cash collateral shall be used to, among other things, (x) object, contest or raise any defense to the validity, perfection, priority, extent or enforceability of any amount due under or the liens and security interests granted under the Loan Documents or in connection with the Prepetition First Lien ABL Credit Agreement and any Debt thereunder or (y) investigate, initiate or prosecute any claims and defenses or commence causes of action against any Credit Party under or relating to the Loan Documents or any Prepetition Credit Parties under the Prepetition First Lien ABL Credit Agreement; and provided further, that the official creditors’ committee or its counsel may use up to $100,000 to investigate, for a sixty (60) day period from the date of entry of the Final Financing Order, the validity, perfection, priority, extent or enforceability of the liens securing the obligations under the Prepetition First Lien ABL Credit Agreement (but not to litigate any of the foregoing).

Section 2.18    Permitted Overadvances. The Agent may, in its discretion, make Permitted Overadvances without the consent of the Lenders, the Swingline Lender and the Issuing Lenders, and each Lender shall be bound thereby. Any Permitted Overadvance may constitute a Swingline Advance. A Permitted Overadvance is for the account of the Borrowers and shall constitute a Base Rate Advance and an Obligation secured by the Collateral, shall be treated for all purposes an Extraordinary Expense, and shall be repaid by the Borrowers in accordance with the provisions of Section 2.03(b) or 2.11(c)(i), as applicable. The making of any such Permitted Overadvance on any one occasion shall not obligate the Agent or any Lender to make or permit any Permitted Overadvance on any other occasion or to permit such Permitted Overadvances to remain outstanding. The making by the Agent of a Permitted Overadvance shall not modify or abrogate any of the provisions of Article III regarding the Lenders’ obligations to purchase participations with respect to Letters of Credit or of Section 2.04 regarding the Lenders’ obligations to purchase participations with respect to Swingline Advances. The Agent shall have no liability for, and no Loan Party or Credit Party shall have the right to, or shall, bring any claim of any kind whatsoever against the Agent with respect to “inadvertent Overadvances” (i.e. where an Overadvance results from changed circumstances beyond the control of the Agent (such as a reduction in the collateral value)) regardless of the amount of any such Overadvance(s).

Section 2.19    Superpriority Claims; Security and Priority of Liens. The Obligations, including all obligations of Holdings and each Subsidiary Guarantor in respect of its guarantee of the Obligations, shall, subject to the Carve-Out, at all times:

(a)pursuant to Sections 364(c)(1), 503(b), and 507(a)(2) of the Bankruptcy Code, be entitled to joint and several superpriority administrative expense claim status in the Chapter 11 Case of each Loan Party, with priority over all other allowed chapter 11 and chapter 7 administrative expense claims now existing or hereinafter arising, of any kind whatsoever, including expenses of a chapter 11 and chapter 7 trustee (the “DIP Superpriority Claims”);

(b)pursuant to Section 364(c)(2) of the Bankruptcy Code, be secured by an automatically perfected security interest and lien on all assets of the Loan Parties that were not subject to a valid and perfected lien on the Petition Date (the “Prepetition Unencumbered Assets”) and, upon entry of the Final Financing Order, the Avoidance Action Proceeds (as defined in the Final Financing Order) with lien priorities set forth in the Final Financing Order and the DIP Intercreditor Agreement;

(c)pursuant to Section 364(c)(3) of the Bankruptcy Code, be secured by an automatically perfected junior security interest and lien on all assets of each Loan Party (other than Prepetition ABL Collateral) that is subject to valid and perfected security interests in favor of third parties as of the Petition Date and any Senior Permitted Liens; and

(d)pursuant to Section 364(d)(1) of the Bankruptcy Code, be secured by a perfected first priority priming security interest and lien on the Prepetition ABL Collateral of each Loan Party on which the Prepetition ABL Lenders held a first priority security interest and lien and the Prepetition Second Lien Secured Parties held a second priority security interest and lien (such liens and security interests, the “Priming Liens”), in each case to the extent that such Prepetition ABL Collateral is subject to existing liens that secure the obligations of the applicable Loan Party, including under the Prepetition First Lien ABL Credit Agreement and the Prepetition Second Lien Facilities (collectively, the “Primed Liens”) and such Priming Liens (x) shall be senior in all respects to the interests in such property of the Prepetition ABL Lenders under the Prepetition First Lien ABL Credit Agreement and the other “secured parties” referred to therein (collectively, the “Prepetition First Lien ABL Credit Agreement Primed Parties”), and of the Prepetition Second

Lien Secured Parties under the Prepetition Second Lien Facilities (collectively, the “Prepetition Second Lien Primed Parties”), (y) shall also be senior to any liens granted to provide adequate protection in respect of any of the Primed Liens, and (z) shall be subject to Senior Permitted Liens.

Section 2.20    MIRE Event. Notwithstanding anything to the contrary herein, the making, increasing, extension or renewal of any Advances pursuant to this Agreement (excluding any continuation or conversion of Borrowings) after the Effective Date shall be subject to flood insurance due diligence in accordance with Section 6.01(i)(v)(1) and flood insurance compliance in accordance with Section 6.01(c) hereto.

ARTICLE III

AMOUNT AND TERMS OF THE LETTERS OF CREDIT

Section 3.01    L/C Commitment.

(a)Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 3.04(a), agrees to issue Letters of Credit for the account of any Borrower (on behalf of such Borrower or on behalf of any other Group Member) on any Business Day during the period from the Effective Date until the Termination Date in such form as may be approved from time to time by such Issuing Lender; provided that no Issuing Lender shall have any obligation to issue any Letter of Credit if (i) after giving effect to such issuance, the L/C Obligations would exceed the L/C Commitment or (ii) the face amount of the requested Letter of Credit, when aggregated with all other then outstanding Extensions of Credit, shall exceed the Line Cap at such time; provided further that each Issuing Lender may, but shall not be required to, issue Letters of Credit such that the aggregate L/C Obligations attributable to all such outstanding Letters of Credit issued by such Issuing Lender exceed $85,102,988.50. Each Letter of Credit shall (i) be denominated in Dollars and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance, or (y) subject to the provisions of Section 6.01(p), the date that is thirty (30) day prior to the Scheduled Termination Date. Each Application and each Letter of Credit shall be subject to the International Standby Practices (ISP 98) of the International Chamber of Commerce (in the case of Standby L/Cs) or the Uniform Customs and Practice for Documentary Credits as most recently published by the International Chamber of Commerce (in the case of Commercial L/Cs) and, to the extent not inconsistent therewith, the laws of the State of New York.

(b)No Issuing Lender shall at any time be obligated to issue any Letter of Credit if (i) such issuance would conflict with, or cause such Issuing Lender or any Revolving Lender to exceed any limits imposed by, any applicable Requirement of Law, (ii) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Lender from issuing such Letter of Credit, or any law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Lender is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which such Issuing Lender in good faith deems material to it; (iii) such issuance would violate one or more policies of such Issuing Lender applicable to letters of credit generally, or (iv) any Revolving Lender is at such time a Defaulting Lender hereunder, unless such Issuing Lender has entered into arrangements, including the delivery of cash collateral, satisfactory to such Issuing Lender (in its sole discretion) with the Borrowers or such Defaulting Lender to eliminate such Issuing Lender’s actual or potential Fronting Exposure (after giving effect to Section 8.12(a)(iv)) with respect to the Defaulting Lender arising from either (x) the Letter of Credit then proposed to be issued or (y) that Letter of Credit and all other L/C Obligations as to which such Issuing Lender has actual or potential Fronting Exposure, as it may elect in its sole discretion.

Section 3.02    Procedure for Issuance of Letter of Credit. Any Borrower may from time to time request that an Issuing Lender issue a Commercial L/C or Standby L/C for its account (on behalf of such Borrower or on behalf of any other Group Member) by delivering to such Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender may reasonably request. Upon receipt of any Application, such Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall such Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by such Issuing Lender and the applicable Borrower. Such Issuing Lender shall furnish a copy of such Letter of Credit to the applicable Borrower promptly following the issuance thereof. Such Issuing Lender shall promptly notify the Agent of the issuance, extension or amendment of Letters of Credit and any drawings or other payments under Letters of Credit.

Section 3.03    Fees and Other Charges. (a) The Borrowers will pay a fee on the face amount of all outstanding Letters of Credit (provided, however, that with respect to any Letter of Credit that, by its terms provides for one or more automatic increases in the amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is in effect at such time) at a per annum rate equal to (i) in the case of each Standby L/C and Banker’s Acceptance, the Applicable Margin with respect to Eurodollar Rate Advances and (ii) in the case of each Commercial L/C, 50% of the Applicable Margin with respect to Eurodollar Rate Advances, in each case payable monthly in arrears on the 5th day subsequent to the last day of each month after the issuance date. In addition, the Borrowers shall pay to each applicable Issuing Lender for its own account a fronting fee of 0.125% per annum on the undrawn and unexpired amount of each Letter of Credit, payable monthly in arrears on the 5th day subsequent to the last day of each month after the issuance date.

(b)In addition to the foregoing fees, the Borrowers shall pay or reimburse each Issuing Lender for such normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit, unless otherwise agreed.

Section 3.04    Letter of Credit Participations. (a) Each Issuing Lender irrevocably agrees to grant and hereby grants to each Revolving Lender, and, to induce each Issuing Lender to issue Letters of Credit, each Revolving Lender irrevocably agrees to accept and purchase and hereby accepts and purchases from each Issuing Lender, on the terms and conditions set forth below, for such Revolving Lender’s own account and risk an undivided interest equal to such Revolving Lender’s Revolving Commitment Percentage in such Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by such Issuing Lender thereunder. Each Revolving Lender agrees with each Issuing Lender that, if a draft is paid under any Letter of Credit for which such Issuing Lender is not reimbursed in full by the Borrowers in accordance with the terms of this Agreement, such Revolving Lender shall pay to such Issuing Lender upon demand at such Issuing Lender’s address for notices specified herein an amount equal to such Revolving Lender’s Revolving Commitment Percentage of the amount of such draft, or any part thereof, that is not so reimbursed. Each Revolving Lender’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right that such Revolving Lender may have against such Issuing Lender, the Borrowers or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Article IV, (iii) any adverse change in the condition (financial or otherwise) of the Borrowers or any other Loan Party, (iv) any breach of this Agreement or any other Loan Document by the Borrowers, any other Loan Party or any other Revolving Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(b)If any amount required to be paid by any Revolving Lender to any Issuing Lender pursuant to Section 3.04(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit is paid to such Issuing Lender within three Business Days after the date such payment is due, such Revolving Lender shall pay to such Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any Revolving Lender pursuant to Section 3.04(a) is not made available to such Issuing Lender by such Revolving Lender within three Business Days after the date such payment is due, such Issuing Lender shall be entitled to recover from such Revolving Lender, on demand, such amount with interest thereon calculated from such due date at the rate per annum set forth in Section 2.08(a)(i) applicable to Base Rate Advances. A certificate of such Issuing Lender submitted to any Revolving Lender with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(c)Whenever, at any time after any Issuing Lender has made payment under any Letter of Credit and has received from any Revolving Lender its pro rata share of such payment in accordance with Section 3.04(a), such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the applicable Borrower or otherwise, including proceeds of collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, such Issuing Lender will distribute to such Revolving Lender its pro rata share thereof; provided, however, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such Revolving Lender shall return to such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.

Section 3.05    Reimbursement Obligation of the Borrowers. If any draft is paid under any Letter of Credit, the Borrowers shall reimburse the applicable Issuing Lender for the amount of (a) the draft so paid and (b) any Taxes, fees, charges or other costs or expenses incurred by such Issuing Lender in connection with such payment (i) not later than 12:00 Noon on the Business Day that the applicable Borrower receives notice of such draft, if such notice is received on such day prior to 10:00 A.M. or (ii) if clause (i) above does not apply, the Business Day immediately following the day that the applicable Borrower receives such notice (such date, the “Reimbursement Date”). To the extent that the applicable Borrower fails to so reimburse the applicable Issuing Bank, whether or not any Borrower submits a Notice of Borrowing, Borrowers shall be deemed to have requested a Borrowing of Base Rate Advances in an amount necessary to pay all amounts due Issuing Bank on any Reimbursement Date and each Lender shall fund its pro rata share of such Borrowing whether or not the Commitments have terminated, an Overadvance exists or is created thereby, or the conditions in Article IV are satisfied.

Section 3.06    Obligations Absolute. Each Borrower’s obligations under this Article III shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment that any Borrower may have or have had against any Issuing Lender, any beneficiary of a Letter of Credit or any other Person. Each Borrower also agrees with each Issuing Lender that such Issuing Lender shall not be responsible for, and such Borrower’s Reimbursement Obligations under Section 3.05 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among such Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of such Borrower against any beneficiary of such Letter of Credit or any such transferee. No Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Issuing Lender. Each Borrower agrees that any action taken or omitted by any Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on such Borrower and shall not result in any liability of such Issuing Lender to such Borrower.

Section 3.07    Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the applicable Issuing Lender shall promptly notify the applicable Borrower of the date and amount thereof. The responsibility of such Issuing Lender to the Borrowers in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

Section 3.08    Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Article III, the provisions of this Article III shall apply.

Section 3.09    Use of Letters of Credit. The Letters of Credit shall be available (and each Borrower agrees that it shall use such Letters of Credit) for general corporate purposes of Holdings and its Subsidiaries.

ARTICLE IV

CONDITIONS TO EFFECTIVENESS

Section 4.01    Conditions Precedent to Effectiveness. The effectiveness of this Agreement and the obligation of the Lenders to extend credit hereunder is conditioned upon satisfaction (or waiver) of each of the following conditions precedent:

(a)The Agent shall have received each of the following, each of which shall be originals or telecopies or other electronically transmitted copies (followed promptly by originals) unless otherwise specified, each properly executed by an Authorized Officer of the signing Loan Party and each in form and substance satisfactory to the Agent and the Co-Collateral Agents:

(i) this Agreement duly executed by each of Holdings, the Borrowers, the Agent, the Co-Collateral Agents, and the Lenders;

(ii) the Guarantee and Collateral Agreement duly executed by the applicable Loan Parties;

(iii) each other Loan Document set forth on Schedule 4.01, each duly executed by the applicable Loan Parties;

(iv) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Authorized Officers of each Loan Party as the Agent may reasonably require evidencing (A) the authority of each Loan Party to enter into this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party and (B) the identity, authority and capacity of each Authorized Officer thereof authorized to act as an Authorized Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;

(v) copies of each Loan Party’s organization or other governing documents and such other documents and certifications as the Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where failure to so qualify could reasonably be expected to have a Material Adverse Effect;

(vi) an opinion of in-house counsel to Holdings and of one or more special or local counsel to Holdings, the Borrowers and the other Loan Parties, addressed to the Agent, the Co-Collateral Agents and each Lender as to such matters as the Agent and Co-Collateral Agents may reasonably request;

(vii)a certificate signed by an Authorized Officer of Holdings and the Borrowers certifying (A) that the conditions specified in Section 4.02 have been satisfied and (B) that the Perfection Certificate is true and correct in all material respects;
(viii)evidence that all insurance (including endorsements except as set forth on Schedule 6.01(q)) required to be maintained pursuant to Section 6.01(c) has been obtained and is in effect, including all flood hazard insurance policies and related endorsements for each Real Property that is located in a Special Flood Hazard Area;

(ix) a Borrowing Base Certificate, duly completed and executed by an Authorized Officer of Holdings, together with supporting information satisfactory to the Co-Collateral Agents in their Permitted Discretion for the most recent prior week ended at least three Business Days before the Effective Date;

(x) results of searches or other evidence reasonably satisfactory to the Co-Collateral Agents (in each case dated as of a date reasonably satisfactory to the Co-Collateral Agents) indicating the absence of Liens on the assets of the Loan Parties, except for Permitted Liens;

(xi) the DIP Intercreditor Agreement duly executed by the Junior DIP Term Loan Agent, the Agent, the Co-Collateral Agents and the Loan Parties;

(xii)[reserved]; and

(xiii)such other customary certificates, documents or consents as the Agent and the Co-Collateral Agents reasonably may require.

(b)All actions required by law or reasonably requested by the Co-Collateral Agents to be undertaken, and all documents and instruments, including Uniform

Commercial Code financing statements, required by law or reasonably requested by the Co-Collateral Agents to be filed, registered, or recorded to create or perfect the Liens intended to be created under the Loan Documents and all such documents and instruments shall have been so filed, registered or recorded to the satisfaction of the Co-Collateral Agents.

(c)The conditions set forth in Section 4.02 shall be satisfied after giving effect to the transactions to occur on the Effective Date.

(d)There shall have been no event or circumstance since the Petition Date, that has had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect (other than as customarily occurs as a result of events leading up to and following the commencement of a proceeding under chapter 11 of the Bankruptcy Code).

(e)All fees required to be paid (to the extent invoiced) to the Agent, the Co-Collateral Agents, the Joint Lead Arrangers or the Lenders on or before the Effective Date shall have been paid in full.

(f)The Borrowers shall have paid all costs and expenses of the Agent and the Co-Collateral Agents (to the extent set forth in Section 9.04(a) and invoiced) incurred in connection with or relating to this Agreement and the other Loan Documents, including reasonable fees, charges and disbursements of counsel to the Agent and each Co-Collateral Agent (provided that such payment shall not thereafter preclude a final settling of accounts between the Borrowers and the Agent and the Co-Collateral Agents).

(g)(i) Each Loan Party shall have provided the documentation and other information requested by the Lenders at least three (3) Business Days prior to the Effective Date that is required by authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the PATRIOT Act, and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Borrower shall have provided a Beneficial Ownership Certification in relation to the Borrower at least two (2) Business Days prior to the Effective Date.

(h)The Borrowers shall have paid (i) all accrued and unpaid interest, commitment fees, letter of credit fees and other fees to the Initial Lenders under the Interim DIP Facility and (ii) all accrued and unpaid interest, commitment fees, letter of credit fees and other fees owed to Participating Prepetition Lenders under the Prepetition Credit Agreement, in each case accrued to (but not including) the Effective Date.

(i)The Agent shall have received a signed copy of the Final Financing Order, which Final Financing Order shall not have been vacated, reversed, modified, amended or stayed in any respect.

(j)The Agent shall have received signed copies of all orders granting the relief requested in the Loan Parties “first day motions” on a final basis, including (i) authorizing the Loan Parties to continue the use of their cash management system on a final basis, and (ii)

authorizing the Loan Parties to reimburse certain employee expenses on a final basis, which orders shall be in form and substance acceptable to the Agent in its sole and absolute discretion.

(k)No trustee, responsible officer or examiner having powers related to the operation of the business (beyond those set forth under Sections 1106(a)(3) and (4) of the Bankruptcy Code) under Bankruptcy Code section 1104 (other than a fee examiner) shall have been appointed or elected with respect to the Loan Parties, any of their subsidiaries, or any of their respective properties, or any Loan Party or its subsidiaries shall have applied for, consented to, or acquiesced in, any such appointment, with respect to the Loan Parties, any of their subsidiaries or their respective properties.

(l)The Joint Lead Arrangers shall have received and be satisfied, in their sole and absolute discretion, with the Approved Budget and the Store Footprint Plan, in each case at least 1 (one) Business Day prior to the Effective Date.

(m)There shall exist no unstayed action, suit, investigation, litigation or proceeding pending or (to the knowledge of the Loan Parties) threatened in any court or before any arbitrator or governmental instrumentality (other than the Chapter 11 Cases) that could reasonably be expected to have a Material Adverse Effect.

(n)Upon entry of the Final Financing Order, the entry into this Agreement shall not violate any requirement of law and shall not be enjoined, temporarily, preliminarily, or permanently.

(o)[Reserved].

(p)[Reserved].

(q)The Junior DIP Term Loan Agreement shall have been executed and delivered by all parties thereto (the execution and delivery of which by the Debtors shall have been authorized by the Bankruptcy Court in the Junior DIP Interim Financing Order), all Junior DIP Term Loan Documents shall be in form and substance satisfactory to the Agent in its sole and absolute discretion, and the Debtors shall have deposited the net proceeds of the initial drawing of the Junior DIP Term Loans in an aggregate initial principal amount of $75,000,000 into the Term Loan Proceeds Account.

(r)All other conditions precedent in this Section 4.01 shall have been satisfied or waived on or before November 30, 2018.

Section 4.02    Conditions Precedent to Each Extension of Credit. The obligation of each Lender to make an Extension of Credit on any date shall be subject to the conditions precedent that the effectiveness of this Agreement shall have occurred and on the date of such Extension of Credit the following statements shall be true (and each of the giving of the applicable Notice of Borrowing or Application for a Letter of Credit, as the case may be, and the acceptance by the applicable Borrower of the proceeds of such Borrowing or the issuance of such Letter of Credit, as applicable, shall constitute a representation and warranty by the applicable Borrower that on the date of such Borrowing or Letter of Credit issuance such statements are true):

(i)the representations and warranties made by each Loan Party in or pursuant to the Loan Documents are true and correct on and as of such date in all material respects, before and after giving effect to such Extension of Credit and to the application of the proceeds therefrom, as though made on and as of such date, except to the extent that (A) such representations or warranties are qualified by a materiality standard, in which case they shall be true and correct in all respects, and (B) such representations or warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date);

(ii) no event has occurred and is continuing, or would result from such Extension of Credit or from the application of the proceeds therefrom, that constitutes a Default or an Event of Default;

(iii) after giving effect to such Extension of Credit, the Total Extensions of Credit will not exceed the Line Cap;

(iv) after giving effect to such Extension of Credit, the Borrowers will be in compliance with the LTV Provisions;

(v) such Extension of Credit shall not violate any Requirement of Law and shall not be enjoined, temporarily, preliminarily or permanently;

(vi) such Extension of Credit shall not result in the Total Extensions of Credit exceeding the amount authorized for the DIP ABL Facility by the Final Financing Order;

(vii)(i) the Final Financing Order shall be in full force and effect and shall not have been vacated, reversed, stayed, amended or modified in any respect, (ii) no motion for reconsideration of the Final Financing Order shall have been timely filed by any of the Debtors or their Subsidiaries, and (iii) no appeal of the Final Financing Order shall have been timely filed; and

(viii)in the case of a Revolving Advance or Swingline Advance, the date of such Advance is a Revolving Availability Date.
The conditions set forth in this Section 4.02 are for the sole benefit of the Credit Parties but until the Required Lenders otherwise direct the Agent to cease making Extensions of Credit, the Revolving Lenders will fund their Revolving Commitment Percentage of all Advances and participate in all Swingline Advances and Letters of Credit whenever made or issued, which are requested by a Borrower or are otherwise Permitted Overadvances and which, notwithstanding the failure of the Loan Parties to comply with the provisions of this Article IV, are agreed to by the

Agent acting in the interests of the Credit Parties, provided, however, that the making of any such Extensions of Credit shall not be deemed a modification or waiver by any Credit Party of the provisions of this Article IV on any future occasion or a waiver of any rights or the Credit Parties as a result of any such failure to comply.
ARTICLE V

REPRESENTATIONS AND WARRANTIES

Section 5.01    Representations and Warranties of Holdings and the Borrowers.

Holdings and the Borrowers hereby jointly and severally represent and warrant as follows:
(a)Organization; Power and Authority; EEA Financial Institution; EEA Financing Institutions. Each Loan Party (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (ii) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect. No Loan Party is an EEA Financial Institution.

(b)Due Authorization; No Conflict. Upon entry of the Final Financing Order, the execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party, and the consummation of the transactions contemplated hereby or thereby, are within such Loan Party’s powers, have been duly authorized by all necessary organizational action, and do not contravene (i) the charter or by-laws or other organizational or governing documents of such Loan Party or (ii) law or any contractual restriction binding on or affecting any Loan Party.

(c)Government Approvals; Consents. Upon entry of the Final Financing Order, no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by any Loan Party of any Loan Document to which it is a party that has not already been obtained.

(d)Due Execution. Each Loan Document has been duly executed and delivered by each Loan Party party thereto. Upon entry of the Final Financing Order, this Agreement constitutes, and each other Loan Document will constitute upon execution, the legal, valid and binding obligation of each Loan Party party thereto enforceable against such Loan Party in accordance with its respective terms and the Final Financing Order, subject to the effect of any applicable bankruptcy, insolvency, reorganization or moratorium or similar laws affecting the rights of creditors generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(e)Financial Statements. The consolidated and consolidating balance sheets of Holdings and its Subsidiaries and the related consolidated statements of income and cash flows and shareholders’ equity of Holdings and its Subsidiaries, that have been and are hereafter delivered to Agent and Lenders fairly present the consolidated financial condition and results of operations of Holdings and its Subsidiaries as at the dates and for the periods indicated, all in accordance with GAAP consistently applied.

(f)Absence of Material Adverse Effect. Since the Petition Date, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

(g)Litigation. Other than the Chapter 11 Cases, there are no material unstayed Adverse Proceedings now pending or threatened or affecting Holdings, the Borrowers or any of their respective Subsidiaries before any court, Governmental Authority or arbitrator.

(h)Margin Stock. Following application of the proceeds of each Advance and the Term Loan and the issuance of each Letter of Credit, not more than five (5%) percent of the value of the assets of the Borrowers and their respective Subsidiaries on a consolidated basis will be “Margin Stock” (within the meaning of Regulation U issued by the Board of Governors. No proceeds of any Extension of Credit or Letters of Credit will be used by Borrowers to purchase or carry, or to reduce or refinance any Debt incurred to purchase or carry, any Margin Stock or for any related purpose governed by Regulations T, U or X of the Board of Governors.

(i)Investment Company Act. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

(j)Taxes. All United States Federal income tax returns and all other material tax returns which are required to be filed have been filed by or on behalf of Holdings, the Borrowers and their respective Subsidiaries, and all Taxes due with respect to Holdings, the Borrowers and their respective Subsidiaries pursuant to such returns or pursuant to any assessment received by Holdings, the Borrowers or any Subsidiary have been paid except to the extent permitted in Section 6.01(b). The charges, accruals and reserves on the books of Holdings, the Borrowers and their Subsidiaries in respect of Taxes or other governmental charges have been made in accordance with, and to the extent required by, GAAP.

(k)Information; Accuracy. All written information (including the Approved Budget and each Rolling Budget) heretofore furnished by Holdings, the Borrowers or their Subsidiaries to the Agent, any Co-Collateral Agent or any Lender (including the Perfection Certificate) for purposes of or in connection with this Agreement or any other Loan Document, taken as a whole, was true and correct in all material respects on the date as of which such information was stated or certified, provided that with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. As of the Effective Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

(l)Collateral. No Collateral is subject to any Lien except the Permitted Liens existing on the Effective Date. Each Loan Party and Subsidiary has good and marketable title to (or valid leasehold interests in) all of its Real Property, and good title to all of its personal property, including all property reflected in any financial statements delivered to the Agent or the Lenders, in each case free of Liens except Permitted Liens. Each Loan Party and Subsidiary has paid and discharged all lawful claims that, if unpaid, could become a Lien on its properties, other than Permitted Liens. All Liens of the Agent in the Collateral are duly perfected Liens with lien priorities set forth in the Final Financing Order and the DIP Intercreditor Agreement and subject to Permitted Liens entitled to priority under applicable law. Schedule 5.01(l)(A) sets forth the address (including street address, county and state) of all previously unencumbered Real Property that is owned or ground leased by the Loan Parties as of the Effective Date (specifying whether each parcel of Real Property is either owned or ground leased). Schedule 5.01(l)(B) sets forth the address (including street address, county and state) of all previously unencumbered Real Property that is leased by the Loan Parties as of the Effective Date, together with the name of each lessor and such lessor’s contact information. Each Lease of Real Property by the Loan Parties is enforceable (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and by general principles of equity) against the lessor thereof in accordance with its terms and is in full force and effect and, other than for defaults arising solely as a result of the commencement of the Chapter 11 Cases, the Loan Parties are not in default of the terms of any such Lease; provided that the representation set forth in this sentence shall not apply to any Lease for a Store location that is subject to the Specified Store Closing Sales if the failure of such representation to be true and correct would not impair the applicable Loan Party’s ability to continue to occupy such Store location. The Agent has received the Flood Documentation with respect to all Real Property.

(m)Intellectual Property. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (i) each Loan Party owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted; (ii) no material claim has been asserted and is pending by any Person challenging the use of any Intellectual Property or the validity or effectiveness of any such Intellectual Property or alleging that the conduct of the business of any Loan Party infringes, misappropriates, or otherwise violates in any material respect any Intellectual Property of any Person, nor do Holdings or the Borrowers know of any valid basis for any such claim; and (iii) to the best knowledge of Holdings and the Borrowers, neither the use of Intellectual Property by each Group Member nor the operation of their respective businesses infringes, misappropriates or otherwise violates the rights of any Person in any material respect.

(n)ERISA.

(i) Except as set forth on Schedule 5.01(n) or as would not reasonably be expected to result in a Material Adverse Effect, (a) neither a Reportable Event nor a failure to meet minimum required contributions (in accordance with Section 430 or any prior applicable section of the Internal Revenue Code or Section 302 of ERISA) has occurred during the five year period prior to the date on which this representation is made or deemed made with respect to any Plan, (b) each Plan is in compliance with the applicable provisions of ERISA, the Internal Revenue Code and other applicable federal or state laws, and (c) no termination of a Single Employer Plan has occurred. Except as set forth on Schedule 5.01(n), no Lien imposed under the Internal Revenue Code or ERISA exists on account of any

Plan, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. Each Single Employer Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the United States Internal Revenue Service (the “IRS”) and, to the best knowledge of Holdings and the Borrowers, nothing has occurred which would cause the loss of, such qualification. Except as set forth on Schedule 5.01(n) or as would not reasonably be expected to result in a Material Adverse Effect, the Loan Parties and each ERISA Affiliate have made all required contributions to each Plan subject to Section 430 of the Internal Revenue Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 430 of the Internal Revenue Code has been made with respect to any Plan.

(ii) There are no pending or, to the best knowledge of Holdings and the Borrowers, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary duty rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur, in each case that would reasonably be expected to result in a Material Adverse Effect. Neither any Loan Party nor any ERISA Affiliate has incurred, or would reasonably be expected to incur, any liability under Title IV of ERISA with respect to any Pension Plan, other than premiums due and not delinquent under Section 4007 of ERISA or as would not reasonably be expected to have a Material Adverse Effect; neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and, to the knowledge of the Borrowers, no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan except as would not reasonably be expected to have a Material Adverse Effect; and neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that would reasonably be expected to be subject to Sections 4069 or 4212(c) of ERISA. Except as would not reasonably be expected to have a Material Adverse Effect, neither Holdings, the Borrowers nor any Commonly Controlled Entity has had a complete or partial withdrawal (as such terms are defined in Sections 4203 and 4205 of ERISA, respectively) from any Multiemployer Plan that has resulted or would reasonably be expected to result in a liability under ERISA. No such Multiemployer Plan is Insolvent except as would not reasonably be expected to result in aggregate liability to Holdings and its Subsidiaries of $100,000,000 or more.

(iii) Each Loan Party represents and warrants that it is not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Advances, the Letters of Credit or the Revolving Commitments;

(o)Environmental Matters. Except as, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, no Group Member (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has any Environmental Liabilities, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(p)Security Interest. (i) The Guarantee and Collateral Agreement is effective to create in favor of the Control Co-Collateral Agent, for the benefit of the Credit Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof.

(ii) When financing statements and other filings specified on Schedule 5.01(p) in appropriate form are filed in the offices specified on Schedule 5.01(p), the Guarantee and Collateral Agreement shall, to the extent a security interest therein can be perfected by filing a UCC financing statement, constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to the Lien or claim of any other Person (except for Senior Permitted Liens).

(iii) The Mortgages shall be effective to create in favor of the Control Co-Collateral Agent (for the benefit of the Credit Parties) or, if so contemplated by the respective Mortgage, the Control Co-Collateral Agent and the other Credit Parties, legal, valid and enforceable Liens on all of the Loan Parties’ rights, titles and interests in and to the Mortgaged Property thereunder and the proceeds thereof, and when such Mortgages are validly filed, registered or recorded in the proper real estate filing, registration or recording offices, and all required mortgage Taxes and recording and registration charges are duly paid, the Control Co-Collateral Agent (for the benefit of the Credit Parties) shall have valid Liens with record or registered notice to third parties on all rights, titles and interests of the Loan Parties in such Mortgaged Property.

(q)Payables Practices. Except for managing payments of certain payables to conserve cash in the period immediately preceding the commencement of the Chapter 11 Cases, each Loan Party has not made any material change in the historical accounts payable practices from those in effect immediately prior to the date hereof.

(r)Insurance Matters. The properties of the Loan Parties are insured as required pursuant to Section 6.01(c) hereof. Each insurance policy required to be maintained by the Loan Parties pursuant to Section 6.01(c) is in full force and effect and all premiums in respect thereof that are due and payable have been paid.

(s)Equity Interests. Each Loan Party has good title to the Equity Interests in its Subsidiaries and all such Equity Interests are duly issued, fully paid and non-assessable. There are no outstanding options to purchase, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney relating to any capital stock of any Loan Party (other than Holdings) or Subsidiary, except as set forth on Schedule 5.01(s). The copies of the organization and governing documents of each Loan Party provided pursuant to Section 4.01 are true and correct copies of each such document, each of which is valid and in full force and effect.

(t)Labor Matters; Certain Employment Matters. As of the date of this Agreement, except as would not reasonably be expected to have individually or in the aggregate, a Material Adverse Effect, (a) there are no strikes, lockouts, slowdowns or other material labor disputes against any Loan Party or any Subsidiary thereof pending or, to the knowledge of Holdings or any Borrower, threatened, (b) the hours worked by and payments made to employees of the Loan Parties comply with the Fair Labor Standards Act and any other applicable federal, state, local or foreign law dealing with such matters, (c) all payments due from any Loan Party and its Subsidiaries, or for which any claim may be made against any Loan Party, on account of wages and employee health and welfare insurance and other benefits, have been paid or properly accrued in accordance with GAAP as a liability on the books of such Loan Party. Except as set forth on Schedule 5.01(t) (as updated by the Borrowers from time to time) (i) no Loan Party or any Subsidiary is a party to or bound by any collective bargaining agreement, management agreement or any material bonus, restricted stock, stock option, or stock appreciation plan or agreement or any similar plan, agreement or arrangement (excluding in each case individual employment agreements) and (ii) no employee of a Loan Party is also an employee of any Permitted Holder. There are no representation proceedings pending or, to the knowledge of Holdings or any Borrower, threatened to be filed with the National Labor Relations Board, and no labor organization or group of employees of any Loan Party or any Subsidiary has made a pending demand for recognition, in each case which would individually or in the aggregate reasonably be expected to result in a Material Adverse Effect. There are no complaints, unfair labor practice charges, grievances, arbitrations, unfair employment practices charges or any other claims or complaints against any Loan Party or any Subsidiary pending or, to the knowledge of Holdings or any Borrower, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any employee of any Loan Party or any of its Subsidiaries which would, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect. The consummation of the transactions contemplated by the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party or any of its Subsidiaries is bound, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(u)WARN Act. No Loan Party has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or any similar federal or state law that remains unpaid or unsatisfied and is in excess of $100,000 individually or $750,000 in the aggregate for all such liabilities.

(v)Brokerage Fees. No broker or finder brought about the obtaining, making or closing of the Advances or the Term Loan or transactions contemplated by the Loan Documents, and, other than amounts payable pursuant to the Fee Letter, no Loan Party or Affiliate thereof has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

(w)Limitation on Certain Transactions. No Loan Party has any obligation to any Permitted Holder with respect to any consulting, management or similar fee; provided, that, for the avoidance of doubt, the foregoing shall not apply to (i) any arrangement disclosed in Holdings’ annual report on form 10-K for the fiscal year ended February 3, 2018; (ii) any employment arrangement between any Loan Party and an individual Person who is also an employee of a Permitted Holder, so long as such employment arrangements are (x) on terms that are fair and reasonable and comparable to terms provided to employees in comparable positions for companies of a comparable size and no less favorable to such Loan Party than it would obtain in a comparable arm’s length transaction with a Person that is not an employee of a Permitted Holder and (y) in the case of any officer (as defined in Rule 16a-1 under the Securities Exchange Act of 1934) or director of Holdings, any beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of more than 10.0% of Holdings’ Equity Interests or any Person that ranks in the top five in compensation among all employees of the Loan Parties, approved by a majority of disinterested members of the board of directors of Holdings in good faith; or (iii) any obligation arising from any financial advisory, financing or underwriting services or other investment banking activities provided by a Permitted Holder so long as (x) such services directly relate to and are provided in conjunction with an acquisition or divestiture or other specific transaction conducted outside the ordinary course of business, (y) such services are on terms that are fair and reasonable and comparable to terms provided by independent financial advisory, financing or underwriting service provider or other investment banking service providers and (z) compensation for such services are approved by a majority of disinterested members of the board of directors of Holdings in good faith.

(x)PATRIOT Act; Anti-Corruption. To the extent applicable, each Loan Party is in compliance, in all material respects, with (i) AML Laws, (ii) the PATRIOT Act, (iii) the United States Foreign Corrupt Practices Act of 1977 (the “FCPA”), and (iv) the Corruption of Foreign Public Officials Act, as amended. No part of the proceeds of any credit extensions will be used, directly or, to the Loan Parties’ knowledge, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA.

(y)Pension Plan Matters. None of Holdings, the Borrowers, any of their respective Subsidiaries, nor any Permitted Holder or Significant Holder is an Affiliate of the Sears Holdings Pension Plan. The Sears Holdings Pension Plan qualifies as an Eligible Assignee pursuant to the definition thereof.

(z)Sanctions; OFAC. No Group Member, nor any of their respective directors, officers, employees, agents or Affiliates, is a Sanctioned Person. Each Group Member has implemented and maintains in effect policies and procedures designed to ensure compliance by each Group Member and their respective directors, officers, employees, agents, and Affiliates, with applicable Sanctions. Each Group Member and their respective directors, officers, and employees to the extent of their activities in those capacities, and, to the knowledge of each Group Member, their respective agents and Affiliates, to the extent of their activities in those capacities, is in compliance with applicable Sanctions. No Group Member will, directly or, to their knowledge, indirectly, use the proceeds of any credit extensions, or lend, contribute or otherwise make available such proceeds to any Person in any manner that would directly or indirectly result in a violation of applicable Sanctions by any Person.

(aa)Final Financing Order.

(i) The Final Financing Order is in full force and effect, and has not been vacated, reversed, terminated, stayed, modified or amended in any manner without the written consent of the Agent and the Co-Collateral Agents.

(ii) Upon the occurrence of the Termination Date (whether by acceleration or otherwise), the Agent shall, subject to Article VII and the applicable provisions of the Final Financing Order, be entitled to immediate payment of the Obligations and to enforce the remedies provided for under this Agreement and the other Loan Documents in accordance with the terms hereof, thereof and the Final Financing Order, in each case without further application to or order by the Bankruptcy Court.

(iii) If the Final Financing Order is the subject of a pending appeal in any respect, none of the Final Financing Order, the extension of credit or the performance by any Loan Party of any of its obligations under this Agreement or any of the other Loan Documents shall be the subject of a presently effective stay pending appeal. The Debtors, the Agent, the Co-Collateral Agents and the Lenders shall be entitled to rely in good faith upon the Final Financing Order, notwithstanding objection thereto or appeal therefrom by any interested party. The Debtors, the Agent, the Co-Collateral Agents and the Lenders shall be permitted and required to perform their respective obligations in compliance with the Loan Documents notwithstanding any such objection or appeal, unless the Final Financing Order has been stayed by a court of competent jurisdiction.

(ab)Security Interest. Upon entry of each of the Interim Financing Order and the Final Financing Order, each such Financing Order was or shall be effective to create in favor of the Co-Collateral Agents, for the benefit of the Lenders, a legal, valid enforceable and perfected security interest in the Collateral and proceeds thereof, as and to the extent contemplated by each such Financing Order, as described in this Agreement and the other Loan Documents.

(ac)Appointment of Trustee or Examiner; Liquidation. No order has been entered in any of the Chapter 11 Cases (a) for the appointment of a Chapter 11 trustee, (b) for the appointment of a responsible officer or examiner (other than a fee examiner) having expanded powers (beyond those set forth under Sections 1106(a)(3) and (4) of the Bankruptcy Code) under Section 1104 of the Bankruptcy Code or (c) to convert any of the Chapter 11 Cases to a case under Chapter 7 of the Bankruptcy Code or to dismiss any of the Chapter 11 Cases.

(ad)No Other Insolvency Proceeding. None of the Loan Parties is a debtor in any Insolvency Proceeding.

(ae)Superpriority Claims; Liens. Upon the entry of each of the Interim Financing Order and the Final Financing Order, each such Financing Order and the Loan Documents are sufficient to provide the superpriority claims and security interests and Liens on Collateral of the Loan Parties described in, and with the priority provided in, the Interim DIP Term Sheet and the Loan Documents, as applicable.

(af)Non-Subsidiary Guarantor Entities. Since August 4, 2018, no Loan Party has transferred any assets to any Specified Subsidiary other than as reported in filings with the SEC made prior to the Petition Date.

(ag)Approved Budget. The Borrowers have heretofore furnished to the Agent the Approved Budget and such Approved Budget was prepared in good faith upon assumptions that the Borrowers believed to be reasonable assumptions on the date of delivery of the then-applicable Approved Budget. To the knowledge of the Borrowers, no facts exist that (individually or in the aggregate) would result in any material change in the Approved Budget.

(ah)Reorganization Matters.

(i) The Chapter 11 Cases were commenced on the Petition Date in accordance with applicable law and proper notice thereof was given for (i) the motion seeking approval of the Loan Documents and the Interim Financing Order and Final Financing Order, (ii) the hearing for the entry of the Interim Financing Order, and (iii) the hearing for the entry of the Final Financing Order. The Debtors have given, on a timely basis as specified in the Interim Financing Order, all notices required to be given to all parties specified in the Interim Financing Order.

(ii) After the entry of the Interim Financing Order, and pursuant to and to the extent permitted in the Interim Financing Order and the Final Financing Order, the Obligations will constitute allowed administrative expense claims in the Chapter 11 Cases having priority over all administrative expense claims and unsecured claims against the Loan Parties now existing or hereafter arising, of any kind whatsoever, including all administrative expense claims specified in any provision of the Bankruptcy Code or otherwise, as provided under Section 364(c)(l) of the Bankruptcy Code, subject to the Carve-Out and the priorities set forth in the Interim Financing Order or Final Financing Order, as applicable.

(iii) After the entry of the Interim Financing Order and pursuant to and to the extent provided in the Interim Financing Order and the Final Financing Order, the Obligations will be secured by a valid and perfected Lien on all of the Collateral subject, as to priority, only to the Carve-Out to the extent set forth in the Interim Financing Order and the Final Financing Order and with the lien priority set forth in the Final Financing Order and the DIP Intercreditor Agreement.

(iv) Notwithstanding the provisions of Section 362 of the Bankruptcy Code, and subject to the applicable provisions of the Interim Financing Order or the Final Financing Order, as the case may be, upon the maturity (whether by acceleration or otherwise) of any of the Obligations, the Agent and Lenders shall be entitled to immediate payment of such Obligations and to enforce the remedies provided for hereunder or under applicable law, without further notice, motion or application to, hearing before, or order from, the Bankruptcy Court.

ARTICLE VI

COVENANTS

Section 6.01    Affirmative Covenants. So long as any Advance or other Obligation (other than contingent indemnification obligations for which no claim shall have then been asserted) shall remain unpaid, any Letter of Credit shall remain outstanding (unless the same has been Cash Collateralized or back-to-back letters of credit from an issuer and on terms acceptable to the Issuing Lenders have been provided in respect of such Letters of Credit) or any Lender shall have any Commitment hereunder, each of Holdings and the Borrowers will, and will cause each of their Subsidiaries to:

(a)Compliance with Laws, Etc. (i) Comply in all respects with all applicable Requirements of Law, such compliance to include compliance with ERISA and Environmental Laws (which compliance includes taking any required actions with respect to the release or threatened release of Hazardous Materials), except for such non-compliance as would not reasonably be expected to have a Material Adverse Effect, and (ii) comply in all material respects with the Bankruptcy Code and any order of the Bankruptcy Court.

(b)Payment of Taxes, Etc. Pay and discharge before the same shall become delinquent, (i) all Taxes, assessments and governmental charges or levies imposed upon it or upon its property (ii) all payments required to be made to any Pension Plan, and (iii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided that neither Holdings, the Borrowers nor any of their Subsidiaries shall be required to pay or discharge any such Tax, assessment, charge or claim (x) that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors, (y) if such non-payments, either individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect or (z) for which payment is excused under the Bankruptcy Code.

(c)Maintenance of Insurance. (i) Maintain insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is consistent with prudent business practice; provided that Holdings, the Borrowers and their Subsidiaries may self-insure to the extent consistent with prudent business practice; provided further that policies maintained with respect to any Collateral located at a warehouse or DC shall provide coverage for Inventory at (x) the retail selling price of such Inventory less any permanent markdowns, consistent with the Loan Parties’ past practices, or (y) another selling price permitted by the Co-Collateral Agents in their Permitted Discretion.

(i) None of the Credit Parties shall be a co-insurer with any Loan Party or any other Person with respect to any fire and extended coverage policies maintained with respect to any Collateral without the prior written consent of the Co-Collateral Agents. Fire and extended coverage policies maintained with respect to any Collateral shall be endorsed or otherwise amended to include a non-contributing lenders’ loss payable clause, in form and substance reasonably satisfactory to the Co-Collateral Agents, which endorsements or amendments shall provide that the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies directly to the Control Co-Collateral Agent, as its interests may appear.

(ii) Within thirty (30) days following delivery of written notice from the Agent to Holdings, Holdings shall notify the insurers and use commercially reasonable efforts to have such policies amended to include such other provisions as the Co-Collateral Agents may reasonably require from time to time to protect the interests of the Credit Parties. Commercial general liability policies shall be endorsed to name the Co-Collateral Agents as additional insureds, as their interests may appear. Each certificate delivered by the Loan Parties’ insurance broker with respect to each property and liability insurance policy referred to in this Section 6.01(c) shall also provide that such policy shall not be canceled, modified or not renewed other than upon not less than ten (10) days’ prior written notice thereof by the insurance broker to the Co-Collateral Agents.

(iii) The Borrowers shall deliver to the Co-Collateral Agents, prior to the cancellation, modification or non-renewal of any such policy of insurance, evidence of renewal or replacement of a policy previously delivered to the Co-Collateral Agents, including an insurance binder therefor, together with evidence satisfactory to the Co-Collateral Agents of payment of the premium therefor and, upon request of the Agent, a copy of such renewal or replacement policy. In the event that the Borrowers fail to maintain any such insurance as required pursuant to this Section 6.01(c), the Agent may obtain such insurance on behalf of the Borrowers and the Loan Parties shall reimburse the Agent as provided herein for all costs and expenses in connection therewith; the Agent’s obtaining of such insurance shall not be deemed a cure or waiver of any Default or Event of Default arising from the Loan Parties’ failure to comply with the provisions of this Section 6.01(c).
(v)     The Borrowers shall cause each property insurance policy with respect to any Real Property to be endorsed or otherwise amended to include a “standard” lender’s loss payable endorsement, in form and substance reasonably satisfactory to the Co-Collateral Agents; deliver a certificate of insurance with respect to such Real Property to the Co-Collateral Agent; and deliver to the Co-Collateral Agents, prior to or concurrently with the cancellation or nonrenewal of any such policy of insurance covered by this clause (v), a copy of a renewal or replacement (or other evidence of renewal of a policy previously delivered to the Agent) insurance certificate with respect thereto.

(iv) If any building or mobile home on any improved Real Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area (each a “Special Flood Hazard Area”) with respect to which flood insurance has been made available under the Flood Insurance Laws, (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Agent evidence of such compliance in form and substance reasonably acceptable to the Agent.

(d)Preservation of Corporate Existence, Etc. Preserve and maintain its corporate existence, material rights (charter and statutory) and franchises unless otherwise consented to by the Agent and the Co-Collateral Agents in their sole and absolute discretion.

(e)Inspection Rights. In addition to the Agent’s and the Co-Collateral Agents’ rights under Section 6.01(k) and Section 8.02(b) hereof, subject to reasonable confidentiality limitations, at any reasonable time and from time to time but not more frequently than once per month (or at any time if an Event of Default has occurred and is continuing), permit the Agent, the Co-Collateral Agents or any Agent Professionals, at the Loan Parties’ expense, to (i) visit, enter onto, and inspect any of the Real Property (subject to the rights of tenants under their leases and provided that, except after the occurrence of an Event of Default, such visits and inspections shall not include any intrusive or invasive environmental sampling, testing or investigation); provided such Persons shall use good faith efforts to coordinate such visits and inspections so as to minimize the interference with and disruption to the normal business operations of tenants under their lease, and (ii) examine and make copies of and abstracts from the records and books of account of, and visit the properties of, Holdings, the Borrowers and any of their Subsidiaries, and to discuss the affairs, finances and accounts of Holdings, the Borrowers and any of their Subsidiaries, as the case may be, with any of their officers or directors and with their independent certified public accountants.

(f)Keeping of Books. Keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of Holdings, the Borrowers and each Subsidiary in accordance with GAAP in effect from time to time, and each Loan Party shall promptly furnish to the Agent or any Co-Collateral Agent, such copies of such books and records or extracts therefrom as the Agent or such Co-Collateral Agent, as applicable, may reasonably request, and the Agent, any Co-Collateral Agent or any Agent Professional may use any of such Loan Party’s personnel, equipment, supplies and premises as may be reasonably necessary for the foregoing, during normal business hours and, if an Event of Default exists or has occurred and is continuing, for the collection of Credit Card Accounts Receivable, Pharmacy Receivables and realization of other Collateral.

(g)Maintenance of Properties, Etc. Except as otherwise permitted pursuant to Section 6.02(b), or where the failure to do so, either individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect, maintain and preserve all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

(h)Transactions with Affiliates. Conduct all transactions otherwise permitted under this Agreement with any of their Affiliates on terms that are fair and reasonable and no less favorable to Holdings, the applicable Borrower or their respective Subsidiaries than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate other than transactions solely between or among the Loan Parties; provided, that the foregoing shall not prohibit (i) any Loan Party or any Subsidiary thereof from entering into employment arrangements with its officers and retention and other agreements with officers and directors pursuant to the reasonable requirements of its business or (ii) any transactions set forth on Schedule 6.01(h) hereto.

(i)Further Assurances.

(i) With respect to any Inventory, Credit Card Accounts Receivable, Pharmacy Receivables and other Collateral acquired after the Effective Date by any Group Member that is or is required to become a Loan Party hereunder, promptly (i) execute and deliver to the Co-Collateral Agents such amendments to the Guarantee and Collateral Agreement or such other documents as the Co-Collateral Agents may reasonably request in order to grant to the Co-Collateral Agents, for the benefit of the Credit Parties, a security interest in such property and (ii) take all actions as the Co-Collateral Agents may reasonably request to grant to the Co-Collateral Agents, for the benefit of the Credit Parties, a perfected security interest in such property with the priority required herein, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Co-Collateral Agents and the delivery of Blocked Account and other control agreements as may be reasonably requested by the Co-Collateral Agents.

(ii) With respect to any new Domestic Subsidiary which is created or acquired after the Effective Date by any Group Member and which owns any Inventory, Credit Card Accounts Receivable, Pharmacy Receivables and other Collateral, promptly (and in any event within 10 Business Days of the date such Person becomes a Subsidiary) cause such new Domestic Subsidiary to (i) become a party to the Guarantee and Collateral Agreement, (ii) take such actions as the Co-Collateral Agents may reasonably request to grant to the Co-Collateral Agents for the benefit of the Credit Parties a security interest, with the priority and perfection required herein, in the Collateral described in the Guarantee and Collateral Agreement held by such new Domestic Subsidiary, including, to the extent applicable, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Co-Collateral Agents and the delivery of Blocked Account and other control agreements, (iii) if requested by the Co-Collateral Agents, deliver to the Co-Collateral Agents an officer’s certificate with respect to such Domestic Subsidiary in form and substance reasonably satisfactory to the Co-Collateral Agents, and (iv) if requested by Co-Collateral Agents, deliver to the Co-Collateral Agents legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Co-Collateral Agents.

(iii) The Borrowers shall notify the Co-Collateral Agents ten (10) Business Days prior to the opening of any new deposit account in which funds of any of the Loan Parties are concentrated, or the commencement of concentrating funds in an existing deposit account that is not subject to a Blocked Account Agreement, and, if requested by the Co-Collateral Agents, the Borrowers shall deliver or cause to be delivered a Blocked Account Agreement reasonably satisfactory in form and substance to the Co-Collateral Agents upon the opening of, or commencement of concentrating funds in, such account (unless such account is a Utility Deposit Adequate Assurance Account).

(iv) [Reserved].

(v) With respect to any Real Property upon which the Co-Collateral Agents request a Mortgage (which requests shall be limited such that there will be no more than twenty (20) Mortgages in effect at any time, unless an Event of Default has occurred and is continuing, in which case there shall be no such limit on such requests by the Co-Collateral Agents) within ninety (90) days after such request (but in no event prior to the Borrower receiving confirmation from the Agent that flood insurance due diligence and compliance in accordance with Section 6.01(i)(v)(1) has been completed) or such longer period as may be agreed by the Co-Collateral Agents in their sole and absolute discretion, the Borrower shall, or shall cause the applicable Loan Party to, grant to the Control Co-Collateral Agent a Mortgage on such Real Property, subject to no Liens except Permitted Liens, and record such Mortgage in the land records of the county in which such Real Property is located, and cause each such Loan Party to pay, in full, all mortgage recording taxes, fees and other charges required to be paid in connection with such recording, registration or filing of the Mortgage. Unless otherwise waived by the Co-Collateral Agents or the applicable Lender (solely with respect to clause (i)(v)(2) below), with respect to each such Mortgaged Property, the Borrowers shall cause the following requirements to be satisfied with respect to the applicable Mortgaged Property:

(1)the Co-Collateral Agents shall have received, with respect to each Mortgaged Property, the Flood Documentation;

(2)the Co-Collateral Agents shall have received:

(A) counterparts of each Mortgage to be entered into with respect to each such Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property and suitable for recording, registering or filing (together with any other forms or undertakings that are required or customary to effect such recording, registration or filing) in the land records of the county in which such Mortgaged Property is located; and

(B) with respect to the Mortgage encumbering each such Mortgaged Property, opinions of local counsel regarding the enforceability of such Mortgage and such other matters customarily covered in real estate mortgage counsel opinions as the Agent may reasonably request, if and to the extent, and in such form, as local counsel customarily provides such opinions as to such other matters; and

(3)the Agent shall have received:

(A) a policy or policies or marked up unconditional binder of title insurance (“Title Policy”), in the amount of the fair market value of the respective Mortgaged Property, issued by a nationally recognized title insurance company (“Title Insurer”) insuring the Lien of each Mortgage as a valid Lien on the Mortgaged Property described therein, free of any other Liens except Permitted Liens, and with lien priority as set forth in the Final Financing Order and the DIP Intercreditor Agreement together with such customary endorsements, coinsurance and reinsurance as the Agent may reasonably request and which are available at commercially reasonable rates in the jurisdiction where the applicable Mortgaged Property is located, and

(B) a survey of each Mortgaged Property (including all improvements, easements and other customary matters thereon reasonably required by the Agent), as applicable, for which all necessary fees (where applicable) have been paid, which (A) complies in all material respects with the minimum detail requirements of the American Land Title Association and American Congress of Surveying and Mapping as such requirements are in effect on the date of preparation of such survey and (B) is sufficient for such Title Insurer to remove all standard survey exceptions from the title insurance policy relating to such Mortgaged Property or otherwise reasonably acceptable to the Agent; provided, however, that so long as the Title Insurer shall accept the same to eliminate the standard survey exceptions from such policy or policies, in lieu of a new or revised survey Borrowers may provide a “no material change” affidavit with respect to any prior survey for the respective Mortgaged Property (which prior survey otherwise substantially complies with the foregoing survey requirements) (a “Survey”).

(j)Reporting Requirements. Furnish to the Agent, for delivery to the Lenders:
(i) as soon as available and in any event within 30 days (or, in the case of a fiscal month that ends on the same day as the end of a fiscal quarter, 45 days) after the end of each fiscal month of each fiscal year of Holdings, (a) the consolidated balance sheet of Holdings and its Subsidiaries and the consolidated balance sheet of Holdings and its domestic Subsidiaries as of the end of such month and consolidated statements of income and cash flows of Holdings and its Subsidiaries and the consolidated statements of income and cash flows of Holdings and its domestic Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such month, duly certified (subject to year-end audit adjustments) by an Authorized Officer of Holdings as having been prepared in accordance with GAAP and (b) a certificate of an Authorized Officer of Holdings as to compliance with the terms of this Agreement and the other Loan Documents in the form of Exhibit I;

(ii) as soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Holdings, (a) the consolidated balance sheet of Holdings and its Subsidiaries and the consolidated balance sheet of Holdings and its domestic Subsidiaries as of the end of such quarter and consolidated statements of income and cash flows of Holdings and its Subsidiaries and the consolidated statements of income and cash flows of Holdings and its domestic Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments) by an Authorized Officer of Holdings as having been prepared in accordance with GAAP and (b) a certificate of an Authorized Officer of Holdings as to compliance with the terms of this Agreement and the other Loan Documents in the form of Exhibit I (the Borrowers being permitted to satisfy the requirements of clause (ii)(a) by delivery, in the manner provided in Section 9.02(b), of its quarterly report on form 10-Q (or any successor form), as filed with the SEC so long as the financial statements contained therein satisfy the requirement of this clause (ii));

(iii) as soon as available and in any event within 90 days after the end of each fiscal year of Holdings, (a) a copy of the annual audit report for such year for Holdings and its Subsidiaries, containing the consolidated balance sheet of Holdings and its Subsidiaries as of the end of such fiscal year and consolidated statements of income and cash flows of Holdings and its Subsidiaries for such fiscal year, in each case reported on without a “going concern” or like qualification or exception (other than a “going concern” qualification, exception or paragraph of emphasis solely as a result of the Chapter 11 Cases and Debt maturing thereafter), or qualification arising out of the scope of the audit, by its Board-appointed auditor of national standing, (b) a consolidated balance sheet of Holdings and its domestic Subsidiaries as of the end of such fiscal year and consolidated statements of income and cash flows of Holdings and its domestic Subsidiaries for such fiscal year duly certified by an Authorized Officer of Holdings as having been prepared in accordance with GAAP, and (c) a certificate of an Authorized Officer of Holdings as to compliance with the terms of this Agreement and the other Loan Documents in the form of Exhibit I (the Borrowers being permitted to satisfy the requirements of clause (iii)(a) by delivery, in the manner provided in Section 9.02(b), of its annual report on form 10-K (or any successor form), as filed with the SEC, so long as the financial statements contained therein satisfy the requirement of this clause (iii));

(iv) as soon as available and in any event by 5:00 p.m. Central Time Thursday of each week (or, if Thursday is not a Business Day, on the next succeeding Business Day), and with a draft being delivered by 5:00 p.m. Central Time on Wednesday of each week, a Borrowing Base Certificate as of the close of business on the immediately preceding Saturday and supporting information satisfactory to the Agent and the Co-Collateral Agents in their Permitted Discretion (including (i) a list of accounts payable to vendors of consigned inventory and of Inventory consisting of Lands’ End merchandise and merchandise in other leased departments, (ii) calculations of Inventory itemizing separately consigned inventory by vendor, in-transit Inventory, Inventory located at Stores to be closed pursuant to Specified Store Closing Sales, Inventory located at non-closing Stores, and Inventory located in warehouse locations, together with back-up information for each in-transit Inventory category and (iii) a breakdown of Stores being closed or proposed to be closed, which information with respect to such Stores shall be limited to pro rata collections of such Stores collected from the point of sale systems during the relevant period which correspond to cash collections described in, and determined in a manner consistent with, the Approved Budget), certified to be complete and correct in all material respects by an Authorized Officer of Holdings;

(v) not later than the 10th day of every month (or such later day as the Co-Collateral Agents may agree in their Permitted Discretion), an updated inventory appraisal;

(vi) promptly and in any event within five days after any Authorized Officer of Holdings or any Borrower has knowledge of the occurrence and continuance of a Default or Event of Default, a statement of an Authorized Officer of Holdings or such Borrower setting forth details of such Default or Event of Default and the action that Holdings or such Borrower has taken and proposes to take with respect thereto;

(vii)promptly after the sending or filing thereof, copies of all quarterly and annual reports and proxy solicitations that Holdings sends to its public security holders generally, and copies of all reports on form 8-K (or its equivalent) and registration statements for the public offering (other than pursuant to employee Plans) of securities that Holdings or any of its Subsidiaries files with the SEC or any national securities exchange;

(viii)promptly after the commencement thereof, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting Holdings, the Borrowers or any of their Subsidiaries of the type described in Section 5.01(g);

(ix) as soon as available, but in any event no later than 60 days after the end of each fiscal year of Holdings, forecasts prepared by management of Holdings for Holdings and its domestic Subsidiaries in form satisfactory to the Agent and containing information reasonably required by the Agent;
(x)(A) contemporaneously with the delivery of the reports required pursuant to clauses (ii) and (iii) above, a report (which may take the form of a footnote to Holdings’ quarterly and annual reports filed with the SEC and delivered to the Agent) setting forth the estimated Unfunded Pension Liability of Holdings and its Subsidiaries, and (B) promptly after receipt thereof by the Loan Parties, a copy of the funded status report received from the Loan Parties’ actuaries with respect to amounts to be funded under the Loan Parties’ Pension Plan;

(xi) promptly, notice of any event that the Loan Parties reasonably believes has resulted in or could reasonably be expected to result in a Material Adverse Effect;

(xii)[reserved];

(xiii)[reserved];

(xiv)promptly following any request therefor, information and documentation reasonably requested by the Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation;

(xv)promptly, notice of (i) the filing or commencement of, or any written threat or notice of intention of any Person to file or commence, any Adverse Proceeding not previously disclosed in writing by a Borrower to the Agent, or (ii) any material development in any Adverse Proceeding that would reasonably be expected to have a Material Adverse Effect, or that seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby;

(xvi)concurrently with the delivery to the Junior DIP Term Loan Agent or the lenders under the Junior DIP Term Loan Agreement, copies of any report or other information required to be delivered thereto pursuant to the terms of the Junior DIP Term Loan Agreement to the extent such report or information is not otherwise required to be delivered to the Agent or Lenders hereunder;

(xvii)promptly, but in any event no later than five (5) Business Days of such change, notice of any change in the board of directors (or similar governing body) of Holdings, the Borrowers or Sears;

(xviii)as soon as practicable and, in any event, at least three (3) Business Days or such shorter period as agreed to by the Agent and the Co-Collateral Agents in their sole and absolute discretion in advance of filing with the Bankruptcy Court or delivering to any official committee appointed in any of the Chapter 11 Cases (or the professionals to such committee) or to the U.S. Trustee, as the case may be, copies of all Material Documents, and engage in good faith consultation with the Agent, the Co-Collateral Agents and their respective advisors prior to filing such documents to the extent reasonably possible under the circumstances;

(xix)as soon as available, copies of all formal proposals, letters of interest, letters of intent, bids, agreements and any final proposed definitive documentation for the sale of any or all of the Loan Parties’ assets (other than sales of inventory in the ordinary course of business) or for any investment pursuant to which additional capital is to be received by the Loan Parties;

(xx)promptly upon request by any Co-Collateral Agent, a status report and updated information relating to any sale permitted under the Loan Documents, in form and substance acceptable to the Co-Collateral Agents in their reasonable discretion;

(xxi)at least one (1) Business Day prior to the consummation by any Loan Party or any of its Subsidiaries of any Disposition or series of related Dispositions of any Collateral of a type that is included in the Borrowing Base with a value in excess of $7,500,000 in the aggregate (other than inventory in the ordinary course of business and intercompany transfers among Loan Parties), whether pursuant to section 363 of the Bankruptcy Code or otherwise, a roll forward of the Borrowing Base Loan Parties’ Eligible Inventory together with an updated Borrowing Base Certificate, in each case giving pro forma effect to such Disposition;

(xxii)on each Business Day, a certificate of the Borrowers demonstrating compliance with the LTV Provisions; and

(xxiii)such other information respecting Holdings, the Borrowers or any of their Subsidiaries, or the Borrowing Base, as the Agent, the Co-Collateral or any Lender through the Agent may from time to time request.
Reports and financial statements required to be delivered by the Borrowers pursuant to clauses (ii)(a), (iii)(a) and (vii) of this subsection (j) shall be deemed to have been delivered on the date on which Holdings causes such reports, or reports containing such financial statements, to be posted on the Internet at www.sec.gov or at such other website identified by the Borrowers in a notice to the Agent and the Lenders and that is accessible by the Lenders without charge.
(k)Collateral Monitoring and Review. Upon the request of the Agent, any Co-Collateral Agent, or the Required Lenders, after reasonable notice and during normal business hours, permit the Agent, the Co-Collateral Agents or any Agent Professionals to conduct appraisals, commercial finance examinations and other evaluations, including, without limitation, of (i) Holdings’ and the Borrowers’ practices in the computation of the Borrowing Base and (ii) the assets included in the Borrowing Base and financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves, related to the calculation of the Borrowing Base and (iii) an Real Estate included in the Collateral. The Borrowers shall pay the reasonable out-of-pocket fees and expenses of the Agent, the Co-Collateral Agents and any Agent Professionals in connection with monthly inventory appraisals, discretionary real estate appraisals, and three commercial finance examinations each fiscal year (which the Agent and Co-Collateral Agents shall be obligated to undertake for the benefit of the Credit Parties). Notwithstanding the foregoing, the Agent and the Co-Collateral Agents may cause (i) additional appraisals and commercial finance examinations to be undertaken (A) as each in its Permitted Discretion deems necessary or appropriate, at its own expense, and (B) if required by applicable law or if a Default or an Event of Default has occurred and is continuing, in each case, at the expense of the Borrowers. In connection with any inventory appraisal and commercial finance examination relating to the computation of the Borrowing Base, Holdings shall make such adjustments to the calculation of the Borrowing Base as the Agent shall reasonably require in its Permitted Discretion based upon the terms of this Agreement and the results of such inventory appraisal and commercial finance examination. Any inventory appraisal or commercial finance examination requested by the Agent or any Co-Collateral Agent shall be scheduled at such time as the Co-Collateral Agents, in consultation with the Borrowers, may agree in order to minimize any disruption to the conduct of the Borrowers’ business.

(l)Landlord Waivers, Access Agreements and Customs Broker Agreements. Upon the request of the Agent or any Co-Collateral Agent, (i) obtain from each lessor that is a Group Member, and use commercially reasonable efforts to obtain from each lessor that is not a Group Member, leasing a DC at which Collateral is located to a Loan Party, consents, approvals, Lien waivers and rights to access and occupy each such DC (including, without limitation, to take possession and dispose of any Collateral from each such DC upon the occurrence and during the continuance of an Event of Default) reasonably satisfactory to the Co-Collateral Agents; (ii) obtain from each Subsidiary of Holdings owning a DC at which Collateral is located, consents, approvals, Lien waivers and rights to access and occupy each such DC (including, without limitation, to take possession and dispose of the Collateral from each such DC upon the occurrence and during the continuance of an Event of Default) reasonably satisfactory to the Co-Collateral Agents; (iii) use commercially reasonable efforts to cause each Loan Party’s customs brokers to deliver an agreement (including, without limitation, a Customs Broker Agreement) to the Co-Collateral Agents covering such matters and in such form as the Co-Collateral Agents may reasonably require; and (iv) with respect to any property or assets subject to the Lien of a third party use commercially reasonable efforts to cause the holder of such Lien to enter into an agreement reasonably satisfactory to the

Agent, permitting the Co-Collateral Agents to use such property and assets, at no cost or expense to the Co-Collateral Agents, in connection with the disposition of any of the Collateral by the Co-Collateral Agents during the continuance of an Event of Default.

(m)Cash Management.

(i) Upon the request of the Agent, the Loan Parties shall enter into a Blocked Account Agreement reasonably satisfactory in form and substance to the Co-Collateral Agents with each Blocked Account Bank covering such deposit accounts as the Agent may request (other than Excluded Accounts, the Carve-Out Account, the Luxottica Reserve Account, the Winddown Account and the Utility Deposit Adequate Assurance Accounts).

(ii) The Loan Parties shall ACH or wire transfer daily (or with respect to DDAs that have historically not been swept daily (and other DDAs with the consent of the Co-Collateral Agents, not to be unreasonably withheld), periodically, consistent with past practices) (and whether or not there are then any outstanding Obligations) to a Blocked Account all amounts on deposit in each DDA of such Loan Party, other than Excluded Accounts, the Carve-Out Account, the Luxottica Reserve Account, the Winddown Account, the Utility Deposit Adequate Assurance Accounts, and the Term Loan Proceeds Account; provided that such covenant shall not apply to any minimum balance as may be required to be kept in the subject DDA by the depository institution at which such DDA is maintained. The Loan Parties shall ACH or wire transfer daily to a Blocked Account all payments due from Credit Card Processors and other proceeds of any of the Collateral except as provided in Section 6.01(n). All swept funds shall be conclusively presumed to be Collateral and proceeds of Collateral and the Agent, Co-Collateral Agents and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in any DDA or Blocked Account.

(iii) Upon the request of the Agent, deliver to the Agent copies of credit card notifications (each, a “Credit Card Notification”) substantially in the form attached hereto as Exhibit E and Third Party Payor Notifications (each, a “Third Party Payor Notification”) substantially in the form attached hereto as Exhibit H, in each case executed on behalf of such Loan Party and addressed to such Loan Party’s Credit Card Processors and Third Party Payors, as applicable, listed in the Perfection Certificate. To the extent that any Loan Party hereafter engages a Credit Card Processor other than the Credit Card Processors listed in the Perfection Certificate, or a Third Party Payor other than the Third Party Payors listed in the Perfection Certificate, such Loan Party shall promptly furnish written notice thereof to the Agent and, upon the request of the Agent, shall deliver to the Agent an executed Credit Card Notification or Third Party Payor Notification, as applicable, with respect to such Credit Card Processor or Third Party Payor. The Agent may deliver such Credit Card Notifications and Third Party Payor Notifications to the applicable Credit Card Processors and Third Party Payors at any time.

(iv) Each Blocked Account Agreement shall require the ACH or wire transfer no less frequently than daily (and whether or not there are then any outstanding Obligations) to the Agent’s Account, of all cash receipts and collections held in each applicable Blocked Account (net of any minimum balance, not to exceed $25,000 (or such greater amount with the consent of the Co-Collateral Agents, not to be unreasonably withheld), as may be required to be kept in the subject Blocked Account by the Blocked Account Bank), including, without limitation, the following:
(A) all available cash receipts from the sale of Inventory and other Collateral other than as set forth in Section 6.01(n);

(B) all proceeds of collections of Pharmacy Receivables and Credit Card Accounts Receivable;

(C) all proceeds from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of any Collateral other than as set forth in Section 6.01(n); and

(D) all Net Proceeds from any equity issuance by or capital contribution to any Loan Party or its Subsidiaries.
The Borrowers shall be deemed to have complied with the provisions of this clause (iv) if they cause the ACH or wire transfer daily of all funds which an Authorized Representative of the Borrowers in good faith believes to be the amount deposited in the Blocked Accounts in excess of $25,000 (or such greater amount as permitted above in this clause (iv)).
(v) The Agent’s Account shall at all times be under the sole dominion and control of the Co-Collateral Agents. The Loan Parties hereby acknowledge and agree that (i) the Loan Parties have no right of withdrawal from the Agent’s Account, (ii) the funds on deposit in the Agent’s Account shall at all times be collateral security for all of the Obligations, and (iii) the funds on deposit in the Agent’s Account shall be applied as provided in this Agreement. In the event that, notwithstanding the provisions of this Section 6.01(m), any Loan Party receives or otherwise has dominion and control of any such proceeds or collections, such proceeds and collections shall be held in trust by such Loan Party for the Co-Collateral Agents, shall not be commingled with any of such Loan Party’s other funds or deposited in any account of such Loan Party and shall, not later than the Business Day after receipt thereof, be deposited into the Agent’s Account or dealt with in such other fashion as such Loan Party may be instructed by the Co-Collateral Agents. The amounts deposited into the Agent’s Account shall be applied to the prepayment of the Advances and other Obligations then outstanding; provided that upon payment in full of such outstanding Advances or Obligations, as applicable, any remaining amounts will be released and transferred to a deposit account of the Loan Parties as the Borrowers shall direct.

(vi) The Prepetition Unencumbered Assets Proceeds Account shall at all times be under the sole dominion and control of the Control Co-Collateral Agent. The Loan Parties hereby acknowledge and agree that (i) the Loan Parties have no right of withdrawal from the Prepetition Unencumbered Assets Proceeds Account, (ii) the funds on deposit in the Prepetition Unencumbered Assets Proceeds Account shall at all times be collateral security for all of the Obligations, and (iii) the funds on deposit in the Prepetition Unencumbered Assets Proceeds Account shall be applied to the Obligations only in accordance with the DIP Intercreditor Agreement and paragraph 13 of the Final Financing Order. In the event that, notwithstanding the provisions of Section 6.01(m), any Loan Party receives or otherwise has dominion and control of any proceeds of Prepetition Unencumbered Assets (other than proceeds contained in the Winddown Account), such proceeds and collections shall be held in trust by such Loan Party for the Co-Collateral Agents, shall not be commingled with any of such Loan Party’s other funds or deposited in any account of such Loan Party and shall, not later than the Business Day after receipt thereof, be deposited into the Prepetition Unencumbered Assets Proceeds Account or dealt with in such other fashion as such Loan Party may be instructed by the Co-Collateral Agents.

(vii)Upon the request of the Agent, the Loan Parties shall cause bank statements and/or other reports to be delivered to the Agent not less often than monthly, accurately setting forth all amounts deposited in each Blocked Account to ensure the proper transfer of funds as set forth above.

(n)Disposition of Prepetition Unencumbered Assets. (i) Subject to the Financing Orders and the DIP Intercreditor Agreement, the Borrowers shall apply any Net Proceeds of the sale of Prepetition Unencumbered Assets to fund the Winddown Account, provided that after the Winddown Account has been funded in an amount equal to $240,000,000, the Borrowers shall, to the extent of such excess, deposit such Net Proceeds into the Prepetition Unencumbered Assets Proceeds Account; provided, further that the Loan Parties waive their right to seek to use the funds in the Prepetition Unencumbered Assets Proceeds Account as “cash collateral” as defined in Section 363 of the Bankruptcy Code or otherwise.

(o)Physical Inventories. Cause physical inventories and periodic cycle counts to be undertaken, at the expense of the Loan Parties, conducted by such inventory takers and following such methodology as may be satisfactory to the Co-Collateral Agents in their Permitted Discretion. The Co-Collateral Agents (or their designated Agent Professionals), at the expense of the Loan Parties, may participate in and/or observe each scheduled physical count of Inventory which is undertaken on behalf of any Loan Party. The Loan Parties, within five (5) days following the completion of any such inventory, shall provide the Co-Collateral Agents with a reconciliation of the results of such inventory (as well as of any other physical inventory or cycle counts undertaken by a Loan Party) and shall post such results to the Loan Parties’ stock ledgers and general ledgers, as applicable.

(p)Letters of Credit. In the event that the Loan Parties request that any Letter of Credit have an expiry after the Termination Date and the Issuing Lenders, in their discretion, issue such Letter of Credit, the Borrowers shall on or before the date that is thirty (30) days prior to the Scheduled Termination Date, Cash Collateralize the L/C Obligations with respect to any such Letter of Credit.

(q)Post-Effective Date Requirements.
The Borrowers shall, and shall cause each of the applicable Loan Parties to, satisfy the requirements set forth on Schedule 6.01(q) on or before the date specified in such schedule for such requirement or, in each case, on such later date agreed by Agent in its sole and absolute discretion.
(r)Case Milestones; Go Forward Plan. Holdings and the Borrowers shall:
(i)comply with each of the covenants set forth on Schedule 6.01(r)(i) (the “Case Milestones”) upon the terms and at the times set forth therein; and
(ii)(A) comply with the Borrowers’ Go Forward Plan attached hereto as Schedule 6.01(r)(ii), including the material terms of any binding agreement for a Specified Sale Transaction or Specified Store Closing Sales or any of the documents or agreements executed in connection therewith in all material respects and (B) consummate each Specified Sale Transaction and or the Specified Store Closing Sale strictly in accordance with the material terms of the documents or agreements executed in connection therewith; in each case in accordance with the applicable timing referred to thereon (or such later dates as approved in writing by the Agent and the Co-Collateral Agents) and subject to documentation (including, without limitation, motions and orders) in form and substance satisfactory to the Agent and the Co-Collateral Agents in their sole and absolute discretion (without any waiver or amendment to such documents or agreements unless consented to in writing by the Agent), in each case, other than as a result of a consummation of a higher or better transaction as contemplated by the applicable bid procedures.

(s)Debtor Advisors; Cooperation; Status Calls. (i) The Debtors shall continuously retain during the term of this Agreement (A) a chief restructuring officer (the “Chief Restructuring Officer”), (B) a restructuring advisor (the “Restructuring Advisor”), and (C) a financial advisor (the “Financial Advisor”). The retention of the Financial Advisor, the Restructuring Advisor and the Chief Restructuring Officer shall be on terms and conditions (including as to scope of engagement) satisfactory to the Agent and each Co-Collateral Agent in their sole and absolute discretion. The Agent and each Co-Collateral Agent hereby confirm that (1) Mohsin Y. Meghji is an acceptable Chief Restructuring Officer, (2) M-III Partners, LP is an acceptable Restructuring Advisor, (3) Lazard Freres & Co. LLC is an acceptable Financial Advisor and (4) the terms of each of their engagements as filed with the Bankruptcy Court prior to the date hereof are acceptable. In addition, in connection with the closure of any additional Stores referred to in clause (c) of the definition of “Specified Store Closing Sale” the Debtors shall retain, on a competitive basis, subject to their fiduciary duty to the bankruptcy estate to maximize value, an independent, nationally recognized, professional retail inventory liquidation firm that provides full liquidation services acceptable to the Agent and the Co-Collateral Agents in their Permitted Discretion (the “Liquidation Agent”; the Liquidation Agent, together with the Financial Advisor, the Restructuring Advisor and the Chief Restructuring Officer, each a “Debtor Advisor” and collectively, the “Debtor Advisors”). If any Debtor Advisor in any of the above roles ceases to be retained, the Debtors will retain a new Debtor Advisor in such role, which new Debtor Advisor (other than the Liquidation Agent) shall be satisfactory to the Co-Collateral Agents in their sole and absolute discretion and, in the case of the Liquidation Agent, satisfactory to the Co-Collateral Agents in their Permitted Discretion, within 5 Business Days (which period may be extended with the approval of the Agent and the Co-Collateral Agents in their sole and absolute discretion) of such cessation. The Debtors shall provide the Agent and the Co-Collateral Agents and their respective advisors with reasonable access to the Debtor Advisors.

(i) The Loan Parties shall fully cooperate with the Debtor Advisors, including, without limitation, in connection with the preparation of the Approved Budget and other reporting or information required to be delivered pursuant to this Agreement, and shall grant them full and complete access to the books and records of the Loan Parties. The Loan Parties hereby (i) authorize the Agent and each Co-Collateral Agent (or their respective agents or advisors, including any Agent Professionals) to communicate directly with the Debtor Advisors regarding any and all matters related to the Debtors and their Affiliates, including all financial reports and projections developed, reviewed or verified by any Debtor Advisor, Store closing information and all additional information, reports and statements reasonably requested by the Agent or any Co-Collateral Agent, and (ii) authorize and direct each Debtor Advisor to provide the Agent and each Co-Collateral Agent (or their respective agents or advisors, including any Agent Professionals) with copies of reports and other information or materials prepared or reviewed by such Debtor Advisor as the Agent or any Co-Collateral Agent may reasonably request.
(ii) The Borrowers shall arrange for weekly (unless waived by the Co-Collateral Agents in their sole and absolute discretion) status calls with the Agent, each Co-Collateral Agent and any Agent Professionals, and shall cause the Debtor Advisors (or other appropriate agents or advisors to the Loan Parties) to participate, together with financial officers of the Loan Parties, to discuss (A) the Approved Budget or the Budget Variance Reports and/or any other reports or information delivered pursuant to clause (j) above or Section 6.03 hereof or otherwise, (B) the financial operations and performance of the Loan Parties’ business, (C) the status of landlord negotiations, (D) the status of any Specified Store Closing Sales, (E) the status of the Chapter 11 Cases generally, (F) progress in achieving compliance with the Case Milestones and the Go Forward Plan or (G) such other matters relating to the Debtors as the Agent or any Co-Collateral Agent (or their respective agents or advisors, including any Agent Professionals) shall reasonably request.

(t)Leases.

(i)Make all payments and otherwise perform all obligations, in all material respects, other than to the extent permitted by the Bankruptcy Code, in respect of all Leases to which any Loan Party or any of its Subsidiaries is a party and otherwise in accordance with the Approved Budget, (ii) keep all Leases in full force and effect and not allow such Leases to lapse or be terminated or any rights to renew such Leases to be forfeited or cancelled, and (iii) promptly notify the Co-Collateral Agents of any material default by any party with respect to any Leases and cooperate with the Co-Collateral Agent in all respects to cure any such default, except, in each case, with respect to Leases relating to Store locations subject to Specified Store Closing Sales after the date of the effectiveness of the rejection of the applicable Leases.

(ii)Other than with respect to Leases relating to any Specified Store Closing Sale, consult with the Agent and Co-Collateral Agents regarding any plans to assume or reject Leases.

(u)Certain Other Bankruptcy Matters.

(i) Holdings, the Borrowers and their Subsidiaries shall comply (i) in all respects, after entry thereof, with all of the requirements and obligations set forth in the Financing Orders, the Cash Management Order and the Employee Wage Order, and each order of the Bankruptcy Court, as each such order may be amended with the consent of the Agent and the Co-Collateral Agents , and (ii) all other obligations and responsibilities as debtors-in-possession under the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure.

(ii) Holdings and the Borrowers shall provide as soon as reasonably practicable but in any event no later than three (3) Business Days’ (or such shorter notice acceptable to the Agent and the Co-Collateral Agents in their sole and absolute discretion) prior written notice to the Agent and its advisors prior to filing any motion or notice to assume or reject any of Holdings’, any Borrower’s or any Subsidiary’s material contracts or material non-residential real property leases pursuant to Section 365 of the Bankruptcy Code, and no such contract or lease shall be assumed or rejected, if such assumption or rejection adversely impacts the Collateral, any Liens thereon or any DIP Superpriority Claims payable therefrom (including, without limitation, any sale or other disposition of Collateral or the priority of any such Liens or DIP Superpriority Claims) if the Agent informs Holdings and the Borrowers in writing within two (2) Business Days of receipt of the notice from Holdings and the Borrowers referenced above that it objects to such assumption or rejection, as applicable.

(iii) Holdings, the Borrowers and each of the Subsidiaries hereby irrevocably waive any right, pursuant to section 364(c) or 364(d) of the Bankruptcy Code or otherwise, to grant any Lien of equal or greater priority than the Liens securing the Obligations, or to approve a claim of equal or greater priority than the DIP Superpriority Claims, other than as expressly set forth in a Financing Order.

(iv) Each Loan Party shall promptly and diligently oppose all motions filed by Persons in the Bankruptcy Court to lift the automatic stay on Collateral with a fair market value in excess of $1,000,000 (other than motions filed by the Agent relating to the DIP ABL Facility or by the Prepetition ABL Agent relating to the Prepetition First Lien ABL Credit Agreement or by the Junior DIP Term Loan Agent relating to the Junior DIP Term Loan), all motions filed by Persons in the Bankruptcy Court to terminate the exclusive ability of the Debtors to file a chapter 11 plan, and all other motions filed by Persons in the Bankruptcy Court that, if granted, could reasonably be expected to have a material adverse effect on the Agent or any Lender or any Collateral.

(v) Any and all Material Documents filed by the Debtors in the Chapter 11 Cases shall be in form and substance satisfactory to the Agent.

(v)Certain Sanctions and AML Matters.

(i) Each Group Member will use the proceeds of the Advances and Term Loan only for the purposes described in Section 2.17, and ensure that no proceeds of the Advances and Term Loan will be advanced or otherwise made available, directly or indirectly, by any Group Member (i) for the purposes of funding any activity, business, or transaction with a Sanctioned Person or in a Sanctioned Country, except as authorized by applicable Sanctions, or (ii) that would result in the violation of applicable Sanctions or AML Laws.

(ii) Each Group Member will (a) maintain in effect and enforce policies and procedures reasonably designed to ensure compliance by each Group Member and each of their respective directors, officers, employees, and agents with applicable Sanctions and AML Laws, and (b) conducts the business of such Group Member in compliance with applicable Sanctions and AML Laws.

Section 6.02    Negative Covenants. So long as any Advance or other Obligation (other than contingent indemnification obligations for which no claim shall have then been asserted) shall remain unpaid, any Letter of Credit shall remain outstanding (unless the same has been Cash Collateralized or back-to-back letters of credit from an issuer and on terms acceptable to the Issuing Lender have been provided in respect of such Letters of Credit) or any Lender shall have any Commitment hereunder, each of Holdings and the Borrowers will not, and will not permit any of their Subsidiaries to:

(a)Liens, Etc. Create or suffer to exist any Lien upon property of Holdings, the Borrowers or any Domestic Subsidiary other than Permitted Liens.

(b)Fundamental Changes. Merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that any Subsidiary of Holdings may sell, transfer, lease or otherwise dispose of its assets pursuant to a Specified Store Closing Sale or a Specified Sale Transaction; provided that at least three (3) Business Days prior to the occurrence thereof, the Borrowers shall furnish to the Co-Collateral Agents an updated Borrowing Base Certificate to the extent required pursuant to Section 6.01(j)(xxi).

(c)Acquisitions. Make any Acquisition.

(d)Restricted Payments. Declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that, if at the time thereof no Event of Default shall exist and be continuing, Subsidiaries of Holdings may declare and pay dividends to Holdings, the Borrowers or any Subsidiary Guarantor.

(e)Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of Holdings or any Subsidiary of Holdings to create, incur, assume or suffer to exist any Lien in favor of the Co-Collateral Agents upon the Collateral (as defined in the Guarantee and Collateral Agreement and other Security Documents in effect from time to time, and including assets which become Collateral pursuant to Section 6.01(n)), whether now owned or hereafter acquired.

(f)Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of Holdings to (a) make Restricted Payments in respect of any Equity Interests of such Subsidiary held by, or pay any Debt owed to, Holdings or any other Subsidiary of Holdings, (b) make loans or advances to, or other investments in, Holdings or any other Subsidiary of Holdings, (c) transfer any of its assets to Holdings or any other Subsidiary of Holdings or (d) grant Liens upon any of its properties or assets, whether now owned or hereafter acquired, and allow for the pledge of its capital stock to secure the Obligations; except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under this Agreement and the other Loan Documents; (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the disposition of all or any portion of the Equity Interests or assets of such Subsidiary; (iii) the provisions contained in any agreement governing Postpetition Debt existing as of the date of this Agreement; (iv) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of any Borrower or a Subsidiary of any Borrower entered into in the ordinary course of business, (v) customary restrictions and conditions contained in the documents relating to any Lien, so long as such Lien is not prohibited hereunder and such restrictions or conditions relate only to the specific asset subject to such Lien; (vi) customary provisions restricting assignment of any contract entered into by any Borrower or any Subsidiary of any Borrower in the ordinary course of business, (vii) customary provisions restricting the assignment of licensing agreements, management agreements or franchise agreements entered into by any Borrower or any of its Subsidiaries in the ordinary course of business; (viii) restrictions on the transfer of assets securing purchase money obligations and capitalized lease obligations; (ix)

customary net worth provisions contained in real property leases entered into by Subsidiaries of any Borrower, so long as the applicable Borrower has determined in good faith that such net worth provisions could not reasonably be expected to impair the ability of the Borrowers and their Subsidiaries to meet their ongoing obligations, (x) restrictions in respect of the Intellectual Property held by KCD IP, LLC and any proceeds of the foregoing, and (xi) such other restrictions as the Co-Collateral Agents may agree in their sole and absolute discretion.

(g)Accounting Changes. Make or permit any change in accounting policies or reporting practices, except as required by GAAP.

(h)[Reserved].

(i)Dispositions.

(i)Make any Disposition except Permitted Dispositions.

(ii)Make any Permitted Dispositions pursuant to the De Minimis Asset Sale Order which result in aggregate sale proceeds in excess of $5,000,000 without the prior written consent of the Co-Collateral Agents in their sole and absolute discretion (it being understood that this clause (ii) shall not have the effect of waiving any condition, restriction or qualification to the ability of Holdings, the Borrowers or any of their Subsidiaries to make any Disposition set forth in the definition of “Permitted Dispositions” or the defined terms used therein).

(j)Debt; Prepayment of Debt.

(i)Create, incur, assume, suffer to exist or otherwise become or remain liable with respect to any Debt, except Permitted Debt.

(ii)Purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Debt (other than any prepayment of the Obligations, which prepayment shall be governed by Section 2.11, and other than any prepayment by any Specified Subsidiary or any Subsidiary that is not a Domestic Subsidiary of any Debt of a Specified Subsidiary or any Subsidiary that is not a Domestic Subsidiary; provided that such prepayment is not made with the proceeds of any Investments made by any Loan Party in such Specified Subsidiary or such Subsidiary that is not a Domestic Subsidiary) prior to its scheduled maturity.
Investments.
(k)Make any Investments, except Permitted Investments.

(l)[Reserved].

(m)Amendments to Certain Documents. (a) Amend or modify, or grant any waiver or release under or terminate in any manner, the articles or certificate of incorporation or formation, by laws, limited liability company operating agreement, partnership agreement or other organizational documents of such Loan Party or Subsidiary (other than any Specified Subsidiary, so long as the Loan Parties provide prior written notice of such amendment, modification, waiver, release or termination with respect to any organizational document of any Specified Subsidiary); (b) amend or modify, or permit the amendment or modification of, any provision of the Prepetition First Lien ABL Credit Agreement, the Prepetition Second Lien Facilities or any agreement, document or instrument evidencing or relating thereto, except to the extent expressly permitted by any Financing Order then in effect or (c) amend, modify or waive any provision of the Junior DIP Term Loan Documents unless as agreed by the Required Lenders.

(n)LTV Provisions.

(i)Maximum Loan to Value Ratio (Prepetition ABL Term/Revolver). Permit at any time (v) the Prepetition Revolver/Term Exposure plus (w) Total Extensions of Credit plus (x) the Availability Reserves plus (y) the Borrowing Base Carve-Out Reserve plus (z) the Prepetition FILO Reserve, in each case at such time, to exceed 87.5% of the LTV Formula Amount at such time.

(ii)Maximum Loan to Value Ratio (Total Prepetition ABL) Ratio. Permit at any time (v) the Prepetition Total Extensions of Credit plus (w) Total Extensions of Credit plus (x) the Availability Reserves plus (y) the Borrowing Base Carve-Out Reserve plus (z) the Prepetition FILO Reserve, in each case at such time, to exceed 97.5% of the LTV Formula Amount at such time.

(o)Financing Orders. Notwithstanding anything to the contrary herein, use any portion or proceeds of the Extensions of Credit or the Collateral, or disbursements set forth in the Approved Budget, for payments or purposes that would violate the terms of paragraph 39 (Prohibited Use of DIP ABL Facility, DIP ABL Collateral, Cash Collateral, Carve-Out, etc.) of the Interim Financing Order or paragraph 40 (Prohibited Use of DIP ABL Facility, DIP ABL Collateral, Cash Collateral, Carve-Out, etc.) of the Final Financing Order.

(p)Reclamation Claims. Enter into any agreement to return any of its Inventory to any of its creditors for application against any Prepetition Debt, Prepetition trade payables or other Prepetition claims under Section 546(c) of the Bankruptcy Code or allow any creditor to take any setoff or recoupment against any of its Prepetition Debt, Prepetition trade payables or other Prepetition claims based upon any such return pursuant to Section 553(b)(1) of the Bankruptcy Code or otherwise if, after giving effect to any such agreement, setoff or recoupment, the aggregate amount applied to Prepetition Debt, Prepetition trade payables and other Prepetition claims subject to all such agreements, setoffs and recoupments since the Petition Date would exceed $7,500,000.

(q)Insolvency Proceeding Claims. Incur, create, assume, suffer to exist or permit any other superpriority administrative claim which is pari passu with or senior to the claim of the Agent or the Lenders against the Debtors, except as set forth in the applicable Financing Order.

(r)Bankruptcy Actions. Seek, consent to, or permit to exist, without the prior written consent of the Agent and the Co-Collateral Agents, any order granting authority to take any action that is prohibited by the terms of this Agreement, the Financing Orders or the other Loan Documents or refrain from taking any action that is required to be taken by the terms of this Agreement, the Financing Orders or any of the other Loan Documents.

(s)Sanctions-Compliant Repayment of Obligations. Use, directly or, to Borrowers’ knowledge, indirectly, any funds or assets derived from or used in any activity, business, or transaction with a Sanctioned Person, in a Sanctioned Country, except as authorized by applicable Sanctions, or that otherwise violates applicable Sanctions, to repay or discharge any obligated under this Agreement.

Section 6.03    Approved Budget.

(a)The use of Extensions of Credit by the Loan Parties under this Agreement and the other Loan Documents and the use of cash collateral shall be limited in accordance with the Approved Budget (subject to the Permitted Variance) and Section 2.17. The Approved Budget shall depict, on a weekly and line item basis, (i) (A) projected cash receipts (including from asset sales), (B) projected disbursements (including ordinary course operating expenses, bankruptcy-related expenses (including professional fees and expenses of the professionals and advisors of the Debtors and the Creditors’ Committee (as defined in Final Financing Order), and any other fees and expenses relating to the Loan Documents), (C) projected Net Cash Flow, (D) projected inventory receipts and levels, and (E) the projected Borrowing Base and Excess Availability, (ii) a report listing the Stores subject to Specified Store Closing Sales and the other remaining Stores, and (iii) such other information requested by the Agent or any Co-Collateral Agent for the first thirteen (13) week period from the Effective Date, and such Approved Budget shall be approved by, and in form and substance satisfactory to, the Agent and the Co-Collateral Agents in their sole discretion (it being acknowledged and agreed that the Approved Budget attached hereto as Exhibit J is approved by and satisfactory to the Agent and each Co-Collateral Agent). The Approved Budget shall be updated, modified or supplemented by the Borrowers (x) with the written consent of the Agent and each Co-Collateral Agent in their sole and absolute discretion and (y) upon the request of Agent or any Co-Collateral Agent from time to time (which request may, without limitation, be made in connection with any Specified Transaction or the commencement, or during the continuation, of the Specified Stores Closing Sales); provided, however, that in the event the Agent, the Co-Collateral Agents and the Loan Parties cannot agree as to an updated, modified or supplemented budget, the then-current Approved Budget shall continue in effect, with weekly details for any periods after the 13-week period covered by the then-current Approved Budget to be derived in a manner satisfactory to the Agent and the Co-Collateral Agents in their sole and absolute discretion based on the then-current Approved Budget (each such period so approved, an “Extended Budget Period”), and such disagreement shall give rise to an Event of Default upon the later of (x) the end of the period covered by the then-current Approved Budget and (y) the end of the then-current Extended Budget Period. Each Approved Budget delivered to the Agent and the Co-Collateral Agents shall be accompanied by such supporting documentation as reasonably requested by the Agent or any Co-Collateral Agent. Each Approved Budget shall be prepared in good faith, with due care and based upon assumptions which the Loan Parties believe to be reasonable.

(b)The Borrowers shall comply with the Approved Budget (subject to the Permitted Variance), which compliance shall be tested on the Saturday of every second week (each, a “Budget Testing Date”) commencing on November 24, 2018 for the Cumulative Four-Week Period then ending pursuant to the Budget Variance Report delivered by the Borrowers to the Administrative Agents and the Co-Collateral Agents.

(c)The Borrowers shall deliver to the Agent and the Co-Collateral Agents, not later than 5:00 p.m. on the Wednesday of each week (commencing with the first Wednesday following the Effective Date) a Budget Certificate, and such Budget Certificate shall include such detail as is reasonably satisfactory to the Agent and the Co-Collateral Agents, signed by an Authorized Officer of the Holdings and, in the case of certificates delivered on a Wednesday following a Budget Testing Date, certifying that the Loan Parties are in compliance with the covenant contained in Section 6.03(b), together with (A) a Rolling Budget, (B) a Weekly Flash Reporting Package and (C) a Budget Variance Report, each of which shall be prepared by the Borrower through the last day of the Prior Week and the Cumulative Four Week Period.

(d)The Agent, the Co-Collateral Agents and the Lenders (i) may assume that the Loan Parties will comply with the Approved Budget, (ii) shall have no duty to monitor such compliance and (iii) shall not be obligated to pay (directly or indirectly from the Collateral) any unpaid expenses incurred or authorized to be incurred pursuant to any Approved Budget. The line items in the Approved Budget for payment of interest, expenses and other amounts to the Agent, the Co-Collateral Agents and the Lenders are estimates only, and the Loan Parties remain obligated to pay any and all Obligations in accordance with the terms of the Loan Documents and the applicable Financing Order regardless of whether such amounts exceed such estimates. Nothing in any Approved Budget (including any estimates of a loan balance in excess of borrowing base restrictions) shall constitute an amendment or other modification of any Loan Document or any of the borrowing base restrictions or other lending limits set forth therein.

ARTICLE VII

EVENTS OF DEFAULT

Section 7.01    Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a)Any Borrower shall fail to pay (i) any principal of any Advance, Term Loan or Reimbursement Obligation when the same becomes due and payable, or (ii) any interest on any Advance, Term Loan or Reimbursement Obligation or any fees, or (iii) any other amounts payable under this Agreement or any other Loan Document, in each case under this clause (iii), within three (3) days after the same becomes due and payable; or

(b)Any representation or warranty made by any Loan Party herein or in any other Loan Document or in any other written statement furnished in connection with to this Agreement or any other Loan Document or the transactions contemplated thereby shall prove to have been incorrect in any material respect when made or deemed made; or

(c)(i) Any Loan Party shall fail to perform or observe any term, covenant or agreement contained in Section 6.01(c), (d), (e), (h), (j), (k), (m), (p), (r), (s) or (u), 6.02, or 6.03 of this Agreement, (ii) any Loan Party shall fail to perform or observe any term, covenant or agreement contained in Section 6.01(n) and such failure continues for more than one Business Day or (iii) any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or any other Loan Document, if such failure shall remain unremedied for thirty (30) days; or

(d)Any Loan Party shall fail to pay any principal amount on any postpetition or unstayed Debt in an aggregate principal amount in excess of $25,000,000 that is outstanding (but excluding Debt outstanding hereunder) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to such postpetition or unstayed Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the “agent,” “trustee” or other representative or required percentage of holders thereof to accelerate, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made and is accepted (in each case other than (i) a scheduled prepayment, redemption or purchase, or (ii) a mandatory prepayment, redemption or purchase, or a required offer to prepay, redeem or purchase, that results from the voluntary sale or transfer of property or assets, unless such prepayment, redemption or purchase is not made on the date such prepayment, redemption or purchase is due), in each case prior to the stated maturity thereof; or there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from any event of default under such Swap Contract as to which any Loan Party is the Defaulting Party (as defined in such Swap Contract) and the Swap Termination Value owed by such Loan Party as a result thereof is greater than $25,000,000; or

(e)A judgment or order for the payment of money (excluding any “first day” or “second day” orders or any order fixing the amount of any claim in the Chapter 11 Cases, in each case to the extent such orders are in form and substance acceptable to the Agent in its sole and absolute discretion) in excess of $25,000,000 (net of any portion of such judgment to be paid by a third-party insurer as to which coverage has not been disputed) shall be rendered after the Petition Date against any Group Member, which order or judgment is not automatically stayed or stayed pursuant to an order of the Bankruptcy Court, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(f)(i) Any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its Subsidiaries, and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than a Permitted Holder becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the equity securities of Holdings entitled to vote for members of the Board of Directors of Holdings on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right) and such “person” or “group” shall beneficially own (as such term is used herein) a greater percentage of the equity Securities of Holdings entitled to vote for members of the Board of Directors than the Permitted Holders shall, collectively, beneficially own; or (ii) during any period of 12 consecutive months, a majority of the members of the Board of Directors or other equivalent governing body of Holdings cease to be composed of individuals (x) who were members of that board or equivalent governing body on the first day of such period, (y) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (x) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (z) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (x) and (y) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or (iii) Holdings shall cease for any reason to own, directly or indirectly, 100% of the Voting Stock of Sears and Kmart; or

(g)(i) Any Borrower or any of its ERISA Affiliates shall incur, or shall be reasonably likely to incur administrative expense claims in excess of $25,000,000 in the aggregate (subject to Section 7.01(p)) as a result of one or more of the following: (a) the occurrence of any ERISA Event; (b) the partial or complete withdrawal of such Borrower or any of its ERISA Affiliates from a Multiemployer Plan; or (c) the termination of a Multiemployer Plan; or (ii) the PBGC shall have obtained a valid and perfected Lien on assets of any of the Loan Parties; or

(h)Any of the Loan Documents or Prepetition Loan Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate thereof shall so state in writing, or any Lien created by any of the Security Documents or Prepetition Loan Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby, including as a result of the failure to comply with Section 5.4 of the Guarantee and Collateral Agreement or Section 5.4 of the Prepetition Guarantee and Collateral Agreement; or

(i)The guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party shall so state in writing; or

(j)The entry of an order dismissing any of the Chapter 11 Cases of any Loan Party or converting any of the Chapter 11 Cases of any Loan Party to a case under chapter 7 of the Bankruptcy Code, or any filing by a Loan Party or an affiliate thereof of a motion or other pleading seeking entry of such an order; or

(k)A trustee, responsible officer or an examiner having powers related to the operation of the business (beyond those set forth under Sections 1106(a)(3) and (4) of the Bankruptcy Code) under Bankruptcy Code section 1104 (other than a fee examiner) is appointed or elected in the Chapter 11 Cases, a Debtor applies for, consents to, or acquiesces in, any such appointment, or the Bankruptcy Court shall have entered an order providing for such appointment, in each case without the prior written consent of the Administrative Agent and the Co-Collateral Agents in their sole and absolute discretion; or

(l)The entry of an order (I) staying, reversing or vacating (a) the Interim Financing Order, (b) the Final Financing Order, (c) the Cash Management Order, (d) the Employee Expense Order or (e) the Junior DIP Financing Orders, (II) modifying or amending (a) - (c) or (e) other than in form and substance satisfactory to the Administrative Agent and the Co-Collateral Agents in their sole and absolute discretion, or (III) modifying or amending (d) in a manner adverse to the Administrative Agent, the Co-Collateral Agents or the other Credit Parties; or the filing by a Debtor of an application, motion or other pleading seeking entry of any order of the types described in clauses (I)-(III) without the prior written consent of the Administrative Agent and the Co-Collateral Agents in their sole and absolute discretion; or

(m)The entry of an order in any of the Chapter 11 Cases denying or terminating use of cash collateral by the Loan Parties; or

(n)The entry of an order in any of the Chapter 11 Cases granting relief from any stay or proceeding (including, without limitation, the Automatic Stay) so as to allow a third party to proceed with foreclosure against any assets of the Loan Parties in excess of $25,000,000; or

(o)The entry of an order in the Chapter 11 Cases charging any of the Collateral or Prepetition ABL Collateral under Section 506(c) of the Bankruptcy Code against the Credit Parties or the Prepetition Credit Parties or the commencement of other actions by any Loan Party or any affiliate thereof that challenges the rights and remedies of any of the Credit Parties hereunder or under any of the other Loan Documents or any of the Prepetition Credit Parties under the Prepetition First Lien ABL Credit Agreement or any of the Loan Documents (as defined in the Prepetition First Lien ABL Credit Agreement) in any of the Chapter 11 Cases or in a manner inconsistent with the Loan Documents; or

(p)Without the prior written consent of the Agent and other than in respect of the DIP ABL Facility and the Carve-Out or as permitted pursuant to the Loan Documents, the bringing of any motion or taking of any action seeking entry of an order, or the entry of an order by the Bankruptcy Court, in any of the Chapter 11 Cases (v) granting superpriority administrative expense status to any claim pari passu with or senior to the claims of the Credit Parties hereunder and under the other Loan Documents, (w) permitting the Debtors to obtain financing under Section 364 of the Bankruptcy Code, (x) permitting the Debtors to grant security interests or liens under Section 364 of the Bankruptcy Code, (y) permitting the Debtors to use cash collateral under Section

364 of the Bankruptcy Code, or (z) authorizing the Debtors to take other actions adverse to any Credit Party or any Prepetition Credit Party or their rights and remedies under the Loan Documents, the Prepetition First Lien ABL Credit Agreement or their interest in Prepetition ABL Collateral or the Collateral under Section 364 of the Bankruptcy Code; or

(q)The entry of any order terminating any Debtor’s exclusive right to file a plan of reorganization or the expiration of any Debtor’s exclusive right to file a plan of reorganization without the prior written consent of the Administrative Agent and Co-Collateral Agents in their sole and absolute discretion; or

(r)There shall arise any superpriority claim in the Chapter 11 Case which is pari passu with or senior to the priority of the DIP Superpriority Claims, except with respect to the Carve-Out and as set forth in the Financing Orders; or

(s)The entry of any order in the Chapter 11 Cases which provides adequate protection, or the granting by any Loan Party of similar relief in favor of any one or more of a Loan Party’s prepetition creditors, contrary to the terms and conditions of any Financing Order or the Loan Documents; or

(t)The making of any payments in respect of prepetition obligations other than (i) as permitted by the Interim Financing Order and the Final Financing Order, (ii) as permitted by the Cash Management Order or any other substantive order entered by the Bankruptcy Court, all of which shall be in form and substance satisfactory to the Agent and the Co-Collateral Agents in their sole and absolute discretion, (iii) as permitted by any administrative “first day order,” “second day order” or other administrative order entered by the Bankruptcy Court, all of which shall be in form and substance satisfactory to the Administrative Agent and Co-Collateral Agents in their sole and absolute discretion, or (iv) as otherwise agreed to in writing by the Administrative Agent and Co-Collateral Agents; or

(u)Other than with respect to the Carve-Out, the Liens securing the DIP ABL Facility and other than as provided in the Financing Orders, the Loan Parties shall create or incur, or the Bankruptcy Court enters an order granting, any claim or lien which is pari passu with or senior to any Liens securing the “Obligations” under the Prepetition First Lien ABL Credit Agreement, or the Adequate Protection Liens and adequate protection obligations granted under the Financing Orders; or

(v)Noncompliance by any Loan Party or any of its affiliates with the terms of the Interim Financing Order, the Final Financing Order, the Cash Management Order or the Employee Wage Order in any material respect or in a manner adverse to the Credit Parties; or

(w)The Loan Parties or any of their subsidiaries (or any direct or indirect parent of any Loan Party), or any person claiming by or through any of the foregoing, shall obtain court authorization to commence, or shall commence, join in, assist, acquiesce to, or otherwise participate as an adverse party in any suit or other proceeding against the Agent, any Co-Collateral Agent or any of the Lenders regarding the DIP ABL Facility or the Prepetition Credit Parties regarding the Prepetition Facilities; or

(x)The Debtors, any of the Loan Parties or any of their subsidiaries (or any of their direct or indirect parents) shall file, propose, support, or fail to contest in good faith the filing or confirmation of a chapter 11 plan that is not an Acceptable Plan of Reorganization or the entry of a confirmation order approving such plan; or

(y)Any order shall be entered which dismisses any of the Chapter 11 Cases and which order (i) does not provide for termination of the unused commitments under the DIP ABL Facility and payment in full in cash of the Loan Parties’ obligations under the DIP ABL Facility, (ii) does not provide for release and exculpatory provisions relating to the Agent, the Co-Collateral Agents, the Joint Lead Arrangers and the Lenders that are satisfactory to the Agent and the Co-Collateral Agents in their sole and absolute discretion and (iii) is not otherwise satisfactory to the Agent and the Co-Collateral Agents in their sole and absolute discretion, or any of the Loan Parties or any of their subsidiaries (or any of their direct or indirect parents), shall file, propose, support, or fail to contest in good faith the filing of a the filing of a motion or other pleading seeking to dismiss any of the Chapter 11 Cases not in accordance with this provision (y); or

(z)The Bankruptcy Court shall enter an order authorizing the sale of all or substantially all of the assets of the Debtors or its subsidiaries, other than pursuant to any Specified Sale Transaction or the Specified Store Closing Sales, unless such order contemplates repayment in full in cash of the DIP ABL Facility and the Prepetition Facilities upon consummation of the sale; or

(aa)The entry of an order in the Chapter 11 Cases avoiding or permitting recovery of any portion of the payments made on account of the obligations under the DIP ABL Facility, the Loan Documents, any Prepetition Facility or the Prepetition First Lien ABL Credit Agreement or related documents, or the taking of any action by any Loan Party to challenge, support or encourage a challenge of any such payments; or

(bb)The Final Financing Order and the terms thereof shall cease to create a valid and perfected security interest and lien on the Collateral; or

(cc)If the Final Financing Order does not include a waiver, in form and substance satisfactory to the Agent and the Co-Collateral Agents in their sole and absolute discretion, of (A) the right to surcharge the Prepetition ABL Collateral and/or the Collateral under Section 506(c) of the Bankruptcy Code, (B) any ability to limit the extension under Section 552(b) of the Bankruptcy Code of the liens of the Prepetition ABL Agent on the Prepetition ABL Collateral to any proceeds, products, offspring, or profits of the Prepetition ABL Collateral acquired by any Loan Party after the Petition Date and (C) the doctrine of marshaling; or

(dd)An order in the Chapter 11 Cases shall be entered (i) charging any of the Collateral or Prepetition ABL Collateral under Section 506(c) of the Bankruptcy Code against the Agent, the Credit Parties, the Prepetition ABL Agent or the Prepetition Credit Parties, or (ii) limiting the extension under Section 552(b) of the Bankruptcy Code of the Liens of the Prepetition ABL Agent on the Prepetition ABL Collateral to any proceeds, products, offspring, or profits of the Prepetition ABL Collateral acquired by any Loan Party after the Petition Date; or

(ee)The commencement by any Debtor or any Loan Party of other actions that are materially adverse to Agent, the Credit Parties or their respective rights and remedies under the Loan Documents in any of the Chapter 11 Cases or inconsistent with any of the Loan Documents; or

(ff)The filing or support of any pleading by any Loan Party (or any affiliate thereof) seeking, or otherwise consenting to, any relief the granting of which could reasonably be expected to result in the occurrence of an Event of Default.

Section 7.02    Remedies. Upon the occurrence of any Event of Default, in each case without further order or application of the Bankruptcy Court, the Agent may, on behalf of the Lenders, or, at the direction of the Required Lenders shall, take any or all of the following actions:

(a)declare the Revolving Commitment of each Revolving Lender to be terminated, whereupon the same shall forthwith terminate provided that upon the occurrence of any Event of Default described in clauses (j) - (ff) of Section 7.01, the Revolving Commitments shall automatically terminate; provided that such termination shall be deemed rescinded to the extent it is determined by the Bankruptcy Court during the Remedies Notice Period that no Event of Default has occurred and is continuing;

(b)declare the Advances, the Term Loan, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents (including all amounts of the L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be forthwith due and payable, whereupon the Advances, the Term Loan, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrowers; provided that upon the occurrence of any Event of Default described in clauses (j) - (ff) of Section 7.01, all such amounts and interest shall automatically become due and payable, without presentment, demand protest or any notice of any kind, all of which are hereby expressly waived by the Borrowers. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph or for which the outstanding amount of any drawing under any Letters of Credit (including any Taxes, fees, charges and other costs and expenses incurred by the Issuing Lender in connection therewith) have not then been fully reimbursed or discharged, the Borrowers shall Cash Collateralize such Letters of Credit and all other Reimbursement Obligations;

(c)declare interest on the Obligations to accrue at the default rate set forth herein, whereupon the interest on the Obligations shall automatically accrue at the default rate;

(d)subject to the Remedies Notice Period, (i) enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral, (ii) collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral, (iii) remove any Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose, (iv) exercise its unqualified right to credit bid up to the full amount of the outstanding Obligations (including any accrued interest) in any sale of the Collateral (or any part thereof), which credit bid may incorporate a credit bid of the Prepetition ABL Facilities (including any accrued interest), without the need for further Court order authorizing the same, and whether such sale is effectuated through section 363 or 1129 of the Bankruptcy Code, by a chapter 7 trustee under Section 725 of the Bankruptcy Code, or otherwise;

(e)take whatever other commercially reasonable action the Agent or the Required Lenders may deem necessary or desirable for the protection of the interests of the Credit Parties (including, subject to the Remedies Notice Period, in respect of the Collateral);

(f)exercise all rights and remedies available to it (whether as a secured creditor or otherwise) under the DIP ABL Facility, this Agreement, the other Loan Documents, the Financing Orders or applicable law (including, subject to the Remedies Notice Period, in respect of the Collateral);

(g)declare the termination of the Loan Documents as to any future liability or obligation of the Agent, the Co-Collateral Agents, the Issuing Lenders and the Lenders, but without affecting any of the Collateral or the liabilities or obligations of any Loan Party;
(h)declare a termination, reduction or restriction on the ability of the Loan Parties to use any cash collateral; and/or

(i)subject to the Remedies Notice Period, with respect to any Event of Default arising out of the failure of the Loan Parties to complete any material step in the Go Forward Stores Sale Process, direct any or all of the Loan Parties to sell or otherwise dispose of any or all of the Collateral on terms and conditions acceptable to the Agent pursuant to Section 363, Section 365 and other applicable provisions of the Bankruptcy Code (and, without limiting the foregoing, direct any Loan Party to assume and assign any lease or executory contract included in the Collateral to the Agent’s designees in accordance with and subject to Section 365 of the Bankruptcy Code).
All rights, remedies and powers granted to the Agent or Co-Collateral Agents hereunder and under the Loan Documents or Financing Orders, as applicable, are cumulative, not exclusive and enforceable, in the Agent’s or such Co-Collateral Agent’s discretion, alternatively, successively, or concurrently.
Section 7.03    Application of Proceeds.

If an Event of Default shall have occurred and be continuing and the Obligations shall have been accelerated or a Liquidation shall have been commenced, except as otherwise agreed by all Lenders, the Agent shall apply, subject to the DIP Intercreditor Agreement, all or any part of Proceeds constituting Collateral, whether or not held in the Agent’s Account, and any proceeds of the guarantee set forth in Guarantee and Collateral Agreement, in payment of the Obligations in the following order:
First, to pay all incurred and unpaid fees, expenses, including Extraordinary Expenses, indemnities, and other amounts (including and fees, charges and disbursements of counsel to the

Agent and the Co-Collateral Agents) payable to the Agent and the Co-Collateral Agents (each in its capacity as such) under the Loan Documents, pro rata among such Persons according to the amounts of such Obligations then due and owing and remaining unpaid to each;
Second, to pay all incurred and unpaid expenses, indemnities, and other amounts (other than principal, interest and fees, and Obligations relating to Cash Management Services and Bank Products) payable to the Lenders, the Swingline Lender and the Issuing Lenders (including fees, charges and disbursements of counsel to the respective Lenders, the Swingline Lender and the Issuing Lenders), under the Loan Documents, pro rata among such Persons according to the amounts of such Obligations then due and owing and remaining unpaid to each;
Third, to pay all accrued and unpaid interest on all Permitted Overadvances, to the Agent or pro rata among the Lenders, as applicable, according to the amounts of such Obligations then due and owing and remaining unpaid to each;
Fourth, to pay all the unpaid principal on all Permitted Overadvances, to the Agent or pro rata among the Lenders, as applicable, according to the amounts of such Obligations then due and owing and remaining unpaid to each;
Fifth, to pay all accrued and unpaid interest on the Swingline Advances (to the extent that Swingline Advances have not been refinanced by a Revolving Advance);
Sixth, to pay all the unpaid principal of the Swingline Advances (to the extent that Swingline Advances have not been refinanced by a Revolving Advance);
Seventh, to pay all accrued and unpaid interest on all Advances, Reimbursement Obligations and the Term Loan, and fees, payable to the Lenders and the Issuing Lenders under the Loan Documents, pro rata among such Persons according to the amounts of such Obligations then due and owing and remaining unpaid to each;
Eighth, to pay all the unpaid principal on all Advances and the Term Loan and to pay Reimbursement Obligations and to Cash Collateralize all other L/C Obligations, pro rata among the Lenders according to the amounts of such Obligations then due and owing and remaining unpaid to the Lenders;
Ninth, to pay all other amounts then due and owing and remaining unpaid in respect of the Obligations (other than Obligations relating to Cash Management Services and Bank Products), pro rata among the Lenders according to the amounts of the Obligations (other than Obligations relating to Cash Management Services and Bank Products) then due and owing and remaining unpaid to the Lenders;
Tenth, to the applicable Lenders or Affiliates thereof towards the payment of amounts then due and owing and remaining unpaid in respect of Cash Management Services and the prepayment, settlement and termination of Cash Management Services, pro rata among the applicable Lenders and Affiliates thereof according to the amounts then due and owing and remaining unpaid in respect of Cash Management Services;

Eleventh, to the applicable Lenders or Affiliates thereof towards the payment of amounts then due and owing and remaining unpaid in respect of Bank Products, pro rata among the applicable Lenders and Affiliates thereof according to the amounts that would become due and owing upon the prepayment, settlement and termination of such Bank Products;
Twelfth, any balance remaining after the Obligations shall have been paid in full, no Letters of Credit shall be outstanding (unless the same has been Cash Collateralized or back-to-back letters of credit from an issuer and on terms acceptable to the Issuing Lender have been provided in respect of such Letters of Credit) and the Commitments shall have terminated, shall be paid over to the Borrowers or to whomsoever may be lawfully entitled to receive the same.
Section 7.04    Lift of Automatic Stay. Subject to the Order and the terms thereof, if any Event of Default then exists, the Automatic Stay shall be modified or vacated to permit the Agent and the Lenders to exercise all rights and remedies under this Agreement, the other Loan Documents or applicable law, without notice, application or motion, hearing before, or order of the Bankruptcy Court.

Section 7.05    License; Cooperation. The Agent and the Co-Collateral Agents are hereby granted an irrevocable, non-exclusive license or other right to use, license or sub-license (without payment of royalty or other compensation to any Person) any or all Intellectual Property, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property owned by any Loan Party, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral in each case after the occurrence, and solely during the continuance, of an Event of Default. To the extent the Loan Parties may lawfully do so, the Agent and the Co-Collateral Agents (together with their respective agents, representatives and designees) are hereby granted a non-exclusive right to have access to, and a rent-free right to use, any and all owned or leased locations (including, without limitation, warehouse locations, distribution centers and Store locations) for the purpose of arranging for and effecting the sale or disposition of Collateral, including the production, completion, packaging and other preparation of such Collateral for sale or disposition (it being understood and agreed that the Agent and its representatives (and persons employed on their behalf), may continue to operate, service, maintain, process and sell the Collateral, as well as to engage in bulk sales of Collateral). Upon the occurrence and the continuance of an Event of Default and the exercise by the Agent, either Co-Collateral Agent or Lenders of their rights and remedies under this Agreement and the other Loan Documents, the Loan Parties shall assist the Agent, the Co-Collateral Agents and Lenders in effecting a sale or other disposition of the Collateral upon such terms as are reasonably acceptable to the Agent.

ARTICLE VIII

THE AGENT AND CO-COLLATERAL AGENTS

Section 8.01    Appointment. Each Lender hereby irrevocably designates and appoints (i) Bank of America as Agent, and (ii) Bank of America and Wells Fargo Bank, National

Association as Co-Collateral Agents, under this Agreement, the DIP Intercreditor Agreement and the other Loan Documents and the Financing Orders, and each such Lender irrevocably authorizes the Agent and the Co-Collateral Agents, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent and the Co-Collateral Agents, as applicable, by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. For clarity, and notwithstanding anything to the contrary contained in this Agreement and the other Loan Documents, no consent of the Lenders shall be required to amend this Agreement or the Loan Documents to (i) cause additional assets to become Collateral or to add additional Subsidiaries as guarantors of the Obligations, or (ii) implement the provisions of Section 8.12, and the Agent and the Loan Parties shall be entitled to execute any and all amendments necessary or desirable to accomplish any of the foregoing and such amendments shall be binding on the other parties hereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, neither the Agent nor the Co-Collateral Agents shall have any duties or responsibilities, except those expressly set forth in this Agreement and the other Loan Documents to which it is a party, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent or the Co-Collateral Agents.

Section 8.02    Delegation of Duties; Agent Advisors. (a) Each of the Agent and the Co-Collateral Agents may execute any of its duties under this Agreement and the other Loan Documents by or through agents (including through the other Agents) or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Neither the Agent nor the Co-Collateral Agents shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

(b)Each of the Agent and the Co-Collateral Agents, on behalf of each of them and the Lenders, shall be entitled to retain (either directly or through counsel) any financial advisor, auditor or any other consultant the Agent and the Co-Collateral Agents may deem necessary (collectively, the “Agent Advisors”) to provide advice, analysis and reporting for the benefit of the Agent, the Co-Collateral Agents and the Lenders. The Loan Parties and their advisors shall grant access to, and cooperate in all respects with, the Agent, the Co-Collateral Agents, the Lenders, the Agent Advisors and any other representatives of the foregoing and provide all information that such parties may reasonably request in a timely manner. The Borrowers shall promptly pay upon demand all fees and expenses of each Agent Advisor, and all such fees and expenses shall constitute Obligations and be secured by the Collateral.

Section 8.03    Exculpatory Provisions. No Agent (for purposes of this Article VIII, “Agent” and “Agents” shall mean the collective reference to the Agent, the Co-Collateral Agents and any other Lender designated as an “Agent” for purposes of this Agreement, including the Joint Lead Arrangers, the Syndication Agent and the Documentation Agent) nor any of their respective Related Parties shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party that is a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

Section 8.04    Reliance by Agents. The Agent and Co-Collateral Agents shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by them to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to Holdings or the Borrowers), independent accountants and other experts selected by the Agent. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Agent. The Agent and Co-Collateral Agents shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless they shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, the Supermajority Lenders or all Lenders) as they deem appropriate or they shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by them by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, the Supermajority Lenders, affected Lenders or all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Advances and the Term Loan.

Section 8.05    Notice of Default. The Agent and the Co-Collateral Agents shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Agent or the applicable Co-Collateral Agent has received notice from a Lender, Holdings or a Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Agent receives such a notice, the Agent shall give notice thereof to the Lenders. The Agent and the Co-Collateral Agents shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, the Supermajority Lenders, affected Lenders or all Lenders); provided that unless and until the Agent or the Co-Collateral Agents shall have received such directions, the Agent, in consultation with the Co-Collateral Agents, may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

Section 8.06    Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agent, the Co-Collateral Agents nor any of their respective Related Parties have made any representations or warranties to it and that no act by the Agent or any Co-Collateral Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by the Agent or any Co-Collateral Agent to any Lender. Each Lender represents to the Agent and the Co-Collateral Agents that it has, independently and without reliance upon the Agent, any Co-Collateral Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates and made its own decision to make its Advances and the Term Loan hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Agent, any Co-Collateral Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent or the Co-Collateral Agents hereunder, the Agent and the Co-Collateral Agents shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any Affiliate of a Loan Party that may come into the possession of the Agent or any Co-Collateral Agent or any of their respective Related Parties.

Section 8.07    Reports and Financial Statements. By signing this Agreement, each Lender:

(a)agrees to furnish the Agent, with such frequency as the Agent may reasonably request, a summary of all Bank Products and Cash Management Services provided by, and amounts due or to become due on account thereof to, such Lender. In connection with any distributions to be made hereunder, the Agent shall be entitled to assume that no amounts are due to any Lender on account of any such Bank Products or Cash Management Services unless the Agent has received written notice thereof from such Lender;

(b)is deemed to have requested that the Agent furnish such Lender, promptly after they become available, copies of all financial statements and reports required to be delivered by the Loan Parties hereunder and all commercial finance examinations and appraisals of the Collateral received by the Co-Collateral Agents (collectively, the “Reports”) (which the Agent and the Co-Collateral Agents agree to so deliver);

(c)expressly agrees and acknowledges that the Agent and the Co-Collateral Agents make no representation or warranty as to the accuracy of the Reports, and shall not be liable for any information contained in any Report;

(d)expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Agent, the Co-Collateral Agents or any other party performing any audit or examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel;

(e)agrees to keep all Reports confidential in accordance with the provisions of this Agreement;

(f)without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the Agent, the Co-Collateral Agents, the Agent Professionals and any such other Lender or Person preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any credit extensions that the indemnifying Lender has made or may make to the Borrowers, or the indemnifying Lender’s participation in any Letter of Credit or Swingline Advance, or the indemnifying Lender’s purchase of, a Loan or Loans; and (ii) to pay and protect, and indemnify, defend, and hold the Agent, the Co-Collateral Agents, the Agent Professionals and any such other Lender or Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorney costs) incurred by the Agent, Co-Collateral Agents and any such other Lender or Person preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender; and

(g)agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party under this Agreement or any other Loan Documents or the Financing Orders, as applicable (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to the guaranties or any Collateral or any other property of any such Loan Party, without the prior written consent of the Agent. The provisions of this paragraph are for the sole benefit of the Lenders and the Agent and shall not afford any right to, or constitute a defense available to, any Loan Party.

Section 8.08    Indemnification of Agent Indemnitees.

(a)Indemnification. The Lenders agree to indemnify Agent Indemnitees (to the extent not reimbursed by Holdings or the Borrowers and without limiting the obligation of Holdings or the Borrowers to do so), ratably according to their respective Pro Rata Shares in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Revolving Commitments of any Lender shall have terminated and the Advances and the Term Loan shall have been paid in full, in accordance with such Pro Rata Shares immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Advances and the Term Loan) be imposed on, incurred by or asserted against any Agent Indemnitee in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to an Agent Indemnitee that are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from the such Agent Indemnitee’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Advances, the Term Loan and all other amounts payable hereunder. If any Agent Indemnitee is sued by any receiver, trustee in bankruptcy, debtor-in-possession, the official committee of unsecured creditors, or other Person for any alleged preference from a Loan Party or fraudulent transfer, then any monies paid by such Agent Indemnitee in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including attorneys’ fees) incurred in the defense of same, shall be promptly reimbursed to such Agent Indemnitee by Lenders to the extent of each Lender’s Pro Rata share.

(b)Proceedings. Without limiting the generality of the foregoing, if at any time (whether prior to or after the Termination Date) any proceeding is brought against any Agent Indemnitees by a Loan Party, or any Person claiming through a Loan Party, to recover damages for any act taken or omitted by Agent in connection with any Obligations, Collateral, Loan Documents or matters relating thereto, or otherwise to obtain any other relief of any kind on account of any transaction relating to any Loan Documents, each Lender agrees to indemnify and hold harmless the Agent Indemnitees with respect thereto and to pay to the Agent Indemnitees such Lender’s Pro Rata share of any amount that any Agent Indemnitee is required to pay under any judgment or other order entered in such proceeding or by reason of any settlement, including all interest, costs and expenses (including attorneys’ fees) incurred in defending same; provided that no Lender shall be liable for payment of any such amount to the extent that it is determined in a final, non-appealable judgment by a court of competent jurisdiction that such judgment, order or settlement resulted from such Agent Indemnitees’ gross negligence or willful misconduct. In Agent’s discretion, Agent may reserve for any such proceeding, and may satisfy any judgment, order or settlement, from proceeds of Collateral prior to making any distributions of Collateral proceeds to Lenders provided that it has not been determined in a final, non-appealable judgment by a court of competent jurisdiction that such judgment, order or settlement resulted from any Agent Indemnitees’ gross negligence or willful misconduct.

Section 8.09    Agent in Its Individual Capacity. Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Advances made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

Section 8.10    Successor Agent.

(a)The Agent may resign as Agent upon 30 days’ notice to the Lenders and the Borrowers. If the Agent shall resign as Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, whereupon such successor agent shall succeed to the rights, powers and duties of the Agent, and the term “Agent” shall mean such successor agent effective upon such appointment, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Advances or the Term Loan. If no successor agent has accepted appointment as Agent by the date that is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Agent hereunder, until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Agent’s resignation as Agent, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.

(b)Any Co-Collateral Agent may resign as Co-Collateral Agent upon 30 days’ notice to the Lenders and the Borrowers. The rights, duties and responsibilities of the Co-Collateral Agents hereunder are specific to each of Bank of America, N.A. and Wells Fargo Bank, National Association, and upon (i) the resignation of any such Person as a Co-Collateral Agent hereunder, or (ii) except as otherwise agreed by the Borrowers and the Agent (whose agreement shall not be unreasonably withheld), the assignment of all of the rights, duties and obligations under this Agreement in respect of its Revolving Commitment, the Advances, the Term Loan and other amounts owing to it and any Note or Notes held by it by any such Person, then such rights, duties and responsibilities of such Person as a Co-Collateral Agent shall automatically terminate and be of no further force and effect; provided that the provisions of this Article VIII shall inure to such Person’s benefit as to any actions taken or omitted to be taken by it while it was Co-Collateral Agent under this Agreement and the other Loan Documents. Without limiting the foregoing, no additional Co-Collateral Agents shall be appointed hereunder without the prior written consent of the Agent and the Borrowers.

Section 8.11    Documentation Agent and Syndication Agent; Bank Product and Cash Management Services Providers. (a) Neither the Documentation Agent, the Syndication Agent nor any other Lender designated as an “Agent” for purposes of this Agreement (other than Bank of America in its capacity as Agent and Co-Collateral Agent, and Wells Fargo Bank, National Association in its capacity as Co-Collateral Agent) shall have any duties or responsibilities hereunder in its capacity as such.

(b)Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Bank Products or Cash Management Services shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan

Documents, including as to any matter relating to the Collateral or the release of Collateral or any Loan Party.

Section 8.12    Defaulting Lenders.

(a)Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders”, “Supermajority Lenders” and this Section 8.12.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Agent from a Defaulting Lender pursuant to Section 9.05 shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Lenders or Swingline Lender hereunder; third, to Cash Collateralize the Issuing Lenders’ Fronting Exposure with respect to such Defaulting Lender; fourth, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Extension of Credit in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fifth, if so determined by the Agent and the Borrowers, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Extensions of Credit under this Agreement and (y) Cash Collateralize the Issuing Lenders’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement; sixth, to the payment of any amounts owing to the Non-Defaulting Lenders, the Issuing Lenders or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lenders or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Extension of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Advances or Term Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Extensions of Credit owed to all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Obligations owed to, such Defaulting Lender until such time as all Advances, Term Loans and funded and unfunded participations in Letters of Credit and Swingline Advances are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.16. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 8.12 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any fee payable under Section 2.05 for any period during which that Lender is a Defaulting Lender (and, except as provided in clause (iii)(C) below, the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive Letter of Credit fees pursuant to Section 3.03 for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Revolving Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral.

(C) With respect to any fee payable under Section 2.05 or any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrowers shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit or Swingline Advances that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the Issuing Lenders and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letters of Credit and Swingline Advances shall be reallocated among the Non-

Defaulting Lenders in accordance with their respective Revolving Commitment Percentages (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that (x) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Borrowers shall have otherwise notified the Agent at such time, the Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate outstanding amount of Obligations of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swingline Advances. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to them hereunder or under applicable law, (x) first, prepay Swingline Advances in an amount equal to the Swingline Lenders’ Fronting Exposure and (y) second, Cash Collateralize the Issuing Lenders’ Fronting Exposure in accordance with the procedures set forth in Section 3.01(b).

(b)Consents. If a Lender becomes a Defaulting Lender, then, in addition to the rights and remedies that may be available to the other Credit Parties, the Loan Parties or any other party at law or in equity, and not in limitation thereof, except as set forth in the last sentence hereof, such Defaulting Lender’s right to participate in decision-making rights related to the Obligations in respect of Required Lender and Supermajority Lender votes, this Agreement or the other Loan Documents shall be suspended during the pendency of such failure or refusal. Notwithstanding anything else provided herein, any amendment, waiver determination, consent or notification under Section 9.01 that would (i) increase or extend the term of the Revolving Commitment of a Defaulting Lender, (ii) reduce the principal amount of the Advances or the Term Loan made by such Defaulting Lender, (iii) alter the terms and conditions of this sentence or (iv) otherwise disproportionately affect a Defaulting Lender, will require the consent of such Defaulting Lender.

(c)Defaulting Lender Cure. If the Borrowers, the Agent, the Swingline Lender and the Issuing Lenders agree in writing that a Lender is no longer a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Advances of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Advances and funded and unfunded participations in Letters of Credit and Swingline Advances to be held on a pro rata basis by the Revolving Lenders in accordance with their Revolving Commitment Percentages (without giving effect to Section 2.16), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 8.13    Certain ERISA Matters.
(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, each Agent (as defined in Section 8.03) and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:
(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans in connection with the Extensions of Credit, the Letters of Credit or the Commitments,
(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Extensions of Credit, the Letters of Credit, the Commitments and this Agreement,

(iii) or (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Extensions of Credit, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Extensions of Credit, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Extensions of Credit, the Letters of Credit, the Commitments and this Agreement.

(b)In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender, such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agents and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Agents or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in the Extensions of Credit, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

Section 8.14    Credit Bidding. The Credit Parties hereby irrevocably authorize the Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Credit Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase); provided, however, that none of the Credit Parties shall be allowed to credit bid any of the Obligations independently and all such credit bids shall have to be submitted through, and administered by, the Agent, as set forth herein. In connection with any such bid (i) the Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof, shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.01 of this Agreement), and (iii) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Credit Party or any acquisition vehicle to take any further action.

ARTICLE IX

MISCELLANEOUS

Section 9.01    Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document (other than the Fee Letter, which may be amended by the parties thereto (or in the case of fees payable solely to the Agent, by the Borrowers and the Agent)), nor consent to any departure by any Borrower or any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders or by the Agent at the direction of the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall:

(a)unless in writing and also signed by each Lender directly affected thereby, do any of the following: (i) increase the amount or extend the expiration date of any Lender’s Commitment, (ii) subject to clause (h) below, reduce the principal of, or interest on, the Advances, the Term Loan or any fees or other amounts payable hereunder; provided, however, that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrowers to pay interest, fees or other amounts at the default rate; or (iii) postpone any date fixed for any payment of principal of, or interest on, the Advances, the Term Loan or any fees or other amounts payable hereunder (it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment shall not constitute a postponement of any date scheduled for the payment of principal or interest);

(b)unless in writing and signed by all of the Lenders, do any of the following: (i) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances, the Term Loan or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder, (ii) other than in accordance with Section 9.13, release all or substantially all of the Collateral or release all or substantially all of the guarantors from their obligations under the Guarantee and Collateral Agreement, (iii) except as expressly permitted herein or in any other Loan Document, subordinate the Liens granted hereunder or under the other Loan Documents, to any other Lien, (iv) amend this Section 9.01, (v) amend the definitions of “Required Lenders” or “Supermajority Lenders,” (vi) release either Borrower from all of its obligations hereunder or amend Section 9.07(j), (vii) increase the advance rates constituting part of the Borrowing Base or (viii) amend Section 7.03;

(c)unless in writing and signed by the Supermajority Lenders, (i) amend Section 6.02(n) (or the defined terms used in such section or any component thereof) the definition of “LTV Provisions”, the definitions “Line Cap”, “Borrowing Base” and the other defined terms used in such definitions or any component thereof (other than the advance rates)) in a manner that would result in more credit being made available to the Borrowers and (ii) increase the Swingline Commitment;

(d)unless in writing and signed by the Agent and the Co-Collateral Agents (in addition to the Lenders required above to take such action), as applicable, amend, modify or waive any provision of Article VIII or affect the rights or duties of the Agent and the Co-Collateral Agents, as applicable, under this Agreement or any other Loan Document;
(e)unless in writing and signed by the Swingline Lender (in addition to the Lenders required above to take such action), amend, modify or waive any provision of Section 2.03 or 2.04;

(f)unless in writing and signed by each Issuing Lender (in addition to the Lenders required above to take such action), amend, modify or waive any provision of Article III;

(g)unless in writing and signed by each affected member of any Class, have a materially disproportionate adverse effect on such Class; or

(h)unless in writing and signed by (i) the holders of more than 50% of the sum of the Aggregate Revolving Commitments then in effect or, if the Aggregate Revolving Commitments have been terminated, the holders of more than 50% of the Total Revolving Extensions of Credit then outstanding (other than Extensions of Credit held by Permitted Holder Lenders) and (ii) holders of more than 50% of the principal amount of the Term Loans then outstanding (other than the portion of the Term Loan held by any Permitted Holder Lenders), (x) waive any payment otherwise required under Section 2.11(b)-(f) or (y) amend Section 2.11(f) (or the defined terms used in such section or any components thereof).

Section 9.02    Notices, Etc.

(a)All notices and other communications provided for hereunder shall be in writing (including telecopier communication) and mailed, telecopied or delivered, (i) if to Holdings, any Borrower or any Subsidiary Guarantor, at its address at 3333 Beverly Road, Hoffman Estates, Illinois 60179, Attention: General Counsel, with a copy to Weil Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, Attention: Douglas Urquhart, Esq.; (ii) if to any Lender, at its address set forth in its completed administrative questionnaire delivered to the Agent; (iii) if to Bank of America, (x) in its capacity as Agent, a Co-Collateral Agent, the Swingline Lender or an Issuing Lender, at its address at 100 Federal Street, 9th Floor, Boston, Massachusetts 02110, Attention: Stephen J. Garvin and Brian P. Lindblom, and (y) in its capacity as Agent with respect to financial and other reporting sent pursuant to Section 6.01(j) hereof, at its address set forth in clause (x) above and also at 1455 Market Street, San Francisco, CA 94103, Attention: Aamir Saleem, in each case with a copy to Skadden, Arps, Slate, Meagher & Flom LLP, 155 N. Wacker Drive, Suite 3400, Chicago, Illinois 60527, Attention: Seth E. Jacobson, Esq.; (iv) if to Wells Fargo Bank, National Association or its Affiliates, in its capacity as a Co-Collateral Agent or as an Issuing Lender, at its address at One Boston Place, 19th Floor, Boston, Massachusetts 02108, Attention: Joseph Burt, with a copy to Choate, Hall & Stewart LLP, Two International Place, Boston, Massachusetts 02110, Attention: Kevin J. Simard, Esq., or (v), if to any other Issuing Lender, at such address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrowers and the Agent; provided that notices required to be delivered pursuant to Section 6.01(j)(i), (iii), (iv), and (vii) shall be delivered to the Agent and the Lenders as specified in Section 9.02(b). All such notices and communications shall, when mailed, telecopied, telegraphed or emailed, be effective when deposited in the mails, telecopied, delivered to the telegraph company or confirmed by email, respectively, except that notices and communications to the Agent pursuant to Article II, III or VIII shall not be effective until received by the Agent. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or any Loan Document or of any exhibit hereto or thereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

(b)Holdings and the Borrowers agree that materials required to be delivered pursuant to Sections 6.01(j)(ii)6.01(j)(i), (iii) and (vii), shall be deemed delivered to the Agent on the date on which Holdings causes such reports, or reports containing such financial statements, to be posted on the Internet at www.sec.gov or at such other website identified by the Borrowers in a written notice to the Agent and the Lenders and that is accessible by the Lenders without charge or if not so posted, may be delivered to the Agent in an electronic medium in a format acceptable to the Agent by email to brian.p.lindblom@baml.com and to aamir.saleem@baml.com. Holdings and the Borrowers agree that the Agent may make such materials, as well as any other written information, documents, instruments and other material relating to Holdings, the Borrowers, any of their Subsidiaries or any other materials or matters relating to this Agreement, the Loan Documents or any of the transactions contemplated hereby (collectively, the “Communications”) available to the Lenders by posting such notices on Intralinks or a substantially similar electronic system (the “Platform”). Holdings and the Borrowers acknowledge that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Agent nor any of its Affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent or any of its Affiliates in connection with the Platform. No Agent Indemnitee shall have any liability to Borrowers, Credit Parties or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) relating to use by any Person of the Platform, including any unintended recipient, nor for delivery of Communications and other information via the Platform, internet, e-mail, or any other electronic platform or messaging system.

(c)Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communications have been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Lender for purposes of this Agreement; provided that if requested by any Lender the Agent shall deliver a copy of the Communications to such Lender by email or telecopier. Each Lender agrees (i) to notify the Agent in writing of such Lender’s e-mail address to which a Notice may be sent by electronic transmission (including by electronic communication) on or before the date such Lender becomes a party to this Agreement (and from time to time thereafter to ensure that the Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address.

(d)The Loan Parties hereby acknowledge that certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Loan Parties or their Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Loan Parties hereby agree that they will use commercially reasonable efforts to identify that portion of the Communications provided by or on behalf of any Loan Party hereunder (collectively, “Borrower Materials”) that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Loan Parties shall be deemed to have authorized the Credit Parties to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to any Loan Party or its securities for purposes of United States Federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Agents and the Joint Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” The Loan Parties and the Credit Parties acknowledge that, notwithstanding the foregoing, “public” information may not be segregated from material non-public information on the Platform. The Credit Parties acknowledge that Communications may include Loan Parties’ material non-public information, and should not be made available to personnel who do not wish to receive such information or may be engaged in investment or other market-related activities with respect to a Loan Party’s securities. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to any Loan Party or its securities for purposes of United States Federal or state securities laws.

Section 9.03    No Waiver; Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 9.04    Costs and Expenses. (a) The Loan Parties shall reimburse the Agent and each Co-Collateral Agent for all Extraordinary Expenses. The Loan Parties jointly and severally agree to pay promptly all reasonable costs and expenses of the Agent, the Co-Collateral Agent, and the Joint Lead Arrangers including the reasonable fees and expenses of Skadden, Arps, Slate, Meagher & Flom LLP, Choate Hall & Stewart LLP, BRG and the other Agent Professionals, (i) in connection with the preparation, execution, delivery, distribution (including via the internet or through a service such as Intralinks), administration, modification and amendment of this Agreement, the other Loan Documents and the other documents to be delivered hereunder (including the preparation, negotiation and execution of any amendments, consents, waivers, assignments, restatements or supplements hereto or thereto); (ii) all due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, appraisal, consultant, and audit expenses; (iii) the syndication and funding of the Extensions of Credit and any issuance of Letters of Credit; (iv) the creation, perfection or protection of the liens under the Loan Documents (including all search, filing and recording fees); (v) subject to Section 6.01(k), all expenses incurred in connection with inspections, verifications, examinations and appraisals relating to the Borrowing Base and the Collateral, and (vi) the fees and expenses set forth in the Fee Letter. The Loan Parties further jointly and severally agree to pay on demand all costs and expenses of the Agent, the Co-Collateral Agents and the Lenders, if any (including reasonable counsel fees and expenses of counsel to the Agent, counsel to the Co-Collateral Agents and counsel to the Lenders (in the case of the Lenders, limited to one counsel for the Lenders in connection with the enforcement of or protection of its rights hereunder)), in connection with (i) the enforcement of the Loan Documents, the Financing Orders and the Cash Management Order; (ii) any refinancing or restructuring of the DIP ABL Facility in the nature of a “work-out”; and (iii) any legal proceeding relating to or arising out of the DIP ABL Facility or the other transactions contemplated by the Loan Documents, the Financing Orders or the Cash Management Order. The Loan Parties acknowledge that counsel to the Agent or any Co-Collateral Agent may provide the Agent or such Co-Collateral Agent, as applicable, a benefit (such as a discount, credit or accommodation for other matters) based on counsel’s overall relationship with the Agent or such Co-Collateral Agent, as applicable, including fees paid hereunder.
(b)Holdings and the Borrowers jointly and severally agree to indemnify and hold harmless the Agent, each Co-Collateral Agent, each Issuing Lender, each Lender, the Agent Advisors and each of their Related Parties (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including reasonable fees and expenses of counsel) incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) this Agreement, the Prepetition First Lien ABL Credit Agreement, the other Loan Documents, any of the transactions contemplated herein or therein or the actual or proposed use of the Letters of Credit or the proceeds of the Advances, and (ii) the actual or alleged presence of Hazardous Materials on, under, at or from any property of Holdings, the Borrowers or any of their Subsidiaries or any Environmental Liability or Environmental Action relating in any way to Holdings, the Borrowers or any of their Subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by Holdings, any Borrower, its directors, equityholders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. Holdings and the Borrowers also agree not to, and not to permit any of the their Subsidiaries to, assert any claim for special, indirect, consequential or punitive damages against the Agent, any Co-Collateral Agent, any Lender, any of their Affiliates, or any of their respective Related Parties, on any theory of liability, arising out of or otherwise relating to this

Agreement, the other Loan Documents, any of the transactions contemplated herein or the actual or proposed use of the Letters of Credit or the proceeds of the Advances or the Term Loan.

(c)If (i) any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by any Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.09(d) or (e), 2.11 or 2.13, acceleration of the maturity of the Advances pursuant to Section 7.02 or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 9.07 as a result of a demand by any Borrower pursuant to Section 9.07(a), or (ii) any Borrower fails to prepay, borrow, continue or convert any Eurodollar Rate Advance on the date or in the amount notified by any Borrower; the applicable Borrower shall, promptly after notice by such Lender setting forth in reasonable detail the calculations used to quantify such amount (with a copy of such notice to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance. For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 9.04(c), each Lender shall be deemed to have funded each Eurodollar Rate Advance made by it at the Eurodollar Rate for such Advance by a matching deposit or other borrowing in the London interbank market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Advance was in fact so funded.

(d)Without prejudice to the survival of any other agreement of Holdings or any Borrower hereunder, the agreements and obligations of Holdings and the Borrowers contained in Sections 2.12, 2.15 and 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

Section 9.05    Right of Set-off. Subject to the Financing Orders and Section 7.02, upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 7.02 to authorize the Agent to declare the Extensions of Credit due and payable pursuant to the provisions of Section 7.02, each Lender and each of its Affiliates is hereby authorized at any time and from time to time (notwithstanding the provisions of the Bankruptcy Code and without notice, application or motion, hearing before, or order of the Bankruptcy Court), to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of Holdings or any Loan Party against any and all of the obligations of Holdings and the Loan Parties now or hereafter existing under this Agreement, the other Loan Documents and the Extensions of Credit of such Lender, whether or not such Lender shall have made any demand under this Agreement or the other Loan Documents. Each Lender agrees promptly to notify Holdings or the applicable Loan Party (with a copy to the Agent) after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its Affiliate under this

Section are in addition to other rights and remedies (including other rights of set-off) that such Lender and its Affiliate may have.

Section 9.06    Binding Effect; Effectiveness. When this Agreement has been executed by Holdings, the Borrowers, the Agent and the Co-Collateral Agents, and the Lenders, this Agreement shall thereafter be binding upon and inure to the benefit of Holdings, the Borrowers, the Agent, the Co-Collateral Agents, each Issuing Lender, each Lender and their respective successors and assigns.

Section 9.07    Assignments and Participations. (a) Each Lender may, upon notice to the Borrowers and the Agent and with the consent, not to be unreasonably withheld or delayed, of the Agent, assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitment, the Advances, the Term Loan and other amounts owing to it and any Note or Notes held by it); provided, however, that (i)  [Reserved]; (ii) [Reserved], (iii) each such assignment with respect to any Class of rights and obligations shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement with respect to such Class, (iv) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of all of a Lender’s rights and obligations under this Agreement, (x) the amount of the Revolving Commitment of the assigning Revolving Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $10,000,000 (unless an Event of Default has occurred and is continuing, in which case not less than $5,000,000) or an integral multiple of $1,000,000 in excess thereof unless the Borrowers and the Agent otherwise agree and (y) the amount of the Term Loan of the assigning Term Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof (or, if less, the entire outstanding amount of the Term Loan held by such Term Lender) unless the Agent otherwise agrees, (v) each such assignment shall be to an Eligible Assignee, (vi) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, and the parties to such assignment (other than the Agent) shall deliver together therewith any Note subject to such assignment and a processing and recordation fee of $3,500 (except no such fee shall be payable for assignments to a Lender, an Affiliate of a Lender or an Approved Fund), and (vii) any Lender may, without the approval of the Borrowers, but with notice to the Borrowers, assign all or a portion of its rights and obligations to any of its Affiliates or to another Lender (provided no assignment of Revolving Commitments or any Revolving Advances or other Revolving Extensions of Credit may be made by a Revolving Lender to a Term Lender pursuant to this clause unless such Term Lender is already also a Revolving Lender hereunder). Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Section 2.12, 2.15 and 9.04 to the extent any claim thereunder relates to an event arising prior such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(b)In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub-participations, or other compensating actions, including funding, with the consent of the Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent, the Issuing Lender or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Advances in accordance with its Revolving Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(c)By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the other Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Loan Parties or the performance or observance by the Borrowers of any of their obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 5.01(e) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

(d)Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Note or Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit B hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrowers.

(e)The Agent shall maintain at its address referred to in Section 9.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Revolving Commitment of, and principal amount (and stated interest) of the Advances and L/C Obligations owing to, each Revolving Lender from time to time, the principal amount (and stated interest) of the Term Loan owing to each Term Lender from time to time, (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Agent and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(f)Each Lender may, without the consent of the Agent or any Loan Party, sell participations to one or more banks or other entities (other than the Borrowers or any of their Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitment, the Advances owing to it, the portion of the Term Loan owing to it, and any Note or Notes held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including its Revolving Commitment to the Borrowers and its obligations to the Swingline Lender and the Issuing Lender hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrowers, the Agent, the Co-Collateral Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement or any Loan Document, or consent to any departure by any Borrower therefrom, except to the extent that such amendment, waiver or consent would require the affirmative vote of the Lender from which it purchased its participation pursuant to Section 9.01(a). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Extensions of Credit or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information related to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section

5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(g)Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to Holdings, the Borrowers or their Subsidiaries furnished to such Lender by or on behalf of the Borrowers; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Borrower Information relating to Holdings, the Borrowers or their Subsidiaries received by it from such Lender in accordance with Section 9.08.
(h)Notwithstanding any other provision set forth in this Agreement, any Lender may at any time (i) create a security interest in all or any portion of its rights under this Agreement (including the Advances owing to it, the portion of the Term Loan owing to it and any Notes held by it), including, without limitation, in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors and (ii) assign to one or more special purpose funding vehicles (each, an “SPV”) all or any portion of its funded Advances (without the corresponding Revolving Commitment), without the consent of any Person or the payment of a fee, by execution of a written assignment agreement in a form agreed to by such Lender and such SPV, and may grant any such SPV the option, in such SPV’s sole discretion, to provide the Borrowers all or any part of any Advances that such Lender would otherwise be obligated to make pursuant to this Agreement.  Such SPVs shall have all the rights which a Revolving Lender making or holding such Advances would have under this Agreement, but no obligations; provided, that no SPV shall be entitled to compensation pursuant to Section 2.12 or 2.15 in excess of that to which the applicable Revolving Lender would otherwise have been entitled.  The Lender shall remain liable for all its original obligations under this Agreement, including its Revolving Commitment (although the unused portion thereof shall be reduced by the principal amount of any Advances held by an SPV).  Notwithstanding such assignment, the Agent and Borrowers may deliver notices to the Lender (as agent for the SPV) and not separately to the SPV unless the Agent and Borrowers are requested in writing by the SPV (or its agent) to deliver such notices separately to it.   The Borrowers shall, at the request of any Revolving Lender, execute and deliver to such Person as such Revolving Lender may designate, a Note in the amount of such Lender’s Revolving Commitment to evidence the Advances of such Revolving Lender and related SPV.

(i)The Borrowers, upon receipt of written notice from the relevant Lender, agree to issue Notes to any Lender to facilitate transactions of the type described in paragraph (h) above.

(j)Neither Holdings nor any Borrower shall have the right to assign its rights hereunder or any interest herein without the prior written consent of each of the Lenders.

Section 9.08    Confidentiality. Neither the Agent, any Co-Collateral Agent, any Issuing Lender, nor any Lender may disclose to any Person any confidential, proprietary or non-public information of Holdings or the Borrowers furnished to the Agent or the Lenders by

Holdings or the Borrowers (such information being referred to collectively herein as the “Borrower Information”), except that each of the Agent, each of the Co-Collateral Agents, each of the Issuing Lenders and each of the Lenders may disclose Borrower Information (i) to its and its Related Parties to whom disclosure is required to enable the Agent, the Co-Collateral Agents, the Issuing Lenders or such Lender to perform its obligations under this Agreement and the other Loan Documents or in connection with the administration or monitoring of this Agreement and the other Loan Documents by the Agent, the Co-Collateral Agents, Issuing Lenders, or such Lender (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Borrower Information and instructed to keep such Borrower Information confidential on substantially the same terms as provided herein), (ii) to the extent requested by any regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (including in connection with the Chapter 11 Cases), (iv) to any other party to this Agreement and the other Loan Documents, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement and the other Loan Documents or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 9.08, to any assignee or participant, or any prospective assignee or participant, (vii) to the extent such Borrower Information (A) is or becomes generally available to the public on a non-confidential basis other than as a result of a breach of this Section 9.08 by the Agent, any Co-Collateral Agent or such Lender, as the case may be, or (B) is or becomes available to the Agent, any Co-Collateral Agent or such Lender on a non-confidential basis from a source other than Holdings, the Borrowers or any of their Subsidiaries and (viii) with the consent of the Borrowers.

Section 9.09    Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflicts of laws principles thereof but including Section 5-1401 and 5-1402 of the New York General Obligations Law and, to the extent applicable, the Bankruptcy Code.

Section 9.10    Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.11    Jurisdiction, Etc. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Bankruptcy Court or, if the Bankruptcy Court does not have or abstains from jurisdiction, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. Holdings and each of the Borrowers hereby irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to Holdings or such Borrower at its address specified pursuant to Section 9.02. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents in the courts of any jurisdiction. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 9.12    WAIVER OF JURY TRIAL. EACH OF HOLDINGS, THE BORROWERS, THE AGENT, THE CO-COLLATERAL AGENTS, THE ISSUING LENDERS AND THE LENDERS HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR THE ACTIONS OF THE AGENT, THE CO-COLLATERAL AGENTS, THE ISSUING LENDERS OR ANY LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

Section 9.13    Release of Collateral or Guarantee Obligation. (a)  Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Co-Collateral Agents are hereby irrevocably authorized by each Lender (without requirement of consent of or notice to any Lender) to take, and hereby agree to take, any action requested by the Borrowers having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any Permitted Disposition; provided that the guarantee obligations of Sears may not be released without the consent of the Required Lenders, or (ii) under the circumstances described in paragraph (b) below.

(b)At such time as the Advances, the Term Loan, the Reimbursement Obligations and all other Obligations shall have been paid in full in cash, the Commitments have been terminated and no Letters of Credit shall be outstanding (or any outstanding L/C Obligations shall have been Cash Collateralized or back-to-back letters of credit from an issuer and on terms acceptable to the Issuing Lenders have been provided in respect of such Letters of Credit), the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Co-Collateral Agents and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

Section 9.14    PATRIOT Act Notice. Each Lender that is subject to the PATRIOT Act and the Agent (for itself and not on behalf of any Lender) hereby notifies each Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender or the Agent, as applicable, to identify such Borrower in accordance with the PATRIOT Act. Each Borrower hereby agrees to provide such information promptly upon the request of any Lender or the Agent.

Section 9.15    Integration. This Agreement and the other Loan Documents represent the agreement of Holdings, the Borrowers, the Agent, the Co-Collateral Agents and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Agent, any Co-Collateral Agent or any Lender relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Loan Documents.

Section 9.16    Replacement of Lenders. If any Lender requests compensation under Section 2.12 or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, if any Lender does not consent (a “Non-Consenting Lender”) to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders or any Lender is a Defaulting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.07), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)the Borrowers shall have paid to the Agent the assignment fee specified in Section 9.07;

(b)such Lender shall have received payment of an amount equal to the outstanding principal of its Advances, its ratable share of the Term Loan, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);
(c)in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments thereafter;

(d)with respect to the replacement of any Non-Consenting Lender, such amendment, waiver or consent can be effected as a result of such assignment (together with all other assignments required by the Agent to be made pursuant to this paragraph); and

(e)such assignment does not conflict with applicable laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.
Section 9.17    No Advisory or Fiduciary Capacity. In connection with all aspects of each transaction contemplated hereby, the Loan Parties each acknowledge and agree that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Loan Parties, on the one hand, and the Credit Parties, on the other hand, and each of the Loan Parties is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each Credit Party is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Loan Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) none of the Credit Parties has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Loan Parties with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any of the Credit Parties has advised or is currently advising any Loan Party or any of its Affiliates on other matters) and none of the Credit Parties has any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Credit Parties and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and none of the Credit Parties has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Credit Parties have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Loan Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against each of the Credit Parties with respect to any breach or alleged breach of agency or fiduciary duty.

Section 9.18    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties, each party hereto (including each Credit Party) acknowledges that any liability arising under a Loan Document of any Credit Party that is an EEA Financial Institution, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority, and agrees and consents to, and acknowledges and agrees to be bound by, (a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising under any Loan Documents which may be payable to it by any Credit Party that is an EEA Financial Institution; and (b) the effects of any Bail-in Action on any such liability, including (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under any Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 9.19    Interim DIP Term Sheet Amended and Restated. Upon satisfaction of the conditions precedent to the effectiveness of this Agreement, (a) this Agreement shall amend and restate the Interim DIP Term Sheet in its entirety, (b) the rights and obligations of the parties under the Interim DIP Term Sheet shall be subsumed within and be governed by this Agreement; provided, that Holdings and the Borrowers hereby agree that all obligations and other liabilities of the Loan Parties under the Interim Term Sheet shall remain outstanding, shall constitute continuing Obligations secured by the Collateral, and this Agreement shall not be deemed to evidence or result in a novation or repayment and reborrowing of such obligations and other liabilities.

Section 9.20    Keepwell. Each Loan Party that is a Qualified ECP Guarantor at the time the Guarantee and Collateral Agreement or the grant of a security interest under the Loan Documents, in each case, by any Specified Loan Party becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under the Guarantee and Collateral Agreement voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Obligations have been paid and performed in full. Each Loan Party intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.

Section 9.21    DIP Intercreditor Agreement; Financing Orders. This Agreement is subject to the terms and provisions of the DIP Intercreditor Agreement and the Final Financing Order. In the event of a conflict between the terms hereof and the terms of the DIP Intercreditor Agreement or the Final Financing Order, the terms of the DIP Intercreditor Agreement or the Final Financing Order, as applicable, shall govern and control.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.
SEARS HOLDINGS CORPORATION
By: /s/ Robert A. Riecker
Name: Robert A. Riecker
Title: Chief Financial Officer
SEARS ROEBUCK ACCEPTANCE CORP.
By: /s/ Robert A. Riecker
Name: Robert A. Riecker
Title: Chief Financial Officer
KMART CORPORATION

By: /s/ Robert A. Riecker
Name: Robert A. Riecker
Title: Chief Financial Officer

BANK OF AMERICA, N.A.,
as Agent, a Co-Collateral Agent, a Lender, Swingline Lender and an Issuing Lender

By: /s/ Brian Lindblom
Name: Brian Lindblom
Title: Senior Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Co-Collateral Agent, an Issuing Lender and a Lender

By: /s/ Jennifer Cann
Name: Jennifer Cann
Title: Managing Director

Citibank, N.A., as a Revolving Lender

By: /s/ David Smith
Name: David Smith
Title: Vice President

Ally Bank, as a Revolving Lender

By: /s/ Steven J. Brown
Name: Steven J. Brown
Title: Authorized Signatory

Citizens Business Capital, a division of Asset Finance, Inc., as a Revolving Lender

By: /s/ Christine Scott
Name: Christine Scott
Title: Senior Vice President

PNC Bank, National Association, as a Revolving Lender

By: /s/ Michael Byrne
Name: Michael Byrne
Title: Assistant Vice President

Regions Bank, as a Revolving Lender

By: /s/ Louis Alexander
Name: Louis Alexander
Title: Managing Director

Siemens Financial Services, Inc., as a Revolving Lender

By: /s/ Sonia Vargas
Name: Sonia Vargas
Title: Senior Loan Closer

By: /s/ Tom D’Amaro

Name:    Tom D’Amaro
Title:    Vice President

SPCP Group, LLC, as a Revolving Lender

By: /s/ Michael A. Gatto
Name: Michael A. Gatto
Title: Authorized Signatory

TD Bank, N.A., as a Revolving Lender

By:    /s/ Jeffrey Saperstein
Name:    Jeffrey Saperstein
Title:    Vice President

Term Lender Signature Pages on File with Agent

SCHEDULE I
BANK PRODUCTS

The Company uses certain cash management services provided by Bank of America. These include, but are not limited to, ACH transaction services, cash management services, including controlled disbursement services, treasury, depository, overdraft, and electronic funds transfer services, foreign exchange facilities, private label letters of credit and purchase cards.

The Company uses certain depository services and private label letters of credit provided by Wells Fargo Bank.

SCHEDULE 1.01
REVOLVING LENDERS; REVOLVING COMMITMENTS; CERTAIN TERM LENDERS; CERTAIN INCREMENTAL TERM COMMITMENTS

Lender	Incremental Revolving Commitment	Rolled Up Revolving Loans	Total Revolving Commitments
Bank of America, N.A.	$35,789,718	$182,572,704	$218,362,422
Wells Fargo Bank, National Association	$76,351,399	$389,488,435	$465,839,834
Citibank, N.A.	$19,087,850	$97,372,109	$116,459,958
PNC Bank, National Association	$19,087,850	$97,372,109	$116,459,958
Ally Bank	$9,543,925	$48,686,054	$58,229,979
Siemens Financial Services	$9,543,925	$48,686,054	$58,229,979
Citizens Business Capital	$6,680,747	$34,080,238	$40,760,985
TD Bank, N.A.	$5,821,794	$29,698,493	$35,520,287
Regions Bank	$2,385,981	$12,171,514	$14,557,495
SPCP Group, LLC	$3,817,570	$19,474,422	$23,291,992
Total	$188,110,759	$959,602,131	$1,147,712,890

Certain Term Lender	Certain Incremental Term Commitments
Bank of America N.A.	$4,972,855.14
Wells Fargo Bank, N.A.	$4,972,855.14
Citibank, N.A.	$4,972,855.14
Other Term Lenders	$96,970,675.28
Total	$111,889,240.70

SCHEDULE 1.02
EXISTING LETTERS OF CREDIT
Bank of America - Domestic

Issue Date	Expiry Date	Beneficiary	Issuing Bank	Credit Line Balance
03/01/05	01/28/19	[**]	BANK OF AMERICA N.A.	300,000.00
03/01/05	02/02/19	[**]	BANK OF AMERICA N.A.	302,000.00
03/01/05	01/28/19	[**]	BANK OF AMERICA N.A.	1,000,000.00
03/01/05	02/21/19	[**]	BANK OF AMERICA N.A.	850,000.00
03/01/05	02/20/19	[**]	BANK OF AMERICA N.A.	323,281.00
03/01/05	10/27/19	[**]	BANK OF AMERICA N.A.	500,000.00
03/01/05	02/20/19	[**]	BANK OF AMERICA N.A.	13,365,629.00
03/14/05	03/14/19	[**]	BANK OF AMERICA N.A.	500,000.00
03/16/05	03/16/19	[**]	BANK OF AMERICA N.A.	500,000.00
03/15/06	03/15/19	[**]	BANK OF AMERICA N.A.	1,250,000.00
03/30/06	01/28/19	[**]	BANK OF AMERICA N.A.	600,000.00
06/02/06	02/21/19	[**]	BANK OF AMERICA N.A.	1,000,000.00
08/10/06	08/10/19	[**]	BANK OF AMERICA N.A.	1,000,000.00
09/22/06	09/23/19	[**]	BANK OF AMERICA N.A.	1,000,000.00
05/03/05	02/21/19	[**]	BANK OF AMERICA N.A.	750,000.00
04/21/05	02/03/19	[**]	BANK OF AMERICA N.A.	4,826,000.00
04/27/05	02/21/19	[**]	BANK OF AMERICA N.A.	1,100,000.00
09/18/06	09/19/19	[**]	BANK OF AMERICA N.A.	50,000.00
02/07/12	02/07/19	[**]	BANK OF AMERICA N.A.	173,922.00
06/26/14	06/26/19	[**]	BANK OF AMERICA N.A.	3,500,000.00
11/25/14	11/21/19	[**]	BANK OF AMERICA N.A.	1,193,000.00
07/29/15	12/31/18	[**]	BANK OF AMERICA N.A.	2,553,000.00
08/14/15	08/15/19	[**]	BANK OF AMERICA N.A.	147,000.00
09/22/15	09/10/19	[**]	BANK OF AMERICA N.A.	417,716.73
12/23/16	12/23/18	[**]	BANK OF AMERICA N.A.	317,970.50
06/15/17	06/12/19	[**]	BANK OF AMERICA N.A.	26,325.00
06/27/17	06/27/19	[**]	BANK OF AMERICA N.A.	108,716.00
12/19/17	12/19/18	[**]	BANK OF AMERICA N.A.	13,077.68
12/19/17	12/19/18	[**]	BANK OF AMERICA N.A.	43,580.60
12/20/17	12/20/18	[**]	BANK OF AMERICA N.A.	984,486.98
03/12/18	09/30/19	[**]	BANK OF AMERICA N.A.	20,000.00
05/01/18	04/24/19	[**]	BANK OF AMERICA N.A.	30,000.00
05/23/18	05/23/19	[**]	BANK OF AMERICA N.A.	25,000,000.00
05/23/18	05/31/19	[**]	BANK OF AMERICA N.A.	18,000,000.00
06/15/18	06/14/19	[**]	BANK OF AMERICA N.A.	268,392.05
07/20/18	07/20/19	[**]	BANK OF AMERICA N.A.	23,003.05
07/20/18	07/20/19	[**]	BANK OF AMERICA N.A.	137,632.00
07/27/18	07/26/19	[**]	BANK OF AMERICA N.A.	2,722,876.00
08/30/18	08/30/19	[**]	BANK OF AMERICA N.A.	3,500,000.00
[**] Confidential Information has been omitted and filed separately with the Securities and Exchange Commission.
Confidential treatment has been requested with respect to this omitted information.

Bank of America - Hong Kong

Issue Date	Expiry Date	Beneficiary	Issuing Bank	Credit Line Balance
04/26/07	05/30/19	[**]	BANK OF AMERICA N.A.	1,215,156.41

Wells Fargo Letters of Credit

Issue Date	Expiry Date	Beneficiary	Issuing Bank	Credit Line Balance
09-Mar-2011	09-Mar-2019	[**]	WELLS FARGO BANK	9,000,000.00
02-Mar-2011	02-Mar-2019	[**]	WELLS FARGO BANK	3,320,000.00
09-Mar-2011	09-Mar-2019	[**]	WELLS FARGO BANK	1,022,774.00
09-Mar-2011	09-Mar-2019	[**]	WELLS FARGO BANK	2,505,438.00
15-Mar-2011	15-Mar-2019	[**]	WELLS FARGO BANK	1,200,000.00
18-Jan-2006	10-Jan-2020	[**]	WELLS FARGO BANK	5,000,000.00
07-Mar-2011	07-Mar-2019	[**]	WELLS FARGO BANK	6,900,000.00
15-Mar-2011	15-Mar-2019	[**]	WELLS FARGO BANK	1,557,000.00
07-Mar-2011	07-Mar-2019	[**]	WELLS FARGO BANK	88,000.00

[**] Confidential Information has been omitted and filed separately with the Securities and Exchange Commission.
Confidential treatment has been requested with respect to this omitted information.

SCHEDULE 1.04
EXISTING DEBT
Domestic Debt, according to debt agreement

•
Superpriority Senior Secured Debtor-In-Possession Asset-Based Credit Agreement, dated as of the date hereof, by and among Sears Holdings Corporation (the “Company”), as holdings, Sears Roebuck Acceptance Corp. (“SRAC”) and Kmart Corporation (“Kmart”) as borrowers, Bank of America, N.A., as administrative agent, co-collateral agent and swingline lender, Wells Fargo Bank, National Association, as co-collateral agent, and the other lenders from time to time party thereto;

•
Third Amended and Restated Credit Agreement, dated as of July 21, 2015 (as amended, supplemented or otherwise modified on or prior to the Effective Date), between the Company, SRAC, and Kmart, the lenders party thereto, and Bank of America, N.A., as agent, related to $1.656 billion outstanding aggregate principal amount of revolving and term loans and letters of credit;

•
Letter of Credit and Reimbursement Agreement, dated as of December 28, 2016 (as amended, supplemented or otherwise modified on or prior to the Effective Date), among the Company, SRAC, and Kmart, the financial institutions party thereto from time to time as L/C Lenders, and Citibank N.A., as Administrative Agent and Issuing Bank, related to $271.1 million outstanding aggregate principal amount of letters of credit;

•
Second Lien Credit Agreement, dated as of September 1, 2016 (as amended, supplemented, or otherwise modified on or prior to the Effective Date), between the Company, SRAC and Kmart, the lenders party thereto, and JPP, LLC as administrative agent and collateral administrator, related to $887.1 million outstanding aggregate principal amount of term loans, line of credit loans and alternative tranche line of credit loans;

•
Credit Agreement, dated as of March 14, 2018 (as amended, supplemented, or otherwise modified on or prior to the Effective Date), among SRC O.P. LLC, SRC Facilities LLC and SR Real Estate (TX) LLC, as the borrowers, the lenders party thereto, UBS AG, Stamford Branch, LLC as administrative agent, and UBS Securities LLC, as lead arranger and bookrunner, related to $111.0 million outstanding aggregate principal amount of term loans;

•
Mezzanine Loan Agreement, dated as of March 14, 2018 (as amended, supplemented, or otherwise modified on or prior to the Effective Date), among SRC Sparrow 2 LLC, as borrower, JPP, LLC and JPP II, LLC as lenders, and JPP, LLC, as administrative agent, related to $513.2 million outstanding aggregate principal amount of term loans;

•
Indenture, dated as of October 12, 2010 (as amended, supplemented, or otherwise modified on or prior to the Effective Date), among the Company, the guarantors party thereto and Wilmington Trust, National Association (successor to Wells Fargo Bank, National Association) as Trustee and Collateral Agent, governing the 6 5/8% Senior Secured Notes which mature on October 15, 2018, of which $89.0 million aggregate principal amount are outstanding;

•
Indenture, dated as of March 20, 2018 (as amended, supplemented, or otherwise modified on or prior to the Effective Date), by and among the Company, the guarantors party thereto and Computershare Trust Company, N.A., governing the 6 5/8% Senior Secured Convertible PIK Toggle Notes which mature on October 15, 2019, of which $175.4 million aggregate principal amount are outstanding;

•
Indenture, dated as of November 21, 2014 (as amended, supplemented, or otherwise modified on or prior to the Effective Date), by and between the Company and Computershare Trust Company, N.A., as Trustee, governing the 8% Senior Unsecured Notes which mature on December 15, 2019, of which $411.0 million aggregate principal amount are outstanding;

•
Second Supplemental Indenture, dated as of March 20, 2018 (as amended, supplemented, or otherwise modified on or prior to the Effective Date), by and between the Company and Computershare Trust Company, N.A., as Trustee, governing the 8% Senior Unsecured Notes Convertible PIK Notes which mature on December 15, 2019, of which $222.6 million aggregate principal amount are outstanding;

•
Third Amended and Restated Loan Agreement, dated as of June 4, 2018 (as amended, supplemented, or otherwise modified on or prior to the Effective Date), among the Company, as guarantor, the subsidiaries of the Company party thereto as borrowers, JPP, LLC, as Agent, and the lenders party thereto, related to $831.4 million outstanding aggregate principal amount of term loans;

•
Term Loan Credit Agreement, dated as of January 4, 2018 (as amended, supplemented, or otherwise modified on or prior to the Effective Date), among the Company, SRAC and Kmart, as borrowers, the subsidiaries of the Company party thereto, the lenders party thereto from time to time, and JPP, LLC as administrative and collateral agent, related to $231.2 million outstanding aggregate principal amount of term loans;

•
Indenture, dated as of May 15, 1995 (as amended, supplemented, or otherwise modified on or prior to the Effective Date), between SRAC and The Bank of New York Mellon Trust Company, N.A. (successor trustee to The Chase Manhattan Bank, N.A.), governing the 7.50% Notes due 2027 which mature on October 15, 2027, the 6.75% Notes due 2028, which mature on January 15, 2028, the 6.50% Notes due 2028, which mature on December 1, 2028, the 7.00% Notes due 2032, which mature on June 1, 2032, the 7.00% Notes due 2042, which mature on July 15, 2042, and the 7.40% Notes due 2043, which mature on February 1, 2043, of which $185.5 million aggregate principal amount are outstanding;

•
Supplemental Indenture, dated as of March 20, 2018 (as amended, supplemented, or otherwise modified on or prior to the Effective Date), among SRAC, Sears, Roebuck and Co., the guarantor parties thereto, and the Bank of New York Mellon Trust Company, N.A. (successor trustee to The Chase Manhattan Bank, N.A.), governing the 7.00% / 12.00% PIK-Toggle Notes due March 31, 2028, of which $107.9 million aggregate principal amount are outstanding; and

•
Indenture, dated as of October 1, 2002 (as amended, supplemented, or otherwise modified on or prior to the Effective Date), between SRAC and BNY Midwest Trust Company, governing various intercompany medium-term notes, with various rates of interest and maturities ranging from October 25, 2018 to March 12, 2024, of which $2.3 billion aggregate principal amount are outstanding.

•
Indenture, dated as of May 18, 2006 (as amended, supplemented, or otherwise modified on or prior to the Effective Date), between KCD IP, LLC as issuer and U.S. Bank National Association, as trustee governing the 6.90% KCD IP, LLC Asset-Backed Notes.

•	Commercial paper issued by Sears Roebuck Acceptance Corp. on or prior to the Effective Date in the aggregate amount of $377,500,000.

Foreign Debt

•	As of the Effective Debt, SHC Israel Ltd. has an outstanding loan from Sears Holdings Management Corporation.

•	As of the Effective Debt, Kmart Corporation has an outstanding loan from Sears Holdings Global Sourcing Limited.
Intercompany Loans

•
Certain Loan Parties, from time to time, are party to intercompany borrowing agreements, generally not evidenced by a formal instrument. As of the Effective Date, there exists certain intercompany debt between Loan Parties, as well as between Loan Parties and Non-Loan Parties.

SCHEDULE 1.05
EXISTING INVESTMENTS
Minority Investments

Entity Name	Owned by	Type of Equity Investment	Number of Shares/Ownership Percentage
Activision, Inc.	Sears, Roebuck and Co.	Common Stock	1,538 shares
Exide Technologies	Sears, Roebuck and Co. and Sears Holdings Management Corporation	Common Stock Warrant	63 shares Warrant to purchase 159 common shares (exercise price $32.11)
Edvert, Inc.	Sears Holdings Management Corporation	Warrant	Warrant to purchase 313,793 Class B shares (exercise price $0.738)
Magnet Capital Limited Partnership	Sears, Roebuck and Co.	LP Interest	2% limited partnership interest
Texas Housing Opportunity Fund	Kmart Corporation	LP Interest	25% limited partnership capital interest
NHG Minnesota IX L.P.	Kmart Corporation	LP Interest	18% limited partnership capital interest
NHG Minnesota X L.P.	Kmart Corporation	LP Interest	14% limited partnership capital interest
RoomStore, Inc.	Kmart Corporation	Common Stock	1,532 shares
Arrayent, Inc.	Sears Holdings Management Corporation	Series B Preferred Stock	Up to 190,000 Series B Preferred Shares (exercise price $2.155041)
Sears Canada Inc.	Sears Canada Holdings Corporation	Common Stock	11,962,391 shares
RichRelevance, Inc.	Sears Holdings Management Corporation	Series G Preferred Stock	35,068 shares
Naples Joint Venture	Big Beaver Development Corporation	Partnership Interest	50% general partnership interest
Red Run Joint Venture	Big Beaver Development Corporation	Partnership Interest	50% general partnership interest
Inmuebles SROM S.A. de CV	Sears Mexico Holdings Corporation	Common Stock	1% interest or 750,000 shares
Sears Operadora Mexico S.A. de CV	Sears Mexico Holdings Corporation	Common Stock	1% interest or 750,000

•	Revolving Promissory Note, dated as of April 14, 2003, between Sears, Roebuck and Co., as issuer, and Sears Promotions LLC, as holder, in the amount of $186,792,787.62.

•	Note, issued pursuant to the Borrowing Agreement dated March 9, 1993, between Discover Credit Corp., as holder, and Sears Financial Holding Corporation, as issuer.

•	Note, issued pursuant to the Borrowing Agreement dated as of January 1, 2003, between Sears Intellectual Property Management Company, as holder, and Sears, Roebuck and Co., as issuer.

•	Borrowing Agreement, dated as of December 16, 2005, between Sears Canada Holdings Corp., as lender, and Sears Financial Holding Corporation, as borrower.

•	Borrowing Agreement, dated as of January 1, 2003, between Sears Intellectual Property Management Company, as lender, Sears, Roebuck and Co., as borrower.

•	Borrowing Agreement, dated as of March 9, 1993, between Discover Credit Corp., as lender, and Sears Financial Holding Corporation, as borrower.

•	Borrowing Agreement, dated as of December 16, 2005, between Sears Canada Holdings Corp., as lender, and Sears Financial Holding Corporation, as borrower.

•	Borrowing Agreement, dated as of January 1, 2003, between Sears Intellectual Property Management Company, as lender, Sears, Roebuck and Co., as borrower.

•	Borrowing Agreement, dated as of January, 2011, between Kmart of Michigan, Inc., as lender, and Sears Financial Holding
Corporation, as borrower.
Borrowing Arrangement, between Sears, Roebuck and Co., as lender, and Sears Financial Holding Corporation, as borrower.

SCHEDULE 1.06
EXISTING LIENS

	Debtor	Place of Filing	Type of filing found	Secured Party	Collateral	Original File Date	Original File Number	Amendment /Continuation File Date	Amendment/Continuation File Number
1.	Big Beaver of Florida Development, LLC (formerly filed under Robert A. Mantovani)	FL Department of State	UCC-1	Starwood Property Mortgage Sub-9-A, L.L.C.	Following types and items of property in relation to the Land (defined therein): (a) Improvements; (b) Appurtenances; (c) Tangible Property; (d) Income; (e) Secondary Financing; (f) Proceeds; (g) Contract Rights and Accounts; (h) Trade names; (i) Other Intangibles (mortgage has been paid off)	8/23/1999	9900001922801	3/8/2001	2001000051044 200406246767 200900137337 201400891203
2.	Big Beaver of Florida Development, LLC	FL Department of State	UCC-1	JPMorgan Chase Bank, N.A, as Administrative Agent	All inventory	1/17/2002	2002001303722	10/24/2006	200603972673 200603972681 201105149216 201105265003 201608584133
3.	California Builder Appliances, Inc.	CA Secretary of State	UCC-1	Maytag Appliances Sales Company	PMSI inventory	9/22/2000	27,760,879	6/10/2002	02162C0017 02190C0069 05/70332234 10-72320757 15-74569635
4.	Florida Builder Appliances, Inc.	DE Secretary of State	UCC-1	U.S. Bank Equipment Finance, a division of U.S. Bank National Association	Specific equipment	7/16/2018	20,184,851,396	7/19/2018	20184952046
5.	Innovel Solutions, Inc.	DE Secretary of State	UCC-1	Captive Finance Solutions, LLC	Leased equipment	12/24/2014	20,145,241,856	N/A	N/A
6.	Innovel Solutions, Inc.	DE Secretary of State	UCC-1	LG Electronics U.S.A., Inc.	Inventory that the Debtor holds as bailee under agreement between the Debtor and the secured party	1/13/2017	20,170,301,009	N/A	N/A
7.	Kmart Corporation	IL Secretary of State	UCC-1	Abrim Enterprises, Inc.	Consigned inventory	9/22/2016	21,733,199	N/A	N/A
8.	Kmart Corporation	IL Secretary of State	UCC-1	Joseph Enterprises Inc.	PMSI inventory	9/27/2017	22,744,488	N/A	N/A
9.	Kmart Corporation	IL Secretary of State	UCC-1	Royal Consumer Products LLC	Poster board and foam board	11/18/2014	19,811,727	N/A	N/A
10.	Kmart Corporation	MI Department of State	UCC-1	State Street Bank and Trust Company/U.S. Bank National Association	Precautionary filing; parties intended to be a true lease	5/16/2002	D910941	1/22/2007	2007012057-9 2007017707-3 2012009674-3 20170126000489-4
11.	Kmart Corporation	MI Department of State	UCC-1	The Bank of New York, as Note Trustee	Precautionary filing; parties intended to be a true lease	5/28/2002	D915512	2/12/2007	2007024132-3 2007043214-0 2012009204-8 2012077131-5 20170203000169-1
12.	Kmart Corporation	MI Department of State	UCC-1	Horizon Group USA, Inc.	Consigned inventory	4/13/2009	2009054475-9	4/1/2013	2013045352-7 2013157896-4
13.	Kmart Corporation	MI Department of State	UCC-1	Clover Technologies Group, LLC	Consigned inventory	7/11/2012	2012099717-3	3/3/2017	20170303000786-1
14.	Kmart Corporation	MI Department of State	UCC-1	Abrim Enterprises, Inc.	Consigned inventory	9/22/2016	20160922000930-0	N/A	N/A
15.	Kmart Corporation	MI Department of State	UCC-1	ACCO Brands USA LLC	Consigned inventory	11/1/2016	20161101000796-0	N/A	N/A
16.	Kmart Corporation	MI Department of State	UCC-1	ACCO Brands USA LLC	Consigned inventory	11/2/2016	20161102000427-2	N/A	N/A
17.	Kmart Corporation	MI Department of State	UCC-1	American Greetings Corporation	Consigned inventory	5/6/2003	2003087025-3	5/5/2008	2008069511-2 2013059416-9 2016115608-1 20180425000414-7
18.	Kmart Corporation	MI Department of State	UCC-1	American Greetings Corporation	Consigned inventory	5/7/2003	2003087053-2	5/5/2008	2008069512-4 2013059415-7 2016115609-3 20180425000416-5
________________________
1 To be terminated post-closing.
2 To be terminated post-closing.

	Debtor	Place of Filing	Type of filing found	Secured Party	Collateral	Original File Date	Original File Number	Amendment /Continuation File Date	Amendment/Continuation File Number
19.	Kmart Corporation	MI Department of State	UCC-1	Aneri Jewels L.L.C.	Consigned inventory	12/30/15	2015178917-9	N/A	N/A
20.	Kmart Corporation	MI Department of State	UCC-1	Aneri Jewels, L.L.C.	Consigned inventory	9/17/14	2014135693-0	12/11/15	2015171608-7
21.	Kmart Corporation	MI Department of State	UCC-1	Beauty Gem, Inc.	Consigned inventory	6/19/12	2012088753-6	10/04/16 1/31/17	20161004000429-9 20170131000492-0
22.	Kmart Corporation	MI Department of State	UCC-1	Bio-Lab, Inc.	Consigned inventory	1/23/07	2007012556-7	1/23/12 11/02/16	2012011696-3 20161102000409-6
23.	Kmart Corporation	MI Department of State	UCC-1	Combine International, Inc. (d/b/a I.L. MFG Co., Shan Corporation and/or NSM Corp.)	Consigned inventory	8/28/08	2008135282-6	6/26/13 4/10/18	2013093663-4 20180410000852-1
24.	Kmart Corporation	MI Department of State	UCC-1	Early Morning LLC	Consigned inventory	1/19/18	20180119000728-9	N/A	N/A
25.	Kmart Corporation Sears, Roebuck and Co./Sears Holdings Management, Inc.	MI Department of State	UCC-1	ET Enterprises Distributors, Inc.	Consigned apparel and visor merchandise. Total $54,846.00	7/29/16	2016105914-8	N/A	N/A
26.	Kmart Corporation	MI Department of State	UCC-1	Hilco Wholesale Solutions, LLC	Consigned inventory	3/18/16	2016037312-9	N/A	N/A
27.	Kmart Corporation	MI Department of State	UCC-1	Homecare Labs, Inc.	Consigned inventory	1/23/07	2007012558-1	1/23/12 11/02/16	2012011699-9 20161102000412-0
28.	Kmart Corporation	MI Department of State	UCC-1	Kama-Schachter Jewelry, Inc.	Consigned inventory	9/20/16	20160920000978-2	N/A	N/A
29.	Kmart Corporation	MI Department of State	UCC-1	LM Farms, LLC	Consigned inventory	1/19/18	20180119000726-1	N/A	N/A
30.	Kmart Corporation	MI Department of State	UCC-1	Lucent Jewelers, Inc. N.D. Gems Inc.	Consigned inventory	2/2/17	20170202001080-3	N/A	N/A
31.	Kmart Corporation	MI Department of State	UCC-1	Mantua Manufacturing Co.	Consigned inventory	10/2/18	20181002001108-6	N/A	N/A
32.	Kmart Corporation	MI Department of State	UCC-1	Maxcolor LLC	Consigned inventory	9/7/17	20170907000378-6	N/A	N/A
33.	Kmart Corporation	MI Department of State	UCC-1	Mill Creek Entertainment, LLC	Consigned inventory	10/29/14	2014155704-9	N/A	N/A
34.	Kmart Corporation	MI Department of State	UCC-1	MJ Holding Company, LLC	Consigned inventory	12/01/09	2009169240-0	7/13/12 6/28/13 6/3/14	2012100886-4 2013095152-3 2014079863-2
35.	Kmart Corporation	MI Department of State	UCC-1	NCR Corporation	PMSI inventory	3/12/09	2009037776-6	2/28/14	2014029466-0
36.	Kmart Corporation	MI Department of State	UCC-1	Plus Mark LLC	PMSI inventory	10/4/16	20161012000541-9	N/A	N/A
37.	Kmart Corporation	MI Department of State	UCC-1	Richline Group, Inc.	Consigned inventory	10/23/14	2014153071-4	N/A	N/A
38.	Kmart Corporation	MI Department of State	UCC-1	Riverstone USA LLC	Consigned inventory	10/31/16	20161114000297-8	N/A	N/A
39.	Kmart Corporation	MI Department of State	UCC-1	Rosy Blue, Inc.	Consigned inventory	9/10/13	2013131226-5	3/14/18	20180314001201-7
40.	Kmart Corporation	MI Department of State	UCC-1	Royal Consumer Products LLC	Poster board and foam board	12/16/14	2014178469-6	N/A	N/A
41.	Kmart Corporation	MI Department of State	UCC-1	S&J Diamond Corp. Disons GEMS, Inc.	Consigned inventory	8/05/15	2015111249-3	N/A	N/A
42.	Kmart Corporation	MI Department of State	UCC-1	Sakar International, Inc.	Consigned inventory	9/30/14	2014141770-2	N/A	N/A
43.	Kmart Corporation	MI Department of State	UCC-1	Scents of Worth, Inc.	Consigned inventory	12/20/13	2013179478-4	N/A	N/A
44.	Kmart Corporation	MI Department of State	UCC-1	Shaghal Ltd.	Consigned inventory	10/01/15	2015137503-3	N/A	N/A
45.	Kmart Corporation	MI Department of State	UCC-1	Shanti Corporation D/B/A Vijay Gold Designs	Consigned inventory	9/18/13	2013135456-6	8/07/18	20180807000509-4
46.	Kmart Corporation	MI Department of State	UCC-1	The News Group, L.P.	PMSI inventory	2/23/18	20180223000573-3	N/A	N/A
47.	Kmart Corporation	MI Department of State	UCC-1	Tiger Capital Group, LLC	Consigned inventory	2/08/18	20180208000547-9	N/A	N/A

	Debtor	Place of Filing	Type of filing found	Secured Party	Collateral	Original File Date	Original File Number	Amendment /Continuation File Date	Amendment/Continuation File Number
48.	Kmart Corporation	MI Department of State	UCC-1	Twentieth Century Fox Home Entertainment LLC	Consigned inventory	4/27/17	20170427001183-6	N/A	N/A
49.	Kmart Corporation	MI Department of State	UCC-1	Verbatim Americas LLC	Consigned inventory	5/13/14	2014068095-0	N/A	N/A
50.	Kmart Corporation	MI Department of State	UCC-1	Vijaydimon (USA) Inc.	Consigned inventory	9/13/13	2013133133-0	8/07/18	20180807000510-0
51.	Kmart Corporation/Kmart of Michigan, Inc.	MI Department of State	UCC-1	Jacmel Jewelry Inc.	Consigned inventory	10/27/14	2014154479-9	N/A	N/A
52.	Kmart Corporation/Sears, Roebuck and Co.,/Sears Holdings Management Corporation./Sears Holdings Corporation	IL Secretary of State	UCC-1	Chapal Zenray Inc.	Consigned inventory	11/05/14	019779882	N/A	N/A
53.	Kmart Holding Corporation/ Sears Holdings Corporation	IL Secretary of State	UCC-1	RGGD, Inc. D/B/A Crystal Art Gallery	Framed art and wall décor	03/26/12	17136976	03/08/17	9467438
54.	Kmart of Michigan, Inc.	MI Department of State	UCC-1	Bio-Lab, Inc.	Consigned inventory	1/23/07	2007012557-9	1/23/12 11/02/16	2012011697-5 20161102000414-8
55.	Kmart of Michigan, Inc.	MI Department of State	UCC-1	Homecare Labs, Inc.	Consigned inventory	1/23/07	2007012559-3	1/23/12 11/02/16	2012011701-6 20161102000419-3
56.	Kmart of Washington LLC	WA Secretary of State	UCC-1	Bio-Lab, Inc.	Consigned inventory	1/23/07	2007-024-4055-9	1/23/12 11/02/16	2012-023-5218-2 2016-307-2158-1
57.	Kmart of Washington LLC	WA Secretary of State	UCC-1	HomeCare Labs, Inc.	Consigned inventory	1/23/07	2007-024-4054-2	1/23/12 11/02/16	2012-023-5219-9 2016-307-2157-4
58.	Kmart of Washington LLC	WA Secretary of State	UCC-1	Jacmel Jewelry Inc.	Consigned inventory	10/27/14	2014-300-2219-2	N/A	N/A
59.	Kmart Operations LLC	DE Secretary of State	UCC-1	American Greetings Corporation	PMSI inventory	7/1/15	2015 2834785	8/22/16	20165092646
60.	Kmart Operations LLC	DE Secretary of State	UCC-1	RX Gear, LLC	Consigned inventory	7/31/15	20153333670	N/A	N/A
61.	Kmart Operations LLC	DE Secretary of State	UCC-1	Work ‘N Gear, LLC	Consigned inventory	07/31/15	20153333647	N/A	N/A
62.	Kmart Operations LLC/Sears Operation LLC/ Sears Holdings Corporation	DE Secretary of State	UCC-1	Lucent Jewelers, Inc. N.D. Gems Inc.	Consigned inventory	4/18/18	20182630396	N/A	N/A
63.	Kmart Operations LLC/Sears Operations LLC/Sears, Roebuck and Co.	IL Secretary of state	UCC-1	D-Link Systems, Inc.	Consigned inventory	10/16/14	19726150	6/26/15	09363045
64.	Kmart Stores of Illinois LLC	IL Secretary of State	UCC-1	Bio-Lab, Inc.	Consigned inventory	1/23/07	11741681	1/23/12 11/02/16	009157193 009444896
65.	Kmart Stores of Illinois LLC	IL Secretary of State	UCC-1	HomeCare Labs, Inc.	Consigned inventory	1/23/07	11741703	1/23/12 11/02/16	009157194 009444897
66.	Kmart Stores of Illinois LLC	IL Secretary of State	UCC-1	Jacmel Jewelry Inc.	Consigned inventory	10/27/14	19751392	N/A	N/A

	Debtor	Place of Filing	Type of filing found	Secured Party	Collateral	Original File Date	Original File Number	Amendment /Continuation File Date	Amendment/Continuation File Number
67.	Kmart Stores of Texas LLC	TX Secretary of State	UCC-1	Bio-Lab, Inc.	Consigned inventory	1/29/07	07-0003108756	1/23/12 11/02/16	12-00023888 16-00358725
68.	Kmart Stores of Texas LLC	TX Secretary of State	UCC-1	HomeCare Labs, Inc.	Consigned inventory	1/23/07	07-0002446699	1/23/12 11/02/16	12-00023886 16-00358729
69.	Kmart Stores of Texas LLC	TX Secretary of State	UCC-1	Jacmel Jewelry Inc.	Consigned inventory	10/27/14	14-0034360314	N/A	N/A
70.	Sears Brand Management Corporation	DE Secretary of State	UCC-1	Early Morning LLC	Consigned inventory	1/18/18	20180425047	N/A	N/A
71.	Sears Brand Management Corporation	DE Secretary of State	UCC-1	Hilco Wholesale Solutions, LLC	Consigned inventory	3/18/16	20161652229	N/A	N/A
72.	Sears Brand Management Corporation	DE Secretary of State	UCC-1	LM Farms, LLC	Consigned inventory	1/18/18	20180424727	N/A	N/A
73.	Sears Brand Management Corporation	DE Secretary of State	UCC-1	Riverstone USA LLC	Consigned inventory	10/28/16	20166659104	N/A	N/A
74.	Sears Brand Management Corporation	DE Secretary of State	UCC-1	Shaghal Ltd.	Consigned inventory	10/1/15	20154442397	N/A	N/A
75.	Sears Brand Management Corporation/Sears Holdings Management Corporation/Sears Holdings Corporation	DE Secretary of State	UCC-1	Tiger Capital Group, LLC	Consigned inventory	2/8/18	20180915161	N/A	N/A
76.	Sears Holdings Corporation	DE Secretary of State	UCC-1	Aneri Jewels, L.L.C	Consigned inventory	12/29/15	20156311038	N/A	N/A
77.	Sears Holdings Corporation	DE Secretary of State	UCC-1	Bracketron, Inc.	Consigned inventory	3/22/16	20161715067	N/A	N/A
78.	Sears Holdings Corporation	DE Secretary of State	UCC-1	Mantua Manufacturing Co.	Consigned inventory	10/2/18	20186813873	N/A	N/A
79.	Sears Holdings Corporation	DE Secretary of State	UCC-1	Riverstone USA LLC	Consigned inventory	10/28/16	20166658916	N/A	N/A
80.	Sears Holdings Corporation	DE Secretary of State	UCC-1	Rosy Blue, Inc.	Consigned inventory	9/10/13	20133515278	3/13/18	20181727904
81.	Sears Holdings Corporation	DE Secretary of State	UCC-1	Shaghal Ltd.	Consigned inventory	10/1/15	20154442603	N/A	N/A
82.	Sears Holdings Corporation	DE Secretary of State	UCC-1	Shanti Corporation D/B/A Vijay Gold Designs	Consigned inventory	9/17/13	20133616209	8/6/18	20185411505
83.	Sears Holdings Corporation	DE Secretary of State	UCC-1	Soft Air USA Inc.	Consigned inventory	5/19/17	20173319099	N/A	N/A
84.	Sears Holdings Corporation	DE Secretary of State	UCC-1	Suberi Brothers, LLC	Consigned inventory	3/12/13	20130947524	3/12/18	20181692199
85.	Sears Holdings Corporation	DE Secretary of State	UCC-1	Vijaydimon (USA) Inc.	Consigned inventory	9/12/13	20133564060	8/6/18	20185411547
86.	Sears Holdings Corporation	IL Secretary of State	UCC-1	MaxMark, Inc.	Consigned inventory	3/03/17	022163000	N/A	N/A

	Debtor	Place of Filing	Type of filing found	Secured Party	Collateral	Original File Date	Original File Number	Amendment /Continuation File Date	Amendment/Continuation File Number
87.	Sears Holdings Corporation/Kmart Holding Corporation	DE Secretary of State	UCC-1	RGGD, Inc. d/b/a Crystal Art Gallery	Consigned inventory	3/16/12	20121026733	3/06/17	20171481271
88.	Sears Holdings Corporation/Kmart Holding Corporation	IL Secretary of State	UCC-1	RGGD, Inc., d/b/a Crystal Art Gallery	Consigned inventory	3/26/14	01713697	3/8/17	009467438
89.	Sears Holdings Corporation/Sears Holdings Management Corporation	DE Secretary of State	UCC-1	Aneri Jewels, L.L.C.	Consigned inventory	9/17/14	20143714227	12/10/15	20155946255
90.	Sears Holdings Corporation/Sears Holdings Management Corporation	DE Secretary of State	UCC-1	Combine International, Inc.(d/b/a I.L. MFG Co., Shan Corporation and/or NSM Corp.)	Consigned inventory	8/28/08	20082932810	5/19/09 6/26/13 4/10/18	20091581823 20132463777 20182435051
91.	Sears Holdings Corporation/Sears Holdings Management Corporation	DE Secretary of State	UCC-1	Sun Diamond, Inc. d/b/a Sun Source	Consigned inventory	8/13/14	20143244829	N/A	N/A
92.	Sears Holdings Corporation/Sears Holdings Management Corporation	DE Secretary of State	UCC-1	Suberi Brothers, LLC	Consigned inventory	3/12/18	20181687009	N/A	N/A
93.	Sears Holdings Corporation/Sears Holdings Management Corporation/Sears Holdings Inc.	DE Secretary of State	UCC-1	The Luxe Group Inc.	Consigned inventory	12/05/16	20167514852	N/A	N/A
94.	Sears Holdings Management Corporation	DE Secretary of State	UCC-1	Abrim Enterprises, Inc.	Consigned inventory	9/23/16	20165840119	N/A	N/A
95.	Sears Holdings Management Corporation	DE Secretary of State	UCC-1	Citibank, N.A., as Administrative Agent	Instruments and chattel paper	6-21-17	20174104706	N/A	N/A
96.	Sears Holdings Management Corporation	DE Secretary of State	UCC-1	Aneri Jewels, L.L.C	Consigned inventory	12/29/15	20156311178	N/A	N/A
97.	Sears Holdings Management Corporation	DE Secretary of State	UCC-1	Canon Financial Services, Inc.	Leased or financed equipment	12/19/14	20145172150	N/A	N/A
98.	Sears Holdings Management Corporation	DE Secretary of State	UCC-1	Canon Financial Services, Inc.	Leased or financed equipment	12/29/15	20156308844	N/A	N/A
99.	Sears Holdings Management Corporation	DE Secretary of State	UCC-1	Cross Country Home Services, Inc., on behalf of itself and as Agent	Receivables under THM program documents (with HomeSure vendors)	11/1/17	20177234570	N/A	N/A
100.	Sears Holdings Management Corporation	DE Secretary of State	UCC-1	Hewlett-Packard Financial Services Company	Leased or financed equipment	8/4/14	20143096716	N/A	N/A

	Debtor	Place of Filing	Type of filing found	Secured Party	Collateral	Original File Date	Original File Number	Amendment /Continuation File Date	Amendment/Continuation File Number
101.	Sears Holdings Management Corporation	DE Secretary of State	UCC-1	Jacmel Jewelry Inc.	Consigned inventory	10/27/14	20144299681	N/A	N/A
102.	Sears Holdings Management Corporation	DE Secretary of State	UCC-1	Kama-Schachter Jewelry, Inc.	Consigned inventory	9/19/16	20165726466	N/A	N/A
103.	Sears Holdings Management Corporation	DE Secretary of State	UCC-1	Mantua Manufacturing Co.	Consigned inventory	10/2/18	20186813626	N/A	N/A
104.	Sears Holdings Management Corporation	DE Secretary of State	UCC-1	Plymouth Packaging, Inc. dba Box on Demand	Specific machinery	10/13/16	20166295644	N/A	N/A
105.	Sears Holdings Management Corporation	DE Secretary of State	UCC-1	Three Point Capital, LLC	Tax credit from State of IL	10/5/16	20166110884	N/A	N/A
106.	Sears Holdings Management Corporation	DE Secretary of State	UCC-1	Twentieth Century Fox Home Entertainment LLC	Consigned inventory	4/27/17	20172761630	N/A	N/A
107.	Sears Holdings Management Corporation	IL Secretary of State	UCC-1	Abrim Enterprises, Inc.	Consigned inventory	9/22/16	21733121	N/A	N/A
108.	Sears Holdings Management Corporation	IL Secretary of State	UCC-1	Allure Gems LLC	Consigned inventory	10/21/16	21810061	N/A	N/A
109.	Sears Holdings Management Corporation	IL Secretary of State	UCC-1	MaxMark Inc.	Consigned inventory	10/17/13	18685485	N/A	N/A
110.	Sears Holdings Management Corporation/Sears Holdings Corporation	DE Secretary of State	UCC-1	Suberi Brothers, LLC	Consigned inventory	3/12/13	20130947813	3/12/185 3/13/18	2018 1692199 2018 1733290
111.	Sears Home & Business Franchises, Inc.	DE Secretary of State	UCC-1	U.S. Bank Equipment Finance, a division of U.S. Bank National Association	Specific equipment	12-8-15	20155868921	N/A	N/A
112.	Sears Home & Business Franchises, Inc.	DE Secretary of State	UCC-1	VAR Resources, LLC	Specific equipment	3-22-17	20171866307	N/A	N/A
113.	Sears Home Improvement Products, Inc.	PA Secretary of Commonwealth	UCC-1	Toyota Industries Commercial Finance, Inc.	Specific machinery	1/20/17	2017012000854	N/A	N/A
114.	Sears Operations LLC	DE Secretary of State	UCC-1	American Greetings Corporation	PMSI inventory	7/1/2015	20152834777	8/22/16	2016 5092653
115.	Sears Operations LLC	DE Secretary of State	UCC-1	RX Gear, LLC	Consigned inventory	7/31/15	20153333522	N/A	N/A
116.	Sears Operations LLC	DE Secretary of State	UCC-1	Seiko Corporation of America	Consigned inventory	8/26/15	20153752911	N/A	N/A
117.	Sears Operations LLC	DE Secretary of State	UCC-1	Work ‘N Gear, LLC	Consigned inventory	7/31/15	20153333423	N/A	N/A
118.	Sears Roebuck and Co.	NY Department of State	UCC-1	Seiko Corporation of America	Consigned inventory	9-20-13	201309208382954	8-10-18	201809108411994
119.	Sears, Roebuck and Co.	IL Secretary of State	UCC-1	Abrim Enterprises, Inc.	Consigned inventory	9/22/16	021732508	N/A	N/A

	Debtor	Place of Filing	Type of filing found	Secured Party	Collateral	Original File Date	Original File Number	Amendment /Continuation File Date	Amendment/Continuation File Number
120.	Sears, Roebuck and Co.	IL Secretary of State	UCC-1	Crown Credit Company	Equipment	10/6/14	019695123	N/A	N/A
121.	Sears, Roebuck and Co.	IL Secretary of State	UCC-1	Dell Financial Services, L.P.	Computer equipment	6/23/00	004231060	5/26/05 4/30/10 11/18/10 5/29/15	008764570 009042080 009078848 009359027
122.	Sears, Roebuck and Co.	IL Secretary of State	UCC-1	Richline Group, Inc.	Consigned inventory	10/23/14	019744515	N/A	N/A
123.	Sears, Roebuck and Co.	NY Department of State	UCC-1	Abrim Enterprises, Inc.	Consigned inventory	9/22/16	201609228377179	N/A	N/A
124.	Sears, Roebuck and Co.	NY Department of State	UCC-1	American Greetings Corporation	PMSI inventory	7/1/15	201507015725202	8/22/16	201608226001740
125.	Sears, Roebuck and Co.	NY Department of State	UCC-1	Aneri Jewels, Inc.	Consigned inventory	12/29/15	201512296458142	N/A	N/A
126.	Sears, Roebuck and Co.	NY Department of State	UCC-1	Lucent Jewelers, Inc.	Consigned inventory	9/11/14	201409118353324	8/10/15	201508108306068
127.	Sears, Roebuck and Co.	NY Department of State	UCC-1	Beauty Gem, Inc.	Consigned inventory	8/10/11	201108100433869	4/15/16 10/4/16	201604150176930 201610040477344
128.	Sears, Roebuck and Co.	NY Department of State	UCC-1	Bio-Lab, Inc.	Consigned inventory	1/23/07	200701230055253	1/23/12 12/2/16	201201235087232 201612020571560
129.	Sears, Roebuck and Co.	NY Department of State	UCC-1	Combine International, Inc. (d/b/a I.L. Mft. Co., Shan Corporation and/or NSM Corp.	Consigned inventory	8/28/08	200808280601486	6/27/13 4/10/18	201306270359563 201804100166286
130.	Sears, Roebuck and Co.	NY Department of State	UCC-1	Cross Countrv Home Services, Inc., on behalf of itself and as agent	Receivables under THM program documents (with HomeSure vendors)	11/1/17	201711010534407	N/A	N/A
131.	Sears, Roebuck and Co.	NY Department of State	UCC-1	Early Morning LLC	Consigned inventory	1/19/18	201801190029719	N/A	N/A
132.	Sears, Roebuck and Co.	NY Department of State	UCC-1	Envisions LLC	Consigned inventory	3/31/17	201703318132790	N/A	N/A
133.	Sears, Roebuck and Co.	NY Department of State	UCC-1	ET Enterprises Distributors, Inc.	Consigned apparel and visor merchandise, total $54,846.00	8/11/16	201608110386101	N/A	N/A
134.	Sears, Roebuck and Co.	NY Department of State	UCC-1	Gold LLC	Consigned inventory	6/20/13	201306205672669	5/11/18	201805115580409
135.	Sears, Roebuck and Co.	NY Department of State	UCC-1	Hilco Wholesale Solutions, LLC	Consigned inventory	3/18/16	201603188106670	N/A	N/A
136.	Sears, Roebuck and Co.	NY Department of State	UCC-1	HomeCare Labs, Inc.	Consigned inventory	1/23/07	200701230055241	1/23/12 12/2/16	201201235087244 201612020571522
137.	Sears, Roebuck and Co.	NY Department of State	UCC-1	Jacmel Jewelry Inc.	Consigned inventory	10/27/14	201410270600834	N/A	N/A
138.	Sears, Roebuck and Co.	NY Department of State	UCC-1	Kama-Schachter Jewelry, Inc.	Consigned inventory	9/19/16	201609196110859	N/A	N/A
139.	Sears, Roebuck and Co.	NY Department of State	UCC-1	Lands’ End Inc.	Consigned inventory	1/27/17	201701270037999	N/A	N/A
140.	Sears, Roebuck and Co.	NY Department of State	UCC-1	LM Farms, LLC	Consigned inventory	1/19/18	201801190029721	N/A	N/A
141.	Sears, Roebuck and Co.	NY Department of State	UCC-1	Mantua Manufacturing Co.	Consigned inventory	10/2/18	201810028451499	N/A	N/A
142.	Sears, Roebuck and Co.	NY Department of State	UCC-1	Maxcolor LLC	Consigned inventory	9/6/17	201709068382318	N/A	N/A

	Debtor	Place of Filing	Type of filing found	Secured Party	Collateral	Original File Date	Original File Number	Amendment /Continuation File Date	Amendment/Continuation File Number
144.	Sears, Roebuck and Co.	NY Department of State	UCC-1	NMHG Financial Services, Inc.	Leased equipment	1/14/10	201001145039567	8/19/14	201408195885473
146.	Sears, Roebuck and Co.	NY Department of State	UCC-1	PAJ, Inc.	Consigned inventory	10/23/13	201310238426034	5/20/14 7/28/14 9/25/14 12/12/14 1/20/15 2/11/15 2/25/15 4/1/15 5/26/15	201405208192056 201407288290826 201409258374391 201412128486689 201501208021186 201502118051411 201502258067297 201504018114482 201505268197264
147.	Sears, Roebuck and Co.	NY Department of State	UCC-1	Riverstone USA LLC	Consigned inventory	11/10/16	201611100538286	N/A	N/A
148.	Sears, Roebuck and Co.	NY Department of State	UCC-1	Rosy Blue, Inc.	Consigned inventory	8/23/13	201308230481633	2/28/18	201802280096569
149.	Sears, Roebuck and Co.	NY Department of State	UCC-1	S&J Diamond Corp. Disons Gems, Inc.	Consigned inventory	8/5/15	201508050398618	N/A	N/A
150.	Sears, Roebuck and Co.	NY Department of State	UCC-1	Sakar International, Inc.	Consigned inventory	9/30/14	201409308380725	N/A	N/A
151.	Sears, Roebuck and Co.	NY Department of State	UCC-1	Shaghal Ltd.	Consigned inventory	10/1/15	201510018378394	N/A	N/A
152.	Sears, Roebuck and Co.	NY Department of State	UCC-1	Shanti Corporation d/b/a Vijay Gold Designs	Consigned inventory	9/17/13	201309170529052	8/7/18	201808070371826
153.	Sears, Roebuck and Co.	NY Department of State	UCC-1	Suberi Brothers, LLC	Consigned inventory	3/12/13	201303125262415	3/12/18	201803125295476
154.	Sears, Roebuck and Co.	NY Department of State	UCC-1	Aneri Jewels, L.L.C.	Consigned inventory	9/17/14	201409175988722	12/10/15	201512106388702
155.	Sears, Roebuck and Co.	NY Department of State	UCC-1	Sun Diamond, Inc.	Consigned inventory	10/08/09	200910085908309	8/13/14	201408135861344
156.	Sears, Roebuck and Co.	NY Department of State	UCC-1	Thompson Tractor Co., Inc.	Caterpillar tractor	3/5/15	201503058082566	N/A	N/A
157.	Sears, Roebuck and Co.	NY Department of State	UCC-1	Tiger Capital Group, LLC	Consigned inventory	2/8/18	201802080062302	N/A	N/A
158.	Sears, Roebuck and Co.	NY Department of State	UCC-1	Twentieth Century Fox Home Entertainment LLC	Consigned inventory	4/27/17	201704270202869	N/A	N/A
159.	Sears, Roebuck and Co.	NY Department of State	UCC-1	Vijaydimon (USA) Inc.	Consigned inventory	6/22/15	201506220309221	N/A	N/A
160.	Sears, Roebuck and Co.	NY Department of State	UCC-1	Vijaydimon (USA) Inc.	Consigned inventory	9/13/13	201309130523646	8/7/18	201808070371814

A.    Any liens in favor of Pension Benefit Guaranty Corporation (“PBGC”) resulting from the Pension Plan Protection and Forbearance Agreement, dated March 18, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified on or prior to the Effective Date), between, among others, Sears Holdings Corporation and PBGC.

B.     Any liens in favor of JPP, LLC, as collateral agent for the secured parties pursuant to that certain Term Loan Credit Agreement, dated as of January 4, 2018 (as amended, supplemented, or otherwise modified on or prior to the Effective Date), by and among, inter alios, Sears Holdings Corporation, as holdings, Sears, Roebuck and Co. and Kmart Corporation, as borrowers, the subsidiaries of Sears Holdings Corporation party thereto, the lenders party thereto from time to time, and JPP, LLC as administrative and collateral agent.

C.     Any liens in favor of JPP, LLC, as agent for the secured parties pursuant to that certain Third Amended and Restated Loan Agreement, dated as of June 4, 2018 (as amended, supplemented, or otherwise modified on or prior to the Effective Date), by and among, inter alios, Sears Holdings Corporation, as guarantor, its subsidiaries party thereto as borrowers, JPP, LLC, as agent, and the lenders party thereto.

D.     Any liens in favor of UBS AG, Stamford Branch, LLC as administrative agent for the secured parties pursuant to that certain Credit     Agreement, dated as of March 14, 2018 (as amended, supplemented, or otherwise modified on or prior to the Effective Date), by and among, inter alios, SRC O.P. LLC, SRC Facilities LLC and SR Real Estate (TX) LLC, as the borrowers, the lenders party thereto and UBS AG, Stamford Branch, LLC as administrative agent.

E.     Any liens in favor of JPP, LLC, as administrative agent for the secured parties pursuant to that certain Mezzanine Loan Agreement, dated as of March 14, 2018 (as amended, supplemented, or otherwise modified on or prior to the Effective Date), by and among SRC Sparrow 2 LLC, as borrower, JPP, LLC and JPP II, LLC as lenders, and JPP, LLC, as administrative agent.

F.     Any liens in favor of U.S. Bank National Association, as trustee for the secured parties pursuant to that certain Indenture, dated as of May 18, 2006 (as amended, supplemented, or otherwise modified on or prior to the Effective Date), by KCD IP, LLC as issuer and U.S. Bank National Association, as trustee with respect to 6.90% KCD IP, LLC Asset-Backed Notes.

G.     Any liens in favor of Wilmington Trust, National Association, as collateral agent for secured parties pursuant to (i) that certain Indenture, dated as of October 12, 2010 (as amended, supplemented, or otherwise modified on or prior to the Effective Date), among Sears Holdings Corporation, the guarantors party thereto and Wilmington Trust, National Association (successor to Wells Fargo Bank, National Association) as trustee and collateral agent, governing the 6 5/8% Senior Secured Notes, (ii) that certain Indenture, dated as of March 20, 2018 (as amended, supplemented, or otherwise modified from time to time on or prior to the Effective Date), by and among Sears Holdings Corporation, the guarantors party thereto and Computershare Trust Company, N.A., as trustee, governing the 6 5/8% Senior Secured Convertible PIK Toggle Notes and (iii) that certain Second Lien Credit Agreement, dated as of September 1, 2016 (as amended, supplemented, or otherwise modified on or prior to the Effective Date), by and among, inter alios, Sears Holdings Corporation, as holdings, Sears, Roebuck and Co. and Kmart Corporation, as borrowers, the lenders party thereto, and JPP, LLC as administrative agent and collateral administrator.

H.     Any liens in favor of Bank of America, N.A., as co-collateral agent for the secured parties pursuant to that certain Third Amended and Restated Credit Agreement, dated as of July 21, 2015 (as amended, supplemented or otherwise modified on or prior to the Effective Date), by and among, inter alios, Sears Holdings Corporation, as holdings, Sears, Roebuck and Co. and Kmart Corporation, as borrowers, the lenders party thereto, and Bank of America, N.A., as agent.

I.     Any liens in favor of the secured parties pursuant to that certain Letter of Credit and Reimbursement Agreement, dated as of December 28, 2016 (as amended, supplemented or otherwise modified on or prior to the Effective Date), by and among Sears Holdings Corporation, Sears, Roebuck and Co., Kmart Corporation, the financial institutions party thereto from time to time as L/C lenders, and Citibank N.A., as administrative agent and issuing bank.

J.     Liens with respect to consigned goods in Puerto Rico.

K.     Certain Loan Parties are parties to consignment agreements with respect to which no UCC filings have been filed.

L.     Encumbered Real Properties listed on Attachment A below.

Attachment A to Schedule 1.06

Unit	RE ID	NAME	State	Address	Zip Code	Facility	Property Group	Status
1136	113600	Riverchase	AL	2500 Riverchase Galleria	35244	Facility under paragraph C of this Schedule 1.06	Open Store	Open Store
1588	158800	Phoenix-Metro Ctr	AZ	10001 N Metro Pkwy W	85051	Facility under paragraph C of this Schedule 1.06	Closed Store	Closed Store
2288	228800	Antioch	CA	2600 Somersville Rd	94509	Facility under paragraph C of this Schedule 1.06	Open Store	Open Store
26720	2672000	City Of Industry	CA	100 S Puente Hills Mall	91748	Facility under paragraph C of this Schedule 1.06	Closed Store	Closed Store
26720	2672003	City Of Industry	CA	100 S Puente Hills Mall	91748	Facility under paragraph C of this Schedule 1.06	Closed Store	Closed Store
449	44900	DELANO	CA	Delano Industrial Pk	93215	Facility under paragraph C of this Schedule 1.06	Non-retail	Active Non-retail
4857	485700	Desert Hot Springs	CA	14011 Palm Drive	92240	Facility under paragraph C of this Schedule 1.06	Open Store	Open Store
4457	445700	Hayward	CA	26231 Mission Blvd	94544	Facility under paragraph C of this Schedule 1.06	Open Store	Open Store
1209	120900	Long Beach	CA	2100N Bellflower Blvd	90815	Facility under paragraph C of this Schedule 1.06	Open Store	Open Store
1068	106800	Palmdale	CA	1345 W Avenue P	93551	Facility under paragraph C of this Schedule 1.06	Open Store	Open Store
3368	336800	Redlands	CA	1625 W Redlands	92373	Facility under paragraph C of this Schedule 1.06	Open Store	Open Store
1271	127100	Littleton/ Denver	CO	8501 W Bowles Ave	80123	Facility under paragraph C of this Schedule 1.06	Open Store	Open Store
1443	144300	Manchester	CT	190 Buckland Hills Dr	06040	Facility under paragraph C of this Schedule 1.06	Open Store	Open Store
1853	185300	Wilmington	DE	4737 Concord Pike	19803	Facility under paragraph C of this Schedule 1.06	Open Store	Open Store
1255	125500	Citrus Park	FL	7902 Citrus Park Dr	33625	Facility under paragraph C of this Schedule 1.06	Closed Store	Closed Store
1055	105500	Coral Springs	FL	9565 W Atlantic Blvd	33071	Facility under paragraph C of this Schedule 1.06	Open Store	Open Store
3223	322300	Fort Walton Beach	FL	200 Irwin N E	32548	Facility under paragraph C of this Schedule 1.06	Open Store	Open Store
26726	2672600	Jacksonville	FL	9501 Arlington Expy	32225	Facility under paragraph C of this Schedule 1.06	Closed Store	Closed Store
1175	117500	Merritt Island	FL	777 E Merritt Island Cswy	32952	Facility under paragraph C of this Schedule 1.06	Open Store	Open Store
8292	829200	Ocala	FL	655 West 52Nd Ave	34474	Facility under paragraph C of this Schedule 1.06	Non-retail	Active Non-retail
1485	148500	Orange Pk	FL	1910 Wells Rd	32073	Facility under paragraph C of this Schedule 1.06	Open Store	Open Store
1285	128500	Orlando-South	FL	8001 S Orange Blossom Trl	32809	Facility under paragraph C of this Schedule 1.06	Open Store	Open Store
2885	288500	Port Richey	FL	9409 Us Highway 19 N Ste 101	34668	Facility under paragraph C of this Schedule 1.06	Open Store	Open Store
26734	2673400	Sanford	FL	320 Towne Center Cir	32771	Facility under paragraph C of this Schedule 1.06	Closed Store	Closed Store
26734	2673402	Sanford	FL	450 Towne Ctr Circle	32771	Facility under paragraph C of this Schedule 1.06	Closed Store	Closed Store
8245	824500	St. Petersburg	FL	4600 Park St N	33709	Facility under paragraph C of this Schedule 1.06	Non-retail	Active Non-retail
1015	101500	Vero Beach	FL	6200 20Th St Ste 300	32966	Facility under paragraph C of this Schedule 1.06	Open Store	Open Store
26737	2673700	Albany	GA	2601 Dawson Rd Bldg G	31707	Facility under paragraph C of this Schedule 1.06	Closed Store	Closed Store
2065	206500	Brunswick	GA	100 Mall Blvd Ste 300	31525	Facility under paragraph C of this Schedule 1.06	Open Store	Annc'd to Close
7705	770500	Tamuning	GU	404 N Marine Dr Rte 1	96913	Facility under paragraph C of this Schedule 1.06	Open Store	Open Store
490	49000	HOFFMAN EST	IL	3333 Beverly Road	60192	Facility under paragraph C of this Schedule 1.06	Non-retail	Active Non-retail
2162	49001	Hoffman Estates	IL	3333 Beverly Rd	60179	Facility under paragraph C of this Schedule 1.06	Open Store	Open Store
8289	828900	Manteno	IL	333 South Spruce Street	60950	Facility under paragraph C of this Schedule 1.06	Non-retail	Active Non-retail
4423	442300	Rockford	IL	5909 E State Street	61108	Facility under paragraph C of this Schedule 1.06	Closed Store	Closed Store
31914	3191400	Round Lake Beach	IL	400 East Rollins Rd	60073	Facility under paragraph C of this Schedule 1.06	Closed Store	Closed Store
4048	404800	Springfield	IL	3250 Clear Lake Rd	62702	Facility under paragraph C of this Schedule 1.06	Open Store	Open Store
3433	343300	Holyoke	MA	2211 Northampton St	01040	Facility under paragraph C of this Schedule 1.06	Open Store	Open Store
1093	109300	Springfield	MA	1585 Boston Rd	01129	Facility under paragraph C of this Schedule 1.06	Closed Store	Closed Store
2183	218300	So Portland	ME	400 Maine Mall Rd	04106	Facility under paragraph C of this Schedule 1.06	Open Store	Open Store
9385	938500	Clio	MI	4290 W Vienna Rd	48420	Facility under paragraph C of this Schedule 1.06	Open Store	Open Store
1100	110000	Flint	MI	3191 S Linden Rd	48507	Facility under paragraph C of this Schedule 1.06	Closed Store	Closed Store
1460	146000	Livonia	MI	29500 7 Mile Rd	48152	Facility under paragraph C of this Schedule 1.06	Open Store	Open Store
4998	499800	Roseville	MI	17580 Frazho	48066	Facility under paragraph C of this Schedule 1.06	Closed Store	Closed Store
1590	159000	Saginaw	MI	4900 Fashion Square Mall	48604	Facility under paragraph C of this Schedule 1.06	Open Store	Open Store
38480	3848000	Troy	MI	2240 Cunningham Dr	48084	Facility under paragraph C of this Schedule 1.06	Non-retail	Active Non-retail
4206	420600	Warren	MI	2000 Ten Mile Rd	48091	Facility under paragraph C of this Schedule 1.06	Open Store	Open Store
1032	103200	Brooklyn Ctr	MN	1297 Shingle Creek Crossing	55430	Facility under paragraph C of this Schedule 1.06	Closed Store	Closed Store
2500	250000	Duluth	MN	1600 Miller Trunk Hwy	55811	Facility under paragraph C of this Schedule 1.06	Closed Store	Closed Store
1121	112100	Independence	MO	18777 E 39Th St S	64057	Facility under paragraph C of this Schedule 1.06	Open Store	Open Store
2242	224200	Billings	MT	1515 Grand Ave	59102	Facility under paragraph C of this Schedule 1.06	Closed Store	Closed Store
2191	219100	Lincoln	NE	6400 O St	68510	Facility under paragraph C of this Schedule 1.06	Open Store	Open Store

1744	174400	Ocean	NJ	Rt 66 And 35	07712	Facility under paragraph C of this Schedule 1.06	Closed Store	Closed Store
7017	701700	Roswell	NM	1705 S Main St	88203	Facility under paragraph C of this Schedule 1.06	Open Store	Open Store
4726	472600	Jamestown	NY	975 Fairmount Ave	14701	Facility under paragraph C of this Schedule 1.06	Open Store	Open Store
1364	136400	Lake Grove	NY	4 Smith Haven Mall	11755	Facility under paragraph C of this Schedule 1.06	Open Store	Open Store
8305	830500	Warren	OH	541 Perkins Jones Rd Ne	44483	Facility under paragraph C of this Schedule 1.06	Non-retail	Active Non-retail
1224	122400	Harrisburg	PA	4600 Jonestown Rd	17109	Facility under paragraph C of this Schedule 1.06	Open Store	Open Store
3529	352900	Pittsburgh	PA	996 W View Park Dr	15229	Facility under paragraph C of this Schedule 1.06	Open Store	Open Store
1293	129300	Robinson Twp	PA	1000 Robinson Center Dr	15205	Facility under paragraph C of this Schedule 1.06	Closed Store	Closed Store
1354	135400	Willow Grove	PA	2500 W Moreland Rd	19090	Facility under paragraph C of this Schedule 1.06	Open Store	Open Store
1795	179500	Myrtle Beach	SC	1200 Coastal Grand Circle	29577	Facility under paragraph C of this Schedule 1.06	Open Store	Open Store
3147	314700	Kingsport	TN	1805 E Stone Dr	37660	Facility under paragraph C of this Schedule 1.06	Open Store	Open Store
1675	167500	Knoxville East Town	TN	2931 Knoxville Center Dr	37924	Facility under paragraph C of this Schedule 1.06	Closed Store	Closed Store
1216	121600	Memphis/ Southland	TN	1200 Southland Mall	38116	Facility under paragraph C of this Schedule 1.06	Open Store	Open Store
1437	143700	Arlington/ Parks	TX	3871 S Cooper St	76015	Facility under paragraph C of this Schedule 1.06	Open Store	Open Store
8137	813700	HOUSTON	TX	16555 Park Row	77084	Facility under paragraph C of this Schedule 1.06	Non-retail	Active Non-retail
49027	4902700	ROUND ROCK	TX	1300 Louis Henna Blvd	78664	Facility under paragraph C of this Schedule 1.06	Non-retail	Active Non-retail
1023	102300	Loudoun/ Dulles	VA	21000 Dulles Town Cir	20166	Facility under paragraph C of this Schedule 1.06	Open Store	Open Store
1974	197400	Roanoke	VA	4812 Valley View Blvd Ne	24012	Facility under paragraph C of this Schedule 1.06	Open Store	Open Store
3722	372200	Burlington	WA	1550 S Burlington Blvd	98233	Facility under paragraph C of this Schedule 1.06	Open Store	Open Store
3722	372203	Burlington	WA		98233	Facility under paragraph C of this Schedule 1.06	Non-retail	Active Non-retail
2092	209200	Appleton	WI	4301 W Wisconsin Ave	54913	Facility under paragraph C of this Schedule 1.06	Open Store	Open Store
4395	439500	Cudahy	WI	6077 S Packard Avenue	53110	Facility under paragraph C of this Schedule 1.06	Open Store	Open Store
3088	308800	Kenosha	WI	4100 52Nd St	53144	Facility under paragraph C of this Schedule 1.06	Open Store	Open Store
2432	243200	La Crosse	WI	4200 Us Hwy 16	54601	Facility under paragraph C of this Schedule 1.06	Open Store	Annc'd to Close
2232	223200	Madison-East	WI	43 East Towne MallC	53704	Facility under paragraph C of this Schedule 1.06	Open Store	Open Store
1804	180400	Barboursville	WV	100 Huntington Mall Rd	25504	Facility under paragraph C of this Schedule 1.06	Open Store	Open Store
1368	136800	Concord	CA	1001 Sunvalley Blvd	94520	Facility under paragraph B of this Schedule 1.06	Open Store	Open Store
1309	130900	Downey	CA	500 Stonewood St	90241	Facility under paragraph B of this Schedule 1.06	Open Store	Open Store
1758	175800	Escondido	CA	210 E Via Rancho Pkwy	92025	Facility under paragraph B of this Schedule 1.06	Open Store	Open Store
1378	137800	Orange	CA	2100 N Tustin St	92865	Facility under paragraph B of this Schedule 1.06	Open Store	Open Store
1048	104800	Pasadena	CA	3801 E Foothill Blvd	91107	Facility under paragraph B of this Schedule 1.06	Open Store	Open Store
1288	128800	Stockton	CA	5110 Pacific Ave	95207	Facility under paragraph B of this Schedule 1.06	Open Store	Open Store
1765	176500	Palm Beach Gardens	FL	3101 Pga Blvd	33410	Facility under paragraph B of this Schedule 1.06	Open Store	Open Store
2148	214800	Kahului Maui(Sur)	HI	275 Kaahumanu AveSte 1000	96732	Facility under paragraph B of this Schedule 1.06	Open Store	Open Store
30936	3093600	Tinley Park	IL	16300 Harlem	60477	Facility under paragraph B of this Schedule 1.06	Closed Store	Closed Store
1304	130400	Silver Spring	MD	11255 New Hampshire Ave	20904	Facility under paragraph B of this Schedule 1.06	Open Store	Open Store
1094	109400	Hackensack	NJ	436 Main St	07601	Facility under paragraph B of this Schedule 1.06	Open Store	Open Store
6854	685400	Hackensack	NJ	516 Main St	07601	Facility under paragraph B of this Schedule 1.06	Open Store	Open Store
1044	104400	Jersey Cty/ Newport	NJ	50 Mall Dr W	07310	Facility under paragraph B of this Schedule 1.06	Open Store	Open Store
1494	149400	Moorestown	NJ	Rt 38 And Lenola Rd	08057	Facility under paragraph B of this Schedule 1.06	Open Store	Open Store
1114	111400	Brooklyn	NY	2307 Beverley Rd	11226	Facility under paragraph B of this Schedule 1.06	Open Store	Open Store
6104	111401	Brooklyn	NY	2359 Bedford Ave	11226	Facility under paragraph B of this Schedule 1.06	Open Store	Open Store
1333	133300	Poughkeepsie	NY	2001 South Rd	12601	Facility under paragraph B of this Schedule 1.06	Open Store	Open Store
1924	192400	Valley Stream	NY	1150 Sunrise Hwy	11581	Facility under paragraph B of this Schedule 1.06	Open Store	Open Store
30962	3096200	Groveport	OH	4400 S Hamilton Rd	43125	Facility under paragraph B of this Schedule 1.06	Non-retail	Active Non-retail
30962	3096203	GROVEPORT	OH	4400 S HAMILTON RD	43125	Facility under paragraph B of this Schedule 1.06	Non-retail	Active Non-retail

SCHEDULE 1.07
INITIAL SPECIFIED STORE CLOSING LOCATIONS

Unit No	Address	City	State
9711	3977 CUMBERLAND ROAD	Russellville	AR
3945	6050 HIGHWAY 90	Delano	CA
3982	1 KMART PLAZA	Lemoore	CA
3345	3443 W ADDISON	Modesto	CA
3483	261 N MC DOWELL BLVD	Ontario	CA
7471	748 W MAIN STREET	Placerville	CA
4706	4000 EAST 2ND STREET	Riverside	CA
9761	1705 W. BARRON STREET	Visalia	CA
3424	2001 SOUTH MILITARY HWY	Gainesville	FL
3793	802 WEST STATE STREET	Miami	FL
3713	4377 ROUTE 313	Covington	GA
3978	EAST EL MONTE WAY	Peachtree City	GA
9222	655 SUNLAND PARK DR	Cherokee	IA
3097	7200 ARLINGTON AVENUE	Council Bluffs	IA
9309	4290 W VIENNA ROAD	Webster City	IA
4297	1155 VETERAN'S BLVD	Moline	IL
9348	253-01 ROCKAWAY BLVD	Norridge	IL
4433	26231 MISSION BLVD	Quincy	IL
9354	PO BOX 3040, BLDG 82, MONTAUK HWY	Griffith	IN
3251	910 WILKES BARRE TWP BLVD	Indianapolis	IN
3823	175 MAAG AVENUE	Jasper	IN
4215	10400 ROSECRANS	Kansas City	KS
7169	6310 W 3RD STREET	Salina	KS
7229	301 GARDNER FIELD ROAD	Grayson	KY
3941	SUNNY ISLE S/C	Russell Springs	KY
7223	118 WALLER MILL ROAD	Metairie	LA
3654	6163 OXON HILL ROAD	OXON HILL	MD
3807	2235 EAST STATE STREET	Prince Frederick	MD
9521	22631 ROUTE 68 STE 30	Madawaska	ME
3820	15861 MICHIGAN AVENUE	Charlevoix	MI
3308	1502 SOUTH FOURTH STREET	Lake Orion	MI
4304	201 NINTH ST S E	Florissant	MO
3239	MAIN STREET N CANTON	Kansas City	MO
4026	200 CAPITAL AVE S W	St. Joseph	MO
4112	528 W PLANK ROAD	Asheville	NC
4450	200 CARR 181	Raleigh	NC
3808	808 ROUTE 46	Statesville	NC
3393	779 DELSEA DRIVE N	GLASSBORO	NJ
4741	5000 SAN DARIO	Batavia	NY
9415	200 S WASHINGTON ST	Mahopac	NY
4123	4670 S 900 EAST	Niagara Falls	NY
3600	8701 SIX FORKS ROAD	Schenectady	NY

9392	250 NEW ROAD (RT 9)	West Seneca	NY
7209	420 EAST HIGHWAY 80	East Liverpool	OH
4257	4401 BUFFALO ROAD	Middleburg Heights	OH
4455	3955 S W MURRAY BLVD	BEAVERTON	OR
3361	18 ELM PLAZA	Allentown	PA
4150	1701 4TH AVE W	Altoona	PA
7746	4325 BROADWAY	Carlisle	PA
7470	10 COBBLESTONE COURT DRIVE	Hummelstown	PA
3884	750 WEST DEUCE OF CLUBS	Matamoras	PA
4054	1001 PATTON AVENUE	New Kensington	PA
9409	389 MAIN STREET	Phoenixville	PA
4010	2301 S UNIVERSITY DRIVE	Pittsburgh	PA
9438	2505 BELL ROAD	Pleasant Hills	PA
9539	1127 S STATE ST	Thorndale	PA
7274	20 O'FALLON SQUARE	Mauldin	SC
7043	5100 CLAYTON ROAD	Rock Hill	SC
7460	97 SENECA TRAIL	Knoxville	TN
7415	1170 MAE STREET	Springfield	VA
7717	CARR 2, ESTATAL, PLAZA CARIBE MALL	Waynesboro	VA
7259	7350 MANATEE AVE WEST	Williamsburg	VA
3133	3655 NAMEOKI ROAD	Bellingham	WA
4188	5000 23RD AVE	Charleston	WV
4736	401 GOVERNOR PLACE	Casper	WY
2306	1531RIO ROAD E	Gadsden	AL
1169	1601 ARDEN WAY	Chandler	AZ
1078	EAST MESA S/C	Mesa/East	AZ
1708	2300 HILLTOP MALL ROAD	Phoenix-Desert Sky	AZ
2047	275 KAAHUMANU AVE #1000	Sierra Vista	AZ
2078	2310 E KANSAS AVE	Yuma	AZ
1318	7701 1-40 W STE 400	Bakersfield	CA
1518	200 PARK CITY CTR	Cerritos	CA
1388	1251 US HIGHWAY 31 N	Costa Mesa	CA
1988	350 HOLLY HILL MALL	El Centro	CA
1408	6929 WILLIAMS ROAD	Florin	CA
2298	3404 W 13TH ST	Merced	CA
1618	10000 COORS BYPASS NW	Modesto	CA
1998	1001 BARNES CROSSING ROAD	Montebello	CA
1019	9565 W ATLANTIC BLVD; CORAL SQ MALL	Pleasanton	CA
1658	100 SANTA ROSA PLZ	Santa Rosa	CA
1131	901 N FEDERAL HWY	Centennial	CO
1071	2050 SOUTHGATE ROAD	Lakewood	CO
1134	2727 FAIRFIELD COMMONS BLVD	Milford	CT
1193	7902 CITRUS PARK TOWN CTR	Waterford	CT
2565	1602 STATE ROAD 50	Bradenton	FL
1955	121 NE HAMPE WAY	Lakeland	FL
2245	428 SW C AVE	Melbourne	FL

2056	757 E LEWIS & CLARK PKWY	Mry Est/Ft Wltn Bch	FL
1006	101 N RANGELINE ROAD	Ocala	FL
2805	PANAMA CITY MALL	Panama City	FL
1229	2 OAK BROOK CTR	Boise	ID
1740	SEARS GRAND THORNTON	Joliet	IL
1470	7330 OLD WAKE FOREST ROAD	Greenwood	IN
2600	1400 UNION TPKE	Terre Haute	IN
2546	1850 APPLE BLOSSOM DR	Bowling Green	KY
1790	4807 OUTER LOOP	Louisville-Okolona	KY
1403	11200 LAKELINE MALL DR	Natick	MA
2034	LA CUMBRE PLZ	Bowie	MD
1844	10300 LITTLE PATUXENT PARKWAY	Columbia	MD
2963	400 N CENTER ST	Westminster	MD
1390	6910 FAYETTEVILLE ROAD STE 400	Ann Arbor	MI
1250	4310 BUFFALO GAP ROAD	Lincoln Park	MI
1112	12431 WAYZATA BLVD	Minnetonka	MN
1052	436 MAIN ST	St Paul	MN
1405	CROSS CREEK MALL	Fayetteville	NC
2225	1300 ULSTER AVE	Goldsboro	NC
1646	RT 66 AND 35	Pineville	NC
2663	52 WINCHESTER BLVD; SUITE A	Portsmouth	NH
1464	1750 DEPTFOROAD CENTER ROAD	Deptford	NJ
1574	2561 EL CAMINO REAL	Middletown	NJ
1287	100 CAMBRIDGESIDE PL	Coronado	NM
1709	4807 OUTER LOOP	Henderson	NV
1004	7424 DODGE ST	Garden City	NY
2584	1631 E EMPIRE ST	Lakewood	NY
1414	9605 QUEENS BLVD	Nanuet	NY
1944	JEFFERSON VALLEY MALL	Yorktown Hts	NY
1564	5320 YOUNGSTOWN ROAD	Niles	OH
2311	GREELEY MALL	Norman	OK
1151	1305 AIRLINE ROAD	Tulsa Woodland Hls	OK
2119	1155 CARLISLE STREET; SUITE 5	Salem(Lancaster)	OR
1079	5053 TUTTLE CROSSING BLVD	Washington Sq	OR
1454	98-180 KAMEHAMEHA HIGHWAY	Bensalem/Crnwls Hts	PA
2124	MALL DEL NORTE	Dubois	PA
1064	2310 SW MILITARY DR	Langhrn/Oxford Vly	PA
1115	7700 E KELLOGG DR	Chattanooga	TN
2335	AVE JESUS T PINERO 4010	Clarksville	TN
1146	WOLFCHASE GALLERIA	Cordova	TN
1395	901 E. DIMOND	West Town	TN
1137	POMPANO FASHION SQ / 2251 N FEDERAL HWY	Austin	TX
1357	2901 S CAPITOL OF TEXAS HWY	Austin/Barton Creek	TX
1080	18777 E 39TH ST S	Frisco	TX
2537	1262 VOCKE ROAD	Harlingen	TX
1277	3450 S MARYLAND PKWY	Ingram	TX

2147	MARQUETTE S/C	Irving	TX
1247	6002 SLIDE ROAD	Lubbock	TX
1227	1101 MELBOURNE ROAD STE 7000	Southwest Ctr	TX
2617	1802 WEST LAWRENCE AVE	Victoria	TX
1575	1555 KAPIOLANI BLVD	Hampton	VA
2330	150 PEARL NIX PKWY	Puyallup	WA
2304	VALLEY VIEW MALL	Westover/Morgantown	WV
2341	STATE ROAD 149 & STATE ROAD 584	Casper	WY

SCHEDULE 1.08
SECONDARY SPECIFIED STORE CLOSING LOCATIONS

Store	Format	City	State	Owned/Leased	Lease End Date
1424	Sears	BETHESDA	MD	Lease	3/31/2019
3527	Kmart	PHILADELPHIA	PA	Lease	11/30/2020
3896	Kmart	SAN GERMAN	PR	Lease	9/30/2021
4490	Kmart	SAN JUAN	PR	Lease	1/31/2024
4858	Kmart	CAGUAS	PR	Lease	10/31/2063
2156	Sears	MARYVILLE	TN	Lease	3/8/2023
2290	Sears	MICHIGAN CITY	IN	Owned	Owned
4048	Kmart	SPRINGFIELD	IL	Owned	Owned
1027	Sears	EL PASO	TX	Owned	Owned
1315	Sears	CHATTANOOGA	TN	Owned	Owned
4395	Kmart	CUDAHY	WI	Owned	Owned
1043	Sears	MERIDEN	CT	Owned	Owned
1065	Sears	GLEN ALLEN	VA	Owned	Owned
2040	Sears	BATTLE CREEK	MI	Owned	Owned
2819	Sears	FAIRBANKS	AK	Owned	Owned
1216	Sears	MEMPHIS	TN	Owned	Owned
1130	Sears	JANESVILLE	WI	Ground Lease	10/14/2022
1166	Sears	MERIDIAN	MS	Ground Lease	10/10/2022
1375	Sears	WINSTON SALEM	NC	Lease	---
1484	Sears	READING	PA	Lease	2/8/2020
1755	Sears	BOYNTON BEACH	FL	Lease	8/31/2021
1768	Sears	PHOENIX	AZ	Lease	10/23/2020
1828	Sears	LAS VEGAS	NV	Ground Lease	7/31/2024
2001	Sears	PIQUA	OH	Ground Lease	10/19/2019
2074	Sears	STROUDSBURG	PA	Lease	7/30/2019
2106	Sears	TUPELO	MS	Lease	3/6/2020
2138	Sears	SANTA BARBARA	CA	Lease	6/30/2024
2173	Sears	SARATOGA SPGS	NY	Lease	7/17/2020
2226	Sears	MURFREESBORO	TN	Lease	5/12/2022
2278	Sears	IDAHO FALLS	ID	Lease	7/30/2020
2315	Sears	JENSEN BEACH	FL	Lease	9/1/2019
2421	Sears	GRAND ISLAND	NE	Lease	7/31/2029
2683	Sears	WATERTOWN	NY	Lease	8/31/2021
2807	Sears	ROCK HILL	SC	Lease	4/7/2021
3371	Kmart	CHICAGO	IL	Lease	9/30/2022
3380	Kmart	WATERVILLE	ME	Lease	1/31/2021
3828	Kmart	TEMECULA	CA	Ground Lease	11/30/2021
4064	Kmart	NORTH VERSAILLES	PA	Lease	2/28/2024
2557	Sears	LONGVIEW	TX	Lease	4/30/2020
9381	Kmart	HUNTINGTON	NY	Lease	4/30/2026

SCHEDULE 1.09
GO FORWARD STORES

Count	Store Number	Banner	State	Address	Zip Code
1	2027	Sears	AK	1000 S Seward Meridian Rd	99654
2	2126	Sears	AR	4501 Central Ave Ste 101	71913
3	1206	Sears	AR	3930 Mccain Blvd	72116
4	1798	Sears	AZ	7780 W Arrowhead Towne Ctr	85308
5	3707	Kmart	AZ	1870 Mc Cullouch Blvd	86403
6	2218	Sears	AZ	3400 Gateway Blvd	86303
7	1728	Sears	AZ	4570 N Oracle Rd	85705
8	4996	Kmart	AZ	7055 E Broadway St	85710
9	3699	Kmart	CA	20777 Bear Valley Road	92308
10	7619	Kmart	CA	3980 El Camino Real	93422
11	9608	Kmart	CA	2505 Bell Rd	95603
12	1018	Sears	CA	3755 Santa Rosalia Dr	90008
13	7653	Kmart	CA	42126 Big Bear Blvd	92315
14	7756	Kmart	CA	1200 N Main St	93514
15	1008	Sears	CA	2650 E Olympic Blvd	90023
16	1268	Sears	CA	8150 La Palma Ave	90620
17	1838	Sears	CA	111 E Magnolia Blvd	91502
18	3834	Kmart	CA	1000 San Fernando Road	91504
19	7165	Kmart	CA	940 Arneill Rd	93010
20	1678	Sears	CA	2561 El Camino Real	92008
21	3086	Kmart	CA	2155 Pillsbury Rd	95926
22	1358	Sears	CA	565 Broadway	91910
23	1098	Sears	CA	1140 Shaw Ave	93612
24	7098	Kmart	CA	5100 Clayton Road	94521
25	4047	Kmart	CA	2200 Harbor Blvd	92627
26	2628	Sears	CA	3300 Broadway	95501
27	3725	Kmart	CA	1702 Freedom Boulevard	95019
28	1208	Sears	CA	3636 N Blackstone Ave	93726
29	1088	Sears	CA	236 N Central Ave	91203
30	9746	Kmart	CA	111 W Mc Knight Way	95949
31	1248	Sears	CA	660 W Winton Ave	94545
32	2028	Sears	CA	2200 W Florida Ave	92545
33	3748	Kmart	CA	491 Tres Pinos Road	95023
34	4819	Kmart	CA	2019 South Main	95453
35	9328	Kmart	CA	2900 Bellflower Blvd	90815
36	7390	Kmart	CA	1500 Anna Sparks Way	95521
37	1748	Sears	CA	5080 Montclair Plz Ln	91763
38	1868	Sears	CA	22550 Town Cir	92553
39	1168	Sears	CA	12121 Victory Blvd	91606
40	4421	Kmart	CA	13007 Sherman Way	91605
41	1508	Sears	CA	9301 Tampa Ave	91324
42	3842	Kmart	CA	175 Maag Avenue	95361
43	1968	Sears	CA	72-880 Hwy 111	92260
44	9551	Kmart	CA	6600 Clark Road	95969
45	3501	Kmart	CA	261 N Mc Dowell Blvd	94954

46	3678	Kmart	CA	1855 Main Street	92065
47	1818	Sears	CA	8250 Day Creek Blvd	91739
48	4349	Kmart	CA	1155 Veteran'S Blvd	94063
49	1788	Sears	CA	2300 Hilltop Mall Rd	94806
50	1298	Sears	CA	5261 Arlington Ave	92504
51	7175	Kmart	CA	7840 Limonite Ave	92509
52	1688	Sears	CA	1700 N Main St	93906
53	3412	Kmart	CA	1050 North Davis Road	93907
54	1398	Sears	CA	100 Inland Ctr	92408
55	1478	Sears	CA	1178 El Camino Real	94066
56	1488	Sears	CA	2180 Tully Rd	95122
57	2088	Sears	CA	200 Town Ctr E	93454
58	7639	Kmart	CA	895 Faukner Road	93060
59	9797	Kmart	CA	270 Mt Hermon Rd	95066
60	9153	Kmart	CA	1056 Emerald Bay Rd	96150
61	3174	Kmart	CA	2180 E Mariposa Rd	95205
62	4751	Kmart	CA	710 West Tehachapi	93561
63	1108	Sears	CA	40710 Winchester Rd	92591
64	3127	Kmart	CA	5665 N Rosemead Blvd	91780
65	1278	Sears	CA	22100 Hawthorn Blvd	90503
66	2059	Sears	CA	3350 Naglee Rd	95304
67	1148	Sears	CA	3295 E Main St	93003
68	2829	Sears	CA	14420 Bear Valley Rd	92392
69	2068	Sears	CA	3501 S Mooney Blvd	93277
70	1189	Sears	CA	1209 Plz Dr	91790
71	3235	Kmart	CA	730 South Orange	91790
72	1149	Sears	CA	15600 Whittwood Ln	90603
73	2238	Sears	CA	1235 Colusa Ave	95991
74	1141	Sears	CO	14200 E Alameda Ave	80012
75	1221	Sears	CO	1650 Briargate Blvd	80920
76	1111	Sears	CO	2050 Southgate Rd	80906
77	1467	Sears	CO	205 E Foothills Pkwy	80525
78	7329	Kmart	CO	2665 W Eisenhower	80537
79	4453	Kmart	CO	3415 N Elizabeth St	81008
80	1303	Sears	CT	7 Backus Ave (Ex 3 Rt 84)	06810
81	3216	Kmart	CT	295 Hartford Turnpike	06066
82	7109	Kmart	CT	595 Straits Turnpike	06795
83	4807	Kmart	DE	301 Governor Place	19701
84	7725	Kmart	DE	19563 Coastal Hwy, Unit A	19971
85	3873	Kmart	DE	4700 Limestone Road	19808
86	3317	Kmart	FL	1401 W Palmetto Park Rd	33486
87	7321	Kmart	FL	7321 Manatee Ave West	34209
88	1007	Sears	FL	686 Brandon Town Center Mall	33511
89	2485	Sears	FL	13085 Cortez Blvd	34613
90	1125	Sears	FL	3655 Sw 22Nd St	33145
91	1075	Sears	FL	1700 W Intl Speedway Blvd	32114
92	4893	Kmart	FL	6126 Highway 301	34222
93	1195	Sears	FL	901 N Federal Hwy	33304
94	1495	Sears	FL	4125 Cleveland Ave Suite 88	33901
95	1345	Sears	FL	1625 W 49Th St	33012

96	3818	Kmart	FL	3800 Oakwood Blvd	33020
97	9614	Kmart	FL	101399 Overseas Highway	33037
98	2215	Sears	FL	3200 N Roosevelt Blvd	33040
99	4725	Kmart	FL	2928 North Roosevelt Blvd	33040
100	3269	Kmart	FL	1201 S Dixie	33462
101	2745	Sears	FL	10401 Us Highway 441 Ste 2002	34788
102	9224	Kmart	FL	5561 Overseas Hwy	33050
103	3074	Kmart	FL	14091 S W 88Th St	33186
104	4728	Kmart	FL	3825 7Th Street North W	33126
105	1365	Sears	FL	20701 Sw 112Th Ave	33189
106	1456	Sears	FL	1360 Oviedo Blvd	32765
107	1775	Sears	FL	12055 Pines Blvd	33026
108	2145	Sears	FL	1441 Tamiami Trl	33948
109	2135	Sears	FL	901 Us 27 N Ste 130	33870
110	4355	Kmart	FL	4501 66Th Street N	33709
111	1585	Sears	FL	1500 Apalachee Pkwy	32301
112	1745	Sears	FL	347 Westshore Plz	33609
113	1066	Sears	FL	10302 Southside Blvd	32256
114	7294	Kmart	FL	1501 U S 1	32960
115	2505	Sears	GA	150 Pearl Nix Pkwy	30501
116	1578	Sears	HI	98-180 Kamehameha Hwy	96701
117	2388	Sears	HI	111 E Puainako St	96720
118	1681	Sears	HI	1505 Kapioloni Blvd	96815
119	1738	Sears	HI	46-056 Kamehameha Hwy	96744
120	9220	Kmart	IA	1501 Hwy 169 N	50511
121	7767	Kmart	IA	1405 South Grand	50616
122	2422	Sears	IA	4480 Sergeant Rd	51106
123	7033	Kmart	ID	1815-21St St	83501
124	7006	Kmart	ID	2258 Addison Ave East	83301
125	4381	Kmart	IL	7325 W 79Th Street	60455
126	4214	Kmart	IL	1155 Oakton St	60018
127	1640	Sears	IL	235 Saint Clair Sq	62208
128	1212	Sears	IL	7503 W Cermak Rd	60546
129	1300	Sears	IL	2 Oakbrook Ctr	60523
130	2990	Sears	IL	7200 Harrison Ave	61112
131	9124	Kmart	IN	1519 State Road 37 S	46036
132	7243	Kmart	IN	705 North Dixon	46901
133	9030	Kmart	IN	11 Sherwood Square	46970
134	7246	Kmart	IN	3150 National Road West	47374
135	7042	Kmart	IN	2801 Calumet Ave	46383
136	9122	Kmart	IN	3350 U S 30 East	46580
137	1161	Sears	KS	7700 E Kellogg Dr	67207
138	3029	Kmart	KY	3071 Dixie Hwy	41018
139	7255	Kmart	KY	411 Russell Dyche Hwy	42501
140	1226	Sears	LA	4400 Veterans Mem Blvd	70006
141	4810	Kmart	LA	2940 Veterans Blvd	70002
142	7104	Kmart	MA	252 Main St	01720
143	1213	Sears	MA	385 Southbridge St	01501
144	3288	Kmart	MA	484 Boston Rd	01821
145	1283	Sears	MA	250 Granite St	02184

146	4407	Kmart	MA	2001 Main Street	02301
147	1243	Sears	MA	1775 Washington St	02339
148	3040	Kmart	MA	768 Iyanough Rd	02601
149	1133	Sears	MA	100 Commercial Rd	01453
150	2373	Sears	MA	100 N Dartmouth Mall	02747
151	9255	Kmart	MA	Wilbraham Road (Sr 20)	01069
152	1053	Sears	MA	1325 Broadway	01906
153	3486	Kmart	MA	77 Middlesex Ave	02145
154	9692	Kmart	MA	Route 12	01570
155	1725	Sears	MD	1040 Annapolis Mall	21401
156	3256	Kmart	MD	8980 Waltham Woods Rd	21234
157	1374	Sears	MD	658 Baltimore Pike	21014
158	2774	Sears	MD	1262 Vocke Rd	21502
159	7713	Kmart	MD	3207 Solomons Island Rd	21037
160	2664	Sears	MD	5500 Buckeystown Pike	21703
161	3131	Kmart	MD	1003 W Patrick St	21702
162	1754	Sears	MD	701 Russell Ave	20877
163	1013	Sears	MD	7900 Gov Ritchie Hwy	21061
164	3172	Kmart	MD	1713 Massey Blvd	21740
165	3798	Kmart	MD	6411 Riggs Road	20783
166	1773	Sears	MD	2306 N Salisbury Blvd	21801
167	4399	Kmart	MD	14014 Connecticut Ave	20906
168	7673	Kmart	MD	200 Kent Landing	21666
169	3021	Kmart	ME	603 Center St	04210
170	7133	Kmart	ME	58 Western Avenue	04330
171	2203	Sears	ME	8 Gurnet Rd	04011
172	3155	Kmart	MI	2095 Rawsonville Rd	48111
173	9557	Kmart	MI	2425 S Grayling	49738
174	3819	Kmart	MI	802 West State Street	49058
175	1170	Sears	MI	3131 E Michigan Ave	48912
176	3841	Kmart	MI	15861 Michigan Avenue	49068
177	7031	Kmart	MI	1101-7Th Ave	49858
178	7068	Kmart	MI	1820 S Saginaw Rd	48640
179	9593	Kmart	MI	5719 N US 23	48750
180	3379	Kmart	MI	5100 Dixie Hwy	48329
181	1722	Sears	MN	2000 N E Court	55425
182	9689	Kmart	MN	1606 Hwy 11-71	56649
183	3405	Kmart	MN	10 W Lake Street	55408
184	4351	Kmart	MN	201 Ninth St S E	55904
185	3059	Kmart	MN	245 E Maryland Ave	55117
186	9353	Kmart	MO	155 Twin City Mall	63019
187	9520	Kmart	MS	12057-A Highway 49	39503
188	9808	Kmart	MT	1235 North First Street	59840
189	7030	Kmart	MT	2024 Us Hwy 2 E	59901
190	3886	Kmart	NC	980 Brevard Road	28806
191	2105	Sears	NC	100 Colonial Mall	27215
192	7208	Kmart	NC	2455 Lewisville-Clemmon	27012
193	1475	Sears	NC	6910 Fayetteville Rd Ste 400	27713
194	1045	Sears	NC	1620 Guess Rd	27701
195	1335	Sears	NC	3200 W Friendly Ave	27408

196	2755	Sears	NC	344 Jacksonville Mall	28546
197	3744	Kmart	NC	1091 N Croatan Highway	27948
198	9619	Kmart	NC	4841 Arendell St	28557
199	9549	Kmart	NC	110-112 Bost Rd	28655
200	3667	Kmart	NC	8701 Six Forks Road	27615
201	7626	Kmart	NC	1300 Dellwood Road	28786
202	4272	Kmart	ND	2625 State St	58503
203	4057	Kmart	ND	2301 S University Dr	58103
204	4022	Kmart	ND	1900 S Washington St	58201
205	4353	Kmart	ND	1-20Th Ave S E	58701
206	9319	Kmart	NE	1515 W 3Rd	69301
207	1041	Sears	NE	7424 Dodge St	68114
208	2023	Sears	NH	270 Loudon Rd	03301
209	3175	Kmart	NH	1267 Hooksett Rd	03106
210	1313	Sears	NH	310 Daniel Webster Hwy Ste 102	03060
211	4448	Kmart	NH	161 S Broadway	03079
212	7048	Kmart	NH	200 S Main	03784
213	3438	Kmart	NJ	1550 St George Ave	07001
214	7177	Kmart	NJ	371-411 Main Street	07109
215	1204	Sears	NJ	3710 US Hwy 9 Ste 1100	07728
216	3499	Kmart	NJ	200 Passaic Ave	07032
217	9463	Kmart	NJ	250 New Rd (Rt 9)	08244
218	3071	Kmart	NJ	213 Highway 37 E	08753
219	4478	Kmart	NJ	1061 Whitehorse-Mercervil	08610
220	7602	Kmart	NJ	1825 Highway 35	07719
221	1434	Sears	NJ	50 Route 46	07470
222	3056	Kmart	NJ	1020 Hamburg Turnpike	07470
223	4470	Kmart	NJ	108 Monmouth Rd	07764
224	9413	Kmart	NJ	235 Prospect Ave	07052
225	3202	Kmart	NJ	700 Broadway	07675
226	1684	Sears	NJ	150 Woodbridge Ctr Ct	07095
227	2597	Sears	NM	4601 E Main St	87402
228	7035	Kmart	NM	3000 East Main St	87402
229	7016	Kmart	NM	2220 North Grimes St	88240
230	2527	Sears	NM	700 S Telshor Blvd	88011
231	3301	Kmart	NM	1712 St Michael'S Dr	87505
232	3592	Kmart	NV	5051 E Bonanza Rd	89110
233	1328	Sears	NV	3450 S Maryland Pkwy	89109
234	1668	Sears	NV	4000 Meadow Ln	89107
235	9589	Kmart	NY	Plaza 15 Route 415	14810
236	3862	Kmart	NY	5151 Sunrise Hwy	11716
237	9423	Kmart	NY	2044 Montauk Hwy	11932
238	7654	Kmart	NY	300 Baychester Avenue	10475
239	9420	Kmart	NY	1998 Bruckner Blvd	10473
240	3415	Kmart	NY	1001 Hertel Avenue	14216
241	1984	Sears	NY	S 3701 Mckinley Pkwy	14219
242	4871	Kmart	NY	2280 North Ocean Ave.	11738
243	9274	Kmart	NY	West Main St R D #1	12834
244	7065	Kmart	NY	1020 Center Street	14845
245	2744	Sears	NY	3300 Chambers Rd	14845

246	1404	Sears	NY	800 Sunrise Mall	11758
247	4034	Kmart	NY	2803 Brewerton Rd	13211
248	7749	Kmart	NY	250 W 34Th St	10119
249	7777	Kmart	NY	770 Broadway	10003
250	2593	Sears	NY	1401 Route 300	12550
251	1894	Sears	NY	10 Miracle Mile Dr	14623
252	7676	Kmart	NY	171 Delaware Ave	13838
253	1624	Sears	NY	283 Platinum Ave	10314
254	7677	Kmart	NY	121 Bolivar Rd	14895
255	1674	Sears	NY	100 Main St	10601
256	9416	Kmart	NY	399 Tarrytown Rd	10607
257	1733	Sears	NY	Rte 87(Ny St) & Cross Ct Pkwy	10704
258	9414	Kmart	NY	Rte 118, 355 Downing Dr	10598
259	7383	Kmart	OH	241 Wooster Rd North	44203
260	3286	Kmart	OH	3301 Center Rd	44212
261	1410	Sears	OH	4100 Belden Village Mall	44718
262	1810	Sears	OH	4595 Eastgate Blvd	45245
263	3013	Kmart	OH	7701 Broadview Road	44131
264	9096	Kmart	OH	620 Plaza Dr	44830
265	7397	Kmart	OH	2400 Stringtown Road	43123
266	7644	Kmart	OH	10560 Harrison Avenue	45030
267	1081	Sears	OH	771 S 30Th St	43056
268	7477	Kmart	OH	502 Pike Street	45750
269	3243	Kmart	OH	1447 N Main St	44720
270	1210	Sears	OH	1400 Polaris Pkwy	43240
271	2104	Sears	OH	Banfield Rd & I-70	43950
272	3142	Kmart	OH	555 South Ave	44278
273	4782	Kmart	OK	2501 Redwheat Drive	73601
274	3839	Kmart	OR	400 North East Circle Blv	97330
275	2179	Sears	OR	501 Medford Ctr	97504
276	3888	Kmart	OR	2640 West Sixth St	97058
277	2494	Sears	PA	5580 Goods Lane Suite 1005	16602
278	9161	Kmart	PA	1520 W Front St	18603
279	1711	Sears	PA	3505 Capitol Hill City Mall Dr	17011
280	3225	Kmart	PA	1005 Wayne Ave	17201
281	7293	Kmart	PA	713 E Baltimore Pike	19018
282	3911	Kmart	PA	3975 Columbia Ave	17512
283	3737	Kmart	PA	4377 Route 313	18901
284	7192	Kmart	PA	320 South 25Th Street	18042
285	3266	Kmart	PA	U S Route 11 Mark Plaza	18704
286	3963	Kmart	PA	1605 South Market Street	17022
287	9662	Kmart	PA	1127 S State St	17522
288	4113	Kmart	PA	2873 W 26Th Street	16506
289	1073	Sears	PA	222 Exton Square Mall	19341
290	1714	Sears	PA	5256 Route 30	15601
291	3597	Kmart	PA	600 Macdade Blvd	19043
292	1644	Sears	PA	200 Park City Ctr	17601
293	7699	Kmart	PA	1745 Quentin	17042
294	7372	Kmart	PA	451 Hude Park Road	15656
295	1654	Sears	PA	1067 W Baltimore Pike	19063

296	7083	Kmart	PA	2650 Ellwood Rd	16101
297	1834	Sears	PA	600 Montgomery Mall	19454
298	3136	Kmart	PA	1 Parkside Ave	19607
299	4713	Kmart	PA	Rt #6 Brandford Town Ctr	18848
300	3954	Kmart	PA	400 North Best Ave	18088
301	2114	Sears	PA	1500 W Chestnut St	15301
302	7374	Kmart	PA	985 Paoli Pike	19380
303	1154	Sears	PA	1259 Whitehall Mall	18052
304	3268	Kmart	PA	910 Wilkes Barre Twp Blvd	18702
305	3390	Kmart	PA	1915 E Third St	17701
306	3810	Kmart	PA	2600 N Willow Street Pike	17584
307	3949	Kmart	PA	803 Male Rd	18091
308	4732	Kmart	PR	Road 2 Km 126.5	00605
309	7566	Kmart	PR	State Road 2 Km 80.2	00612
310	7570	Kmart	PR	Plaza Rio Hondo & Comerio Ave	00961
311	7788	Kmart	PR	Pr 167 & Las Cumbres	00957
312	1085	Sears	PR	Intsctn St Rd Pr 1 & Pr 156	00725
313	7419	Kmart	PR	Rafael Cordero & Hwy 30	00725
314	1925	Sears	PR	Carolina S/C	00988
315	7665	Kmart	PR	65Th Infantry Ave	00985
316	7446	Kmart	PR	Carr Rt #1 - Km 106	00736
317	2085	Sears	PR	State Rd 3	00738
318	9394	Kmart	PR	Eastern Reg'l S/C; State Road #3	00738
319	2675	Sears	PR	Road 3 Km.L34.7	00784
320	3853	Kmart	PR	Puerto Rico Hwy 3	00784
321	7768	Kmart	PR	Pr 20 And Esmeralda	00969
322	2355	Sears	PR	506 Calle Truncado	00659
323	1905	Sears	PR	Ave F D Roosevelt	00918
324	7783	Kmart	PR	Pr #22 & Pr #18	00918
325	3993	Kmart	PR	State Rd 149&State Rd 584	00795
326	1935	Sears	PR	975 Hostos Ave Ste 110	00680
327	3882	Kmart	PR	Pr Rte #2; Km 149.5	00680
328	2385	Sears	PR	El Mercado Plaza	00782
329	1945	Sears	PR	Plaza Del Caribe 2050 (Rd 2)	00731
330	7741	Kmart	PR	2643 Ponce Bypass	00728
331	4844	Kmart	PR	9410 Ave Los Romeros	00926
332	4494	Kmart	PR	200 Carr 181	00976
333	7784	Kmart	PR	Carr 2, Estatal, Plaza Caribe Mall	00692
334	7752	Kmart	PR	Sr 128 @ Sr 2 Km 0.5	00698
335	4016	Kmart	SC	Church St Extension	29605
336	7616	Kmart	SC	748 W Main Street	29072
337	7062	Kmart	SC	1143 Broad St	29150
338	4141	Kmart	SC	1500 Charleston Hwy	29169
339	4170	Kmart	SD	1111 E North St	57701
340	1386	Sears	TN	1000 Rivergate Pkwy	37072
341	2036	Sears	TN	2021 N Highland Ave	38305
342	2265	Sears	TN	2011 N Roan St	37601
343	9621	Kmart	TN	1443 W Main St	37087
344	9735	Kmart	TN	217 Forks Of River Pkwy	37862
345	1387	Sears	TX	7701 1-40 W	79121

346	2487	Sears	TX	2000 Killeen Mall	76543
347	4389	Kmart	TX	1801 South 10Th Street	78503
348	1629	Sears	TX	500 N. Jackson Road	78577
349	2637	Sears	TX	3100 FM 365	77642
350	1207	Sears	TX	201 S Plano Rd	75081
351	1097	Sears	TX	2310 Sw Military Dr	78224
352	1127	Sears	TX	4000 N Shepherd Dr	77018
353	1367	Sears	TX	6001 W Waco Dr	76710
354	9794	Kmart	UT	785 S Bluff	84770
355	1284	Sears	VA	5901 Duke St	22304
356	2435	Sears	VA	1531Rio Rd E	22901
357	3471	Kmart	VA	2001 South Military Hwy	23320
358	1274	Sears	VA	11500 Midlothian Tpke	23235
359	1024	Sears	VA	6211 Leesburg Pike	22044
360	2694	Sears	VA	100 Spotsylvania Mall	22407
361	2395	Sears	VA	8200 Sudley Rd	20109
362	3785	Kmart	VA	5007 Victory Blvd	23693
363	2784	Sears	VA	1850 Apple Blossom Dr	22601
364	7413	Kmart	VI	Remainder Matriculate #1	00840
365	3972	Kmart	VI	Sunny Isle S/C, Space #1	00820
366	3829	Kmart	VI	26 - A Tutu Park Mall	00802
367	7793	Kmart	VI	9000 Lockhart Gdns S/C; Ste 1	00802
368	1463	Sears	VT	155 Dorest St	05403
369	2299	Sears	WA	1219 S Boone St	98520
370	2049	Sears	WA	1302 Se Everett Mall Way	98208
371	2329	Sears	WA	1321 N Columbia Center Blvd	99336
372	7034	Kmart	WA	2200 East Isaacs Ave	99362
373	7648	Kmart	WI	800 North Union	53948
374	3692	Kmart	WI	1450 Summit Avenue	53066
375	3851	Kmart	WI	5141 Douglas Ave	53402
376	7649	Kmart	WI	1200 West Fond Du Lac St	54971
377	3750	Kmart	WI	830 West Fulton St	54981
378	4442	Kmart	WV	6531 Mccorkle Avenue S E	25304
379	3484	Kmart	WV	I-79/Us 43 Crossings Mall	25071
380	7139	Kmart	WY	510 S Hwy 89	83002
381	1915	Sears	PR	Avenida Aguas Buenas	00959
382	1136	Sears	AL	2500 Riverchase Galleria	35244
383	2288	Sears	CA	2600 Somersville Rd	94509
384	1228	Sears	CA	1601 Arden Way	95815
385	1368	Sears	CA	1001 Sunvalley Blvd	94520
386	4857	Kmart	CA	14011 Palm Drive	92240
387	1309	Sears	CA	500 Stonewood St	90241
388	1758	Sears	CA	210 E Via Rancho Pkwy	92025
389	4457	Kmart	CA	26231 Mission Blvd	94544
390	1209	Sears	CA	2100 N Bellflower Blvd	90815
391	1378	Sears	CA	2100 N Tustin St	92865
392	1068	Sears	CA	1345 W Avenue P	93551
393	1048	Sears	CA	3801 E Foothill Blvd	91107
394	3368	Kmart	CA	1625 W Redlands	92373
395	4371	Kmart	CA	2875 Santa Maria Way	93455

396	1288	Sears	CA	5110 Pacific Ave	95207
397	1271	Sears	CO	8501 W Bowles Ave	80123
398	1281	Sears	CO	3201 Dillon Dr	81008
399	1831	Sears	CO	16395 Washington St	80023
400	1443	Sears	CT	190 Buckland Hills Dr	06040
401	1853	Sears	DE	4737 Concord Pike	19803
402	1055	Sears	FL	9565 W Atlantic Blvd	33071
403	3223	Kmart	FL	200 Irwin N E	32548
404	1175	Sears	FL	777 E Merritt Island Cswy	32952
405	1485	Sears	FL	1910 Wells Rd	32073
406	1285	Sears	FL	8001 S Orange Blossom Trl	32809
407	1765	Sears	FL	3101 Pga Blvd	33410
408	2885	Sears	FL	9409 Us Highway 19 N Ste 101	34668
409	1015	Sears	FL	6200 20Th St Ste 300	32966
410	2845	Sears	GA	3700 Atlanta Hwy Ste 270	30606
411	1035	Sears	GA	3450B Wrightsboro Rd	30909
412	1095	Sears	GA	6580 Douglas Blvd	30135
413	1155	Sears	GA	400 Ernest W Barrett Pkwy Nw	30144
414	7705	Kmart	GU	404 N Marine Dr Rte 1	96913
415	2148	Sears	HI	275 Kaahumanu Ave Ste 1000	96732
416	1172	Sears	IL	5 Stratford Sq(Gary & Schick)	60108
417	1840	Sears	IL	6501 95Th St	60415
418	1321	Sears	IL	2200 W War Memorial Dr Ste 998	61613
419	1570	Sears	IL	2 Woodfield Mall	60173
420	1820	Sears	IL	5000 Spring Hill Mall	60118
421	1650	Sears	IN	2300 Southlake Mall	46410
422	1800	Sears	IN	6501 Grape Rd Us 23	46545
423	1147	Sears	LA	6501 Blubonnet Blvd	70836
424	1223	Sears	MA	200 Westgate Dr	02301
425	3433	Kmart	MA	2211 Northampton St	01040
426	1104	Sears	MA	521 Lynch Blvd	01752
427	1033	Sears	MA	1009 S Washington St	02760
428	1634	Sears	MD	6901 Security Sq Blvd	21244
429	1854	Sears	MD	8200 Perry Hall Blvd	21236
430	1304	Sears	MD	11255 New Hampshire Ave	20904
431	1074	Sears	MD	11170 Mall Circle	20603
432	2183	Sears	ME	400 Maine Mall Rd	04106
433	9385	Kmart	MI	4290 W Vienna Rd	48420
434	1011	Sears	MI	3622 Rivertown Pkwy Sw	49418
435	1460	Sears	MI	29500 7 Mile Rd	48152
436	9693	Kmart	MI	6730 S River Road	48039
437	1192	Sears	MI	5500 Harvey St	49444
438	1760	Sears	MI	27600 Novi Rd	48377
439	1110	Sears	MI	6780 S Westnedge Ave	49024
440	1590	Sears	MI	4900 Fashion Square Mall	48604
441	4206	Kmart	MI	2000 Ten Mile Rd	48091
442	1092	Sears	MI	35000 Warren Rd	48185
443	1822	Sears	MO	330 Siemers Dr	63701
444	1121	Sears	MO	18777 E 39Th St S	64057
445	1042	Sears	MO	101 N Rangeline Rd	64801

446	1171	Sears	MO	2825 S Glenstone Ave	65804
447	1182	Sears	MO	3 Mid Rivers Mall Dr	63376
448	1165	Sears	NC	1480 Concord Pkwy N	28025
449	2175	Sears	NC	240 Carolina East Mall	27834
450	2515	Sears	NC	1940 Us Highway 70 Se	28602
451	1605	Sears	NC	7330 Old Wake Forest Rd	27616
452	2191	Sears	NE	6400 O St	68510
453	1094	Sears	NJ	436 Main St	07601
454	1044	Sears	NJ	50 Mall Dr W	07310
455	1614	Sears	NJ	S Orange Ave & Walnut St	07039
456	1494	Sears	NJ	Rt 38 And Lenola Rd	08057
457	1314	Sears	NJ	51 Us Hwy 1	08901
458	1764	Sears	NJ	Rt 80 & Mt Hope Ave	07866
459	7017	Kmart	NM	1705 S Main St	88203
460	1114	Sears	NY	2307 Beverley Rd	11226
461	4726	Kmart	NY	975 Fairmount Ave	14701
462	1364	Sears	NY	4 Smith Haven Mall	11755
463	1333	Sears	NY	2001 South Rd	12601
464	4928	Kmart	NY	308 Dix Avenue	12804
465	1924	Sears	NY	1150 Sunrise Hwy	11581
466	2010	Sears	OH	600 Richland Mall	44906
467	1710	Sears	OH	5000 Great Northern Mall	44070
468	2390	Sears	OH	1475 Upper Valley Pike	45504
469	1120	Sears	OH	5053 Tuttle Crossing Blvd	43016
470	1224	Sears	PA	4600 Jonestown Rd	17109
471	3529	Kmart	PA	996 W View Park Dr	15229
472	1354	Sears	PA	2500 W Moreland Rd	19090
473	1595	Sears	SC	700 Haywood Rd	29607
474	1795	Sears	SC	1200 Coastal Grand Circle	29577
475	3147	Kmart	TN	1805 E Stone Dr	37660
476	1307	Sears	TX	4310 Buffalo Gap Rd	79606
477	1437	Sears	TX	3871 S Cooper St	76015
478	1407	Sears	TX	6461 Eastex Fwy	77706
479	2497	Sears	TX	2320 N Expressway	78526
480	1217	Sears	TX	1305 Airline Rd	78412
481	1317	Sears	TX	8401 Gateway Blvd W	79925
482	1447	Sears	TX	4900 S Hulen St	76132
483	1417	Sears	TX	20131 Highway 59 N	77338
484	1297	Sears	TX	1101 Melbourne Rd Ste 7000	76053
485	2247	Sears	TX	5300 San Dario Ave	78041
486	1187	Sears	TX	3000 Town East Mall	75150
487	1176	Sears	TX	999 Pasedena Blvd	77506
488	1337	Sears	TX	851 N Central Expwy	75075
489	1427	Sears	TX	6909 N Loop 1604 E	78247
490	2197	Sears	TX	10000 Emmett F Lowry Expy	77591
491	1377	Sears	TX	7925 Fm 1960 Rd W	77070
492	1023	Sears	VA	21000 Dulles Town Cir	20166
493	1974	Sears	VA	4812 Valley View Blvd Ne	24012
494	3722	Kmart	WA	1550 S Burlington Blvd	98233
495	1038	Sears	WA	14720 E Indiana Ave	99216

496	2219	Sears	WA	651 Sleater Kinney Rd Se 1300	98503
497	2309	Sears	WA	10315 Silverdale Way Nw	98383
498	1029	Sears	WA	4700 N Division St	99207
499	4147	Kmart	WA	4110 E Sprague Ave	99202
500	1139	Sears	WA	400 Southcenter Mall	98188
501	2029	Sears	WA	9 E Valley Mall Blvd	98903
502	2092	Sears	WI	4301 W Wisconsin Ave	54913
503	3088	Kmart	WI	4100 52Nd St	53144
504	2232	Sears	WI	43 East Towne Mall C	53704
505	1804	Sears	WV	100 Huntington Mall Rd	25504

SCHEDULE 4.01
EFFECTIVE DATE LOAN DOCUMENTS

•	Trademark Security Agreement

•	Patent Security Agreement

•	Copyright Security Agreement

•	Letter Agreement re: Co-Collateral Agents

SCHEDULE 5.01(l)(A)
OWNED AND GROUND LEASED UNENCUMBERED REAL PROPERTY

Unit	RE ID	NAME	ST	Address	Zip Code	Property Group	Status	Owned/GL
2027	202700	Wasilla	AK	1000 S Seward Meridian Rd	99654	Open Store	Open Store	GL
2796	279600	Tuscaloosa	AL	1701 McFarland Blvd E #207	35404	Closed Store	Closed Store	GL
61901	6190100	SCOTTSDALE	AZ	16275 N Scottsdale Rd	85260	Closed Store	Closed Store	GL
1728	172800	Tucson	AZ	4570 N Oracle Rd	85705	Open Store	Open Store	GL
4996	499600	Tucson	AZ	7055 E Broadway St	85710	Open Store	Open Store	GL
1838	183800	Burbank	CA	111 E Magnolia Blvd	91502	Open Store	Open Store	GL
1678	167800	Carlsbad	CA	2561 El Camino Real	92008	Open Store	Open Store	GL
2728	272800	Downey	CA	600 Stonewood	90241	Open Store	Open Store	GL
3725	372500	Freedom	CA	1702 Freedom Boulevard	95019	Open Store	Open Store	GL
1088	108800	Glendale	CA	236 N Central Ave	91203	Open Store	Open Store	GL
2028	202800	Hemet	CA	2200 W Florida Ave	92545	Open Store	Open Store	GL
3748	374800	Hollister	CA	491 Tres Pinos Road	95023	Open Store	Open Store	GL
9328	932800	Long Beach	CA	2900 Bellflower Blvd	90815	Open Store	Open Store	GL
2798	279800	PALM DESERT	CA	44430 TOWN CENTER WAY	92260	Open Store	Open Store	GL
1818	181800	Rancho Cucamonga	CA	8250 Day Creek Blvd	91739	Open Store	Open Store	GL
9797	979700	Scotts Valley	CA	270 Mt Hermon Rd	95066	Open Store	Open Store	GL
3828	382800	Temecula	CA	26471 Ynez Road	92591	Open Store	Open Store	GL
1278	127800	Torrance	CA	22100 Hawthorn Blvd	90503	Open Store	Open Store	GL
1111	111100	Colorado Springs	CO	2050 Southgate Rd	80906	Open Store	Open Store	GL
1467	146700	Ft Collins	CO	205 E Foothills Pkwy	80525	Open Store	Open Store	GL
6820	682000	Boynton Beach	FL	805 N Congress Ave	33426	Open Store	Open Store	GL
2485	248500	Brooksville	FL	13085 Cortez Blvd	34613	Open Store	Open Store	GL
1195	119500	Ft Lauderdale	FL	901 N Federal Hwy	33304	Open Store	Open Store	GL
1456	145600	Oviedo	FL	1360 Oviedo Blvd	32765	Open Store	Open Store	GL
1585	158500	Tallahassee	FL	1500 Apalachee Pkwy	32301	Open Store	Open Store	GL
8049	804900	HILO	HI	50 Pohaku St	96720	Non-retail	Active Non-retail	GL
8158	815800	HONOLULU	HI	2886 Paa St	96819	Non-retail	Active Non-retail	GL
1738	173800	Kaneohe(Sur)	HI	46-056 Kamehameha Hwy	96744	Open Store	Open Store	GL
8818	881800	PEARL CITY	HI	98-600 Kamehameha Hwy	96782	Non-retail	Active Non-retail	GL
2936	293600	Chicago	IL	1800 W Lawrence Ave	60640	Open Store	Open Store	GL
1640	164000	Fairview Hts	IL	235 Saint Clair Sq	62208	Open Store	Open Store	GL
3251	325100	Indianapolis	IN	6780 W Washington St	46241	Open Store	Annc’d to Close	GL
7042	704200	Valparaiso	IN	2801 Calumet Ave	46383	Open Store	Open Store	GL
1161	116100	Wichita-Town East	KS	7700 E Kellogg Dr	67207	Open Store	Open Store	GL
1283	128300	Braintree	MA	250 Granite St	02184	Open Store	Open Store	GL
1374	137400	Bel Air	MD	658 Baltimore Pike	21014	Open Store	Open Store	GL
1013	101300	Glen Burnie	MD	7900 Gov Ritchie Hwy	21061	Open Store	Open Store	GL
7031	703100	Menominee	MI	1101-7Th Ave	49858	Open Store	Open Store	GL
1722	172200	Bloomington	MN	2000 N E Court	55425	Open Store	Open Store	GL
3405	340500	Minneapolis	MN	10 W Lake Street	55408	Open Store	Open Store	GL
30956	3095600	West St. Paul	MN	50 Signal Hill Mall	55118	Closed Store	Closed Store	GL

3239	323900	Kansas City	MO	7100 Nw Prairie View Rd	64151	Open Store	Annc’d to Close	GL
62707	6270700	SPRINGFIELD	MO	3803 S Glenstone	65804	Closed Store	Closed Store	GL
1335	133500	Greensboro	NC	3200 W Friendly Ave	27408	Open Store	Open Store	GL
3744	374400	Kill Devil Hills	NC	1091 N Croatan Highway	27948	Open Store	Open Store	GL
1041	104100	Omaha	NE	7424 Dodge St	68114	Open Store	Open Store	GL
69722	6972200	NORTH BRUNSWICK	NJ	1055 Route 1 South	08902	Closed Store	Closed Store	GL
9463	946300	Somers Point	NJ	250 New Rd (Rt 9)	08244	Open Store	Open Store	GL
1684	168400	Woodbridge	NJ	150 Woodbridge Ctr Ct	07095	Open Store	Open Store	GL
1709	170900	Henderson	NV	1245 W Warm Springs Rd	89014	Open Store	Annc’d to Close	GL
2754	275400	HENDERSON	NV	1511 W SUNSET RD	89014	Closed Store	Closed Store	GL
1828	182800	Las Vegas	NV	4355 Grand Canyon Dr	89147	Open Store	Open Store	GL
26741	2674100	Amherst	NY	1261 Niagara Falls Blvd	14226	Closed Store	Closed Store	GL
3862	386200	Bohemia	NY	5151 Sunrise Hwy	11716	Open Store	Open Store	GL
7654	765400	Bronx	NY	300 Baychester Avenue	10475	Open Store	Open Store	GL
2626	262600	College Point	NY	131-08 20Th Ave	11356	Open Store	Open Store	GL
4871	487100	Farmingville	NY	2280 North Ocean Ave.	11738	Open Store	Open Store	GL
2744	274400	Horseheads/Elmira	NY	3300 Chambers Rd	14845	Open Store	Open Store	GL
1404	140400	Massapequa	NY	800 Sunrise Mall	11758	Open Store	Open Store	GL
2741	274100	Massapequa	NY	34 Carmans Rd	11758	Open Store	Open Store	GL
1894	189400	Rochester	NY	10 Miracle Mile Dr	14623	Open Store	Open Store	GL
1081	108100	Heath	OH	771 S 30Th St	43056	Open Store	Open Store	GL
2001	200100	Piqua	OH	987 E Ash St Ste 170	45356	Open Store	Open Store	GL
1280	128000	Springdale	OH	300 E Kemper Rd	45246	Closed Store	Closed Store	GL
1073	107300	Exton	PA	222 Exton Square Mall	19341	Open Store	Open Store	GL
1714	171400	Greensburg	PA	5256 Route 30	15601	Open Store	Open Store	GL
1644	164400	Lancaster	PA	200 Park City Ctr	17601	Open Store	Open Store	GL
1654	165400	Media	PA	1067 W Baltimore Pike	19063	Open Store	Open Store	GL
1834	183400	North Wales	PA	600 Montgomery Mall	19454	Open Store	Open Store	GL
2355	235500	Hatillo(Arecibo)	PR	506 Calle Truncado	00659	Open Store	Open Store	GL
1905	190500	Hato Rey	PR	Ave F D Roosevelt	00918	Open Store	Open Store	GL
7783	778300	Hato Rey	PR	Pr #22 & Pr #18	00918	Open Store	Open Store	GL
1935	193500	Mayaguez	PR	975 Hostos Ave Ste 110	00680	Open Store	Open Store	GL
7461	746100	Clarksville	TN	2300 Madison Street	37043	Closed Store	Closed Store	GL
1386	138600	Goodlettsville	TN	1000 Rivergate Pkwy	37072	Open Store	Open Store	GL
67036	6703600	DALLAS	TX	3407 W Northwest Hwy	75220	Closed Store	Closed Store	GL
67409	6740900	LAYTON	UT	881 W Hillfield Rd	84041	Closed Store	Closed Store	GL
1274	127400	Chesterfield	VA	11500 Midlothian Tpke	23235	Open Store	Open Store	GL
2395	239500	Manassas	VA	8200 Sudley Rd	20109	Open Store	Open Store	GL
1463	146300	Burlington	VT	155 Dorest St	05403	Open Store	Open Store	GL
1129	112900	Tacoma	WA	4502 S Steele St Ste 100	98409	Closed Store	Closed Store	GL
1130	113000	Janesville	WI	2500 Milton Ave	53545	Open Store	Open Store	GL
1915	191500	Bayamon	PR	Avenida Aguas Buenas	00959	Open Store	Open Store	GL
8722	108910	Anchorage(Sur)	AK	5900 Old Seward Highway	99503	Non-retail	Active Non-retail	Owned
8106	810600	BIRMINGHAM	AL	196 Vulcan Rd	35209	Non-retail	Active Non-retail	Owned
8706	870603	BIRMINGHAM	AL	262 Oxmoor Court	35209	Non-retail	Active Non-retail	Owned
30957	3095700	Springdale	AR	3142 West Sunset Ave	72762	Closed Store	Closed Store	Owned

68235	6823500	PHOENIX	AZ	1717 E Mcdowell Rd	85006	Non-retail	Active Non-retail	Owned
3699	369900	Apple Valley	CA	20777 Bear Valley Road	92308	Open Store	Open Store	Owned
7619	761903	Atascadero	CA	4180 El Camino Real	93422	Non-retail	Active Non-retail	Owned
4320	432003	Bellflower	CA	10400 Rosecrans	90706	Non-retail	Active Non-retail	Owned
4721	472103	Coalinga	CA	25 West Polk Street	93210	Non-retail	Active Non-retail	Owned
6233	623300	Covina	CA	710 W Arrow Hwy	91722	Closed Store	Closed Store	Owned
3998	399800	Dinubi	CA	East El Monte Way	93618	Non-retail	Active Non-retail	Owned
3998	399802	Dinubi	CA	East El Monte Way	93618	Non-retail	Active Non-retail	Owned
8038	803800	EL CAJON	CA	1406 North Johnson Ave	92020	Non-retail	Active Non-retail	Owned
30958	3095800	EL CENTRO	CA	1950 N IMPERIAL AVE	92243	Non-retail	Active Non-retail	Owned
7916	791603	Eureka	CA	4325 Broadway	95503	Non-retail	Active Non-retail	Owned
7916	791604	Eureka	CA	4325 Broadway	95503	Non-retail	Active Non-retail	Owned
3982	398203	Lemoore	CA	215 W Hanford/Armona Rd	93245	Non-retail	Active Non-retail	Owned
3842	384203	Oakdale	CA	1555 E F ST	98233	Non-retail	Active Non-retail	Owned
1068	106802	Palmdale	CA	1345 W Avenue P	93551	Non-retail	Active Non-retail	Owned
1788	178800	Richmond	CA	2300 Hilltop Mall Rd	94806	Open Store	Open Store	Owned
8098	809800	SN BERNARDINO	CA	595 S “G” St	92410	Non-retail	Active Non-retail	Owned
6858	685800	SN LUIS OBSPO	CA	1310 Roundhouse Ave	93401	Non-retail	Active Non-retail	Owned
3968	396800	Wasco	CA	2785 Highway 46	93280	Non-retail	Active Non-retail	Owned
2451	245100	Greeley	CO	2800 Greeley Mall	80631	Closed Store	Closed Store	Owned
1075	107500	Daytona Beach	FL	1700 W Intl Speedway Blvd	32114	Open Store	Open Store	Owned
1195	119503	Ft Lauderdale	FL	901 N Federal Hwy	33304	Non-retail	Active Non-retail	Owned
7435	743500	HIALEAH	FL	5890 Nw 173Rd Drive	33015	Non-retail	Active Non-retail	Owned
24025	2402500	LONGWOOD	FL	1024 FLORIDA CENTRAL PKWY	32750	Non-retail	Active Non-retail	Owned
4019	401900	MELBOURNE	FL	601 Atlantis Rd	32904	Non-retail	Active Non-retail	Owned
2135	213500	Sebring	FL	901 Us27 N Ste 130	33870	Open Store	Open Store	Owned
8035	803500	COLLEGE PARK	GA	2511 Sullivan Rd	30337	Non-retail	Active Non-retail	Owned
1251	125100	Lithonia	GA	8020 Mall Pkwy	30038	Closed Store	Closed Store	Owned
7439	743900	Council Bluff	IA	1110 Woodbury Ave	51503	Closed Store	Closed Store	Owned
31002	3100200	MOUNTAIN HOME	ID	2800 AMERICAN LEGION BLVD	83647	Non-retail	Active Non-retail	Owned
61510	6151000	Calumet City	IL	2 River Oaks S/C	60409	Closed Store	Closed Store	Owned
26985	2698500	Chicago	IL	79th/Stoney Island	60617	Non-retail	Active Non-retail	Owned
30920	3092000	Chicago	IL	7050 S Pulaski	60629	Closed Store	Closed Store	Owned
61030	6103000	Chicago	IL	6153 S Western Ave	60636	Closed Store	Closed Store	Owned

26987	2698700	Chicago *	IL	6045 (or 6007) N Western Ave	60659	Non-retail	Active Non-retail	Owned
261	26100	Danville	IL	26 N Vermillion	61832	Non-retail	Active Non-retail	Owned
2632	263200	Fairview Hts	IL	317 Lincoln Hwy	62208	Open Store	Open Store	Owned
6490	649000	HOFFMAN EST	IL	5334 Sears Parkway	60192	Non-retail	Active Non-retail	Owned
30901	3090100	Lansing	IL	17355 Torrence Ave	60438	Closed Store	Closed Store	Owned
30927	3092700	Macomb	IL	1325 East Jackson	61455	Closed Store	Closed Store	Owned
470	47000	MANTENO	IL	8374 N 4000 EAST RD	60950	Non-retail	Active Non-retail	Owned
6784	678400	Matteson	IL	4605 W Lincoln Hwy	60443	Open Store	Open Store	Owned
30900	3090000	New Lenox	IL	1500 W Lincoln Hwy	60451	Closed Store	Closed Store	Owned
31900	3190000	Sterling	IL	2901 E Fourth St	61081	Closed Store	Closed Store	Owned
6062	606200	Tinley Park	IL	Rte 43 & Us 6	60477	Non-retail	Active Non-retail	Owned
26185	2618500	Clarksville	IN	1416 Blackiston Mill Rd	47129	Closed Store	Closed Store	Owned
7246	724603	Richmond	IN	3150 National Road West	47374	Non-retail	Active Non-retail	Owned
8171	817100	OVERLAND PARK	KS	9000 Nieman Road	66214	Non-retail	Active Non-retail	Owned
9255	925500	Palmer	MA	Wilbraham Road (Sr 20)	01069	Open Store	Open Store	Owned
6303	630300	BANGOR	ME	60 Doane St	04401	Non-retail	Active Non-retail	Owned
31004	3100400	CHARLOTTE	MI	1658 Lansing Rd	48813	Non-retail	Active Non-retail	Owned
9245	924500	Cheboygan	MI	1131 E State St	49721	Closed Store	Closed Store	Owned
30918	3091800	Jackson	MI	3001 E Mich Ave	49202	Closed Store	Closed Store	Owned
6892	689200	Taylor	MI		48180	Non-retail	Active Non-retail	Owned
61106	6110600	Jackson	MS	1400 Metrocenter	39209	Closed Store	Closed Store	Owned
30949	3094900	Natchez	MS	280 John R Junkin Dr	39120	Closed Store	Closed Store	Owned
3213	321300	SOUTHAVEN	MS	7457 Airways	38671	Non-retail	Active Non-retail	Owned
31005	3100500	ASHEBORO	NC	1330 E. DIXIE DRIVE	27356	Non-retail	Active Non-retail	Owned
1475	147500	Durham	NC	6910 Fayetteville Rd Ste 400	27713	Open Store	Open Store	Owned
30961	3096100	Greensboro	NC	300 Penry Rd	27405	Non-retail	Active Non-retail	Owned
2374	237400	Vineland	NJ	8 W Landis Ave	08360	Closed Store	Closed Store	Owned
6133	613300	Reno	NV	West Side Of S. Virginia	89030	Non-retail	Active Non-retail	Owned
6298	629800	SPARKS	NV	350 Glendale Ave	89431	Non-retail	Active Non-retail	Owned
1353	135300	De Witt/Syracuse	NY	3649 Erie Blvd E	13214	Closed Store	Closed Store	Owned
1514	151400	Niagara Falls	NY	6929 Williams Rd	14304	Closed Store	Closed Store	Owned
8254	825400	ROCHESTER	NY	2213 Brighton Henrietta (Town Line Rd)	14623	Non-retail	Active Non-retail	Owned
26731	2673100	Dublin	OH	4975 Tuttle Crossing Blvd	43016	Closed Store	Closed Store	Owned
1370	137000	Eastland	OH	2765 Eastland Mall	43232	Closed Store	Closed Store	Owned
1310	131000	Elyria	OH	4900 Midway Mall	44035	Closed Store	Closed Store	Owned
2940	294000	Franklin	OH	3457 Towne Blvd	45005	Closed Store	Closed Store	Owned
3243	324303	North Canton	OH	Main Street N Canton	44720	Non-retail	Active Non-retail	Owned
6092	609200	North Canton	OH	Main Street N Canton	44720	Non-retail	Active Non-retail	Owned

1610	161000	Northgate	OH	9505 Colerain Ave	45251	Open Store	Annc’d to Close	Owned
26588	2658800	Salem	OH	5200 Salem Ave	45426	Closed Store	Closed Store	Owned
9676	967600	Streetsboro	OH	9059 State Rt #14	44241	Closed Store	Closed Store	Owned
37563	3756300	Washington Courthouse	OH	1666 Columbus Ave	43160	Non-retail	Active Non-retail	Owned
1150	115000	Westland	OH	4411 W Broad St	43228	Closed Store	Closed Store	Owned
1261	126100	Midwest City	OK	6909 E Reno Ave	73110	Closed Store	Closed Store	Owned
1863	186300	Johnstown	PA	540 Galleria Dr	15904	Closed Store	Closed Store	Owned
31924	3192400	Moon Twp.	PA	2000 Market Blvd - parking lot	15108	Non-retail	Active Non-retail	Owned
9394	939400	Fajardo	PR	Eastern Reg’l S/C; State Road #3	00738	Open Store	Open Store	Owned
3853	385300	Guayama	PR	Puerto Rico Hwy 3	00784	Open Store	Open Store	Owned
6488	648800	Mayaguez	PR	Western Plaza S/C	00680	Non-retail	Active Non-retail	Owned
8935	893500	RIO PIEDRAS	PR	Carr #176 Km 0.5; Gpo Box 70209	00936	Non-retail	Active Non-retail	Owned
8975	897500	RIO PIEDRAS	PR	Road #176 Km 0.5 Cupey Bajo	00936	Non-retail	Active Non-retail	Owned
30941	3094100	Sioux Falls	SD	3709 East 10Th Street	57103	Closed Store	Closed Store	Owned
446	44600	MEMPHIS	TN	3456 Meyers Rd	38108	Non-retail	Active Non-retail	Owned
30934	3093400	Memphis	TN	3201 Austin Peay	38128	Closed Store	Closed Store	Owned
26596	2659600	Memphis/Hickory	TN	6120 Hickory Ridge Mall	38115	Closed Store	Closed Store	Owned
8247	824700	DICKINSON	TX	1000 West Fm 517	77539	Non-retail	Active Non-retail	Owned
6874	687400	HOUSTON	TX	2737 HWY 6 S	77082	Closed Store	Closed Store	Owned
8167	816700	HOUSTON	TX	525 E Little York Rd	77037	Non-retail	Active Non-retail	Owned
61237	6123700	HOUSTON	TX	100 Greenspoint Mall	77060	Closed Store	Closed Store	Owned
2332	233200	San Antonio	TX	8551 Wurzbach Road	56701	Open Store	Open Store	Owned
1065	106500	Glen Allen	VA	10101 Brook Rd	23059	Open Store	Open Store	Owned
26717	2671700	Newport News	VA	12263 Hornsby Lane	23602	Closed Store	Closed Store	Owned
3544	354400	Salem	VA	1355 West Main Street	24153	Closed Store	Closed Store	Owned
8345	834500	VIRGINIA BEACH	VA	102 South Witchduck Rd	23462	Non-retail	Active Non-retail	Owned
2299	229900	Aberdeen	WA	1219 S Boone St	98520	Open Store	Open Store	Owned
6579	657900	Spokane	WA	7005 N Division St	99207	Open Store	Open Store	Owned
31903	3190300	Fort Atkinson	WI	1309 N High St	53538	Closed Store	Closed Store	Owned
3589	358903	Cleveland	OH	14901 Lorain Ave	44111	Non-retail	Active Non-retail	Owned
3628	362803	Tolleson	AZ	8701 West Mc Dowell	85353	Non-retail	Active Non-retail	Owned
7309	730903	TEXARKANA	TX	4520 W 7TH ST	75501	Non-retail	Active Non-retail	Owned
31930	3193003	HIALEAH	FL	5750 NW 183RD ST	33015	Non-retail	Active Non-retail	Owned

SCHEDULE 5.01(l)(B)
LEASED UNENCUMBERED REAL PROPERTY

Unit	RE ID	NAME	ST	Address	Zip Code	Property Group	Status
8706	870600	BIRMINGHAM	AL	262 Oxmoor Court	35209	Non-retail	Active Non-retail
24002	2400200	BIRMINGHAM	AL	2194-A Parkway Lake Dr	35244	Non-retail	Active Non-retail
2306	230600	Gadsden	AL	1001 Rainbow Dr	35901	Open Store	Annc’d to Close
49003	4900300	MOBILE	AL	3412 Demotropolis Rd	36693	Non-retail	Active Non-retail
2126	212600	Hot Springs	AR	4501 Central Ave Ste 101	71913	Open Store	Open Store
8941	894100	LITTLE ROCK	AR	1900 W 65Th St-Ste 10	72209	Non-retail	Active Non-retail
1206	120600	North Little Rock	AR	3930 Mccain Blvd	72116	Open Store	Open Store
9711	971100	Russellville	AR	2821 East Main St	72801	Open Store	Annc’d to Close
1169	116900	Chandler	AZ	3177 Chandler Village Dr	85226	Open Store	Annc’d to Close
2358	235800	Flagstaff	AZ	4800 N Us Highway 89	86004	Open Store	Annc’d to Close
1798	179800	Glendale	AZ	7780 W Arrowhead Towne Ctr	85308	Open Store	Open Store
3707	370700	Lake Havasu City	AZ	1870 Mc Cullouch Blvd	86403	Open Store	Open Store
7088	708800	MESA	AZ	952 E Baseline Rd; Ste 111	85204	Non-retail	Active Non-retail
1078	107800	Mesa/East	AZ	6515 E Southern Ave	85206	Open Store	Annc’d to Close
1768	176800	Paradise Vly	AZ	4604 E Cactus Rd	85032	Open Store	Open Store
8778	877800	PHOENIX	AZ	844 N 44Th Ave Ste 2	85043	Non-retail	Active Non-retail
24521	2452100	PHOENIX	AZ	4401 Baseline Rd; Ste 205	85042	Non-retail	Active Non-retail
1708	170800	Phoenix-Desert Sky	AZ	7611 W Thomas Rd	85033	Open Store	Annc’d to Close
2218	221800	Prescott	AZ	3400 Gateway Blvd	86303	Open Store	Open Store
5865	586500	Scottsdale - Showroom	AZ	15500 Greenway-Hayden Loop	85260	Open Store	Open Store
2047	204700	Sierra Vista	AZ	2250 El Mercado Loop	85635	Open Store	Annc’d to Close
5880	588000	TEMPE	AZ	9025 S Kyrene Rd (Suites 101-105)	85284	Non-retail	Active Non-retail
49028	4902800	TEMPE	AZ	8440 S Hardy Dr	85284	Non-retail	Active Non-retail
8937	893700	TUCSON	AZ	807 S Euclid	85719	Non-retail	Active Non-retail
49011	4901100	TUCSON	AZ	4755 S Butterfield Dr	85714	Non-retail	Active Non-retail
5866	586600	Tucson (Marana) - Showroom	AZ	3850 W. Orange Grove Road	85741	Open Store	Open Store
2078	207800	Yuma	AZ	3150 S 4Th Ave	85364	Open Store	Annc’d to Close
36314	3631400	BANANI, DHAKA-1213	BANGLADESH	7TH FLOOR, BOOTH WING	---	Non-retail	Active Non-retail
4762	476200	Antioch	CA	3625 East 18Th Street	94509	Open Store	Annc’d to Close
7619	761900	Atascadero	CA	3980 El Camino Real	93422	Open Store	Open Store
9608	960800	Auburn	CA	2505 Bell Rd	95603	Open Store	Open Store
1318	131800	Bakersfield	CA	3001 Ming Ave	93304	Open Store	Annc’d to Close
1018	101800	Baldwin Hills	CA	3755 Santa Rosalia Dr	90008	Open Store	Open Store
8901	890100	BENICIA	CA	521 Stone Rd	94510	Non-retail	Active Non-retail
7653	765300	Big Bear Lake	CA	42126 Big Bear Blvd	92315	Open Store	Open Store

7756	775600	Bishop	CA	1200 N Main St	93514	Open Store	Open Store
1008	100800	Boyle	CA	2650 E Olympic Blvd	90023	Open Store	Open Store
1638	163800	Brea	CA	100 Brea Mall	92821	Closed Store	Closed Store
1268	126800	Buena Park	CA	8150 La Palma Ave	90620	Open Store	Open Store
3834	383400	Burbank	CA	1000 San Fernando Road	91504	Open Store	Open Store
7165	716500	Camarillo	CA	940 Arneill Rd	93010	Open Store	Open Store
1518	151800	Cerritos	CA	100 Los Cerritos Mall	90703	Open Store	Annc’d to Close
3086	308600	Chico	CA	2155 Pillsbury Rd	95926	Open Store	Open Store
1358	135800	Chula Vista	CA	565 Broadway	91910	Open Store	Open Store
1098	109800	Clovis	CA	1140 Shaw Ave	93612	Open Store	Open Store
3582	358200	Clovis	CA	1075 Shaw Ave	93612	Open Store	Annc’d to Close
7098	709800	Concord	CA	5100 Clayton Road	94521	Open Store	Open Store
5798	579800	Concord-McPhails Showroom	CA	2260 Commerce Ave Ste E	94520	Open Store	Open Store
1388	138800	Costa Mesa	CA	3333 Bristol St	92626	Open Store	Annc’d to Close
4047	404700	Costa Mesa	CA	2200 Harbor Blvd	92627	Open Store	Open Store
5382	538200	Costa Mesa	CA	3333 Bristol St.	92626	Open Store	Open Store
3945	394500	Delano	CA	912 County Line Rd	93215	Open Store	Annc’d to Close
1988	198800	El Centro	CA	3751 S Dogwood Ave	92243	Open Store	Annc’d to Close
2628	262800	Eureka	CA	3300 Broadway	95501	Open Store	Open Store
1408	140800	Florin	CA	5901 Florin Rd	95823	Open Store	Annc’d to Close
8963	896300	Fontana	CA	14650 Miller Ave	92336	Non-retail	Active Non-retail
1208	120800	Fresno	CA	3636 N Blackstone Ave	93726	Open Store	Open Store
8366	836600	Fresno	CA	1922 N HELM AVE	93727	Non-retail	Active Non-retail
8913	891300	Fresno	CA	3688 E. Central Avenue	93725	Non-retail	Active Non-retail
7195	719500	Goleta	CA	6865 Hollister Ave	93117	Closed Store	Closed Store
9746	974600	Grass Valley	CA	111 W Mc Knight Way	95949	Open Store	Open Store
2656	265600	Hanford	CA	Hanford Mall - 1545 Mall Drive	93230	Open Store	Open Store
1248	124800	Hayward	CA	660 W Winton Ave	94545	Open Store	Open Store
5689	568900	HAYWARD	CA	30803 SANTANA STREET	94544	Non-retail	Active Non-retail
4819	481900	Lakeport	CA	2019 South Main	95453	Open Store	Open Store
8258	825800	LAKEWOOD	CA	5436 Woodruff Ave	90713	Non-retail	Active Non-retail
3982	398200	Lemoore	CA	215 W Hanford/Armona Rd	93245	Open Store	Annc’d to Close
24510	2451000	LIVERMORE	CA	283 E Airway Blvd	94551	Non-retail	Active Non-retail
7225	722500	Los Angeles	CA	6310 W 3Rd Street	90036	Open Store	Annc’d to Close
8253	825300	MCCLELLAN	CA	4326 Forcum Ave	95652	Non-retail	Active Non-retail
7390	739000	McKinleyville	CA	1500 Anna Sparks Way	95521	Open Store	Open Store
2298	229800	Merced	CA	1011 W Olive Ave	95348	Open Store	Annc’d to Close
8868	886800	MILPITAS	CA	1021 Cadillac Ct	95035	Non-retail	Active Non-retail
8780	878000	Mira Loma	CA	3100 Milliken Ave	91752	Non-retail	Active Non-retail
8928	892800	MIRA LOMA(JURUPA VL)	CA	11385 Venture Dr; Bldg A	91752	Non-retail	Active Non-retail
1618	161800	Modesto	CA	100 Vintage Faire Mall	95356	Open Store	Annc’d to Close
3345	334500	Modesto	CA	1351 E Hatch Rd	95351	Open Store	Annc’d to Close

1748	174800	Montclair	CA	5080 Montclair Plz Ln	91763	Open Store	Open Store
1998	199800	Montebello	CA	1401 N Montebello Blvd	90640	Open Store	Annc’d to Close
1868	186800	Moreno Vly	CA	22550 Town Cir	92553	Open Store	Open Store
1698	169800	Newark	CA	6000 Mowry Ave	94560	Closed Store	Closed Store
1168	116800	No Hollywood	CA	12121 Victory Blvd	91606	Open Store	Open Store
4421	442100	North Hollywood	CA	13007 Sherman Way	91605	Open Store	Open Store
1508	150800	Northridge	CA	9301 Tampa Ave	91324	Open Store	Open Store
3842	384200	Oakdale	CA	175 Maag Avenue	95361	Open Store	Open Store
3483	348300	Ontario	CA	2530 S Euclid Ave	91762	Open Store	Annc’d to Close
8287	828700	Ontario	CA	5600 East Airport Rd	91761	Non-retail	Active Non-retail
8729	872900	ONTARIO	CA	5691 E Philadelphia; Ste 100	92337	Non-retail	Active Non-retail
1968	196800	Palm Desert	CA	72-880 Hwy 111	92260	Open Store	Open Store
9551	955100	Paradise	CA	6600 Clark Road	95969	Open Store	Open Store
3501	350100	Petaluma	CA	261 N Mc Dowell Blvd	94954	Open Store	Open Store
3531	353100	Pinole	CA	1500 Fitzgerald Dr	94564	Open Store	Annc’d to Close
7471	747100	Placerville	CA	3968-A Missouri Flat Road	95667	Open Store	Annc’d to Close
1019	101900	Pleasanton	CA	1700 Stoneridge Dr	94588	Open Store	Annc’d to Close
3678	367800	Ramona	CA	1855 Main Street	92065	Open Store	Open Store
5668	566800	Rancho Cordova	CA	11340 WHITE ROCK ROAD	95742	Open Store	Open Store
4349	434900	Redwood City	CA	1155 Veteran’S Blvd	94063	Open Store	Open Store
1298	129800	Riverside	CA	5261 Arlington Ave	92504	Open Store	Open Store
4706	470600	Riverside	CA	375 E Alessandro Blvd	92508	Open Store	Annc’d to Close
7175	717500	Riverside	CA	7840 Limonite Ave	92509	Open Store	Open Store
5784	578400	ROHNERT PARK	CA	6085 State Farm Drive	94928	Non-retail	Active Non-retail
8768	876800	SACRAMENTO	CA	1200 Blumenfeld Dr	95815	Non-retail	Active Non-retail
24547	2454700	SACRAMENTO	CA	1200 Del Paso Rd; Ste 100	95834	Non-retail	Active Non-retail
1688	168800	Salinas	CA	1700 N Main St	93906	Open Store	Open Store
3412	341200	Salinas	CA	1050 North Davis Road	93907	Open Store	Open Store
1398	139800	San Bernardino	CA	100 Inland Ctr	92408	Open Store	Open Store
1478	147800	San Bruno	CA	1178 El Camino Real	94066	Open Store	Open Store
8748	874800	SAN DIEGO	CA	960 Sherman St	92110	Non-retail	Active Non-retail
24523	2452300	SAN DIEGO	CA	9586 Distribution Ave; Ste F	92121	Non-retail	Active Non-retail
62529	6252900	San Diego	CA	7655 Clairemont Mesa Blvd	92111	Closed Store	Closed Store
31882	3188200	San Diego	CA	5405 University Ave	92105	Closed Store	Closed Store
5000	500000	San Francisco	CA	310 Carolina Street	94103	Open Store	Open Store
38112	3811200	San Francisco	CA	201 Spear St	94105	Non-retail	Active Non-retail
8398	839800	SAN JOSE	CA	1202 S Sixth St	95112	Non-retail	Active Non-retail
38734	3873400	San Jose	CA	1735 Technology Drive, Suite 600	95110	Non-retail	Active Non-retail
1488	148800	San Jose-Eastridge	CA	2180 Tully Rd	95122	Open Store	Open Store
30969	3096900	San Leandro	CA	250 Floresta Blvd	94578	Closed Store	Closed Store

5787	578700	San Rafael - McPhails Showroom	CA	530 W Francisco Blvd	94901	Open Store	Open Store
8369	836900	SANTA ANA	CA	400 W Warner Ave	92707	Non-retail	Active Non-retail
8808	880800	SANTA ANA	CA	500 W Warner Ave #28	92707	Non-retail	Active Non-retail
2138	213800	Santa Barbara	CA	3845 State St	93105	Open Store	Open Store
5764	576400	Santa Clara	CA	52 Winchester Blvd; Suite A	95050	Non-retail	Active Non-retail
24548	2454800	SANTA CLARITA	CA	28159 AVENUE STANFORD	91355	Non-retail	Active Non-retail
2308	230800	Santa Cruz	CA	4015 Capitola Rd	95062	Open Store	Annc’d to Close
24524	2452400	Santa Fe Springs	CA	10415 Slushier Dr	90670	Non-retail	Active Non-retail
2088	208800	Santa Maria	CA	200 Town Ctr E	93454	Open Store	Open Store
7639	763900	Santa Paula	CA	895 Faukner Road	93060	Open Store	Open Store
1658	165800	Santa Rosa	CA	100 Santa Rosa Plz	95401	Open Store	Annc’d to Close
9153	915300	South Lake Tahoe	CA	1056 Emerald Bay Rd	96150	Open Store	Open Store
3076	307600	Spring Valley	CA	935 Sweetwater Rd	91977	Open Store	Annc’d to Close
3174	317400	Stockton	CA	2180 E Mariposa Rd	95205	Open Store	Open Store
8708	870800	STOCKTON	CA	2115 Sinclair Avenue	95215	Non-retail	Active Non-retail
8758	875800	SYLMAR	CA	14090 Balboa Blvd	91342	Non-retail	Active Non-retail
4751	475100	Tehachapi	CA	710 West Tehachapi	93561	Open Store	Open Store
1108	110800	Temecula	CA	40710 Winchester Rd	92591	Open Store	Open Store
3127	312700	Temple City	CA	5665 N Rosemead Blvd	91780	Open Store	Open Store
2059	205900	Tracy	CA	3350 Naglee Rd	95304	Open Store	Open Store
62538	6253800	TUSTIN	CA	2505 El Camino Real	92782	Closed Store	Closed Store
3018	301800	Valencia	CA	23222 W Valencia Blvd	91355	Closed Store	Closed Store
1148	114800	Ventura	CA	3295 E Main St	93003	Open Store	Open Store
68738	3685300	VERNON	CA	2700 Fruitland Ave	90058	Non-retail	Active Non-retail
68738	6873800	VERNON	CA	5525 S. Soto Street	90058	Non-retail	Active Non-retail
2829	282900	Victorville	CA	14420 Bear Valley Rd	92392	Open Store	Open Store
6628	662800	VICTORVILLE	CA	13695 Mariposa Rd	92395	Non-retail	Active Non-retail
2068	206800	Visalia	CA	3501 S Mooney Blvd	93277	Open Store	Open Store
2068	206802	Visalia	CA	3501 S Mooney Blvd	93277	Non-retail	Active Non-retail
9761	976100	Visalia	CA	3247 W Noble Ave	93277	Open Store	Annc’d to Close
1189	118900	West Covina	CA	1209 Plz Dr	91790	Open Store	Open Store
3235	323500	West Covina	CA	730 South Orange	91790	Open Store	Open Store
9489	948900	WEST HILLS	CA	8407 FALLBROOK AVE	91304	Non-retail	Active Non-retail
1149	114900	Whittier	CA	15600 Whittwood Ln	90603	Open Store	Open Store
2238	223800	Yuba City	CA	1235 Colusa Ave	95991	Open Store	Open Store
1141	114100	Aurora	CO	14200 E Alameda Ave	80012	Open Store	Open Store
8290	829000	Brighton	CO	18875 Bromley Lane	80601	Non-retail	Active Non-retail
1131	113100	Centennial	CO	7001 S University Blvd	80122	Open Store	Annc’d to Close
1221	122100	Chapel Hills	CO	1650 Briargate Blvd	80920	Open Store	Open Store

4224	3193100	Denver	CO	2150 S Monaco St Pkwy	80222	Closed Store	Closed Store
24507	2450700	DENVER	CO	12330E 46Th Ave; Unit 300	80239	Non-retail	Active Non-retail
2361	236100	Grand Junction	CO	100 Mesa Mall	81505	Open Store	Annc’d to Close
1071	107100	Lakewood	CO	10785 W Colfax Ave	80215	Open Store	Annc’d to Close
7329	732900	Loveland	CO	2665 W Eisenhower	80537	Open Store	Open Store
4453	445300	Pueblo	CO	3415 N Elizabeth St	81008	Open Store	Open Store
78723	7872300	Becon Falls	CT	125 Railroad Ave	06403	Non-retail	Active Non-retail
1303	130300	Danbury	CT	7 Backus Ave (Ex 3 Rt 84)	06810	Open Store	Open Store
1014	101400	Enfield	CT	90 Elm St	06082	Closed Store	Closed Store
1134	113400	Milford	CT	1201 Boston Post RdSp 2095	06460	Open Store	Annc’d to Close
3495	349500	Milford	CT	589 Bridgeport Ave	06460	Open Store	Annc’d to Close
8743	874300	NEWINGTON	CT	65 Holmes Rd	06111	Non-retail	Active Non-retail
24592	2459200	ROCKY HILL	CT	51 Belamose Ave	06067	Non-retail	Active Non-retail
3216	321600	Vernon	CT	295 Hartford Turnpike	06066	Open Store	Open Store
1193	119300	Waterford	CT	850 Hartford Tnpk	06385	Open Store	Annc’d to Close
7109	710900	Watertown	CT	595 Straits Turnpike	06795	Open Store	Open Store
8723	872300	West Haven	CT	190 Frontage Rd	06516	Non-retail	Active Non-retail
4807	480700	Bear	DE	301 Governor Place	19701	Open Store	Open Store
4456	445600	BRIDGEVILLE	DE	7494 Federalsburg Road	19933	Non-retail	Active Non-retail
2654	265400	Dover	DE	1000 Dover Mall	19901	Closed Store	Closed Store
7725	772500	Rehoboth Beach	DE	19563 Coastal Hwy, Unit A	19971	Open Store	Open Store
3873	387300	Wilmington	DE	4700 Limestone Road	19808	Open Store	Open Store
1355	135500	Altamonte Spg	FL	451 E Altamonte Dr Ste 401	32714	Closed Store	Closed Store
24033	2403300	ALTAMONTE SPG	FL	1260 American Way#156	32714	Non-retail	Active Non-retail
3317	331700	Boca Raton	FL	1401 W Palmetto Park Rd	33486	Open Store	Open Store
5958	595800	Bonita Springs Showroom	FL	27180 Bay Landing Dr	34135	Open Store	Open Store
1755	175500	Boynton Beach	FL	801 N Congress Ave	33426	Open Store	Open Store
2565	256500	Bradenton	FL	303 Us Hwy 301 Blvd W	34205	Open Store	Annc’d to Close
7321	732100	Bradenton	FL	7321 Manatee Ave West	34209	Open Store	Open Store
1007	100700	Brandon	FL	686 Brandon Town Center Mall	33511	Open Store	Open Store
1125	112500	Coral Gables	FL	3655 Sw 22Nd St	33145	Open Store	Open Store
1715	171500	Doral(Miami)	FL	1625 Nw 107Th Ave	33172	Open Store	Annc’d to Close
4893	489300	Ellenton	FL	6126 Highway 301	34222	Open Store	Open Store
7067	706700	Fort Myers	FL	3853 Cleveland Ave S	33901	Closed Store	Closed Store
1495	149500	Ft Myers	FL	4125 Cleveland Ave Suite 88	33901	Open Store	Open Store
5863	586300	Ft Myers	FL	7916 Drew Circle	33967	Non-retail	Active Non-retail
8972	897200	FT MYERS	FL	10898 Metro Parkway	33966	Non-retail	Active Non-retail
8990	899000	FT PIERCE	FL	All South Delivery	34945	Non-retail	Active Non-retail
3424	342400	Gainesville	FL	900 N W 76 Boulevard	32606	Open Store	Annc’d to Close
1345	134500	Hialeah/Westland	FL	1625 W 49Th St	33012	Open Store	Open Store

3818	381800	Hollywood	FL	3800 Oakwood Blvd	33020	Open Store	Open Store
425	42500	JACKSONVILLE	FL	10512 Busch Dr N	32218	Non-retail	Active Non-retail
7979	797900	JACKSONVILLE	FL	3555-1 St Johns Bluff Road S	32224	Non-retail	Active Non-retail
2315	231500	Jensen Bch(Stuart)	FL	3342 Nw Federal HwyUs 1	34957	Open Store	Open Store
9614	961400	Key Largo	FL	101399 Overseas Highway	33037	Open Store	Open Store
2215	221500	Key West	FL	3200 N Roosevelt Blvd	33040	Open Store	Open Store
4725	472500	Key West	FL	2928 North Roosevelt Blvd	33040	Open Store	Open Store
49012	4901200	LAKE MARY	FL	3200 Lake Emma Rd; Suite 1020	32746	Non-retail	Active Non-retail
1955	195500	Lakeland	FL	3800 Us Highway 98 N Ste 500	33809	Open Store	Annc’d to Close
3269	326900	Lantana	FL	1201 S Dixie	33462	Open Store	Open Store
2745	274500	Leesburg	FL	10401 Us Highway 441 Ste 2002	34788	Open Store	Open Store
9224	922400	Marathon	FL	5561 Overseas Hwy	33050	Open Store	Open Store
2245	224500	Melbourne	FL	1050 S Babcock St	32901	Open Store	Annc’d to Close
3074	307400	Miami	FL	14091 S W88Th St	33186	Open Store	Open Store
3793	379300	Miami	FL	12350 Sw 8Th Street	33184	Open Store	Annc’d to Close
4728	472800	Miami	FL	3825 7Th Street North W	33126	Open Store	Open Store
8065	806500	MIAMI	FL	3301 Nw 107Th Ave	33178	Non-retail	Active Non-retail
5991	599100	Miami - Showroom	FL	6300 S Dixie Hwy	33143	Open Store	Open Store
1365	136500	Miami/Cutler Rdg	FL	20701 Sw 112Th Ave	33189	Open Store	Open Store
2056	205600	Mry Est/Ft Wltn Bch	FL	300 Mary Esther Blvd	32569	Open Store	Annc’d to Close
2695	269500	Naples	FL	2000 9Th StN	34102	Open Store	Annc’d to Close
5237	523700	Oakland Park	FL	3484 NE 12th Ave	33334	Open Store	Open Store
1006	100600	Ocala	FL	3100 Sw College Rd Ste 300	34474	Open Store	Annc’d to Close
8864	886400	OCALA	FL	5041 W Silver Springs Blvd	34482	Non-retail	Active Non-retail
2805	280500	Panama City	FL	733 N Highway 231	32405	Open Store	Annc’d to Close
1775	177500	Pembroke Pines	FL	12055 Pines Blvd	33026	Open Store	Open Store
31918	3191800	Pembroke Pines	FL	10501 Pines Blvd	33026	Closed Store	Closed Store
8066	806600	PENSACOLA	FL	7801 Sears Blvd	32514	Non-retail	Active Non-retail
8957	895700	PENSACOLA	FL	7801 Sears Blvd	32514	Non-retail	Active Non-retail
24019	2401900	PENSACOLA	FL	8761 Ely Rd; Unit B	32514	Non-retail	Active Non-retail
1205	120500	Pompano Beach	FL	2251 N Federal Hwy	33062	Open Store	Annc’d to Close
5962	596200	Pompano Beach -Showroom	FL	1742 W. Atlantic Blvd	33069	Open Store	Open Store
2145	214500	Port Charlotte	FL	1441 Tamiami Trl	33948	Open Store	Open Store
5976	597600	Sarasota	FL	5670 Fruitville Rd	34232	Open Store	Open Store
4355	435500	St. Petersburg	FL	4501 66Th Street N	33709	Open Store	Open Store
8815	881500	SUNRISE	FL	900 International Parkway	33323	Non-retail	Active Non-retail
8895	889500	TAMPA	FL	8640 Elm Fair Blvd	33610	Non-retail	Active Non-retail
24023	2402300	TAMPA	FL	4713 Oak Fair Blvd	33610	Non-retail	Active Non-retail
1745	174500	Tampa/Westshore	FL	347 Westshore Plz	33609	Open Store	Open Store
1465	146500	Tampa-University	FL	2266 University Square Mall	33612	Open Store	Annc’d to Close
1066	106600	The Avenues	FL	10302 Southside Blvd	32256	Open Store	Open Store
7294	729400	Vero Beach	FL	1501 U S 1	32960	Open Store	Open Store

5959	595900	West Palm Bch - Showroom	FL	400 Northpoint Pkwy Ste403	33407	Open Store	Open Store
5185	518500	Winter Park	FL	500 S. Park Avenue	32789	Open Store	Open Store
8825	882500	WINTER PARK	FL	3825 Forsyth Rd	32792	Non-retail	Active Non-retail
1385	138500	Atlanta	GA	1500 Cumberland Mall Se	30339	Open Store	Annc’d to Close
4931	493100	AUGUSTA	GA	2417 Regency Blvd Ste 6	30906	Non-retail	Active Non-retail
3713	371300	Covington	GA	6239 Turner Lake Road	30014	Open Store	Annc’d to Close
2505	250500	Gainesville	GA	150 Pearl Nix Pkwy	30501	Open Store	Open Store
24018	2401800	NORCROSS	GA	1650 International Court, Unit 200	30093	Non-retail	Active Non-retail
3978	397800	Peachtree City	GA	400 Crosstown Road	30269	Open Store	Annc’d to Close
8872	887200	PENDERGRASS	GA	580 Raco Parkway	30575	Non-retail	Active Non-retail
1305	130500	Savannah	GA	7810 Abercorn St	31406	Open Store	Annc’d to Close
8902	890200	SAVANNAH	GA	3 Patton Rd; Ste 150 Bldg G	31405	Non-retail	Active Non-retail
1578	157800	Aiea Oahu-Pearl Rdg	HI	98-180 Kamehameha Hwy	96701	Open Store	Open Store
2388	238800	Hilo(Sur)	HI	111 E Puainako St	96720	Open Store	Open Store
2388	238802	Hilo(Sur)	HI	111 E Puainako St	96720	Non-retail	Active Non-retail
1681	168100	Honolulu	HI	1505 Kapioloni Blvd	96815	Open Store	Open Store
6248	624800	KAHULUI	HI	142 Alamaha St	96732	Non-retail	Active Non-retail
36318	3631800	KOWLOON	HK	8 ARGYLE STREET	---	Non-retail	Active Non-retail
36318	3631803	KOWLOON	HK	8 ARGYLE STREET	---	Non-retail	Active Non-retail
36318	3631804	Shanhai	HK	Unit 01-11, Floor 7, Plaza 336	---	Non-retail	Active Non-retail
9220	922000	Algona	IA	1501 Hwy 169 N	50511	Open Store	Open Store
7767	776700	Charles City	IA	1405 South Grand	50616	Open Store	Open Store
9222	922200	Cherokee	IA	1111 N 2Nd	51012	Open Store	Annc’d to Close
3447	344700	Clive	IA	10331 University Ave	50325	Closed Store	Closed Store
3097	309700	Council Bluffs	IA	2803 E Kanesville Blvd	51503	Open Store	Annc’d to Close
45113	4511300	DES MOINES	IA	1605 NE 58TH AVE	64150	Non-retail	Active Non-retail
2422	242200	Sioux City	IA	4480 Sergeant Rd	51106	Open Store	Open Store
1072	107200	Waterloo	IA	2060 Crossroads Blvd	50702	Closed Store	Closed Store
9309	930900	Webster City	IA	2307 Superior	50595	Open Store	Annc’d to Close
1229	122900	Boise	ID	460 N Milwaukee St	83704	Open Store	Annc’d to Close
8711	871100	BOISE	ID	7095 Bethel Street	83704	Non-retail	Active Non-retail
2278	227800	Idaho Falls	ID	2300 E 17Th St	83404	Open Store	Open Store
7033	703300	Lewiston	ID	1815-21St St	83501	Open Store	Open Store
7006	700600	Twin Falls	ID	2258 Addison Ave East	83301	Open Store	Open Store
7951	795100	AURORA	IL	4020 Fox Valley Center Dr	60504	Non-retail	Active Non-retail
2840	284000	Bloomington	IL	1631 E Empire St	61701	Open Store	Annc’d to Close
8844	884400	BLOOMINGTON	IL	3 Quest Dirve Units301-302	61704	Non-retail	Active Non-retail
4381	438100	Bridgeview	IL	7325 W 79Th Street	60455	Open Store	Open Store

8350	835000	Bridgeview	IL	7310 W 87TH ST	60455	Non-retail	Active Non-retail
25009	2500900	Bridgeview	IL	10004 S 76 Ave - Unit C	60455	Non-retail	Active Non-retail
25008	2500800	BUFFALO GROVE	IL	1005 Commerce Ct	60089	Non-retail	Active Non-retail
3371	337100	Chicago	IL	3443 W Addison	60618	Open Store	Open Store
37914	3791400	Chicago	IL	2 N State St	60602	Non-retail	Active Non-retail
4214	421400	Des Plaines	IL	1155 Oakton St	60018	Open Store	Open Store
36950	3695000	ELGIN	IL	2428-2432 Bath Road	60124	Non-retail	Active Non-retail
8555	855500	Elk Grove Village	IL	1500 Higgins Rd	60007	Non-retail	Active Non-retail
24509	2450900	ELK GROVE VLG	IL	1370 E Higgins Rd; Unit B	60007	Non-retail	Active Non-retail
8730	873000	GRANITE CITY	IL	117 Industrial Dr	62040	Non-retail	Active Non-retail
45114	4511400	GRANITE CITY	IL	117 INDUSTRIAL DR	62040	Non-retail	Active Non-retail
1740	174000	Joliet	IL	3340 Mall Loop Dr	60431	Open Store	Annc’d to Close
440	44000	MANTENO	IL	1600 N Boudreau Rd	60950	Non-retail	Active Non-retail
8720	872000	MELROSE PARK	IL	2065 George St	60160	Non-retail	Active Non-retail
24544	2454400	MOKENA	IL	8901 W 192Nd Street; Ste C	60448	Non-retail	Active Non-retail
4297	429700	Moline	IL	5000 23Rd Ave	61265	Open Store	Annc’d to Close
1212	121200	N Riverside	IL	7503 W Cermak Rd	60546	Open Store	Open Store
8262	826200	NAPERVILLE	IL	1835 Ferry Rd	60563	Non-retail	Active Non-retail
1290	129000	Niles	IL	400 Golf Mill Ctr	60714	Open Store	Annc’d to Close
9348	934800	Norridge	IL	4210 N Harlem Ave	60706	Open Store	Annc’d to Close
1300	130000	Oakbrook	IL	2 Oakbrook Ctr	60523	Open Store	Open Store
4433	443300	Quincy	IL	3701 Broadway St	62301	Open Store	Annc’d to Close
2990	299000	Rockford-Cherryvale	IL	7200 Harrison Ave	61112	Open Store	Open Store
8871	887100	ROMEOVILLE	IL	1701 W Normantown Road	60446	Non-retail	Active Non-retail
8934	893400	ROMEOVILLE	IL	1801 W. Normantown Road	60446	Non-retail	Active Non-retail
7289	728900	Steger	IL	3231 Chicago Rd	60475	Open Store	Annc’d to Close
9124	912400	Elwood	IN	1519 State Road 37 S	46036	Open Store	Open Store
8017	801700	EVANSVILLE	IN	333 N Plaza East Blvd	47715	Non-retail	Active Non-retail
8013	801300	FORT WAYNE	IN	6420 Wilson Dr	46806	Non-retail	Active Non-retail
1830	183000	Ft Wayne	IN	4201 Coldwater Rd	46805	Open Store	Annc’d to Close
1470	147000	Greenwood	IN	1251 Us Highway 31 N	46142	Open Store	Annc’d to Close
9354	935400	Griffith	IN	430 W Ridge Rd	46319	Open Store	Annc’d to Close
8750	875000	INDIANAPOLIS	IN	5160 W 81St St - West Dock	46268	Non-retail	Active Non-retail
3823	382300	Jasper	IN	723 3Rd Ave	47546	Open Store	Annc’d to Close
7243	724300	Kokomo	IN	705 North Dixon	46901	Open Store	Open Store
9030	903000	Peru	IN	11 Sherwood Square	46970	Open Store	Open Store
7246	724600	Richmond	IN	3150 National Road West	47374	Open Store	Open Store

8014	801400	SOUTH BEND	IN	630 East Bronson Street	46601	Non-retail	Active Non-retail
2600	260000	Terre Haute	IN	3401 S Us Highway 41	47802	Open Store	Annc’d to Close
9122	912200	Warsaw	IN	3350 U S 30 East	46580	Open Store	Open Store
4215	421500	Kansas City	KS	7836 State Ave	66112	Open Store	Annc’d to Close
8273	827300	Lawrence	KS	2400 Kresge Rd	66049	Non-retail	Active Non-retail
24512	2451200	LENEXA	KS	8246 Neiman Rd Bldg 1	66214	Non-retail	Active Non-retail
8420	842000	OLATHE	KS	14804 117TH STREET	66062	Non-retail	Active Non-retail
7169	716900	Salina	KS	400 South Broadway	67401	Open Store	Annc’d to Close
8081	808100	WICHITA	KS	2940 S Minneapolis Ave	67216	Non-retail	Active Non-retail
2546	254600	Bowling Green	KY	2625 Scottsville Rd	42104	Open Store	Annc’d to Close
3029	302900	Erlanger	KY	3071 Dixie Hwy	41018	Open Store	Open Store
7229	722900	Grayson	KY	600 C W Stevens Blvd	41143	Open Store	Annc’d to Close
8920	892000	LOUISVILLE	KY	3509 Bashford Ave	40218	Non-retail	Active Non-retail
24015	2401500	LOUISVILLE	KY	12900 Fenwick CenterDr; Ste B	40223	Non-retail	Active Non-retail
1790	179000	Louisville-Okolona	KY	4807 Outer Loop	40219	Open Store	Annc’d to Close
3941	394100	Russell Springs	KY	Northridge S/C Us Hwy 127	42642	Open Store	Annc’d to Close
7255	725500	Somerset	KY	411 Russell Dyche Hwy	42501	Open Store	Open Store
8896	889600	GONZALES	LA	810 Hwy 30 West; Suite F	70737	Non-retail	Active Non-retail
2016	201600	Hammond	LA	2000 Sw Railroad Ave	70403	Open Store	Annc’d to Close
8736	873600	HARAHAN	LA	624 Elmwood Pkwy	70123	Non-retail	Active Non-retail
1336	133600	Lake Charles	LA	640 W Prien Lake Rd	70601	Closed Store	Closed Store
1226	122600	Metairie	LA	4400 Veterans Mem Blvd	70006	Open Store	Open Store
4810	481000	Metairie	LA	2940 Veterans Blvd	70002	Open Store	Open Store
7223	722300	Metairie	LA	7000 Veterans Memorial	70003	Open Store	Annc’d to Close
24564	2456403	ST ROSE	LA	110 Widgeon Dr; Ste 190	70087	Non-retail	Active Non-retail
7104	710400	Acton	MA	252 Main St	01720	Open Store	Open Store
1213	121300	Auburn	MA	385 Southbridge St	01501	Open Store	Open Store
3288	328800	Billerica	MA	484 Boston Rd	01821	Open Store	Open Store
4407	440700	Brockton	MA	2001 Main Street	02301	Open Store	Open Store
1343	134300	Cambridge	MA	100 Cambridgeside Pl	02141	Open Store	Annc’d to Close
4444	444400	Fitchburg	MA	140 Whalon St	01420	Closed Store	Closed Store
1243	124300	Hanover	MA	1775 Washington St	02339	Open Store	Open Store
1273	127300	Holyoke	MA	50 Holyoke St	01040	Open Store	Annc’d to Close
2323	232300	Hyannis	MA	793 Lyannough Road Rte 132	02601	Open Store	Annc’d to Close
3040	304000	Hyannis	MA	768 Iyanough Rd	02601	Open Store	Open Store
1133	113300	Leominster	MA	100 Commercial Rd	01453	Open Store	Open Store
1403	140300	Natick	MA	1235 Worcester Rd &	01760	Open Store	Annc’d to Close
2373	237300	No Dartmouth	MA	100 N Dartmouth Mall	02747	Open Store	Open Store
1053	105300	Saugus	MA	1325 Broadway	01906	Open Store	Open Store
3486	348600	Somerville	MA	77 Middlesex Ave	02145	Open Store	Open Store
9692	969200	Webster	MA	Route 12	01570	Open Store	Open Store

8851	885100	WESTWOOD	MA	349 University Ave	02090	Non-retail	Active Non-retail
1725	172500	Annapolis	MD	1040 Annapolis Mall	21401	Open Store	Open Store
3256	325600	Baltimore	MD	8980 Waltham Woods Rd	21234	Open Store	Open Store
24504	2450400	BALTIMORE	MD	2700 Lord Baltimore Dr; Ste 140	21244	Non-retail	Active Non-retail
2823	282300	Baltimore/E Pt	MD	7885 Eastern Blvd	21224	Closed Store	Closed Store
1424	142400	Bethesda	MD	7103 Democracy Blvd	20817	Open Store	Open Store
2034	203400	Bowie	MD	15700 Emerald Way	20716	Open Store	Annc’d to Close
1844	184400	Columbia	MD	10300 Little Patuxent Pkwy	21044	Open Store	Annc’d to Close
8814	881400	COLUMBIA	MD	8700 Robert Fulton Drive	21046	Non-retail	Active Non-retail
2774	277400	Cumberland	MD	1262 Vocke Rd	21502	Open Store	Open Store
7713	771300	Edgewater	MD	3207 Solomons Island Rd	21037	Open Store	Open Store
2664	266400	Frederick	MD	5500 Buckeystown Pike	21703	Open Store	Open Store
3131	313100	Frederick	MD	1003 W Patrick St	21702	Open Store	Open Store
1754	175400	Gaithersburg	MD	701 Russell Ave	20877	Open Store	Open Store
3172	317200	Hagerstown	MD	1713 Massey Blvd	21740	Open Store	Open Store
3798	379800	Hyattsville	MD	6411 Riggs Road	20783	Open Store	Open Store
9277	927700	ODENTON	MD	1781 Crossroads Dr	21113	Non-retail	Active Non-retail
3654	365400	Oxon Hill	MD	6163 Oxon Hill Road	20745	Open Store	Annc’d to Close
3807	380700	Prince Frederick	MD	835 Solomons Island Rd N	20678	Open Store	Annc’d to Close
1773	177300	Salisbury	MD	2306 N Salisbury Blvd	21801	Open Store	Open Store
4399	439900	Silver Spring	MD	14014 Connecticut Ave	20906	Open Store	Open Store
7673	767300	Stevensville	MD	200 Kent Landing	21666	Open Store	Open Store
2963	296300	Westminster	MD	400 N Center St	21157	Open Store	Annc’d to Close
3021	302100	Auburn	ME	603 Center St	04210	Open Store	Open Store
7133	713300	Augusta	ME	58 Western Avenue	04330	Open Store	Open Store
2203	220300	Brunswick	ME	8 Gurnet Rd	04011	Open Store	Open Store
9521	952100	Madawaska	ME	417 Main Street	04756	Open Store	Annc’d to Close
2183	218302	So Portland	ME	400 Maine Mall Rd	04106	Non-retail	Active Non-retail
3380	338000	Waterville	ME	18 Elm Plaza	04901	Open Store	Open Store
1390	139000	Ann Arbor	MI	900 Briarwood Cir	48108	Open Store	Annc’d to Close
3155	315500	Belleville	MI	2095 Rawsonville Rd	48111	Open Store	Open Store
3820	382000	Charlevoix	MI	06600 M-66 North	49720	Open Store	Annc’d to Close
9557	955700	Grayling	MI	2425 S Grayling	49738	Open Store	Open Store
3819	381900	Hastings	MI	802 West State Street	49058	Open Store	Open Store
2050	205000	Jackson	MI	1250 Jackson XingI-94	49202	Open Store	Annc’d to Close
3308	330800	Lake Orion	MI	1025 M-24	48360	Open Store	Annc’d to Close
1170	117000	Lansing	MI	3131 E Michigan Ave	48912	Open Store	Open Store
1250	125000	Lincoln Park	MI	2100 Southfield Rd	48146	Open Store	Annc’d to Close
8830	883000	LIVONIA	MI	12001 Sears Ave	48150	Non-retail	Active Non-retail
3841	384100	Marshall	MI	15861 Michigan Avenue	49068	Open Store	Open Store
7068	706800	Midland	MI	1820 S Saginaw Rd	48640	Open Store	Open Store
9593	959300	Oscoda	MI	5719 N US 23	48750	Open Store	Open Store
6232	623200	Roseville	MI	32123 Gratiot Ave	48066	Open Store	Open Store
8982	898200	SAGINAW	MI	3202 W. Sawyer Drive	48601	Non-retail	Active Non-retail

1490	149000	Troy	MI	300 W 14 Mile Rd	48083	Closed Store	Closed Store
3379	337900	Waterford Twp.	MI	5100 Dixie Hwy	48329	Open Store	Open Store
8949	894900	WAYLAND	MI	1172 147Th Street	49348	Non-retail	Active Non-retail
24651	2465100	Wixom	MI	46985 Enterprise Ct	48393	Non-retail	Active Non-retail
8134	813400	WYOMING	MI	3455 Byron Center SW	49519	Non-retail	Active Non-retail
8162	816200	Eden Prairie	MN	7615 Golden Triangle Dr	55344	Non-retail	Active Non-retail
9689	968900	International Falls	MN	1606 Hwy 11-71	56649	Open Store	Open Store
1112	111200	Minnetonka	MN	12431 Wayzata Blvd	55305	Open Store	Annc’d to Close
4351	435100	Rochester	MN	201 Ninth St S E	55904	Open Store	Open Store
1052	105200	St Paul	MN	425 Rice St	55103	Open Store	Annc’d to Close
3059	305900	St. Paul	MN	245 E Maryland Ave	55117	Open Store	Open Store
24546	2454600	BRIDGETON	MO	12930 Hollenberg Dr	63044	Non-retail	Active Non-retail
7021	702100	Cape Girardeau	MO	11 South Kings Hwy 61	63703	Open Store	Annc’d to Close
9353	935300	Crystal City	MO	155 Twin City Mall	63019	Open Store	Open Store
7323	732300	FENTON	MO	639 Gravois Bluffs Blvd; Ste B	63026	Non-retail	Active Non-retail
4304	430400	Florissant	MO	1 Flower Valley Shp Ctr	63033	Open Store	Annc’d to Close
1042	104202	Joplin	MO	101 N Rangeline Rd	64801	Non-retail	Active Non-retail
7324	732400	O’Fallon	MO	20 O’Fallon Square	63366	Closed Store	Closed Store
8701	870100	RIVERSIDE	MO	761 Nw Parkway	64150	Non-retail	Active Non-retail
4026	402600	St. Joseph	MO	2901-5 N Belt Hwy	64506	Open Store	Annc’d to Close
2939	293900	Biloxi	MS	2600 Beach Rd	39531	Open Store	Open Store
7719	771900	Columbus	MS	2308 Highway 45 N	39701	Open Store	Annc’d to Close
9520	952000	Gulfport	MS	12057-A Highway 49	39503	Open Store	Open Store
88776	8877600	Olive Branch	MS	10425 Ridgewood Dr	38654	Non-retail	Active Non-retail
2106	210600	Tupelo	MS	1001 Barnes Crossing Rd	38804	Open Store	Open Store
9808	980800	Hamilton	MT	1235 North First Street	59840	Open Store	Open Store
4814	481400	Havre	MT	3180 Highway 2 West	59501	Closed Store	Closed Store
7030	703000	Kalispell	MT	2024 Us Hwy 2 E	59901	Open Store	Open Store
3886	388600	Asheville	NC	980 Brevard Road	28806	Open Store	Open Store
4112	411200	Asheville	NC	1001 Patton Ave	28806	Open Store	Annc’d to Close
2105	210500	Burlington	NC	100 Colonial Mall	27215	Open Store	Open Store
8319	831900	Charlotte	NC	9801 A Southern Pine Blvd	28273	Non-retail	Active Non-retail
8822	882200	CHARLOTTE	NC	4800 A Sirus Ln	28208	Non-retail	Active Non-retail
24005	2400500	CHARLOTTE	NC	8301 Arrowridge Blvd; Suite A	28273	Non-retail	Active Non-retail
7208	720800	Clemmons	NC	2455 Lewisville-Clemmon	27012	Open Store	Open Store
1045	104500	Durham-Northgate	NC	1620 Guess Rd	27701	Open Store	Open Store
1405	140500	Fayetteville	NC	400 Cross Creek Mall	28303	Open Store	Annc’d to Close
2225	222500	Goldsboro	NC	703 N Berkeley Blvd	27534	Open Store	Annc’d to Close
8704	870400	GREENSBORO	NC	651A Brigham Rd	27409	Non-retail	Active Non-retail

24608	2460800	GREENSBORO	NC	4523 Green Point Drive	27410	Non-retail	Active Non-retail
30961	3096103	GREENSBORO	NC	300 PENRY RD	27405	Non-retail	Active Non-retail
2755	275500	Jacksonville	NC	344 Jacksonville Mall	28546	Open Store	Open Store
9619	961900	Morehead City	NC	4841 Arendell St	28557	Open Store	Open Store
9549	954900	Morganton	NC	110-112 Bost Rd	28655	Open Store	Open Store
1646	164600	Pineville	NC	11033 Carolina Place Pkwy	28134	Open Store	Annc’d to Close
3667	366700	Raleigh	NC	8701 Six Forks Road	27615	Open Store	Open Store
4450	445000	Raleigh	NC	4500 Western Blvd	27606	Open Store	Annc’d to Close
7385	738500	RALEIGH	NC	819 E Six Forks Rd	27609	Non-retail	Active Non-retail
1805	180500	Raleigh (Crabtree)	NC	4601 Glenwood Ave Unit 1	27612	Open Store	Annc’d to Close
3808	380800	Statesville	NC	1530 East Broad Street	28625	Open Store	Annc’d to Close
7626	762600	Waynesville	NC	1300 Dellwood Road	28786	Open Store	Open Store
3116	311600	Wilmington	NC	815 S College Rd	28403	Closed Store	Closed Store
1375	137500	Winston Salem	NC	3320 Silas Creek Pkwy	27103	Open Store	Open Store
4272	427200	Bismarck	ND	2625 State St	58503	Open Store	Open Store
4057	405700	Fargo	ND	2301 S University Dr	58103	Open Store	Open Store
4022	402200	Grand Forks	ND	1900 S Washington St	58201	Open Store	Open Store
4353	435300	Minot	ND	1-20Th Ave S E	58701	Open Store	Open Store
9319	931900	Alliance	NE	1515 W 3Rd	69301	Open Store	Open Store
2421	242100	Grand Island	NE	175 Conestoga Mall	68803	Open Store	Open Store
2023	202300	Concord	NH	270 Loudon Rd	03301	Open Store	Open Store
3175	317500	Hooksett	NH	1267 Hooksett Rd	03106	Open Store	Open Store
8703	870300	Kingston	NH	266 Route 125	03848	Non-retail	Active Non-retail
2443	244300	Manchester	NH	1500 S Willow St	03103	Open Store	Annc’d to Close
1313	131300	Nashua	NH	310 Daniel Webster Hwy Ste 102	03060	Open Store	Open Store
1313	131302	Nashua	NH	310 Daniel Webster Hwy Ste 102	03060	Non-retail	Active Non-retail
2663	266300	Portsmouth	NH	50 Fox Run Rd Ste 74	03801	Open Store	Annc’d to Close
1003	100300	Salem	NH	77 Rockingham Park Blvd	03079	Open Store	Annc’d to Close
4448	444800	Salem	NH	161 S Broadway	03079	Open Store	Open Store
7048	704800	West Lebanon	NH	200 S Main	03784	Open Store	Open Store
3438	343800	Avenel	NJ	1550 St George Ave	07001	Open Store	Open Store
7177	717700	Belleville	NJ	371-411 Main Street	07109	Open Store	Open Store
1464	146400	Deptford	NJ	1750 Deptford Cener Rd	08096	Open Store	Annc’d to Close
24603	2460300	EAST HANOVER	NJ	50 Williams Parkway	07936	Non-retail	Active Non-retail
1204	120400	Freehold	NJ	3710 US Hwy 9 Ste 1100	07728	Open Store	Open Store
3393	339300	Glassboro	NJ	779 Delsea Dr N	08028	Open Store	Annc’d to Close
3499	349900	Kearny	NJ	200 Passaic Ave	07032	Open Store	Open Store
9395	939500	Lawnside	NJ	200 White Horse Pike	08045	Closed Store	Closed Store
1574	157400	Middletown	NJ	1500 Highway 35	07748	Open Store	Annc’d to Close
24649	2464900	MOORESTOWN	NJ	41 TWISOME DR	08057	Non-retail	Active Non-retail
78714	7871400	Secaucus	NJ	1000 New County Road	07094	Non-retail	Active Non-retail
8835	883500	SWEDESBORO	NJ	2100 Center Square Road, Suite 125 (Bldg. K)	08085	Non-retail	Active Non-retail
3071	307100	Toms River	NJ	213 Highway 37 E	08753	Open Store	Open Store

4478	447800	Trenton	NJ	1061 Whitehorse-Mercervil	08610	Open Store	Open Store
7602	760200	Wall	NJ	1825 Highway 35	07719	Open Store	Open Store
8380	838000	WALL TOWNSHIP	NJ	1324 Wyckoff Road	07753	Non-retail	Active Non-retail
1434	143400	Wayne	NJ	50 Route 46	07470	Open Store	Open Store
3056	305600	Wayne	NJ	1020 Hamburg Turnpike	07470	Open Store	Open Store
4470	447000	West Long Branch	NJ	108 Monmouth Rd	07764	Open Store	Open Store
9413	941300	West Orange	NJ	235 Prospect Ave	07052	Open Store	Open Store
3202	320200	Westwood	NJ	700 Broadway	07675	Open Store	Open Store
8905	890500	Albuquerque	NM	5921 Midway Park Blvd NE	87109	Non-retail	Active Non-retail
1287	128700	Coronado	NM	6600 Menaul Blvd Ne Ste 700	87110	Open Store	Annc’d to Close
2597	259700	Farmington	NM	4601 E Main St	87402	Open Store	Open Store
7035	703500	Farmington	NM	3000 East Main St	87402	Open Store	Open Store
7016	701600	Hobbs	NM	2220 North Grimes St	88240	Open Store	Open Store
2527	252700	Las Cruces	NM	700 S Telshor Blvd	88011	Open Store	Open Store
3301	330100	Santa Fe	NM	1712 St Michael’S Dr	87505	Open Store	Open Store
3592	359200	Las Vegas	NV	5051 E Bonanza Rd	89110	Open Store	Open Store
8970	897000	LAS VEGAS	NV	4320 N Lamb Blvd; Bldg 1 Ste 500	89115	Non-retail	Active Non-retail
5864	586400	Las Vegas - Showroom	NV	7370 S Dean Martin Drive Suite 401	89139	Open Store	Open Store
1328	132800	Las Vegas(Blvd)	NV	3450 S Maryland Pkwy	89109	Open Store	Open Store
1668	166800	Las Vegas(Meadows)	NV	4000 Meadow Ln	89107	Open Store	Open Store
5779	577900	Reno - McPhails Showroom	NV	7525 Colbert Dr Ste 108	89511	Open Store	Open Store
30960	3096000	SPARKS	NV	1750 FRANKLIN WAY	89431	Non-retail	Active Non-retail
4741	474100	Batavia	NY	8363 Lewiston Road	14020	Open Store	Annc’d to Close
9589	958900	Bath	NY	Plaza 15Route 415	14810	Open Store	Open Store
9423	942300	Bridgehampton	NY	2044 Montauk Hwy	11932	Open Store	Open Store
9420	942000	Bronx	NY	1998 Bruckner Blvd	10473	Open Store	Open Store
3415	341500	Buffalo	NY	1001 Hertel Avenue	14216	Open Store	Open Store
1984	198400	Buffalo/Hamburg	NY	S 3701 Mckinley Pkwy	14219	Open Store	Open Store
8854	885400	CHEEKTOWAGA	NY	60 Industrial Parkway	14227	Non-retail	Active Non-retail
1623	162300	Clay	NY	4155 State Rt 31	13041	Closed Store	Closed Store
2453	245300	Glens Falls	NY	Aviation Rd	12804	Open Store	Annc’d to Close
9274	927400	Greenwich	NY	West Main St R D #1	12834	Open Store	Open Store
7065	706500	Horseheads	NY	1020 Center Street	14845	Open Store	Open Store
9381	938100	Huntington	NY	839 New York Ave	11743	Open Store	Open Store
2584	258400	Lakewood	NY	Rt 394 & Hunt Blvd	14750	Open Store	Annc’d to Close
9415	941500	Mahopac	NY	987 Route 6	10541	Open Store	Annc’d to Close
4034	403400	Mattydale	NY	2803 Brewerton Rd	13211	Open Store	Open Store
24601	2460100	MELVILLE	NY	35 Melville Park Rd	11747	Non-retail	Active Non-retail
8959	895900	MENANDS	NY	279 Broadway	12204	Non-retail	Active Non-retail
1414	141400	Nanuet	NY	75 W Route 59 Ste 100	10954	Open Store	Annc’d to Close
2933	293300	New Hyde Park	NY	1400 Union Tpke	11040	Open Store	Annc’d to Close
24593	2459300	NEW ROCHELLE	NY	5 Plain Ave	10801	Non-retail	Active Non-retail
7749	774900	New York	NY	250 W 34Th St	10119	Open Store	Open Store
7777	777700	New York	NY	770 Broadway	10003	Open Store	Open Store

2593	259300	Newburgh	NY	1401 Route 300	12550	Open Store	Open Store
4123	412300	Niagara Falls	NY	2590 Military Rd	14304	Open Store	Annc’d to Close
4868	486800	Riverhead	NY	605 Old Country Rd	11901	Open Store	Annc’d to Close
8102	810200	ROCHESTER	NY	100 Mushroom Blvd	14623	Non-retail	Active Non-retail
2173	217300	Saratoga	NY	3065 Route 50	12866	Open Store	Open Store
3600	360000	Schenectady	NY	93 West Campbell Rd	12306	Open Store	Annc’d to Close
7676	767600	Sidney	NY	171 Delaware Ave	13838	Open Store	Open Store
1624	162400	Staten Island	NY	283 Platinum Ave	10314	Open Store	Open Store
8753	875300	SYOSSET	NY	225 Robbins Lane	11791	Non-retail	Active Non-retail
1584	158400	Victor	NY	200 Eastview Mall	14564	Open Store	Annc’d to Close
2683	268300	Watertown	NY	I-81 & Arsenal Rt 3	13601	Open Store	Open Store
7677	767700	Wellsville	NY	121 Bolivar Rd	14895	Open Store	Open Store
9392	939200	West Seneca	NY	349 Orchard Park Rd	14224	Open Store	Annc’d to Close
1674	167400	White Plains	NY	100 Main St	10601	Open Store	Open Store
9416	941600	White Plains	NY	399 Tarrytown Rd	10607	Open Store	Open Store
1733	173300	Yonkers	NY	Rte 87(Ny St)& Cross Ct Pkwy	10704	Open Store	Open Store
9414	941400	Yorktown Heights	NY	Rte 118, 355 Downing Dr	10598	Open Store	Open Store
1944	194400	Yorktown Hts	NY	600 Lee Blvd	10598	Open Store	Annc’d to Close
7383	738300	Barberton	OH	241 Wooster Rd North	44203	Open Store	Open Store
3286	328600	Brunswick	OH	3301 Center Rd	44212	Open Store	Open Store
1410	141000	Canton	OH	4100 Belden Village Mall	44718	Open Store	Open Store
4937	493700	Chillicothe	OH	1470 North Bridge Street	45601	Open Store	Annc’d to Close
1810	181000	Cincinnati-Eastgate	OH	4595 Eastgate Blvd	45245	Open Store	Open Store
3013	301300	Cleveland	OH	7701 Broadview Road	44131	Open Store	Open Store
8790	879000	CLEVELAND	OH	4620 Hickley Industrial Pkwy	44109	Non-retail	Active Non-retail
8712	871200	COLUMBUS	OH	1621 Georgesville Rd	43228	Non-retail	Active Non-retail
8862	886200	COLUMBUS	OH	5330 Crosswind Dr; Ste A	43228	Non-retail	Active Non-retail
24545	2454500	COLUMBUS	OH	2204 City Gate Drive	43219	Non-retail	Active Non-retail
1560	156000	Dayton Mall	OH	2700 Miamisburg Centerville Rd	45459	Open Store	Annc’d to Close
7209	720900	East Liverpool	OH	15891 State Rt 170	43920	Open Store	Annc’d to Close
9096	909600	Fostoria	OH	620 Plaza Dr	44830	Open Store	Open Store
7595	759500	Gahanna	OH	845 Claycraft Road	43230	Non-retail	Active Non-retail
7397	739700	Grove City	OH	2400 Stringtown Road	43123	Open Store	Open Store
30962	3096204	GROVEPORT	OH	5765 GREEN POINTE DRIVE	43125	Non-retail	Active Non-retail
7644	764400	Harrison	OH	10560 Harrison Avenue	45030	Open Store	Open Store
25016	2501600	LEWIS CENTER	OH	8482 COTTER ST	43035	Non-retail	Active Non-retail
7477	747700	Marietta	OH	502 Pike Street	45750	Open Store	Open Store
4257	425700	Middleburg Heights	OH	17840 Bagley Rd	44130	Open Store	Annc’d to Close
1430	143000	Middleburg Hts	OH	6950 W 130Th St	44130	Non-retail	Active Non-retail
8918	891800	MONROE	OH	4425 Salzman Road	45044	Non-retail	Active Non-retail
1564	156400	Niles	OH	5320 Youngstown Rd	44446	Open Store	Annc’d to Close
3243	324300	North Canton	OH	1447 N Main St	44720	Open Store	Open Store
1210	121000	Polaris	OH	1400 Polaris Pkwy	43240	Open Store	Open Store

2104	210400	St Clairsville	OH	Banfield Rd & I-70	43950	Open Store	Open Store
3142	314200	Tallmadge	OH	555 South Ave	44278	Open Store	Open Store
24538	2453800	WARRENSVLL HT	OH	4829 Galaxy Pky	44128	Non-retail	Active Non-retail
4782	478200	Clinton	OK	2501 Redwheat Drive	73601	Open Store	Open Store
26716	2671600	LAWTON	OK	416 Se F Ave	73501	Non-retail	Active Non-retail
2311	231100	Norman	OK	3201 W Main St	73072	Open Store	Annc’d to Close
1091	109100	Okla City/Sequoyah	OK	4400 S Western Ave	73109	Closed Store	Closed Store
8931	893100	OKLAHOMA CITY	OK	1425 S Central	73129	Non-retail	Active Non-retail
4363	436300	TULSA	OK	3643 S 73Rd East Ave	74145	Non-retail	Active Non-retail
24024	2402400	TULSA	OK	12626 E. 60Th Street	74146	Non-retail	Active Non-retail
1151	115100	Tulsa Woodland Hls	OK	6929 S Memorial Dr	74133	Open Store	Annc’d to Close
4455	445500	Beaverton	OR	3955 S W Murray Blvd	97005	Open Store	Annc’d to Close
6374	637400	CLACKAMAS	OR	14658 Se 82Nd Dr	97015	Non-retail	Active Non-retail
24562	2456200	Clackamas	OR	16131 Se Evelyn Street	97015	Non-retail	Active Non-retail
3839	383900	Corvallis	OR	400 North East Circle Blv	97330	Open Store	Open Store
8883	888300	EUGENE	OR	4725 Pacific Ave	97402	Non-retail	Active Non-retail
1119	111900	Happy Valley	OR	11800 SE 82nd Ave	97086	Open Store	Annc’d to Close
2179	217900	Medford	OR	501 Medford Ctr	97504	Open Store	Open Store
8228	822800	Portland	OR	12402 Ne Marx Street	97230	Non-retail	Active Non-retail
8841	884100	PORTLAND	OR	15427 Ne Airport Way	97230	Non-retail	Active Non-retail
2715	271500	Salem	OR	955 Lancaster Dr Ne	97301	Open Store	Annc’d to Close
2119	211900	Salem(Lancaster)	OR	827 Lancaster Dr Ne	97301	Open Store	Annc’d to Close
3888	388800	The Dalles	OR	2640 West Sixth St	97058	Open Store	Open Store
1079	107900	Washington Sq	OR	9800 Sw Washington Square Rd	97223	Open Store	Annc’d to Close
3361	336100	Allentown	PA	1502 South Fourth St	18103	Open Store	Annc’d to Close
8744	874400	ALLENTOWN	PA	1820 Race Street	18109	Non-retail	Active Non-retail
2494	249400	Altoona	PA	5580 Goods Lane Suite 1005	16602	Open Store	Open Store
4150	415000	Altoona	PA	528 W Plank Road	16602	Open Store	Annc’d to Close
8875	887500	Altoona	PA	700 N Third Avenue	16601	Non-retail	Active Non-retail
1454	145400	Bensalem/Crnwls Hts	PA	100 Neshaminy Mall	19020	Open Store	Annc’d to Close
9161	916100	Berwick	PA	1520 W Front St	18603	Open Store	Open Store
24411	2441100	BRIDGEVILLE	PA	300 Bursca Drive; Suite 303	15017	Non-retail	Active Non-retail
1711	171100	Camp Hill	PA	3505 Capitol Hill City Mall Dr	17011	Open Store	Open Store
7746	774600	Carlisle	PA	1180 Walnut Bottom Rd	17013	Open Store	Annc’d to Close
3225	322500	Chambersburg	PA	1005 Wayne Ave	17201	Open Store	Open Store
8781	878100	Chambersburg	PA	1475 Nitterhouse Dr	17201	Non-retail	Active Non-retail
7293	729300	Clifton Heights	PA	713 E Baltimore Pike	19018	Open Store	Open Store
3911	391100	Columbia	PA	3975 Columbia Ave	17512	Open Store	Open Store
3737	373700	Doylestown	PA	4377 Route 313	18901	Open Store	Open Store
2124	212400	Dubois	PA	5522 Shaffer Rd Ste 129	15801	Open Store	Annc’d to Close

7192	719200	Easton	PA	320 South 25Th Street	18042	Open Store	Open Store
3266	326600	Edwardsville	PA	U S Route 11 Mark Plaza	18704	Open Store	Open Store
3963	396300	Elizabethtown	PA	1605 South Market Street	17022	Open Store	Open Store
9662	966200	Ephrata	PA	1127 S State St	17522	Open Store	Open Store
4113	411300	Erie	PA	2873 W 26Th Street	16506	Open Store	Open Store
24517	2451700	EXPORT	PA	1022 Corporate Lane, Bldg #2	15632	Non-retail	Active Non-retail
8873	887300	GOULDSBORO	PA	400 First Avenue	18424	Non-retail	Active Non-retail
2244	224400	Hanover	PA	1155 Carlisle St Ste 5	17331	Closed Store	Closed Store
6814	681400	Hermitage	PA	3235 E State-Shennango Vly Ml	16148	Open Store	Annc’d to Close
3597	359700	Holmes	PA	600 Macdade Blvd	19043	Open Store	Open Store
7470	747000	Hummelstown	PA	1170 Mae Street	17036	Open Store	Annc’d to Close
1064	106400	Langhrn/Oxford Vly	PA	2300 E Lincoln Hwy	19047	Open Store	Annc’d to Close
7699	769900	Lebanon	PA	1745 Quentin	17042	Open Store	Open Store
7372	737200	Leechburg	PA	451 Hude Park Road	15656	Open Store	Open Store
3884	388400	Matamoras	PA	111 Hulst Dr, Ste 722	18336	Open Store	Annc’d to Close
433	43300	MIDDLETOWN	PA	2040 N Union St	17057	Non-retail	Active Non-retail
8275	827500	Morrisville	PA	One Kresge Rd	19030	Non-retail	Active Non-retail
6254	625400	New Castle	PA	2500 W State StUnion Plz	16101	Open Store	Open Store
7083	708300	New Castle	PA	2650 Ellwood Rd	16101	Open Store	Open Store
4054	405400	New Kensington	PA	100 Tarentum Rd	15068	Open Store	Annc’d to Close
4064	406400	North Versailles	PA	1901 Lincoln Hwy	15137	Open Store	Open Store
3527	352700	Philadelphia	PA	7101 Roosevelt Blvd	19149	Open Store	Open Store
9409	940900	Phoenixville	PA	1000 Nutt Rd	19460	Open Store	Annc’d to Close
4010	401000	Pittsburgh	PA	880 Butler Street	15223	Open Store	Annc’d to Close
8724	872400	PITTSBURGH	PA	27 51St St	15201	Non-retail	Active Non-retail
9438	943800	Pleasant Hills	PA	720 Clairton Blvd/Rte 51	15236	Open Store	Annc’d to Close
1484	148400	Reading	PA	Warren St Bypass & Bern Rd	19610	Open Store	Open Store
1034	103400	Ross Park	PA	1008 Ross Park Mall Dr	15237	Closed Store	Closed Store
8976	897600	ROYERSFORD	PA	477 N Lewis Rd	19468	Non-retail	Active Non-retail
24527	2452700	SHARON HILL	PA	800 Calcon Hook Rd	19079	Non-retail	Active Non-retail
3136	313600	Shillington	PA	1 Parkside Ave	19607	Open Store	Open Store
1334	133400	South Hills	PA	300 S Hills Vlg	15241	Closed Store	Closed Store
2605	260500	State College	PA	183 Shiloh Rd	16801	Open Store	Open Store
8962	896200	STEELTON	PA	1235 S Harrisburg St	17113	Non-retail	Active Non-retail
2074	207400	Stroudsburg	PA	344 Stroud Mall	18360	Open Store	Open Store
9539	953900	Thorndale	PA	3205 Lincoln Hwy	19372	Open Store	Annc’d to Close
4713	471300	Towanda	PA	Rt #6 Brandford Town Ctr	18848	Open Store	Open Store
3954	395400	Walnutport	PA	400 North Best Ave	18088	Open Store	Open Store
2114	211400	Washington	PA	1500 W Chestnut St	15301	Open Store	Open Store
7374	737400	West Chester	PA	985 Paoli Pike	19380	Open Store	Open Store
1154	115400	Whitehall	PA	1259 Whitehall Mall	18052	Open Store	Open Store
443	44300	WILKES BARRE	PA	Hanover Industrial Pk	13656	Non-retail	Active Non-retail

3268	326800	Wilkes-Barre	PA	910 Wilkes Barre Twp Blvd	18702	Open Store	Open Store
3390	339000	Williamsport	PA	1915 E Third St	17701	Open Store	Open Store
3810	381000	Willow Street	PA	2600 N Willow Street Pike	17584	Open Store	Open Store
3949	394900	Wind Gap	PA	803 Male Rd	18091	Open Store	Open Store
4732	473200	Aguadilla	PR	Road 2 Km 126.5	00605	Open Store	Open Store
7566	756600	Arecibo	PR	State Road 2 Km 80.2	00612	Open Store	Open Store
7570	757000	Bayamon	PR	Plaza Rio Hondo & Comerio Ave	00961	Open Store	Open Store
7788	778800	Bayamon	PR	Pr 167 & Las Cumbres	00957	Open Store	Open Store
1085	108500	Caguas	PR	Intsctn St Rd Pr 1 & Pr 156	00725	Open Store	Open Store
4858	485800	Caguas	PR	Calle Betances Final #400	00726	Open Store	Open Store
7419	741900	Caguas	PR	Rafael Cordero & Hwy 30	00725	Open Store	Open Store
1925	192500	Carolina	PR	Carolina S/C	00988	Open Store	Open Store
7665	766500	Carolina	PR	65Th Infantry Ave	00985	Open Store	Open Store
7446	744600	Cayey	PR	Carr Rt #1 - Km 106	00736	Open Store	Open Store
2085	208500	Fajardo	PR	State Rd 3	00738	Open Store	Open Store
2675	267500	Guayama	PR	Road 3 Km.L34.7	00784	Open Store	Open Store
7768	776800	Guaynabo	PR	Pr 20 And Esmeralda	00969	Open Store	Open Store
7842	784200	HATO REY	PR	Plz Las Americas Mall	00918	Open Store	Open Store
3993	399300	Juana Diaz	PR	State Rd 149&State Rd 584	00795	Open Store	Open Store
1935	193502	Mayaguez	PR	975 Hostos Ave Ste 110	00680	Non-retail	Active Non-retail
3882	388200	Mayaguez	PR	Pr Rte #2; Km 149.5	00680	Open Store	Open Store
2385	238500	Naranjito	PR	El Mercado Plaza	00782	Open Store	Open Store
1945	194500	Ponce	PR	Plaza Del Caribe 2050 (Rd 2)	00731	Open Store	Open Store
1945	194502	Ponce	PR	Plaza Del Caribe 2050 (Rd 2)	00731	Non-retail	Active Non-retail
7741	774100	Ponce	PR	2643 Ponce Bypass	00728	Open Store	Open Store
4844	484400	Rio Piedras	PR	9410 Ave Los Romeros	00926	Open Store	Open Store
3896	389600	San German	PR	Castro Perez Ave (Pr 122)	00683	Open Store	Open Store
4490	449000	San Juan	PR	Caparra Hgts - San Patricio S/C Roosevelt & San Patricio Avenues	00920	Open Store	Open Store
4494	449400	Trujillo Alto	PR	200 Carr 181	00976	Open Store	Open Store
7784	778400	Vega Alta	PR	Carr 2, Estatal, Plaza Caribe Mall	00692	Open Store	Open Store
7752	775200	Yauco	PR	Sr 128 @ Sr 2 Km 0.5	00698	Open Store	Open Store
24560	2456000	CAYCE	SC	2110 Commerce Dr	29033	Non-retail	Active Non-retail
4016	401600	Greenville	SC	Church St Extension	29605	Open Store	Open Store
8846	884600	GREENVILLE	SC	115 Haywood Rd	29607	Non-retail	Active Non-retail
8858	885800	Ladson	SC	3831 Commercial Cneter Rd	29456	Non-retail	Active Non-retail
7616	761600	Lexington	SC	748 W Main Street	29072	Open Store	Open Store
7274	727400	Mauldin	SC	129 West Butler Avenue	29662	Open Store	Annc’d to Close
2807	280700	Rock Hill	SC	2197 Dave Lyle Blvd	29730	Open Store	Open Store
7043	704300	Rock Hill	SC	2302 Cherry Rd	29732	Open Store	Annc’d to Close
7062	706200	Sumter	SC	1143 Broad St	29150	Open Store	Open Store
4141	414100	West Columbia	SC	1500 Charleston Hwy	29169	Open Store	Open Store
4170	417000	Rapid City	SD	1111 E North St	57701	Open Store	Open Store
7241	724100	Bartlett	TN	8024 Stage Hills Blvd	38133	Non-retail	Active Non-retail
1115	111500	Chattanooga	TN	2100 Hamilton Place Blvd	37421	Open Store	Annc’d to Close
8037	803700	CHATTANOOGA	TN	6300 Enterprise Park Dr; Ste A	37416	Non-retail	Active Non-retail

2335	233500	Clarksville	TN	2801 Wilma Rudolph Blvd	37040	Open Store	Annc’d to Close
1146	114600	Cordova	TN	2800 N Germantown Prkway	38133	Open Store	Annc’d to Close
2036	203600	Jackson	TN	2021 N Highland Ave	38305	Open Store	Open Store
2265	226500	Johnson City	TN	2011 N Roan St	37601	Open Store	Open Store
7460	746000	Knoxville	TN	6909 Maynardville Pike Ne	37918	Open Store	Annc’d to Close
8947	894700	KNOXVILLE	TN	114 Sherlake Rd	37922	Non-retail	Active Non-retail
9621	962100	Lebanon	TN	1443 W Main St	37087	Open Store	Open Store
2156	215600	Maryville	TN	198 Foothills Mall	37801	Open Store	Open Store
8756	875600	Memphis	TN	3952 Willow Lake Blvd; Bldg 5	38118	Non-retail	Active Non-retail
24542	2454200	MEMPHIS	TN	1710 Shelby Oaks Drive	38133	Non-retail	Active Non-retail
2226	222600	Murfreesboro	TN	1720 Old Fort Pkwy	37129	Open Store	Open Store
8206	820600	NASHVILLE	TN	640 Thompson Lane	37211	Non-retail	Active Non-retail
24611	2461100	NASHVILLE	TN	5010 Linbar Drive # 125	37211	Non-retail	Active Non-retail
9735	973500	Sevierville	TN	217 Forks Of River Pkwy	37862	Open Store	Open Store
1395	139500	West Town	TN	7600H Kingston Pike	37919	Open Store	Annc’d to Close
1387	138700	Amarillo	TX	7701 1-40 W	79121	Open Store	Open Store
1137	113700	Austin	TX	1000 E 41St	78751	Open Store	Annc’d to Close
1357	135700	Austin/Barton Creek	TX	2901 S Capitol Of Texas Hwy	78746	Open Store	Annc’d to Close
1327	132700	Baytown	TX	1000 San Jacinto Mall	77521	Open Store	Annc’d to Close
30954	3095400	Brownsville	TX	2440 Pablo Kisel Blvd	78526	Closed Store	Closed Store
1217	121702	Corpus Christi	TX	1305 Airline Rd	78412	Non-retail	Active Non-retail
8870	887000	DALLAS	TX	1600 Roe St	75215	Non-retail	Active Non-retail
8021	802100	EL PASO	TX	39B Concord	79906	Non-retail	Active Non-retail
24554	2455400	El Paso	TX	1335 Geronimo Dr	79925	Non-retail	Active Non-retail
1080	108000	Frisco	TX	2605 Preston Rd	75034	Open Store	Annc’d to Close
447	44700	GARLAND	TX	2775 W Miller Rd	75042	Non-retail	Active Non-retail
8907	890700	GARLAND	TX	1501 Kings Rd	75042	Non-retail	Active Non-retail
8807	880700	GRAPEVINE	TX	615 Westport Pkwy; Ste 200	76051	Non-retail	Active Non-retail
2537	253700	Harlingen	TX	2002 S Expy 83	78552	Open Store	Annc’d to Close
24011	2401100	HOUSTON	TX	10055 Regal Row	77040	Non-retail	Active Non-retail
1277	127700	Ingram	TX	6301 Nw Loop 410	78238	Open Store	Annc’d to Close
2147	214700	Irving	TX	2501 Irving Mall	75062	Open Store	Annc’d to Close
2487	248700	Killeen	TX	2000 Killeen Mall	76543	Open Store	Open Store
2247	224702	Laredo	TX	5300 San Dario Ave	78041	Non-retail	Active Non-retail
2557	255700	Longview	TX	3510 Mccann Rd	75605	Open Store	Open Store
1247	124700	Lubbock	TX	6002 Slide Rd	79414	Open Store	Annc’d to Close
4389	438900	McAllen	TX	1801 South 10Th Street	78503	Open Store	Open Store
7972	797200	McAllen	TX	3701 North McColl	78503	Non-retail	Active Non-retail
1067	106700	Memorial	TX	303 Memorial City Mall	77024	Open Store	Annc’d to Close

8922	892200	PFLUGERSVILLE	TX	828 New Meister Lane, Suite 100	78660	Non-retail	Active Non-retail
1629	162900	Pharr	TX	500 N. Jackson Road	78577	Open Store	Open Store
9767	976700	PLANO	TX	2301 West Plano Parkwayl, Suite 201	75075	Non-retail	Active Non-retail
2637	263700	Port Arthur	TX	3100 FM 365	77642	Open Store	Open Store
1207	120700	Richardson	TX	201 S Plano Rd	75081	Open Store	Open Store
1097	109700	San Antonio	TX	2310 Sw Military Dr	78224	Open Store	Open Store
8747	874700	SAN ANTONIO	TX	1331 N Pine St	78202	Non-retail	Active Non-retail
9507	950700	SAN ANTONIO	TX	1560 CABLE RANCH RD	78245	Non-retail	Active Non-retail
24029	2402900	SAN ANTONIO	TX	5696 Randolph Blvd	78239	Non-retail	Active Non-retail
1127	112700	Shepherd	TX	4000 N Shepherd Dr	77018	Open Store	Open Store
1227	122700	Southwest Ctr	TX	3450 W Camp Wisdom Rd	75237	Open Store	Annc’d to Close
2077	207700	Tyler	TX	4701 S Broadway Ave	75703	Open Store	Annc’d to Close
2617	261700	Victoria	TX	7508 N Navarro St	77904	Open Store	Annc’d to Close
1367	136700	Waco	TX	6001 W Waco Dr	76710	Open Store	Open Store
8948	894800	SALT LAKE CTY	UT	175 W 1300 South	84115	Non-retail	Active Non-retail
24604	2460400	SALT LAKE CTY	UT	2027 S 4130 W	84104	Non-retail	Active Non-retail
9794	979400	St. George	UT	785 S Bluff	84770	Open Store	Open Store
1888	188800	West Jordan	UT	7453 S Plaza Center Dr	84084	Open Store	Annc’d to Close
1284	128400	Alexandria	VA	5901 Duke St	22304	Open Store	Open Store
4483	448300	Annandale	VA	4251 John Marr Drive	22003	Open Store	Annc’d to Close
2435	243500	Charlottesville	VA	1531Rio Rd E	22901	Open Store	Open Store
3471	347100	Chesapeake	VA	2001 South Military Hwy	23320	Open Store	Open Store
8838	883800	CHESAPEAKE	VA	713 Fenway Ave; Ste D	23323	Non-retail	Active Non-retail
1615	161500	Chspk/Greenbrier	VA	1401 Greenbrier Pkwy	23320	Closed Store	Closed Store
8823	882300	DULLES	VA	45065 Old Ox Rd	20166	Non-retail	Active Non-retail
1814	181400	Fairfax	VA	12000 Fair Oaks Mall	22033	Open Store	Annc’d to Close
1024	102400	Falls Church	VA	6211 Leesburg Pike	22044	Open Store	Open Store
2694	269400	Fredericksburg	VA	100 Spotsylvania Mall	22407	Open Store	Open Store
1575	157500	Hampton	VA	100 Newmarket Fair Mall	23605	Open Store	Annc’d to Close
8836	883600	RICHMOND	VA	4100 Tomlyn St	23230	Non-retail	Active Non-retail
24552	2455200	RICHMOND	VA	5340 S Laburnum Ave	23231	Non-retail	Active Non-retail
7415	741500	Springfield	VA	6364 Springfield Plaza	22150	Open Store	Annc’d to Close
3785	378500	Tabb	VA	5007 Victory Blvd	23693	Open Store	Open Store
1265	126500	Virginia Beach	VA	4588 Virginia Beach Blvd	23462	Closed Store	Closed Store
7717	771700	Waynesboro	VA	2712 W Main St	22980	Open Store	Annc’d to Close
7259	725900	Williamsburg	VA	118 Waller Mill Rd	23185	Open Store	Annc’d to Close
2784	278400	Winchester	VA	1850 Apple Blossom Dr	22601	Open Store	Open Store
7413	741300	Frederiksted	VI	Remainder Matriculate #1	00840	Open Store	Open Store
3972	397200	St. Croix	VI	Sunny Isle S/C, Space #1	00820	Open Store	Open Store
3829	382900	St. Thomas	VI	26 - A Tutu Park Mall	00802	Open Store	Open Store
7793	779300	St. Thomas	VI	9000 Lockhart Gdns S/C; Ste 1	00802	Open Store	Open Store

45061	4506100	COLCHESTER	VT	4 ACORN LANE	03848	Non-retail	Active Non-retail
3133	313300	Bellingham	WA	1001 E Sunset Drive	98226	Open Store	Annc’d to Close
2049	204900	Everett	WA	1302 Se Everett Mall Way	98208	Open Store	Open Store
2329	232900	Kennewick(Pasco)	WA	1321 N Columbia Center Blvd	99336	Open Store	Open Store
3413	341300	Kent	WA	24800 W Valley Hwy	98032	Closed Store	Closed Store
8709	870900	KENT	WA	7650 S 228Th St	98032	Non-retail	Active Non-retail
8897	889700	KENT	WA	6250 S. 196Th Street	98032	Non-retail	Active Non-retail
2330	233000	Puyallup	WA	3500 S MeridianSte 900	98373	Open Store	Annc’d to Close
2329	232902	Richland	WA	1661 B Fowler St	99352	Non-retail	Active Non-retail
36692	3669200	Seattle	WA	701 5th Ave	98104	Non-retail	Active Non-retail
38167	3816700	Seattle	WA	1415 NE 45th Street	98105	Non-retail	Active Non-retail
24526	2452600	Seattle/Tukwilla	WA	12628 Interurban Ave South	98168	Non-retail	Active Non-retail
8004	800400	Spokane	WA	10424 W Aero Rd	99004	Non-retail	Active Non-retail
9480	948000	SPOKANE	WA	12310 Mirabeau Parkway; Suite 500	99216	Non-retail	Active Non-retail
2239	223900	Vancouver	WA	8800 Ne Vancouver Mall Dr	98662	Open Store	Annc’d to Close
7034	703400	Walla Walla	WA	2200 East Isaacs Ave	99362	Open Store	Open Store
24555	2455500	BROOKFIELD	WI	13040 W Lisbon Rd; Bldg 2 Ste 300	53005	Non-retail	Active Non-retail
8968	896800	JANESVILLE	WI	3920 Kennedy Rd	53545	Non-retail	Active Non-retail
7648	764800	Mauston	WI	800 North Union	53948	Open Store	Open Store
8220	822000	NEW BERLIN	WI	16255-16351 W LINCOLN AVE	53151	Non-retail	Active Non-retail
3692	369200	Oconomowoc	WI	1450 Summit Avenue	53066	Open Store	Open Store
3851	385100	Racine	WI	5141 Douglas Ave	53402	Open Store	Open Store
7649	764900	Ripon	WI	1200 West Fond Du Lac St	54971	Open Store	Open Store
8725	872500	VANDENBROEK	WI	N 168 Apoltolic Rd	54140	Non-retail	Active Non-retail
3750	375000	Waupaca	WI	830 West Fulton St	54981	Open Store	Open Store
8782	878200	WAUWATOSA	WI	4320 N. 124Th Street	53222	Non-retail	Active Non-retail
6375	282601	Bridgeport	WV	225 Meadowbrook Mall	26330	Open Store	Open Store
4188	418800	Charleston	WV	1701 4Th Ave W	25387	Open Store	Annc’d to Close
4442	444200	Charleston	WV	6531 Mccorkle Avenue S E	25304	Open Store	Open Store
3484	348400	Elkview	WV	I-79/Us 43 Crossings Mall	25071	Open Store	Open Store
3724	372400	Scott Depot	WV	101 Great Teays Blvd	25560	Open Store	Annc’d to Close
2304	230400	Westover/Morgantown	WV	9520 Mall Rd	26501	Open Store	Annc’d to Close
2341	234100	Casper	WY	701 Se Wyoming Blvd	82609	Open Store	Annc’d to Close
4736	473600	Casper	WY	4000 East 2Nd Street	82609	Open Store	Annc’d to Close
2371	237100	Cheyenne	WY	1400 Del Range Blvd	82009	Closed Store	Closed Store
4863	486300	Gillette	WY	2150 South Douglas Hwy	82716	Open Store	Annc’d to Close
7139	713900	Jackson	WY	510 S Hwy 89	83002	Open Store	Open Store
30938	3093800	Glendale	AZ	6767 West Bell Road	85308	Closed Store	Closed Store

SCHEDULE 5.01(n)
Pension Plan Issues
[**]
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[**] Confidential Information has been omitted and filed separately with the Securities and Exchange Commission.
Confidential treatment has been requested with respect to this omitted information.

SCHEDULE 5.01(p)
UCC FILING JURISDICTIONS

	Entity	UCC Filing Jurisdiction
1.	Sears Holdings Corporation	Delaware
2.	Sears, Roebuck and Co.	New York
3.	A&E Factory Service, LLC	Delaware
4.	A&E Home Delivery, LLC	Delaware
5.	A&E Lawn & Garden, LLC	Delaware
6.	A&E Signature Service, LLC	Delaware
7.	BlueLight.com, Inc.	Delaware
8.	California Builder Appliances, Inc.	Delaware
9.	FBA Holdings Inc.	Delaware
10.	Florida Builder Appliances, Inc.	Delaware
11.	Innovel Solutions, Inc.	Delaware
12.	KBL Holding Inc.	Delaware
13.	Kmart Holding Corporation	Delaware
14.	Kmart Operations LLC	Delaware
15.	Kmart.com LLC	Delaware
16.	MaxServ, Inc.	Delaware
17.	MyGofer LLC	Delaware
18.	Private Brands, Ltd.	Delaware
19.	Sears Brands Management Corporation	Delaware
20.	Sears Buying Services, Inc.	Delaware
21.	Sears Development Co.	Delaware
22.	Sears Holdings Management Corporation	Delaware
23.	Sears Home & Business Franchises, Inc.	Delaware
24.	Sears Operations LLC	Delaware
25.	Sears Roebuck Acceptance Corp.	Delaware
26.	Sears, Roebuck de Puerto Rico, Inc.	Delaware
27.	ServiceLive, Inc.	Delaware
28.	SHC Desert Springs, LLC	Delaware
29.	SOE, Inc.	Delaware
30.	StarWest, LLC	Delaware
31.	SYW Relay LLC	Delaware
32.	Wally Labs LLC	Delaware
33.	SHC Licensed Business LLC	Delaware
34.	KLC, Inc.	Texas
35.	Kmart Stores of Texas LLC	Texas
36.	Big Beaver of Florida Development, LLC	Florida
37.	Sears Protection Company (Florida), L.L.C.	Florida
38.	Kmart Corporation	Michigan
39.	Kmart of Michigan, Inc.	Michigan
40.	STI Merchandising, Inc.	Michigan
41.	Troy Coolidge No. 13, LLC	Michigan

	Entity	UCC Filing Jurisdiction
42.	Kmart Stores of Illinois LLC	Illinois
43.	Sears Brands Business Unit Corporation	Illinois
44.	Sears Brands, L.L.C.	Illinois
45.	Sears Holdings Publishing Company, LLC	Illinois
46.	Sears Insurance Services, L.L.C.	Illinois
47.	Sears Procurement Services, Inc.	Illinois
48.	Sears Protection Company	Illinois
49.	Sears Home Improvements Products, Inc.	Pennsylvania
50.	Kmart of Washington LLC	Washington
51.	SHC Promotions LLC	Virginia
52.	Sears Protection Company (PR), Inc.	Puerto Rico

SCHEDULE 5.01(s)
EQUITY INTERESTS IN SUBSIDIARIES
None.

SCHEDULE 5.01(t)
LABOR MATTERS
A. Collective Bargaining Agreements

Loan Party or other Subsidiary	Union	Contract Term
Sears Roebuck - Facilities - Chicago, IL	IUOE #399	7/1/16 - 6/30/19
Sears Roebuck - Facilities - Minneapolis, MN	IUOE #70	6/1/16 - 5/31/19
Kmart Corporation - Logistics - RDC - Manteno, IL	IBT #705	2/5/18 -1/31/21
Kmart Corporation - Logistics - RDC - Morrisville, PA	UAW #8275	9/11/16 - 3/8/20
Kmart Corporation - Logistics - RDC - Warren, OH	UAW #2901	9/2/15 - 9/8/18 (extended until 3/31/19)
Sears Roebuck - PRS - Detroit, MI	IBT #243	10/19/17 - 10/18/20
Sears Roebuck - MDO - Livonia, MI	IBT #243	10/26/17 - 10/26/20
Sears Roebuck - Auto Center - Fairview Heights, IL	UFCW #881	3/25/18 - 3/27/21
Sears Roebuck - Retail - Fairview Heights, IL	UFCW #881	3/25/18 - 3/27/21
Sears Roebuck - PRS - Akron, OH	IBT #348	5/19/18 - 5/18/21
Sears Roebuck - PRS - Cleveland, OH	UFCW #880	2/1/16 - 1/31/19
Sears Roebuck - PRS - Philadelphia, PA	IBT #107	7/15/11 - 7/14/15
Kmart Corporation - Logistics -- RSC - Chambersburg, PA	UNITE # 196	3/3/18 - 3/6/21
Kmart Corporation - Distribution Center - Mira Loma, CA	UNITE # 512	1/13/18 - 12/26/20
Sears Roebuck - MDO - Sacramento, CA	IBT #150	11/5/18 - 10/31/21
Sears Roebuck - PRS - St. Louis, MO	IBT #688	11/1/17 - 10/31/20
Sears Roebuck - DDC - Kent, WA	IBT # 174	11/1/16 - 10/31/19
Sears Roebuck - MDO - Kent, WA	IBT # 174	12/4/16 - 9/30/19
Sears Roebuck - PRS - Fairview Heights, IL	UFCW #881	3/25/18 - 3/27/21
Sears Roebuck - PRS - McMurray (Pittsburgh), PA	USW 5852-28	1/1/17 - 12/31/19
Sears Roebuck - PRS - Toledo, OH	IBEW #8	2/1/18 - 1/31/21

B. Material Bonus, Restricted Stock, Stock Option, or Stock Appreciation Plans

1.	Sears Holdings Corporation Annual Incentive Plan, as amended and restated effective April 10, 2015.

2.	Sears Holdings Corporation Cash Long-Term Incentive Plan, as amended and restated effective April 10, 2015.

3.	Sears Holdings Corporation Long-Term Incentive Program, effective April 27, 2011.

4.	Sears Holdings Corporation Umbrella Incentive Program, as amended and restated effective March 7, 2012.

5.	Sears Holdings Corporation Forms of Special Bonus Award Agreement.

6.	Sears Holdings Corporation Forms of Special Bonus & Retention Award Agreement.

7.	Sears Holdings Corporation Forms of Special Retention Award Agreement.

8.	Sears Holdings Corporation Director Compensation Program, as amended.

9.	Sears Holdings Corporation 2013 Stock Plan.

10.	Sears Holdings Corporation Amended and Restated Umbrella Incentive Program / Amendment to the Performance Measures under the Amended and Restated Sears Holdings Corporation Umbrella Incentive Program.

11.	Form of Sears Holdings Corporation Restricted Stock Award Agreement.

12.	Form of Sears Holdings Corporation Restricted Stock Award Agreement: Terms and Conditions.

13.	Form of Sears Holdings Corporation Restricted Stock Unit Award Agreement: Terms and Conditions.

14.	Form of Cash Right - Addendum to Restricted Stock Award Agreement.

15.	Form of Cash Award - Addendum to Restricted Stock Award Agreement.

16.	Form of LTIP Award Agreement.

C. Employees of Permitted Holder
None.

SCHEDULE 6.01(h)
TRANSACTIONS WITH AFFILIATES
None.

SCHEDULE 6.01(q)
POST-EFFECTIVE DATE REQUIREMENTS

•	Not later than November 30, 2018, the Joint Lead Arrangers shall have received and be satisfied, in their sole and absolute discretion, with a winddown budget.

•
Not later than 5 Business Days after the Effective Date, the Borrowers shall deliver an updated Schedule 1.04 to the Credit Agreement listing Debt of any Group Member to any Subsidiary of Holdings which is not a Loan Party outstanding as of the Effective Date.

•	Not later than 5 Business Days after the Effective Date, the Borrowers shall deliver an updated Schedule 1.05 to the Credit Agreement listing all intercompany Investments as of the Effective Date.

•	Not later than 10 Business Days after the Effective Date, the Borrowers shall deliver to the Agent all insurance policy endorsements or amendments necessary to comply with Section 6.01(c).

•
Not later than 20 days after the Effective Date, or such longer time period as reasonably agreed upon by the Administrative Agent, the Borrowers shall deliver a Blocked Account Agreement covering the Prepetition Unencumbered Assets Proceeds Account.

•
Not later than 25 Business Days after the Effective Date, the Borrowers shall deliver the certificates listed in Attachment A, evidencing Pledged Equity (as defined in the Guarantee and Collateral Agreement) in suitable form for transfer by deliver or accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Control Co-Collateral Agent, together with a Pledged Collateral Supplement (as defined in the Guarantee and Collateral Agreement) amending and restating Schedule 5 of the Guarantee and Collateral Agreement as necessary to reflect the Pledged Collateral (as defined in the Guarantee and Collateral Agreement):

•
Not later than 20 Business Days after the Effective Date, the Borrowers shall deliver any Instruments evidencing any Pledged Debt (as defined in the Guarantee and Collateral Agreement) in suitable form for transfer by deliver or accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Control Co-Collateral Agent, together with a Pledged Collateral Supplement (as defined in the Guarantee and Collateral Agreement) amending and restating Schedule 5 of the Guarantee and Collateral Agreement as necessary to reflect the Pledged Collateral (as defined in the Guarantee and Collateral Agreement).

•
Not later than 45 Business Days after the Effective Date, the Borrowers shall cause to be filed with the Florida Department of State UCC-3 termination statements for the UCC-1 financing statements with filing numbers 990000192280 and 200200130372.

Attachment A to Schedule 6.01(q)

Issuer	Entity Type	No. of Shares	Certificate No.	Record Owner
Big Beaver Development Corporation	Corporation	100	To come.	Kmart Corporation
BlueLight.com, Inc.	Corporation	100	C-266	KBL Holding Inc.
California Builder Appliances, Inc.	Corporation	100	101	FBA Holdings Inc.
FBA Holdings Inc.	Corporation	1,000	103	Sears, Roebuck and Co.
Florida Builder Appliances, Inc.	Corporation	950	1	FBA Holdings Inc.
Innovel Solutions, Inc.	Corporation	87	101	Sears, Roebuck and Co.
KBL Holding Inc.	Corporation	100	101	Kmart Corporation
KLC, Inc.	Corporation	490	102	Kmart Corporation
KLC, Inc.	Corporation	510	104	Kmart Corporation
Kmart Corporation	Corporation	100	101	Kmart Holding Corporation
Kmart Corporation of Illinois, Inc.	Corporation	6,500	To come.	Kmart Corporation
Kmart Holding Corporation	Corporation	100	101	Sears Holdings Corporation
Kmart International Services Inc.	Corporation	30	To come.	Kmart Corporation
Kmart of Michigan, Inc.	Corporation	100	101	Kmart Corporation
Kmart Overseas Corporation	Corporation	1,000	To come.	Kmart Corporation
Manage My Home Inc.	Corporation	1,000	To come.	Sears Holdings Management Corporation
MaxServ, Inc. (Max Acquisition Delaware Inc.)	Corporation	1,000	101	Sears, Roebuck and Co.
Private Brands, Ltd.	Corporation	100	101	Sears, Roebuck and Co.
RichRelevance, Inc.	Corporation	627,586 Series B Preferred 35,068 Series G Preferred	To come.	Sears Holdings Management Corporation
S.F.P.R., Inc.	Corporation	10	To come.	Kmart Corporation
Sears Brands Business Unit Corporation	Corporation	1,000	101	Sears Holdings Management Corporation
Sears Brands Management Corporation (Sears International Marketing, Inc.)	Corporation	1,000	102	Sears Buying Services, Inc.
Sears Buying Services, Inc.	Corporation	45,000	2	Sears Brands Business Unit Corporation
Sears Development Co.	Corporation	1,000 common shares 50,000 preferred shares	101 101	Sears, Roebuck and Co.
Sears Financial Holding Corporation	Corporation	100	To come.	Sears, Roebuck and Co.
Sears Holdings Management Corporation	Corporation	20	102	Kmart Holding Corporation
Sears Holdings Management Corporation	Corporation	80	101	Sears, Roebuck and Co.
Sears Home & Business Franchises, Inc. (Continental Carpet Cleaning, Inc.)	Corporation	1,000	102	Sears, Roebuck and Co.
Sears Home Improvement Products, Inc. (American Home Improvement Products, Inc.)	Corporation	60,000	117	Sears, Roebuck and Co.
Sears Home Improvement Products, Inc. (American Home Improvement Products, Inc.)	Corporation	30,000	118	Sears, Roebuck and Co.
Sears Home Improvement Products, Inc. (American Home Improvement Products, Inc.)	Corporation	5,667	124	Sears, Roebuck and Co.
Sears Home Improvement Products, Inc. (American Home Improvement Products, Inc.)	Corporation	2,833	125	Sears, Roebuck and Co.

Issuer	Entity Type	No. of Shares	Certificate No.	Record Owner
Sears Home Improvement Products, Inc. (American Home Improvement Products, Inc.)	Corporation	1,500	126	Sears, Roebuck and Co.
Sears International (Barbados), Inc.	Corporation	1,000	To come.	Sears Brands Management Corporation
Sears International Holdings Corp.	Corporation	1,000	To come.	Sears, Roebuck and Co.
Sears Procurement Services, Inc.	Corporation	1,000	102	Sears, Roebuck and Co.
Sears Protection Company	Corporation	1,000	101	Sears, Roebuck and Co.
Sears Protection Company (PR), Inc.	Corporation	100,000	101	Sears, Roebuck and Co.
Sears Roebuck Acceptance Corp.	Corporation	350,000	101	Sears, Roebuck and Co.
Sears Shop at Home Services, Inc.	Corporation	100	To come.	Sears, Roebuck and Co.
Sears, Roebuck and Co.	Corporation	100.139	101	Sears Holdings Corporation
Sears, Roebuck de Puerto Rico, Inc.	Corporation	1	101	Sears, Roebuck and Co.
Sears, Roebuck de Puerto Rico, Inc.	Corporation	2,999	102	Sears, Roebuck and Co.
Sears, Roebuck de Puerto Rico, Inc.	Corporation	7,000	103	Sears, Roebuck and Co.
ServiceLive Solutions Ltd.	Corporation	100	To come.	ServiceLive, Inc.
ServiceLive, Inc.	Corporation	100	101	Sears Holdings Corporation
Shop Your Way, Inc.	Corporation	100	To come.	Sears Brands Business Unit Corporation
SRe Holding Corporation	Corporation	100	To come.	Sears Holdings Corporation
ST Holdings, Inc.	Corporation	100 common shares 80 Series A Preferred 10 Series B Preferred 10 Series C Preferred	To come.	Sears, Roebuck and Co.
STI Merchandising, Inc.	Corporation	2,000	101	Kmart Corporation
Sears Holdings Mauritius Holding Company	Other	787,075	To come.	Sears, Roebuck and Co.
Sears Holdings Mauritius Holding Company	Other	100	To come.	Sears Holdings Management Corporation
Sears IT & Management Services India Private Limited	Other	195,333	To come.	Sears Holdings Management Corporation
SHC Israel Ltd.	Other	100	To come.	Sears Holdings Management Corporation
Sears Global Technologies India Private Limited	Private Limited Company	500	To come.	Sears Holdings Management Corporation
Sears Global Technologies India Private Limited	Private Limited Company	9,500	To come.	Sears, Roebuck and Co.
SOE, Inc.	Corporation	100	101	FBA Holdings Inc.

SCHEDULE 6.01(r)(i)
CASE MILESTONES
DIP Loan
(i)    [Reserved]
(ii)    [Reserved]
(iii)    [Reserved]
(iv)    Not later than November 30, 2018, the Bankruptcy Court shall have entered the Final Financing Order.
(v)    Not later than November 30, 2018, the Effective Date shall have occurred.
Lease Assumption / Rejection
(vi)    Not later than 30 days following the Petition Date, the Debtors shall have filed a motion requesting, and not later than 45 days following the Petition Date, shall have obtained, an order of the Bankruptcy Court extending the lease assumption/rejection period such that the lease assumption/rejection period shall extend 210 days after the Petition Date.
Inventory Appraisals
(viii)    Not later than the 10th day of every month commencing with the first full month immediately following the Petition Date (or such later date as the Co-Collateral Agents may agree in their Permitted Discretion), an updated inventory appraisal shall be delivered to the Agent.
Budget
(ix)    [Reserved]
Plan and Disclosure Statement
(x)    Not later than February 18, 2019, the Debtors shall file with the Bankruptcy Court an Acceptable Plan of Reorganization and a disclosure statement with respect thereto.
(xi)    Not later than March 25, 2019, the Bankruptcy Court shall enter an order approving a disclosure statement with respect to an Acceptable Plan of Reorganization.
(xii)    Not later than April 29, 2019, the Bankruptcy Court shall enter an order confirming an Acceptable Plan of Reorganization.
(xiii)    Not later than May 14, 2019, such Acceptable Plan of Reorganization shall become effective.

SCHEDULE 6.01(r)(ii)
GO FORWARD PLAN
Store Rationalization and Sale Process. To save as many of their stores and preserve as many jobs as possible, the Debtors have developed the following detailed plan to guide their path forward in these Chapter 11 Cases. Pursuant to this Go Forward Plan, the Debtors have determined to quickly rationalize their store footprint in accordance with a detailed plan while also implementing the following key actions:
Initial Store Rationalization

▪
On the Petition Date, the Debtors will file a motion to approve procedures (the “GOB Procedures”) to complete certain store closings in accordance with the Store Footprint Plan (the “Initial Store Rationalization”) and will seek an order approving the GOB Procedures for the Initial Store Rationalization by October 25, 2018.

▪	The Initial Store Rationalization will start no later than October 25, 2018 and a material portion of the Initial Store Rationalization will be underway within 21 days of the Commencement Date.

▪
The Debtors will file a motion no later than seven (7) days after the Petition Date and will obtain an order from the Bankruptcy Court no later than thirty (30) days after the Petition Date authorizing the rejection of any leases associated with stores included in the Initial Store Rationalization.

Secondary Store Rationalization

▪	The Debtors will undertake a detailed review and analysis of the profitability of a further group of stores identified in the Store Footprint Plan.

▪
No later than November 8, 2018, the Debtors will file a notice, pursuant to the GOB Procedures, to commence a second round of store rationalizations in accordance with the Store Footprint Plan (the “Secondary Store Rationalization” and, together with the Initial Store Rationalization, the “Store Rationalizations”).

▪	The Debtors will obtain court approval of, and commence a material portion of, the Secondary Store Rationalization no later than November 20, 2018.

▪
The Debtors will file a motion no later than November 20, 2018 and will obtain an order from the Bankruptcy Court no later than December 15, 2018 authorizing the rejection of any leases associated with stores included in the Secondary Store Rationalization.

Go Forward Stores Sale Process

▪	Pursuant to the Go Forward Plan, while the Store Rationalizations are in process the Debtors will pursue the sale (the “Go Forward Stores Sale Process”) of the Go Forward Stores.

▪
Given the cash-burn associated with the continued operation of the Debtors’ businesses, the Debtors must, by December 15, 2018, obtain and find acceptable a non-contingent and fully-financed (with committed financing containing customary limited conditionality consistent with acquisition financing commitments (e.g., SunGard-style certain funds provisions)) stalking horse bid for the sale of the Go Forward Stores (which may be either on a going-concern or liquidation basis) that is reasonably acceptable to the Administrative Agent and Co-Collateral Agents (a “Qualified Stalking Horse Bid”); provided that failure to obtain and find acceptable a Qualified Stalking Horse Bid by

December 15, 2018 shall not constitute a Default or Event of Default under the Credit Agreement so long as the Debtors are diligently pursuing a process reasonably acceptable to the Co-Collateral Agents that is designed to enable the Debtors to meet the Go Forward Stores Sale Process milestones set forth below.

▪
The Debtors will file a motion requesting approval of bidding procedures and the selection of a stalking horse bid for the sale of the Go Forward Stores (which may be either on a going-concern or liquidation basis) pursuant to section 363 of the Bankruptcy Code no later than December 27, 2018, and will obtain an order of the Bankruptcy Court approving such motion no later than January 14, 2019.

▪
An auction for the sale of the Go Forward Stores (and potentially certain other assets) will be conducted, or the stalking horse bidder will be named as the winning bidder to the extent no other higher and better offers for the Go Forward Stores are received, no later than February 2, 2019.

▪
The Debtors will obtain an order approving the sale of the Go Forward Stores pursuant to section 363 of the Bankruptcy Code no later than February 4, 2019, and will close the sale of the Go Forward Stores by no later than February 8, 2019.

▪
Any bid pursuant to the Go Forward Stores Sales Process above must include non-contingent financing commitments containing customary limited conditionality consistent with acquisition financing commitments (e.g., SunGard-style certain funds provisions) that are reasonably acceptable to the Administrative Agent and Co-Collateral Agents, to bridge any gap in the Budget through the anticipated date of closing.

EXHIBIT A
Form of Notice of Borrowing
NOTICE OF BORROWING
Date: [_____], 20[__]
To:    Bank of America, N.A., as Agent
Ladies and Gentlemen:
The undersigned refers to that certain Superpriority Senior Secured Debtor-In-Possession Asset-Based Credit Agreement, dated as of November 29, 2018 (as such may be amended, modified, supplemented or restated hereafter, the “Credit Agreement”) by, among others, (i) Sears Holdings Corporation, a Delaware corporation, as Holdings, (ii) Kmart Corporation, a Michigan corporation (“Kmart”) and Sears Roebuck Acceptance Corp., a Delaware corporation (“SRAC”, and collectively with Kmart, the “Borrowers”), (iii) the Lenders party thereto, (iv) Bank of America, N.A., as Agent, and (v) Bank of America, N.A. and Wells Fargo Bank, National Association as Co-Collateral Agents. Capitalized terms used but not defined herein shall have the meanings set forth in the Credit Agreement.
In accordance with Section 2.02 or Section 2.04 of the Credit Agreement, as appropriate, [Kmart][SRAC]3 hereby irrevocably requests a Borrowing under the Credit Agreement as follows4:
1.On ___________________________     (a Business Day)5

2.In the amount of $_______________6

_____________________________

3 Identify Borrower requesting the Borrowing herein.

4 Each Borrowing that consists of Revolving Advances shall be of the same Type made on the same day by the Lenders ratably according to their respective Commitments.

5 Each notice of a Borrowing that consists of a Revolving Advance must be received by the Agent not later than (x) 12:00 noon on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurodollar Rate Advances or (y) 1:00 p.m. on the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances. Each notice of a Borrowing that consists of a Swingline Advance must be received by the Agent not later than 1:00 p.m. on the date of such proposed Borrowing.

6 Each Borrowing other than a Borrowing under the Swingline Commitment shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Borrowing under the Swingline Commitment shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof.

3.Comprised of____________________ (Type of Advances)7

4.For Eurodollar Rate Advances: with an initial Interest Period of [two weeks][one month]8
[Kmart][SRAC]9 hereby represent and warrant as follows:

a.
The representations and warranties made by each Loan Party in or pursuant to the Loan Documents are true and correct in all material respects on and as of the date of the Borrowing requested herein, before and after giving effect to such Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, except to the extent that (i) such representations or warranties are qualified by a materiality standard, in which case they are true and correct in all respects, (ii) such representations or warranties expressly relate to an earlier date (in which case such representations and warranties are true and correct in all material respects as of such earlier date);

b.	No event has occurred and is continuing, or would result from the Borrowing requested herein or from the application of the proceeds therefrom, that constitutes a Default or an Event of Default;

c.	After giving effect to the Borrowing requested herein, the Total Extensions of Credit will not exceed the Line Cap;

d.	after giving effect to the Borrowing requested herein, the Borrowers will be in compliance with the LTV Provisions;

e.	the Borrowing requested herein will not violate any Requirement of Law and will not be enjoined, temporarily, preliminarily or permanently;

f.	the Borrowing requested herein will not result in the Total Extensions of Credit exceeding the amount authorized for the DIP ABL Facility by the Final Financing Order;

g.
(i) the Final Financing Order will be in full force and effect and will not have been vacated, reversed, stayed, amended or modified in any respect, (ii) no motion for reconsideration of the Final Financing Order will have been timely filed by any of the Debtors or their

________________________________

7 Revolving Advances may be either Base Rate Advances or Eurodollar Rate Advances. Also specify whether the Borrowing is a Revolving Advance or a Swingline Advance. No Swingline Advance may be a Eurodollar Rate Advance.

8 The undersigned Borrower may request a Borrowing of Eurodollar Rate Advances with an Interest Period of two weeks or one month, provided that the Eurodollar Rate Advances may not be outstanding as part of more than six separate Borrowings and Term Loan Borrowings.

9 Identify Borrower requesting the Borrowing herein.

Subsidiaries, and (iii) no appeal of the Final Financing Order will have been timely filed; and

h.	in the case of a Revolving Advance or a Swingline Advance, the date of such Advance is a Revolving Availability Date.
[remainder of page intentionally blank]

Very truly yours,
[KMART CORPORATION][SEARS ROEBUCK ACCEPTANCE CORP.], as a Borrower
By: ________________________________
Name:    ___________________________________
Title: _______________________________

EXHIBIT B
ASSIGNMENT AND ACCEPTANCE
This Assignment and Acceptance (this “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [each, the] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.
For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee] [the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor] [the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below (i) the portion of [the Assignor’s] [the respective Assignors’] rights and obligations in [its capacity as a [Revolving Lender] [Term Lender][their respective capacities as [Revolving Lenders] [Term Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto [(including, without limitation, participations in L/C Obligations and Swingline Advances included in such facilities5)] identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a [Revolving Lender] [Term Lender])] [the respective Assignors (in their respective capacities as [Revolving Lenders] [Term Lenders])] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee
________________________
1 For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
2 For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
3 Select as appropriate.
4 Include bracketed language if there are either multiple Assignors or multiple Assignees.
5 Include all applicable subfacilities, if any. Include L/C and Swingline only if an assignment of Revolving Commitments.

pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]: __________________________

__________________________

2.	Assignee[s]: __________________________

__________________________

3.	Borrowers: Sears Roebuck Acceptance Corp., a Delaware corporation, and Kmart Corporation, a Michigan corporation.

4.
Agent: Bank of America, N.A., as the Agent under the Credit Agreement.Credit Agreement: Superpriority Senior Secured Debtor-In-Possession Asset-Based Credit Agreement, dated as of November 29, 2018 (as such may be amended, modified, supplemented or restated hereafter, the

5.
“Credit Agreement”) by, among others, Sears Holdings Corporation, the Borrowers, the Lenders party thereto, Bank of America, N.A., as Agent, and Bank of America, N.A. and Wells Fargo Bank, National Association, as Co-Collateral Agents.

6.	Assigned Interest[s]:

Assignor[s][6]	Assignee[s][7]	Aggregate Amount of [Revolving Commitment/ Advances] [Term Loan] for all Lenders[8]	Amount of [Revolving Commitment / Advances] [Term Loan] Assigned[9]	Percentage Assigned of [Revolving Commitment/ Advances] [Term Loan][10]
		$______________	$______________	______ %
		$______________	$______________	%

________________________

6 List each Assignor, as appropriate.

7 List each Assignee, as appropriate.

8 Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

9 Subject to minimum amount requirements pursuant to Section 9.07(a) of the Credit Agreement.

10 Set forth, to at least 4 decimals, as a percentage of the Commitment/Advances/Term Loan of all applicable Lenders thereunder.

7.	Trade Date: __________________][11]
Effective Date: [_____________ [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE DATE OF DELIVERY OF THIS ASSIGNMENT AND ACCEPTANCE FOR RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Acceptance are hereby agreed to:
ASSIGNOR
[NAME OF ASSIGNOR]
By: _______________________________
Name:    __________________________________
Title: ______________________________
ASSIGNEE
[NAME OF ASSIGNEE]
By: _______________________________
Name:    __________________________________
Title: ______________________________

Consented to and Accepted:
BANK OF AMERICA, N.A., as
Agent
By: _______________________________
Name:    __________________________________
Title: ______________________________

____________________________

11 To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

ANNEX 1 TO ASSIGNMENT AND ACCEPTANCE
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ACCEPTANCE
1.Representations and Warranties.

1.1    Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Loan Parties or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Loan Parties or any other Person of any of their respective obligations under any Loan Document.

1.2    Assignee. [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a [Revolving Lender] [Term Lender] under the Credit Agreement, (ii) it meets all the requirements to be an Eligible Assignee under the Credit Agreement (subject to such consents as may be required under Section 9.07(a) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a [Revolving Lender] [Term Lender] thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a [Revolving Lender] [Term Lender] thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the] [such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01(j) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Agent, any Co-Collateral Agent, or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest, and (vii) if it is a Lender that is organized under the laws of a jurisdiction other than that in which the Borrowers are residents for tax purposes, to the extent reasonably requested by the Agent, attached hereto are duly completed and executed by [the][such] Assignee, any U.S. Internal Revenue Service forms required under Section 2.15 of the Credit Agreement; and (b) agrees that (i) it will, independently and without reliance upon the Agent, any Co-Collateral Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a [Revolving Lender] [Term Lender].

2.Payments. From and after the Effective Date, the Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued up to but excluding the Effective Date and to [the] [the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3.General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

4.Fees. This Assignment and Acceptance shall be delivered to the Agent with a processing and recordation fee of $3,500, to the extent required by the terms of the Credit Agreement, unless such fee has been waived by the Agent in its sole discretion.

EXHIBIT C
FORM OF BORROWING BASE CERTIFICATE
[**]

[**] Confidential Information has been omitted and filed separately with the Securities and Exchange Commission.
Confidential treatment has been requested with respect to this omitted information.

EXHIBIT D
FORM OF DIP GUARANTEE AND COLLATERAL AGREEMENT
(See attached)

EXHIBIT E
FORM OF CREDIT CARD NOTIFICATION
CREDIT CARD NOTIFICATION
PREPARE ON BORROWER/LOAN PARTY LETTERHEAD - ONE FOR EACH PROCESSOR
__________________________.______________________

To:	[Name and Address of Credit Card Processor] (“Processor”)
	Re:	[Sears, Roebuck and Co.][1] Signature Page to Customs Broker Agency Agreement
Dear Sir/Madam:
BANK OF AMERICA, N.A. (“Bank of America”) and WELLS FARGO BANK, NATIONAL ASSOCIATION are Co-Collateral Agents (each, a “Co-Collateral Agent”, and collectively, the “Co-Collateral Agents”) with respect to a loan arrangement (the “Loan Arrangement”) evidenced by, among other things, the Superpriority Senior Secured Debtor-In-Possession Asset-Based Credit Agreement, dated as of November 29, 2018 (as the same may be amended, restated, supplemented or otherwise modified from time to time) by, among others, Sears Holdings Corporation, a Delaware corporation, as holdings (“Holdings”), Kmart Corporation, a Michigan corporation (“Kmart”) and Sears Roebuck Acceptance Corp. (“SRAC”, and collectively with Kmart, the “Borrowers”), the Co-Collateral Agents and the other parties thereto. [The obligations of the Borrowers have been guaranteed by [Sears, Roebuck and Co., a New York corporation (the “Company”).]]2 To secure the obligations of the undersigned under the Loan Arrangement, the undersigned has granted to the Control Co-Collateral Agent, for the benefit of the Co-Collateral Agents and certain other secured parties (together with the Co-Collateral Agents, the “Credit Parties”), a lien on, among other things, all credit card charges submitted by the Company to Processor for processing and the amounts which Processor owes to the Company on account thereof (the “Credit Card Proceeds”). As used herein, the term “Control Co-Collateral Agent” means, initially, Bank of America, provided that Bank of America may at any time deliver written notice to Processor advising Processor that the Control Co-Collateral Agent is no longer Bank of America, following which time the term “Co-Collateral Agent” shall mean and refer to such other entity as may be specified on such notice.
The undersigned hereby instructs Processor that, until Processor receives written notification from the Control Co-Collateral Agent to the contrary, all amounts as may become due from time to time from Processor to the Company (including, without limitation, Credit Card Proceeds) with respect to the above-referenced Merchant Account Number shall be transferred as follows:
_________________________
1 Insert name of appropriate Loan Party.
2 Use reference to guaranty to the extent the Company is not a Borrower and insert name of appropriate Loan Party. Otherwise, define Kmart or SRAC as “Company”.

(a)	By ACH, Depository Transfer Check, or Electronic Depository Transfer to:
[____________________]
ABA #
Account Name: [Sears]
Account No.
or

(b)	As Processor may be otherwise instructed from time to time in writing by an officer of the Control Co-Collateral Agent.
Upon the written request of the Control Co-Collateral Agent, a copy of each periodic statement issued by Processor to the Company should be provided to the Control Co-Collateral Agent at the following address (which address may be changed upon seven (7) days’ written notice given to Processor by the Control Co-Collateral Agent):
Bank of America, N.A.
100 Federal Street, 9th Floor
Boston, Massachusetts 02110
Attention: Brian P. Lindblom
Re: Sears
Processor shall be fully protected in acting on any order or direction by the Control Co-Collateral Agent respecting the Credit Card Proceeds and other amounts without making any inquiry whatsoever as to the Control Co-Collateral Agent’s right or authority to give such order or direction or as to the application of any payment made pursuant thereto.
This Credit Card Notification may be amended only with the prior written consent of the Control Co-Collateral Agent and may be terminated solely by prior written notice signed by an officer of the Control Co-Collateral Agent.
Very truly yours,
[SEARS, ROEBUCK AND CO.]3

_________________________

3 Insert name of appropriate Loan Party.

By: __________________________
Name:    ____________________________
Title: _________________________

cc:	Bank of America, N.A., as Co-Collateral Agent Wells Fargo Bank, National Association, as Co-Collateral Agent

EXHIBIT F
FORM OF DIP INTERCREDITOR AGREEMENT

[**]

[**] Confidential Information has been omitted and filed separately with the Securities and Exchange Commission.
Confidential treatment has been requested with respect to this omitted information.

EXHIBIT G
FORM OF CUSTOMS BROKER AGREEMENT
CUSTOMS BROKER AGENCY AGREEMENT

Name and Address of Customs Broker:
______________________________________
______________________________________
______________________________________

Dear Sir/Madam:
BANK OF AMERICA, N.A. (“Bank of America”) and WELLS FARGO BANK, NATIONAL ASSOCIATION are Co-Collateral Agents (each, a “Co-Collateral Agent”, and collectively, the “Co-Collateral Agents”) with respect to a loan arrangement (the “Loan Arrangement”) with [Kmart Corporation, a Michigan corporation (“Kmart”) and Sears Roebuck Acceptance Corp. (“SRAC”, and collectively with Kmart, the “Borrowers”), the obligations of which have been guaranteed by [Sears, Roebuck and Co., a New York corporation (the “Company”)]]1. To secure the obligations of the Company under the Loan Arrangement, the undersigned has granted to the Co-Collateral Agents, for the benefit of the Co-Collateral Agents and certain other secured parties (together with the Co-Collateral Agents, the “Credit Parties”) a security interest in and to certain of the assets of the Company (the “Collateral”), including, without limitation, all of the Company’s inventory, documents, bills of lading and other documents of title.
The Co-Collateral Agents have requested that you (the “Customs Broker”) act as their agent for the limited purpose of more fully perfecting and protecting the security interest of the Co-Collateral Agents in such bills of lading, documents and other documents of title and in the goods and inventory for which such bills of lading, documents, or other documents of title have been issued, and, by acknowledging and executing this letter agreement (this “Agreement”), the Customs Broker has agreed to do so. This Agreement shall set forth the terms of the Customs Broker’s engagement by the Co-Collateral Agents. As used herein, the term “Control Co-Collateral Agent” means, initially, Bank of America, provided that Bank of America may at any time deliver written notice to the Customs Broker advising the Customs Broker that the Control Co-Collateral Agent is no longer Bank of America, following which time the term “Co-Collateral Agent” shall mean and refer to such other entity as may be specified on such notice.
Section 1    Acknowledgment of Security Interest; Power of Attorney: The Customs Broker acknowledges, consents, and agrees that the Company has assigned to the Co-Collateral Agents, for their own benefit and the benefit of the other Credit Parties, all of the Company’s right, title, and interest in, to and under all goods and any contracts or agreements with carriers, customs brokers, and/or freight

__________________________

1 Use reference to guaranty to the extent the Company is not a Borrower; if the Company is a Borrower, identify the name of the Company as appropriate.

forwarders for shipment or delivery of such goods. The Company further advises the Customs Broker, and the Customs Broker acknowledges, consents, and agrees, that the Company has irrevocably constituted and appointed the Control Co-Collateral Agent as the Company’s true and lawful attorney, with full power of substitution to exercise all of such rights, title, and interest, which appointment has been coupled with an interest.

Section 2    Appointment of Customs Broker as Agent of Co-Collateral Agents: The Customs Broker is hereby appointed as agent for the Co-Collateral Agents to receive and retain possession of all bills of lading, waybills, documents, and other documents of title (collectively, the “Title Documents”) heretofore or at any time hereafter issued for any inventory of the Company which are received by the Customs Broker for processing (the “Inventory”), such receipt and retention of possession of the Title Documents and Inventory being for the purpose of perfecting and preserving more fully the Co-Collateral Agents’ security interest in the Title Documents and the Inventory. The Customs Broker will maintain possession of the Title Documents and the Inventory, subject to the security interest of the Co-Collateral Agents, and will note the security interest of the Co-Collateral Agents on the Customs Broker’s books and records. In the event that the Control Co-Collateral Agent is designated as the consignee or co-consignee on any such Title Documents, subject to the terms and conditions hereof, the Control Co-Collateral Agent hereby appoints the Customs Broker as its attorney-in-fact solely to execute and deliver any such Title Documents for and on behalf of the Control Co-Collateral Agent pursuant to the terms of this Agreement.

Section 3    Delivery of Title Documents; Release of Goods: Until the Customs Broker receives written notification (given in accordance with paragraph 7 below) to the contrary from the Control Co-Collateral Agent pursuant to paragraph 4 below, the Customs Broker is authorized by the Co-Collateral Agents to, and the Customs Broker may, deliver:

3.1    the Title Documents to the Company or its agents for the purpose of permitting the Company, as consignee, to obtain possession or control of the Inventory subject to such Title Documents; and

3.2    the Inventory to the Company or as directed by the Company.

Section 4    Notice From Control Co-Collateral Agent To Follow Control Co-Collateral Agent’s Instructions: Upon the Customs Broker’s receipt of written notification from the Control Co-Collateral Agent, the Customs Broker shall thereafter follow solely the instructions of the Control Co-Collateral Agent concerning the disposition of the Title Documents and the Inventory and will not follow any instructions of the Company or any other person concerning the same.

Section 5    Limited Authority: The Customs Broker’s sole authority as the agent of the Co-Collateral Agents is to receive and maintain possession of the Title Documents and the Inventory on behalf of the Co-Collateral Agents and to follow the instructions of the Control Co-Collateral Agent as provided herein. Except as may be specifically authorized and instructed by the Control Co-Collateral Agent, the Customs Broker shall have no authority as the agent of the Co-Collateral Agents to undertake any other action or to enter into any other commitments on behalf of the Co-Collateral Agents.

Section 6    Expenses: No Co-Collateral Agent shall be obligated to compensate the Customs Broker for serving as agent hereunder, nor shall any Co-Collateral Agent be responsible for any fees,

expenses, customs, duties, taxes, or other charges relating to the Title Documents or the Inventory. The Customs Broker acknowledges that the Company is solely responsible for payment of any compensation and charges which are to the Company’s account. The Company is further responsible for paying any fees, expenses, customs duties, taxes, or other charges which are, or may, accrue, to the account of the Title Documents and the Inventory. The Control Co-Collateral Agent, at the Control Co-Collateral Agent’s option, may authorize the Customs Broker to perform specified services on behalf of the Co-Collateral Agents, at mutually agreed rates of compensation, which shall be charged to the Co-Collateral Agents’ account and payable to the Customs Broker by the Co-Collateral Agents (provided, however, such payment shall not affect any obligation of the Company to reimburse the Co-Collateral Agents for any such compensation or other costs or expenses incurred by the Co-Collateral Agents pursuant to the terms of the financing agreements referred to above).

Section 7    Term:

7.1    In the event that the Customs Broker desires to terminate this Agreement, the Customs Broker shall furnish the Control Co-Collateral Agent with not less than sixty (60) days’ prior written notice of the Customs Broker’s intention to do so. During such sixty (60) day period (which may be shortened by notice to the Customs Broker from the Control Co-Collateral Agent), the Customs Broker shall continue to serve as agent hereunder and the Company shall fully compensate the Customs Broker with respect to that period. The Customs Broker shall also cooperate with the Co-Collateral Agents and execute all such documentation and undertake all such action as may be reasonably required by the Control Co-Collateral Agent in connection with such termination. Any written notice provided to any party hereto shall be delivered to such party at the following address (or to such other address, written notice of which is given by such party to the other parties hereto in writing with at least seven (7) days’ prior notice):
If to any Co-Collateral Agent:

Bank of America, N.A., as Control Co-Collateral Agent
100 Federal Street, 9th Floor
Boston, Massachusetts 02110
Attention: Brian P. Lindblom
Re: Sears

If to the Customs Broker:
[Customs Broker]
_______________________
_______________________
_______________________
Attention:
If to the Company:
[Sears, Roebuck & Co.]2
_____________________
_____________________
_____________________
Attention:

7.2    Except as provided in Section 7.1, above, this Agreement shall remain in full force and effect until the Customs Broker receives written notification from the Control Co-Collateral Agent of the termination of the Customs Broker’s responsibilities hereunder. This Agreement may be amended only by notice in writing signed by the Company and an officer of the Control Co-Collateral Agent and may be terminated solely by written notice signed by an officer of the Control Co-Collateral Agent.

Section 8    Customs Broker’s Lien: The Customs Broker shall have a lien, to the extent provided by law, on any Inventory then in the possession of the Customs Broker, which lien shall be to the extent of any out-of-pocket costs, fees, freight charges, storage charges, or other charges or out-of-pocket expenses incurred or paid by the Customs Broker with respect only to that Inventory then in the possession of the Customs Broker, for which the Customs Broker has not received payment, but not for any amount owed on account of any other Inventory, item, or matter.

Section 9    Notice of Stoppage In Transit: The Customs Broker hereby covenants and agrees to provide to the Control Co-Collateral Agent prompt written notice of (but in any event within three (3) days following) the Customs Broker’s receipt of notice of stoppage in transit with respect to any Title Documents or Inventory.

Section 10    Counterparts; Integration: This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement constitutes the entire contract among the parties relating to the subject matter hereof and supersede any and all contemporaneous or previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by the parties and when the Control Co-Collateral Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the

_________________________

2 Insert name of appropriate Loan Party.

benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 11    Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF BUT INCLUDING SECTION 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

[SIGNATURE PAGE FOLLOWS]

If the foregoing correctly sets forth our understanding, please indicate the Customs Broker’s assent below, following which this Agreement will take effect.
Very truly yours,
COMPANY:
[SEARS, ROEBUCK AND CO.]1

By: ________________________________
Name:     ___________________________________
Title: _______________________________

Acknowledged and agreed:
CUSTOMS BROKER:
[________________________]
By: _____________________
Name: ___________________
Title: ____________________
CO-COLLATERAL AGENTS:
BANK OF AMERICA, N.A.
By: _____________________
Name: ___________________
Title: ____________________

WELLS FARGO BANK, NATIONAL ASSOCIATION
By: _____________________
Name: ___________________
Title: ____________________

____________________________

1 Insert name of appropriate Loan Party.

EXHIBIT H
FORM OF THIRD PARTY PAYOR NOTIFICATION
THIRD PARTY PAYOR NOTIFICATION - PHARMACY RECEIVABLES
PREPARE ON BORROWER/LOAN PARTY LETTERHEAD -
ONE FOR EACH THIRD PARTY PAYOR
________________, _______
To:    [Name and Address of Third Party Payor]
(the “Processor”)
Re:    Kmart Corporation
[Account Number[s]:     ___________________]
Dear Sir/Madam:
BANK OF AMERICA, N.A. (“Bank of America”) and WELLS FARGO BANK, NATIONAL ASSOCIATION are Co-Collateral Agents (each, a “Co-Collateral Agent”, and collectively, the “Co-Collateral Agents”) with respect to a loan arrangement (the “Loan Arrangement”) pursuant to the Superpriority Senior Secured Debtor-In-Possession Asset-Based Credit Agreement, dated as of November 29, 2018 (as the same may be amended, restated, supplemented or otherwise modified from time to time) by and among (i) Sears Holdings Corporation, a Delaware corporation, as holdings (“Holdings”), (ii) Kmart Corporation, a Michigan corporation (the “Company”) and Sears Roebuck Acceptance Corp., a Delaware corporation (“SRAC”, and collectively with the Company, the “Borrowers”) and (iii) the other parties thereto. To secure the obligations of the undersigned under the Loan Arrangement, the undersigned has granted to the Control Co-Collateral Agent, for the benefit of the Co-Collateral Agents and certain other secured parties (together with the Co-Collateral Agents, the “Credit Parties”), a lien on, among other things, all claims on account of pharmacy services submitted by the Company to the Processor for processing and the amounts which the Processor owes to the Company on account thereof (the “Pharmacy Proceeds”). As used herein, the term “Control Co-Collateral Agent” means, initially, Bank of America, provided that Bank of America may at any time deliver written notice to the Processor advising the Processor that the Control Co-Collateral Agent is no longer Bank of America, following which time the term “Co-Collateral Agent” shall mean and refer to such other entity as may be specified on such notice.
The undersigned hereby instructs Processor that, until the Processor receives written notification from the Control Co-Collateral Agent to the contrary, all amounts that may become due from time to time from the Processor to the Company with respect to the above-referenced Account Number[s] shall be transferred as follows:

(a)	By ACH, Depository Transfer Check, or Electronic Depository Transfer to:

[________________]
ABA # ___________
Account Name: [Sears]
Account No.
Or

(b)	As the Processor may be otherwise instructed from time to time in writing by an officer of the Control Co-Collateral Agent.
Upon the written request of the Control Co-Collateral Agent, a copy of each periodic statement issued by the Processor to the Company should be provided to the Control Co-Collateral Agent at the following address (which address may be changed upon seven (7) days’ written notice given to the Processor by the Control Co-Collateral Agent):
Bank of America, N.A.
100 Federal Street, 9th Floor
Boston, Massachusetts 02110
Attention: Brian P. Lindblom
Re: Sears
The Processor shall be fully protected in acting on any order or direction by the Control Co-Collateral Agent respecting the Pharmacy Proceeds and other amounts without making any inquiry whatsoever as to the Control Co-Collateral Agent’s right or authority to give such order or direction or as to the application of any payment made pursuant thereto.
This Notification may be amended only with the written consent of the Control Co-Collateral Agent and may be terminated solely by written notice signed by an officer of the Control Co-Collateral Agent.
Very truly yours,
KMART CORPORATION
By: _____________________
Name: ___________________
Title: ____________________

cc:    Bank of America, N.A., as Co-Collateral Agent
Wells Fargo Bank, National Association, as Co-Collateral Agent

EXHIBIT I
Form of Compliance Certificate
COMPLIANCE CERTIFICATE
Date of Certificate:________, 20__

To:	Bank of America, N.A.,
as Agent
100 Federal Street, 9th Floor
Boston, Massachusetts 02110
Attention: Brian P. Lindblom
Ladies and Gentlemen:
Reference is made to a certain Superpriority Senior Secured Debtor-In-Possession Asset-Based Credit Agreement, dated as of November 29, 2018 (as modified, amended, supplemented or restated and in effect from time to time, the “Credit Agreement”) by, among others, Sears Holdings Corporation, a Delaware corporation (“Holdings”), Sears Roebuck Acceptance Corp., a Delaware corporation, and Kmart Corporation, a Michigan corporation (individually, a “Borrower”, and collectively, the “Borrowers”), the banks, financial institutions and other institutional lenders party thereto, the Issuing Lenders party thereto, Bank of America, N.A. (the “Bank”), as Agent, co-collateral agent, and Swingline Lender and Wells Fargo Bank, National Association, as co-collateral agent (collectively, with the Bank in such capacity, the “Co-Collateral Agents”). Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.
The undersigned, as a duly authorized and acting Authorized Officer of Holdings, hereby certifies on behalf of Holdings and each of the other Loan Parties as of the date hereof the following:

5.	No Defaults or Events of Default.

(b)	Since ___________ (the date of the last similar certification), and except as set forth in Appendix I, no Default or Event of Default has occurred.

(c)
If a Default or Event of Default has occurred since __________ (the date of the last similar certification), the Loan Parties have taken or propose to take those actions with respect to such Default or Event of Default as described on said Appendix I.

6.Financial Statements.
[Use following paragraph (a) for fiscal month-end financial statements]

(b)
Attached hereto as Appendix II are the unaudited consolidated balance sheet of Holdings and its Subsidiaries for the fiscal month ended _________, and the consolidated balance sheet of Holdings and its domestic Subsidiaries as of the end of such fiscal month, and the consolidated statements of income and cash flows of Holdings and its Subsidiaries and the consolidated statements of income and cash flows of Holdings and its domestic Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such month.

[Use following paragraph (b) for fiscal quarter-end financial statements]

(c)
Attached hereto as Appendix III are the unaudited consolidated balance sheet of Holdings and its Subsidiaries for the fiscal quarter ended _________, and the consolidated balance sheet of Holdings and its domestic Subsidiaries as of the end of such fiscal quarter, and the consolidated statements of income and cash flows of Holdings and its Subsidiaries and the consolidated statements of income and cash flows of Holdings and its domestic Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter (or if not attached, a copy of the quarterly report filed with the SEC on form 10-Q, reflecting such consolidated balance sheets and consolidated statements of income and cash flows, has been delivered to the Agent in accordance with Section 9.02(b) of the Credit Agreement).

[Use following paragraphs (c) and (d) for fiscal year-end financial statements]

(d)
Attached hereto as Appendix IV are the audited consolidated balance sheet of Holdings and its Subsidiaries for the fiscal year ended __________, and the consolidated statements of income and cash flows of Holdings and its Subsidiaries for such fiscal year, accompanied by a report without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, which report has been prepared by a Board-appointed auditor of national standing (or if not attached, a copy of the annual report filed with the SEC on form 10-K, reflecting such consolidated balance sheet and consolidated statements of income and cash flows of Holdings and its Subsidiaries, has been delivered to the Agent in accordance with Section 9.02(b) of the Credit Agreement).

(e)
Attached hereto as Appendix V are the unaudited consolidated balance sheet of Holdings and its domestic Subsidiaries for the fiscal year ended _________. and the consolidated statements of income and cash flows of Holdings and its domestic Subsidiaries for such fiscal year.

7.No Material Accounting Changes Etc.

(b)	The financial statements furnished to the Agent for the [fiscal month/fiscal quarter/fiscal year] ended __________ were prepared in accordance with GAAP.

(c)
Except as set forth in Appendix VI, there has been no change in GAAP used in the preparation of the financial statements furnished to the Agent for the [fiscal month/fiscal quarter/fiscal year] ended __________. If any such change has occurred, a statement of reconciliation conforming such financial statements to GAAP is attached hereto in Appendix VI.

IN WITNESS WHEREOF, a duly authorized and acting Authorized Officer of Holdings, on behalf of Holdings and each of the other Loan Parties, has duly executed this Compliance Certificate as of the date first written above.
HOLDINGS:
SEARS HOLDINGS CORPORATION
By: ______________________________
Name:
Title:

APPENDIX I
Except as set forth below, no Default or Event of Default has occurred. [If a Default or Event of Default has occurred, the following describes the nature of the Default or Event of Default in reasonable detail and the steps, if any, being taken or contemplated by the Loan Parties to be taken on account thereof.]

APPENDIX II

APPENDIX III

APPENDIX IV

APPENDIX V

APPENDIX VI

EXHIBIT J
FORM OF APPROVED BUDGET
(See Attached)

EXHIBIT K
FORM OF FINAL FINANCING ORDER
(See Attached)

EXHIBIT M
FORM OF BUDGET CERTIFICATE
BUDGET CERTIFICATE1
Date of Certificate:________, 20__

To:	Bank of America, N.A.,

as Agent and Co-Collateral Agent
100 Federal Street, 9th Floor
Boston, Massachusetts 02110
Attention: Brian P. Lindblom

To:	Wells Fargo Bank, National Association,

as Co-Collateral Agent
One Boston Place, 19th Floor
Boston, Massachusetts 02108
Attention: Joseph Burt

Ladies and Gentlemen:
Reference is made to a certain Superpriority Senior Secured Debtor-In-Possession Asset-Based Credit Agreement, dated as of November 29, 2018 (as modified, amended, supplemented or restated and in effect from time to time, the “Credit Agreement”) by, among others, Sears Holdings Corporation, a Delaware corporation (“Holdings”), Sears Roebuck Acceptance Corp., a Delaware corporation, and Kmart Corporation, a Michigan corporation (individually, a “Borrower”, and collectively, the “Borrowers”), the banks, financial institutions and other institutional lenders party thereto, the Issuing Lenders party thereto, Bank of America, N.A. (the “Bank”), as Agent, co-collateral agent, and Swingline Lender and Wells Fargo Bank, National Association, as co-collateral agent (collectively, with the Bank in such capacity, the “Co-Collateral Agents”). Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.
The undersigned, as a duly authorized and acting Authorized Officer of Holdings, hereby certifies on behalf of Holdings and each of the other Loan Parties as of the date hereof the following:

1.	Approved Budget.

(a)	Attached hereto as Appendix I is a Budget Variance Report, prepared for the last day of the Prior Week ending [________].[2]

__________________________

1 To be delivered pursuant to Section 6.03(c), no later than 5 pm on the Wednesday of each week.
2 Insert date.

(b)	The Loan Parties are in compliance with the Approved Budget, as of the Budget Testing
Date.3

2.Financial Calculations.

(a)	Attached hereto as Appendix II is the Rolling Budget, prepared for the last day of the Prior Week ending [________].[4]

(b)	Attached hereto as Appendix III is a Weekly Flash Reporting Package prepared for the last day of the Prior Week ending [________].[5]
The attached Rolling Budget, Weekly Flash Reporting Package and Budget Variance Report (the “Reports”) were prepared in good faith on the basis of assumptions believed by Holdings to be reasonable in light of the conditions existing as of the date hereof. I have no reason to believe that the Reports, in light of such assumptions, are incorrect or misleading in any material respect.
IN WITNESS WHEREOF, a duly authorized and acting Authorized Officer of Holdings, on behalf of Holdings and each of the other Loan Parties, has duly executed this Budget Certificate as of the date first written above.
HOLDINGS:
SEARS HOLDINGS CORPORATION
By: ______________________________
Name:
Title:

__________________________

3 Include for any certificate delivered the Wednesday after a Budget Testing Date.

4 Insert date.

5 Insert date.

APPENDIX I

APPENDIX II

APPENDIX III